EXHIBIT (c)(2)

COMPLETE APPRAISAL OF
REAL PROPERTY

Villa Las Posas
24 Las Posas Road
Camarillo, Ventura County, California

IN A SELF-CONTAINED
APPRAISAL REPORT

As of 10/21/03

Prepared For:
ARV Assisted Living, Inc.
245 Fischer Avenue, D-1
Costa Mesa, CA 92626

Prepared By:

Cushman & Wakefield of California, Inc.
Senior Housing/Healthcare Industry Group
Valuation Services, Advisory Group
601 S. Figueroa Street, 47th Floor
Los Angeles, CA 90017
C&W File ID: 03-41002-9342

VALUATION SERVICES	ADVISORY GROUP

Cushman & Wakefield of California, Inc.
601 S. Figueroa Street, 47th Floor
Los Angeles, CA 90017
213-955-5130 Tel
213-627-4044 Fax
WWW.CWVAS.COM

October 23, 2003

Mr. Douglas Armstrong
Senior Vice President and General Counsel
ARV Assisted Living, Inc.
245 Fischer Avenue, D-1
Costa Mesa, CA 92626

Re:	Complete Appraisal of Real Property
In a Self-Contained Report
Villa Las Posas
24 Las Posas Road
Camarillo, Ventura County, California

C&W File ID: 03-41002-9342

Dear Mr. Armstrong:

In fulfillment of our agreement as outlined in the Letter of Engagement, we are pleased to transmit our complete appraisal report (the “Appraisal”) on the property referenced above.

The value opinion reported below is qualified by certain assumptions, limiting conditions, certifications, and definitions, which are set forth in the Appraisal. We particularly call your attention to the following extraordinary assumptions and hypothetical conditions:

Extraordinary Assumptions:	This Appraisal assumes that the property continues to meet the licensing requirements of the State of California as a residential care facility for the elderly and continues to remain in compliance with applicable life safety codes.

This Appraisal employs no other Extraordinary Assumptions.

Hypothetical Conditions:	This Appraisal employs no Hypothetical Conditions.

This Appraisal was prepared for ARV Assisted Living, Inc. and is intended for use in connection with the proxy solicitation/tender offer filed with the SEC and distributed to the holders of limited partnership interests in American Retirement Villas Properties III, L.P. (the “Partnership”). Unless we otherwise consent in writing, the Appraisal cannot be used other than in the material related to proxy solicitation/tender offer referred to above for any purpose. If the Appraisal is submitted to a lender or investor with the prior approval of C&W, Inc., such party should consider this Appraisal as only one factor together with its independent investment considerations and underwriting criteria, in its overall investment decision. Such lender or investor is specifically cautioned to understand all Extraordinary Assumptions and Hypothetical Conditions and the Assumptions and Limiting Conditions incorporated in the Appraisal.

Mr. Douglas Armstrong
ARV Assisted Living, Inc.
October 23, 2003

This Appraisal has been prepared in accordance with our interpretation of FIRREA, the regulations of OCC, and the Uniform Standards of Professional Appraisal Practice (USPAP) including the competency provision, as promulgated by the Appraisal Institute.

The property consists of an existing 123-unit assisted living facility known as Villa Las Posas. The facility is licensed for 140 beds. The facility contains 88,368± square feet of gross floor area and is situated on a 3.04 acres site. The facility was 97 percent occupied at the time of inspection.

The property has been appraised as a going concern which assumes a fair sale, which includes the transfer of a valid operating license, adequate working capital, an assembled workforce, and the transfer of all business assets necessary for the operation of a licensed assisted living facility.

The property was inspected by and the Appraisal was prepared by Sally U. Haft, MAI. This appraisal employs all three typical approaches to value: the Cost Approach, the Sales Comparison Approach and the Income Capitalization Approach. Based on our analysis and knowledge of the subject property type and relevant investor profiles, it is our opinion that all approaches would be considered meaningful and applicable in developing a credible value conclusion.

Based on our Complete Appraisal as defined by the Uniform Standards of Professional Appraisal Practice, we have developed an opinion that the going concern market value of the fee simple estate of the referenced property, subject to the assumptions and limiting conditions, certifications, Extraordinary Assumptions and Hypothetical Conditions, if any, and definitions, “as-is” on October 21, 2003 was:

FOURTEEN MILLION TWO HUNDRED THOUSAND DOLLARS

$14,200,000

The above value estimate is inclusive of $540,000 in personal property and $4,900,000 in business value as an integral part of the going concern.

Based on recent market transactions, as well as discussions with market participants, a sale of the subject property at the above-stated opinion of market value would have required an exposure time of approximately twelve (12) months. Furthermore, a marketing period of approximately twelve (12) months is currently warranted for the subject property.

VALUATION SERVICES	ADVISORY GROUP

Mr. Douglas Armstrong
ARV Assisted Living, Inc.
October 23, 2003

This letter is invalid as an opinion of value if detached from the Appraisal, which contains the text, exhibits, and Addenda.

Respectfully submitted,

CUSHMAN & WAKEFIELD OF CALIFORNIA, INC.

Sally U. Haft, MAI
Director
Senior Housing/Healthcare Industry Group
California Certified General Appraiser
License No. AG003905
sally_haft@cushwake.com
213-955-5130 Office Direct
213-477-2046 Fax

VALUATION SERVICES	ADVISORY GROUP

SUMMARY OF SALIENT FACTS

Common Property Name:	Villa Las Posas

Location:	24 Las Posas Road
Camarillo, Ventura County, California

The subject site is located at the southeast corner of Las Posas Road and Crestview Avenue.

Property Description:	The property consists of a one-building, three-story assisted living facility containing 123 units on a 3.04-acre parcel of land.

Assessor’s Parcel Number:	164-0-111-065

Interest Appraised:	Fee Simple Estate

Date of Value:	October 21, 2003

Date of Inspection:	October 21, 2003

Ownership:	ARV Las Posas, L.P.

Occupancy:	Current physical occupancy is 97 percent

Current Property Taxes

Total Assessment:	$2,292,275

2003 Property Taxes:	$29,574

Highest and Best Use

If Vacant:	Multi-family residential property developed to the highest density possible

As Improved:	As it is currently utilized as an assisted living facility.

Site & Improvements

Zoning:	RPD-20

Land Area:	3.04 acres or 132,478± square feet

Number of Units:	123

Number of Licensed Beds:	140

Number of Stories:	Three

Number of Buildings:	One

Year Built:	1997

Type of Construction:	Wood Frame

Gross Building Area:	88,368 square feet

Parking:	86 spaces (0.70 per unit)

VALUATION SERVICES	ADVISORY GROUP

SUMMARY OF SALIENT FACTS

VALUE INDICATORS

Cost Approach:

Indicated Value:	$11,900,000

Sales Comparison Approach:

Indicated Value:	$14,100,000

Income Capitalization Approach

Direct Capitalization

Net Operating Income:	$1,566,881

Capitalization Rate:	11.00%

Indicated Value:	$14,200,000

FINAL VALUE CONCLUSION

Going Concern Market Value As-Is	$14,200,000
Fee Simple:

Exposure Time:	Under 12 months

Marketing Time:	Under 12 months

VALUATION SERVICES	ADVISORY GROUP

SUMMARY OF SALIENT FACTS

Extraordinary Assumptions and Hypothetical Conditions

Extraordinary Assumptions

An extraordinary assumption is defined by the Uniform Standards of Professional Appraisal Practice (2001 Edition, The Appraisal Foundation, page 2) as “an assumption, directly related to a specific assignment, which, if found to be false, could alter the appraiser’s opinions or conclusions. Extraordinary assumptions presume as fact otherwise uncertain information about physical, legal or economic characteristics of the subject property; or about conditions external to the property, such as market conditions or trends; or about the integrity of data used in an analysis.”

This appraisal assumes that the property continues to meet the licensing requirements of the State of California as a residential care facility for the elderly and continues to remain in compliance with applicable life safety codes.

This Appraisal employs no other Extraordinary Assumptions.

Hypothetical Conditions

A hypothetical condition is defined by the Uniform Standards of Professional Appraisal Practice (2001 Edition, The Appraisal Foundation, page 3) as “that which is contrary to what exists but is supposed for the purpose of analysis. Hypothetical conditions assume conditions contrary to known facts about physical, legal, or economic characteristics of the subject property; or about conditions external to the property, such as market conditions or trends; or about the integrity of data used in an analysis.”

This Appraisal employs no Hypothetical Conditions.

VALUATION SERVICES	ADVISORY GROUP

PHOTOGRAPHS OF SUBJECT PROPERTY

Front View of Subject Property

Rear View of Building

PHOTOGRAPHS OF SUBJECT PROPERTY

Living Room

Dining Room

PHOTOGRAPHS OF SUBJECT PROPERTY

Interior Hallway

Interior Courtyard

PHOTOGRAPHS OF SUBJECT PROPERTY

Typical Unit and Kitchenette

East View Along Las Posas

TABLE OF CONTENTS

INTRODUCTION	1
LOS ANGELES REGIONAL ANALYSIS	6
LOCAL AREA ANALYSIS	23
SENIOR LIVING INDUSTRY OVERVIEW	25
MANAGEMENT AND OPERATIONS OVERVIEW	33
COMPETITIVE MARKET ANALYSIS	35
SITE DESCRIPTION	52
IMPROVEMENTS DESCRIPTION	54
REAL PROPERTY TAXES AND ASSESSMENTS	58
ZONING	59
HIGHEST AND BEST USE	60
VALUATION PROCESS	62
LAND VALUATION	64
COST APPROACH	69
SALES COMPARISON APPROACH	73
INCOME CAPITALIZATION APPROACH	81
RECONCILIATION AND FINAL VALUE OPINION	101
ASSUMPTIONS AND LIMITING CONDITIONS	103
CERTIFICATION OF APPRAISAL	106
ADDENDA	107

VALUATION SERVICES	ADVISORY GROUP

INTRODUCTION

Identification of Property

Common Property Name:	Villa Las Posas

Location:	24 Las Posas Road
Camarillo, Ventura County, California

The subject site is located at the southeast corner of Las Posas Road and Crestview Avenue in the city of Camarillo.

Property Description:	The property consists of a one-building, three-story assisted living facility containing 123 units and licensed for 140 beds situated on a 3.04-acre site.

Assessor’s Parcel Number:	164-0-111-065

Property Ownership and Recent History

Current Ownership:	ARV Las Posas, L.P., a wholly owned subsidiary of American Retirement Villas Properties III, L.P.

Sale History:	The property has not transferred within the past three years to the best of our knowledge.

Current Disposition:	American Retirement Villas Properties III, L.P. is involved in a proxy/solicitation offer filed with the SEC that involves this property.

Intended Use and Users of the Appraisal

This Appraisal is intended to provide an opinion of the going concern market value of the fee simple interest in the property for the use of ARV Assisted Living, Inc. in connection with the proxy solicitation/tender offer filed with the SEC and distributed to the holders of the limited partnership interests in the Partnership. All other uses and users are unintended.

Dates of Inspection and Valuation

The value conclusion reported herein is as of October 21, 2003. The property was inspected on October 21, 2003 by Sally U. Haft, MAI.

Property Rights Appraised

Fee simple interest

Scope of the Appraisal

This is a Complete Appraisal presented in a self-contained report, intended to comply with the reporting requirements set forth under the Uniform Standards of Professional Appraisal Practice (USPAP) for a Self-Contained Appraisal Report. In addition, the report was also prepared to conform to the requirements of the Code of Professional Ethics of the Appraisal Institute and the Financial Institutions Reform, Recovery and Enforcement Act of 1989 (FIRREA), Title XI Regulations.

VALUATION SERVICES	1	ADVISORY GROUP

INTRODUCTION

In preparation of this Appraisal, we investigated a wide array of vacant land sales in the subject’s submarket, improved sales from a local, regional or national basis, analyzed rental data, and considered the input of buyers, sellers, brokers, property developers and public officials. Additionally, we investigated the general regional economy as well as the specifics of the local area of the subject.

The scope of this Appraisal required collecting primary and secondary data relative to the subject property. The depth of the analysis is intended to be appropriate in relation to the significance of the appraisal issues as presented herein. The data has been analyzed and confirmed with sources believed to be reliable, whenever possible, leading to the value conclusions set forth in this report. In the context of completing this report, we have made a physical inspection of the subject property and the comparables. The valuation process involved utilizing market-derived and supported techniques and procedures considered appropriate to the assignment.

The scope of this analysis, and the analysis contained herein, is reflective of “the amount and type of information researched and the analysis applied in an assignment” (2001 USPAP, page 4). This appraisal employs all three typical approaches to value: the Cost Approach, the Sales Comparison Approach and the Income Capitalization Approach. Based on our analysis and knowledge of the subject property type and relevant investor profiles, it is our opinion that all approaches would be considered meaningful and applicable in developing a credible value conclusion.

Definitions of Value, Interest Appraised and Other Terms

The following definitions of pertinent terms are taken from the Dictionary of Real Estate Appraisal, Third Edition (1993), published by the Appraisal Institute, as well as other sources.

Market Value

Market value is one of the central concepts of the appraisal practice. Market value is differentiated from other types of value in that it is created by the collective patterns of the market. A current economic definition agreed upon by agencies that regulate federal financial institutions in the United States of America follows, taken from the glossary of the Uniform Standards of Professional Appraisal Practice of The Appraisal Foundation:

The most probable price which a property should bring in a competitive and open market under all conditions requisite to a fair sale, the buyer and seller, each acting prudently and knowledgeably, and assuming the price is not affected by undue stimulus. Implicit in this definition is the consummation of a sale as of a specified date and the passing of title from seller to buyer under conditions whereby:

1.	Buyer and seller are typically motivated;

2.	Both parties are well informed or well advised, and acting in what they consider their own best interests;

3.	A reasonable time is allowed for exposure in the open market;

4.	Payment is made in terms of cash in US dollars or in terms of financial arrangements comparable thereto; and

5.	The price represents the normal consideration for the property sold unaffected by special or creative financing or sales concessions granted by anyone associated with the sale.

VALUATION SERVICES	2	ADVISORY GROUP

INTRODUCTION

Fee Simple Estate

Absolute ownership unencumbered by any other interest or estate, subject to the limitations imposed by the governmental powers of taxation, eminent domain, police power, and escheat.

Going Concern Value

The value created by a proven property operation; considered as a separate entity to be valued with a specific business establishment. Common going-concern appraisals are conducted for assisted living facilities, nursing homes, hotels and motels, restaurants, bowling alleys, industrial enterprises, retail stores, and similar property uses. For these property types, the physical real estate assets are integral parts of an ongoing business such that the market values from the land and building are difficult, if not impossible, to segregate from the total value of the ongoing business.

Market Rent

The rental income that a property would most probably command on the open market, indicated by the current rents paid and asked for comparable space as of the date of appraisal.

Cash Equivalent

A price expressed in terms of cash, as distinguished from a price expressed totally or partly in terms of the face amounts of notes or other securities that cannot be sold at their face amounts.

Market Value As Is on Appraisal Date

The value of specific ownership rights to an identified parcel of real estate as of the effective date of the appraisal; related to what physically exists and is legally permissible and excludes all assumptions concerning hypothetical market conditions or possible rezoning.

Exposure Time and Marketing Time

Exposure Time

Under Paragraph 3 of the Definition of Market Value, the value opinion presumes that “A reasonable time is allowed for exposure in the open market”. Exposure time is defined as the length of time the property interest being appraised would have been offered on the market prior to the hypothetical consummation of a sale at the market value on the effective date of the appraisal. Exposure time is presumed to precede the effective date of the appraisal.

The reasonable exposure period is a function of price, time and use. It is not an isolated opinion of time alone. Exposure time is different for various types of real estate and under various market conditions. As noted above, exposure time is always presumed to precede the effective date of appraisal. It is the length of time the property would have been offered prior to a hypothetical market value sale on the effective date of appraisal. It is a retrospective opinion based on an analysis of recent past events, assuming a competitive and open market. It assumes not only adequate, sufficient and reasonable time but adequate, sufficient and a reasonable marketing effort. Exposure time and conclusion of value are therefore interrelated.

VALUATION SERVICES	3	ADVISORY GROUP

INTRODUCTION

Based on discussions with market participants and information gathered during the sales verification process, a reasonable exposure time for the subject property at the value concluded within this report would have been approximately twelve (12) months. This assumes an active and professional marketing plan would have been employed by the current owner.

Marketing Time

Marketing time is an opinion of the time that might be required to sell a real property interest at the appraised value. Marketing time is presumed to start on the effective date of the appraisal. (Marketing time is subsequent to the effective date of the appraisal and exposure time is presumed to precede the effective date of the appraisal). The opinion of marketing time uses some of the same data analyzed in the process of estimating reasonable exposure time and it is not intended to be a prediction of a date of sale.

We believe, based on the assumptions employed in our analysis, as well as our selection of investment parameters for the subject, that our value conclusion represents a price achievable within twelve (12) months.

Legal Description

The subject site is identified by the Ventura County assessor as Assessor’s Parcel Number 164-0-111-065. A complete legal description is located in the Addenda to this report.

VALUATION SERVICES	4	ADVISORY GROUP

REGIONAL MAP

REGIONAL MAP

VALUATION SERVICES	5	ADVISORY GROUP

LOS ANGELES REGIONAL ANALYSIS

Introduction

The short- and long-term value of real estate is influenced by a variety of factors and forces that interact within a given region. Regional analysis serves to identify those forces that affect property value, and the role they play within the region. The four primary forces that influence real property value include environmental characteristics, governmental forces, social factors, and economic trends. These forces determine the supply and demand for real property, which, in turn, affect market value.

The subject property is located in Camarillo, California within Ventura County, which is part of the greater Los Angeles Consolidated Metropolitan Statistical Area (CMSA).

Regional Economic and Demographic Analysis

Regional Area Overview

The Los Angeles-Long Beach Primary Metropolitan Statistical Area (PMSA) in Southern California is the largest of the four PMSAs within the Los Angeles Consolidated Metropolitan Statistical Area (CMSA), which is also comprised of the PMSAs of Ventura, Orange County and Riverside-San Bernardino. Los Angeles County is the Los Angeles PMSA (Los Angeles) and encompasses 4,060 square miles and 88 independent cities, towns, and municipalities. Within the Los Angeles PMSA, the City of Los Angeles is the largest incorporated area. The Los Angeles PMSA’s central Southern California location provides an extensive transportation network that includes major north-south and east-west interstate highways, four major airports, including Los Angeles International (LAX), and the Port of Los Angeles-Long Beach the third busiest airport and the third busiest port in the world, respectively.

LOS ANGELES CMSA AND COMPONENT PMSAS

Source: Cushman & Wakefield Analytics

While the four economies of the PMSAs that comprise the regional CMSA are intertwined with each other, each PMSA is also distinguished by its demographic and economic characteristics. Among the region’s four PMSAs, Los Angeles is by far the largest in terms of gross metro product (GMP), total employment and population.

VALUATION SERVICES	6	ADVISORY GROUP

LOS ANGELES REGIONAL ANALYSIS

In fact, Los Angeles is the largest metropolitan economy in California and the third largest metropolitan economy in the nation – trailing only New York and Chicago in terms of GMP. In terms of total employment, Los Angeles ranks third, again trailing New York and Chicago. Los Angeles accounts for 3.6 percent of the U.S. Gross Domestic Product (GDP), 3.4 percent of its population and 3.1 percent of its total employment.

Orange County is the CMSA’s second largest economy in terms of GMP and employment. It is also the region’s most diverse economy in terms of industry sectors, with a growing high-tech sector that includes well-positioned aerospace and satellite telecommunications industries. Trade is also a key component of its economy, as many foreign producers have marketing and distribution centers in Orange County.

Riverside-San Bernardino is the second most populous PMSA within the CMSA, but ranks a distant third in employment, indicating that many of its residents commute outside of the metro area to their places of employment. Wage earners living in the Riverside-San Bernardino PMSA are likely to work in the Los Angeles or Orange County PMSAs. While services, construction and retail trade are major economic drivers, the government sector is a major component of the PMSA’s employment composition, as public school teachers, who are classified as local government employees, are a large share of the PMSA’s employment base.

Ventura County is a significantly smaller economy in terms of its GMP, total employment and population, and serves primarily as a bedroom community to Los Angeles. Ventura’s key economic drivers are the military and an expanding biotech industry.

Given its sheer size, the Los Angeles PMSA, which is the focus of the following demographic and economic overview, has a number of distinct regions within the county.

•	Downtown includes the revitalized Central Business District (CBD), which is increasingly regaining favor among traditional businesses such as banks, insurance companies and law firms seeking large blocks of high-quality space at a lower cost, and a central location with good access to public transportation.

•	Los Angeles West/Century City is situated among the executive residential neighborhoods of Brentwood, Bel Air and Beverly Hills, and also benefits from its proximity to Los Angeles International Airport (LAX). The tenant base is predominantly entertainment companies, law firms and their supporting services. Further west is Santa Monica, favored by high-technology/internet firms

•	The diversity of the Los Angeles South region enabled it to weather this recession better than the last one. The area still has a significant concentration of aerospace businesses and is expected to benefit from increased defense spending and more government contracts.

•	The Tri-Cities region includes the cities of Burbank, Pasadena, and Glendale. This area is home to auxiliary entertainment companies that favor locations near the major studios. Also, biotechnology is establishing a presence in the Pasadena Corridor.

•	The Los Angeles North region is dominated by the San Fernando Valley, and is characterized by back office operations of insurance and title companies.

Demographic Profile

The Los Angeles metro area’s median age is a young 32.2 years – significantly below both the median age of the nation’s top 100 largest metropolitan areas (Top 100) and the U.S. of 35.1 and 35.6 years, respectively. While the share of the population in Los Angeles with bachelor and advanced degrees at 22.1 percent is greater than the U.S. share of 20.8 percent, it is less

VALUATION SERVICES	7	ADVISORY GROUP

LOS ANGELES REGIONAL ANALYSIS

than the Top 100 share of 23.9 percent. In addition, a significantly larger share of the population within Los Angeles has less than a high school education – particularly in comparison to the Top 100 metro areas. Los Angeles’s average household income is 98 percent that of the Top 100 metro areas, but its median household income only 92 percent of the Top 100’s median. In comparison to the U.S. overall averages, the average income is 10.9 percent higher and its median income is 5.9 percent higher – not surprising given Southern California’s relatively high cost of living.

DEMOGRAPHIC CHARACTERISTICS
Los Angeles PMSA vs. Top 100 MSAs and U.S.
2002 Estimates

	Los Angeles	Top 100
Characteristic	PMSA	Metro Areas*	U.S.

Median Age (years)	32.2	35.1	35.6
Average Annual Household Income	$71,300	$72,700	$64,300
Median Annual Household Income	$50,300	$54,700	$47,500
Households by Annual Income Level:
<$25,000	23.2%	21.0%	25.3%
$25,000 to $49,999	26.7%	25.1%	27.3%
$50,000 to $74,999	19.7%	20.8%	20.2%
$75,000 to $99,999	12.1%	13.4%	11.8%
$100,000 plus	18.5%	19.7%	15.5%
Education Breakdown:
< High School	30.0%	21.8%	24.1%
High School Graduate	20.8%	27.8%	29.8%
College < Bachelor Degree	27.1%	26.5%	25.4%
Bachelor Degree	14.4%	15.5%	13.5%
Advanced Degree	7.7%	8.4%	7.3%

Source: Claritas, Inc., Cushman & Wakefield Analytics

*	The Top 100 Metro Areas are comprised of the 100 largest metropolitan statistical areas within the U.S. in terms of total employment as of 2002.

Population

The Los Angeles PMSA, with a current population of over 9.8 million, has consistently lagged the Top 100 metro areas in terms of the rate of population growth during the past 10 years. The metro area actually lost population in 1994 and 1995. Population growth did rebound, however, in the late 1990s to a level on par with the Top 100 metro areas. But overall, between 1992 and 2002, the PMSA’s erratic annual population growth averaged a meager 0.8 percent – well below the 1.3 percent rate of growth within the Top 100. Through 2007, the Los Angeles PMSA population is expected to grow on average at 1.0 percent annually, on par with the projected growth rate of the Top 100 of 1.1 percent per year.

VALUATION SERVICES	8	ADVISORY GROUP

LOS ANGELES REGIONAL ANALYSIS

POPULATION GROWTH BY YEAR
Los Angeles PMSA vs. Top 100 Metros
1990 – 2007

Source: Economy.com, Cushman & Wakefield Analytics

NOTE: In this Exhibit and all subsequent time-series graphs, the shaded bars indicate the periods of a U.S. economic recession.

Demographics are a positive force for the Los Angeles economy, with net migration increasing consistently for five consecutive years. A reduction in the out-migration of domestic residents and strong in-migration from abroad have driven the accelerating net population growth rate. Persistent international migration for more than 10 years means there is now a large pool of migrant households with sufficient assets ready to enter the housing market, driving demand for housing throughout Los Angeles County.

Of the four PMSAs comprising the CMSA, Los Angeles has experienced the slowest rate of growth during the 10 years ending 2002. Riverside-San Bernardino has been and is expected to remain the fastest growing PMSA among these four in terms of population. Although population growth in Los Angeles is projected to increase steadily through the next four years, the PMSA’s growth rate is expected to continue to lag that of the other PMSAs in the region, with Riverside/San Bernardino in particular expected to grow at a 3.7 percent average annual rate between year-end 2002 and 2007. Overall, however, the Los Angeles PMSA still accounts for roughly 38 percent of the CMSA’s absolute increase in population.

VALUATION SERVICES	9	ADVISORY GROUP

LOS ANGELES REGIONAL ANALYSIS

ANNUALIZED POPULATION GROWTH BY PMSA
Los Angeles CMSA
1992 – 2007

				Annual	Annual
			2007	Growth	Growth
Population (000s)	1992	2002	Forecast	92-02	02-07

United States	256,514.0	287,363.0	297,458.0	1.1%	0.9%
Top 100 MSAs	159,733.7	180,969.0	188,730.5	1.3%	1.1%
Los Angeles CMSA	15,057.9	16,977.1	18,181.4	1.2%	1.7%
Los Angeles PMSA	8,948.1	9,730.0	10,156.1	0.7%	1.1%
Orange County PMSA	2,452.7	2,923.1	3,088.9	1.8%	1.4%
Riverside-San Bernardino PMSA	2,739.1	3,540.3	4,097.8	2.6%	3.7%
Ventura PMSA	675.7	783.7	838.7	1.5%	1.7%

Source: Economy.com, Cushman & Wakefield Analytics

Los Angeles’s population is clustered in the southern half of the PMSA south of the San Gabriel Mountains. The most densely populated regions are located in close proximity to the major freeways such as the I-10 (Culver City, Hollywood, Los Angeles), between the I-110 and I-710 north of I-105, and between I-710 and I-605 south of I-105. The most sparsely populated zip codes are located in the undeveloped San Gabriel Mountains and along the highly desirable, affluent beach regions around Malibu north of Santa Monica as well as in the southern coastal area of Rancho Palos Verdes. In addition, the Santa Monica Mountains between the ocean and the San Fernando Valley is an area where development is highly restricted and is sparsely populated. The direction of development is generally north and east.

VALUATION SERVICES	10	ADVISORY GROUP

LOS ANGELES REGIONAL ANALYSIS

POPULATION DENSITY BY ZIP CODE
Los Angeles PMSA
2002

Source: Claritas, Inc., Cushman & Wakefield Analytics

Households

Like its population growth, the rate of household formations in the Los Angeles PMSA lagged that of the Top 100 between 1992 and 2002. During the last 10 years, Los Angeles’s average annual growth in its number of households of merely 0.6 percent per year significantly trailed the Top 100’s pace of 1.3 percent due in part to a net decrease in the number of households from 1993 through 1995.

Since 2001, the Los Angeles PMSA household formation rate has actually exceeded the Top 100 rate, and this is expected to continue through 2004. Looking forward to 2007, however, Los Angeles is expected to match the average annual growth rate of the Top 100 at 1.3 percent per year.

VALUATION SERVICES	11	ADVISORY GROUP

LOS ANGELES REGIONAL ANALYSIS

HOUSEHOLD GROWTH BY YEAR
Los Angeles PMSA vs. Top 100 Metros
1990 – 2007

Source: Economy.com, Cushman & Wakefield Analytics

Income

In 2002, Los Angeles’s median household income was $50,300, 5.9 percent higher than the national average of $47,500. Over the past 10 years, Los Angeles’s 2.0 percent average annual growth in median household income significantly lagged the nation’s average annual growth of 3.7 percent.

Through 2007, Los Angeles’s median household income growth is expected to grow at an annual average rate of 2.6 percent, just under the Top 100 average of 2.7 percent.

Among the four regional PMSAs, Los Angeles ranks last in median household income. Household incomes in Ventura and Orange County are expected to widen their lead over Los Angeles between year-end 2002 and 2007, with a projected average annual increase of 3.1 percent, while Riverside-San Bernardino is forecast to grow at an average of only 2.5 percent per year.

Within Los Angeles County, the highest median incomes are concentrated in five areas: 1) the sparsely-populated beach and mountain communities around Malibu and the hills to the south of San Fernando Valley, 2) the communities of Brentwood, Bel-Air and Beverly Hills to the east of Interstate 405, 3) Palos Verdes to the south, at the west of the southern terminus of Interstate 110, 4) the area around Pasadena above Interstate 210, and 5) the more sparsely developed northern region around Interstate 5. The lowest median household incomes are in Central and East Los Angeles. In general, median household incomes are inversely proportional to population density.

VALUATION SERVICES	12	ADVISORY GROUP

LOS ANGELES REGIONAL ANALYSIS

MEDIAN HOUSEHOLD INCOME DISTRIBUTION BY ZIP CODE
Los Angeles PMSA
2002

Source: Claritas, Inc., Cushman & Wakefield Analytics

Regional Economic Overview

The Los Angeles economy continues its moderate downturn as the business services and manufacturing industries cut payrolls further and retail trade has leveled off. Employment losses have slowed, but not ended. The unemployment rate has fallen from the high reached in mid-2002, yet remained stubbornly unchanged during fourth quarter 2002 and first quarter 2003. The moderate nature of Los Angeles’s downturn is reflected in the number of personal bankruptcy filings, which has fallen over the past year following a mild rise in 2001. Housing markets remain robust and even commercial real estate markets illustrate some improvement.

Cutbacks still hamper manufacturing payrolls, but the pace of decline has slowed due to some stability in aircraft and apparel manufacturing. The local aerospace industry got a boost in June with AirTran contracting to buy 10 Boeing 717s. Boeing had been seeking further sales to keep its Long Beach commercial jetliner assembly line open for the long term, and with this recent contract, it expects to keep the line rolling for the next several years. The 717 could gain more

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LOS ANGELES REGIONAL ANALYSIS

orders if it proves effective for AirTran to run as a low-cost aircraft for long-distance routes such as Atlanta to Los Angeles.

Net aerospace employment has yet to rise due to cutbacks by Boeing’s commercial assembly in Long Beach. Yet, all major defense aerospace firms are hiring. At least 2,000 workers will be added to payrolls this year at firms such as Northrop Grumman, Raytheon, Lockheed Martin and Boeing, causing aerospace employment in Los Angeles to increase for the first time in five years. While the local industry remains just one-third its size in 1990, its addition of well-paid jobs will generate growth for the economy through much of this decade. Los Angeles’s high-end apparel industry is stable as global security concerns force this industry, which requires fast turnaround and close quality control, to be kept close to local demand.

Payrolls in the leisure and hospitality industry barely faltered over the past two years. The regional drive-in market is large enough to offset some of the falloff in national and international travel. The hotel industry remains at risk, however, as occupancy remains well below pre-September 11th rates. The short duration of the war in Iraq minimized its risk, but now the expansion of SARS poses further risk to international travel. With its high exposure to pan-Pacific travel, Los Angeles hotels may not rebound by the end of 2003 as expected elsewhere, creating continued financial pressure.

The film and entertainment industry has come off a stellar year, providing an important pillar of support for the local economy. Domestic box office receipts rose by more than 10 percent last year and production activity in Los Angeles is rising. Theater improvements are bringing fans back to the movies. Global security concerns have bolstered the local industry, resulting in more than half of current major studio productions being shot at least partially in Los Angeles, well above average. Longer term, however, there is some risk of consolidation in the filmmaking industry.

Despite continued demand for housing since the mid-1990s, supply has been slow to respond. New construction has been constrained by a lack of developable land, strict building regulations, and a reticence among lenders to fuel construction too strongly. Thus, house price appreciation has been consistently strong, remaining in double digits, which is contributing to deteriorating affordability. With pressure from household formation rates easing, the market is closer to balance, although the continued excess demand will keep prices from correcting sharply once interest rates begin to rise.

Strong house price appreciation continues to support household balance sheets in Los Angeles, as there is plenty of home equity for homeowners to tap to support income streams. Thus, while personal bankruptcy filings rose moderately during the 2001 recession, they are now falling and remain well below their record level of the 1990s. This bodes well for continued stable consumer spending and provides some prospect of greater income elasticity for spending when the economy accelerates. Housing, retail sales and consumer services should thus perform well.

The Los Angeles economy is expected to improve in the second half of 2003. The primary factor is defense spending, which will be felt widely for the next several years. Entertainment will also contribute to the near-term turnaround. International trade and travel generates some downside risk depending on the pace of the global rebound and the impact of the SARS on the Asian economy. The Los Angeles economy will be one of the first to turn around nationwide, although high costs and increasing congestion will keep it from outpacing the U.S. average over the long term.

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LOS ANGELES REGIONAL ANALYSIS

Gross Product

During the economic recession that began in 1991, Los Angeles’s economic growth, in terms of gross product was negative for four consecutive years, and since that time consistently lagged the Top 100 gross product growth. As in many U.S. markets, gross product slowed during the recent U.S. economic recession and was on par with the Top 100 during 2002.

REAL GROSS PRODUCT GROWTH BY YEAR
Los Angeles PMSA vs. Top 100 Metros
1990 – 2007

Source: Economy.com, Cushman & Wakefield Analytics

The entertainment and defense industries will help support Los Angeles’s gross product growth through 2007, but at an expected annual average growth of only 2.7 percent, compared to 3.0 percent for the Top 100. In addition, Los Angeles County is forecast to lag Riverside-San Bernardino, Orange County and Ventura over the next five years, where gross product is expected to exceed the Top 100 with growth rates of 4.2 percent, 3.5 percent and 3.4 percent, respectively.

Employment Trends

In terms of its industry sector composition, the economic diversity of Los Angeles is highly comparable to the average among the Top 100 metro areas. Only the Trade, Transportation and Utilities sector accounts for more than 15 percent of the metro area’s total employment. While more heavily weighted in the Manufacturing and Information sectors than the Top 100 as a whole, the metro area’s employment base is relatively under-weighted in the Construction sector and to a lesser degree in the Financial Activities sector.

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LOS ANGELES REGIONAL ANALYSIS

EMPLOYMENT BY SECTOR
Los Angeles PMSA vs. Top 100 Metros
2002

Source: Economy.com, Cushman & Wakefield Analytics

One indicator of the good health of the Los Angeles economy is a rising amount of industrial construction. While industrial vacancy rates have risen, they remain well below the national average. A stable economy, increasing trade volumes through the ports of Los Angeles and Long Beach, and expanding production among defense aerospace contractors are among the factors that are driving new construction activity. This is further evidence of a near-term rise in production activity in manufacturing that will help accelerate the economy.

While the national recession of 1991 resulted in negative employment growth for the U.S. overall during that year, employment within the Los Angeles PMSA’s continued to contract through 1994. And while the Los Angeles PMSA was among the last metro areas to emerge from the 1991 recession, it has weathered the nation’s 2001 economic downturn on par with the Top 100 metro areas as a whole. The PMSA, along with the U.S., is expected to continue to emerge from the recession, albeit slowly, during 2003. Looking forward through 2007, Los Angeles’s average annual employment growth of 1.1 percent is expected to significantly lag that of the Top 100 1.6 percent growth.

TOTAL EMPLOYMENT GROWTH AND UNEMPLOYMENT RATE BY YEAR
Los Angeles PMSA vs. Top 100 Metros
1990 – 2007

Source: Economy.com, Cushman & Wakefield Analytics

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LOS ANGELES REGIONAL ANALYSIS

Following its severe and lengthy economic downturn during the first half of the decade, Los Angeles posted significantly higher unemployment rates than the Top 100 through the 1990s. The unemployment rate for the Los Angeles PMSA as of year-end 2002 was 6.8 percent, compared to the Top 100 unemployment rate of 5.6 percent. Los Angeles’s unemployment rate is expected to remain at 6.8 percent in 2003, and is forecast to trend slightly downward, in sync, but 70 to 80 basis points above that of the Top 100 metro areas overall through 2007.

Despite the size of its economy, Los Angeles is home to a relatively small share of the nation’s Fortune 500 corporations, which number 16 within the PMSA. The once-huge defense-related industry is poised for growth, but is no longer the dominant engine driving the local economy that it once was, having been supplanted somewhat by software and information technology industries. The growth sectors within the Los Angeles economy are now characterized by smaller, entrepreneurial businesses — many of those being technology companies related to the entertainment industry.

TOP NON-GOVERNMENT EMPLOYERS
Los Angeles PMSA
2002

Employer	Number of PMSA Employees

University of California, Los Angeles	36,300
Kaiser Permanente	27,600
The Boeing Company	23,500
Ralph’s Grocery	17,200
Bank of America Corporation	11,900
Walt Disney Company	11,200
Target	11,000
SBC Pacific Bell	10,700
CPE	10,200
Northrop Grumman Corporation	10,000
University of Southern California	9,300
ABM Industries, Inc.	9,300
Cedars-Sinai Medical Center	8,600
Federated Department Stores	7,300
Kelly Services	7,300
Medical Management Consultants, Inc.	6,400
Washington Mutual, Inc.	6,200
Edison International	5,600
Sempra Energy	5,100
Provident Health System	5,000
Countrywide Credit Industries, Inc.	3,900
Lockheed Martin Corporation	3,800

Source: LosAngelesAlmanac.com, Economy.com, Cushman & Wakefield Analytics

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LOS ANGELES REGIONAL ANALYSIS

FORTUNE 500 COMPANIES
Los Angeles PMSA
2002

Rank	Company Name	Rank	Company Name

61	The Walt Disney Company	305	Amgen, Inc.
99	Northrop Grumman Corporation	316	Unocal Corporation
103	Wellpoint Health Networks Inc.	332	KB Home
163	Edison International	337	Mattel, Inc.
167	Computer Sciences Corporation	359	Jacobs Engineering Group Inc.
185	Health Net Inc.	371	Dole Food Company, Inc.
209	Countrywide Credit Industries, Inc.	384	Avery Dennison Corporation
252	Occidental Petroleum Corporation	416	Hilton Hotels

Source: Fortune, Cushman & Wakefield Analytics

Like its total employment trends, Los Angeles’s office-using employment growth consistently lagged the Top 100’s average growth rate during the 1990s by significant margins. Los Angeles experienced negative office-using employment growth for three consecutive years from 1991 to 1993. The 2001 national recession, however, had a somewhat less adverse effect on Los Angeles’s office-using employment, but growth is expected to remain negative through 2003.

Between 1992 and 2002, office-using employment growth in Los Angeles averaged just 0.9 percent per year – roughly one-third the pace of the Top 100. Looking forward through 2007, office using employment is expected to continue to significantly lag the Top 100 at 1.4 percent average annual growth, compared to 2.1 percent for the Top 100.

TOTAL OFFICE-USING EMPLOYMENT GROWTH BY YEAR
Los Angeles PMSA vs. Top 100 Metros
1990 – 2007

Source: Economy.com, Cushman & Wakefield Analytics

The office-using employment is concentrated in numerous clusters within the county, generally along the major freeways. Significant concentrations are located in: the Los Angeles CBD/Financial District, Downtown Non-CBD along the I-10 and I-5; Mid-Wilshire and Miracle Mile in the Los Angeles Central market north of the I-10; Warner Center, Encino and Westlake Village in the Los Angeles North market; Glendale and Pasadena in the Tri-Cities market; El Segundo/Manhattan Beach, Los Angeles Airport in the Los Angeles South market along the

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LOS ANGELES REGIONAL ANALYSIS

405; and Century City, Santa Monica and Beverly Hills in the Los Angeles West market at the intersection of I-10 and I-405.

OFFICE-USING EMPLOYMENT CONCENTRATION BY ZIP CODE
Los Angeles PMSA
2002

Source: Claritas, Inc., Cushman & Wakefield Analytics

Transportation Network

Without a doubt, the automobile has been key in the evolution of Los Angeles’s transportation infrastructure. The local communities are connected through a complex system of freeways. This has led to a congested, car-oriented culture in Los Angeles, where people schedule their days around the three-hour morning and evening rush hours. While the Metropolitan Transportation Authority operates the 59.4-mile Metro Rail service and a fleet of over 2,300 busses serving over 1.1 million passengers per day, the car remains the mode of choice.

Three major airports serve the Los Angeles PMSA: Los Angeles International (LAX), Burbank/Glendale/Pasadena and Long Beach. Other major airports in the region, but outside

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LOS ANGELES REGIONAL ANALYSIS

the PMSA itself are John Wayne Airport in Orange County and Ontario International Airport in Riverside County. LAX is among the world’s busiest airports, having served 56.2 million passengers and processed 1.9 million tons of air cargo for 2002. These figures represent 91 percent of passenger volume and 100 percent of air cargo processed by LAX through the same period in 2001. The decline in passenger volume is largely due to the economic downturn, which has affected tourism and business travel through LAX.

The combined Port of Los Angeles-Long Beach is the third largest port complex in the world in terms of tonnage, behind only Hong Kong and Singapore. Individually, the Port of Los Angeles and the Port of Long Beach rank first and second in the U.S., respectively. Combined, these terminals annually handle more than 185 million metric revenue tons of cargo, representing some $190 billion in 2002.

With cargo volume forecast to dramatically increase through the early 21st century, the Port has embarked on extensive modernization of existing facilities and development of new terminals.

Quality of Life/Amenities

Major Attractions and Amenities

Los Angeles’s quality of life has historically been one of its selling points, offering its residents a variety of outdoor recreational and cultural amenities. Both the San Gabriel Mountains and miles of ocean beaches are close by. The climate is mild, generally dry and warm year round.

As Southern California’s cultural center, not to mention the entertainment capital of the world, Los Angeles has a tradition rich in the arts. Its menu of attractions and cultural amenities, which has grown and diversified with its population over the past decade, includes the Getty Center, Huntington Botanical Gardens, Hollywood, Universal Studios, Beverly Hills, Rodeo Drive, Farmers Market, Olvera Street, Santa Monica, and Venice Boardwalk to name but a fraction.

Los Angeles’s major professional sports franchises include the Los Angeles Dodgers and the Anaheim Angels (just south in Orange County) baseball teams, the Los Angeles Lakers and Clippers (NBA) and the Los Angeles Kings (NHL). Ironically, in one of the largest media markets in the country, there is no professional football team. Its collegiate sports offerings include the nationally ranked USC Trojans and UCLA Bruins. Its world-class sports facilities include Dodger Stadium, Staples Center and the Rose Bowl in Pasadena.

Additional recreational facilities in the Los Angeles PMSA include the nationally recognized Six Flags Magic Mountain amusement park. Also nearby, the world-famous Disneyland is located in Orange County, roughly an hour to the south.

Education

Educational opportunities abound within the metro area. With 27 major institutions of higher learning educating nearly a quarter-million students, the metropolitan area has one of the largest student populations in the nation. Nationally recognized programs in engineering, business, and medicine are found throughout Los Angeles’s educational system at universities such as the University of California, Los Angeles (UCLA), University of Southern California (USC) and California Institute of Technology.

Medical Facilities

Anchored by the world famous Cedars-Sinai Health System, the Los Angeles metro area has a comprehensive healthcare network, including 41 general medical/surgical facilities, five psychiatric hospitals, and hospitals specializing in tuberculosis/respiratory disease, obstetrics/ gynecology, orthopedics, children’s general and children’s orthopedic.

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LOS ANGELES REGIONAL ANALYSIS

Regional Summary

Los Angeles is a mature economy that has been undergoing structural changes since its downturn in the mid-1990s. It has transitioned from the 1980s economy that was highly dependent on the massive defense outlays to a few large defense contractors, and a more balanced economy increasingly comprised of diverse, smaller and more entrepreneurial firms, especially within in the technology and services sectors.

The Los Angeles economy faces some downside risks in the near term. California’s current budget shortfall will cause a reduction in state-funded infrastructure projects, affecting employment in the near term and economic growth over the long term. If the global economic rebound is delayed or is lethargic, international business and travel to and from Los Angeles could be limited. Finally, Los Angeles’s large share of consumer-oriented industries could falter should the U.S. economy dip back into recession.

The Los Angeles economy also has a number of strengths. As the global entertainment capital, Los Angeles is expected to maintain its primacy in the entertainment industry that supports high-paying, high-technology jobs. In addition, the improved outlook for defense aerospace is also expected to support both high-tech and manufacturing employment levels through 2007 and beyond.

Los Angeles’s long term growth is tied to its two major shipping ports. Increased activity at the Ports of Los Angeles and Long Beach will have a multiplier effect on the local economy. That, along with ongoing infrastructure improvements to the ports, is expected to result in Los Angeles capturing an increasing share of west coast shipping traffic. Projected concurrent economic recoveries in both Asia and the U.S. are expected to have positive effects on travel and tourism in Los Angeles.

As the California and Los Angeles economies rebound, Los Angeles is expected to experience strong growth trends in population, employment and gross product as companies are attracted by the county’s high quality of life and relatively low (for California) business costs.

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LOCAL AREA MAP

LOCAL AREA MAP

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LOCAL AREA ANALYSIS

Location

The property is located in Ventura County, within the city of Camarillo. The neighborhood boundaries are the Ventura Freeway (I-101) to the south, Camarillo city limits to the north, Carmen Drive to the west and Central Boulevard to the east.

Access

Local area accessibility is generally good, relying on the following arteries:

Local:	Las Posas Road is a major arterial thoroughfare running north/south off of I-101 then traveling east/west in the subject area. Ponderosa Street also travels east/west. Carmen Drive and Los Rosas Boulevard are north/south arterial streets.

Regional:	Interstate I-101 provide primary east and west access through the metropolitan Los Angeles Area.

Camarillo has bus, rail and air transportation. All forms of ground and air shipping are available. Las Posas Road is a major thoroughfare through Camarillo. No know changes in the planning or construction of local arterials or nearby highway is known or reported.

Nearby and Adjacent Uses

The subject’s local area is composed of residential and supportive uses. Development west and east of the subject is primarily residential. This consists primarily of large well-kept single-family homes with some scattered apartment complexes.

Adjacent south of the subject is the Las Posas Elementary School and playground. Across Las Posas Road, is Crestview Park and St. Mary’s Catholic Church. Retail and commercial development is located approximately one-half mile south near the Las Posas Road and I-101 interchange. Pleasant Valley Hospital is located approximately two miles northeast of the subject. Surrounding secondary connector streets are generally improved with residential development.

Special Hazards or Adverse Influences

There are no detrimental uses in the local area that would impact the subject’s use. The general area is outside of the 100 and 500-year flood plains as identified on the FEMA maps. No unusual noise pollution was noted. No noxious odors were noted at or near the subject and none were reported.

Land Use Changes

No known land use changes were reported or observed. No demolition or closing of senior housing was known.

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LOCAL AREA ANALYSIS

Demographics

Population

The area’s demographic characteristics within the Camarillo region were reviewed. Claritas, Inc. provides historical, current and forecasted population estimates for the area.

The population of the City of Camarillo was 57,901 in 2002. Between 2000 and 2002, the population within Camarillo increased by an annual rate of 0.72 percent. The rate of growth is projected to remain essentially stable during the next five years. By the year 2007, the population of Camarillo is expected to increase to 59,979 persons, representing annual average growth of 0.71 percent between 2002 and 2007.

The 2002 population within a 5-mile radius surrounding the subject site is 68,781. Between 2000 and 2002, the population within this radius increased by an annual rate of 0.95 percent. The rate of growth is projected to increase slightly during the next five years. By the year 2007, the population within this radius will have increased to 71,957 persons, representing annual average growth of 0.91 percent between 2002 and 2007.

Households

A household consists of all the people occupying a single housing unit. According to Claritas, Inc., the persons per household in Camarillo averaged 2.62 people and averaged 2.79 people within a 5-mile radius in 2002. The areas average household size is less than the county and state as a whole at 3.04 and 2.87 persons per household, respectively.

Income

Income levels, either on a per capita, per family or household basis, of the residents of the market area form an important component of this total analysis. According to Claritas, Inc., the average household within Camarillo has an average income of $89,132 per capita and $90,169 per household within a 5-mile radius. The average household income for the county and state was $84,232 and $75,364, respectively for 2002.

Conclusions

In summary, the subject site is located in an established residential and commercial area. The trends for the local area appear stable but healthy. Very little vacant land is available for development. No known land use changes were reported or observed. No demolition or closing of senior housing facilities was identified. We anticipate the neighborhood will achieve moderate growth in property values into the foreseeable future.

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SENIOR LIVING INDUSTRY OVERVIEW

Independent Living

Congregate care or independent living units are designed for seniors who pay for some congregate services (i.e. housekeeping, transportation, meals, etc.) as part of the monthly fee or rental rate, and who require little, if any, assistance with activities of daily living. Residents of congregate/independent living units may have some health care-type services provided to them by in-house staff or an outside agency. Congregate units may be part of a congregate residence, a property that provides congregate and assisted living services, or a continuing care retirement community.

The retirement housing industry overall has matured considerably over the past two decades as the elderly population has increased and seniors have come to accept and seek alternatives to remaining in their homes. Retirement housing has expanded beyond the early dominance of life care and continuing care retirement communities (CCRCs). These communities, which typically included independent living and nursing care on a single campus, typically charged residents an entrance fee and a monthly fee. Rental retirement communities represented a major area of growth in the 1980s, fueled in part by the Department of Housing and Urban Development’s 221(d)(4) Retirement Service Center mortgage insurance program. Although the program no longer exists, the rental model is still a popular option for newly developed retirement communities. In addition, a small but definite increase in the number of cooperatives and condominiums has taken place, particularly among communities targeting a more affluent segment of the elderly population.

The retirement community of today is a smaller complex consisting of 100 to 200 independent living units versus the 200 to 300 independent living units that characterized the early CCRCs. In some cases, the communities are being developed in stages to avoid some of the up front risk associated with initial lease-up and to allow the facility to be more responsive to the market needs and preferences.

The rental retirement communities of the early 1980s typically offered no nursing care or assistance with daily living. These facilities were designed to provide hospitality services such as meals, housekeeping, transportation, and activities. These facilities met with slow lease-up rates and exceedingly high turnover due to their inability to meet changing resident needs.

Independent living communities, particularly rental communities, are least heavily monitored and governed by state regulations. In some states, this has resulted in a fair degree of flexibility in providing additional services.

It has become quite clear over the past ten years that the retirement communities are attracting an older and somewhat frailer population than originally anticipated. The average age of entrance into independent living units is between the late 70’s and early 80’s, rather than the late 60’s and early 70’s originally anticipated. As a result of the change in resident profile as well as the experience gained in the 1980s, it is clear that some form of health care or supportive services for the frail elderly is a necessary component of a retirement community.

Assisted Living

The emergence of assisted living as an option in the long-term care continuum for elders in the 1990’s represented the convergence of social, political, economic and treatment trends. Prior to this, most dependent seniors had only two long-term care options: be cared for by a family member or enter a nursing home. Today, as the number of elders and their frailty increases, these options have proven inadequate for seniors, their families and society. For many elderly, nursing homes are overly intensive and expensive. Therefore, for the segment of seniors with

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moderate to intermediate care needs, assisted living has become a favored form of long-term care.

The Assisted Living Facilities Association of America (ALFAA) defines assisted living as a special combination of housing, personalized supportive services and health care designed to respond to the individual needs of those who require help in activities of daily living, but do not need the skilled medical care provided in a nursing home. Assisted living care promotes the maximum independence of dignity for each resident and encourages the involvement of a resident’s family, neighbors and friends.

Although industry proponents are clear as to the general characteristics and philosophy of an assisted living community, there is no national agreement on the details and legal definition of assisted living. As the assisted living industry becomes increasingly standardized, and as the industry expands, it can expect to acquire a defined legal status with respect to licensure, reimbursement and financing.

Some states have enacted laws using the term assisted living, however, in most jurisdictions licensure statutes combine a variety of terms and programs. In referring to residential housing and services, most state licensing laws use terms such as: rest homes, homes for the aged, supportive living facilities, residential care facilities, board and care homes, elderly group homes, congregate care housing and senior housing.

Assisted living programs are located in a variety of environments. They may be housed in newly constructed freestanding facilities, retrofitted buildings such as former hotels, units attached to nursing homes, senior apartments with services, units within CCRC developments and congregate care units. Whatever the environment, there must be private, or at a minimum companion suite residential living space.

Typically, a resident will have a compact studio or efficiency apartment. Living space will almost always include a private bathroom. The living space may or may not include a kitchen or kitchenette, washer and dryer, a living room or storage space. Economics generally dictate the size of the private living space, which can range from a small one-room efficiency of less than 300 square feet to a large one-bedroom apartment of 750 square feet.

Assisted living residences also provide for a considerable amount of common space for the residents to share. Newer assisted living facilities generally allocate from 30 percent to 40 percent of all gross square footage of the building to common area. Such space includes dining rooms, libraries, lounges, activity centers, kitchens and laundry rooms. The size of an assisted living facility depends on many variables including market forces and site constraints. Most newer freestanding facilities typically fall into the range of 40 to 80 units.

The level of service in assisted living facilities varies. However, within a broad range, there are certain basic services offered:

•	24-hour a day on-site supervision or access to an emergency call system;

•	Two or three meals and regular snacks are available;

•	Light housekeeping and laundry services are available;

•	Residents are entitled to some level of personal care each day from the facility staff;

•	A personalized health care plan delineates how health care needs may be addressed; and;

•	Activity, social service and transportation resources are made available.

Because it is a goal of assisted living to enable residents to age- in- place, the level of personal care, food services or health care may be adjusted upwards as needed. However, arranging

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SENIOR LIVING INDUSTRY OVERVIEW

services to allow aging- in- place can be difficult if residents need increasing amounts of nursing care and the states limit or prohibit skilled nursing care in assisted living facilities. With this in mind, it should be noted that there is a growing trend by states to extend the scope of assisted living services far into the long-term care continuum.

The typical resident of assisted living is 83 years old, is a woman and is single or widowed. Today’s assisted living residents have care needs and characteristics that were associated with patients in intermediate care facility nursing homes in the 1970’s and 1980’s. Senior care needs are gauged by the extent to which an individual requires regular assistance with ongoing activities of daily living (ADLs) such as bathing, eating, walking, toileting and dressing. In order to determine that there is an ADL dependency, a clinician must determine that an individual cannot safely or routinely perform a specific activity unless he or she has help. Unless such help is provided, the individual is at risk of not meeting an essential daily need.

While the number of ADLs with which a person needs help is used clinically as a measure of dependency, having such dependency does not mean that medical care is required. In assisted living facilities, residents generally have at least one ADL dependency, and it is not uncommon that they have as many as three or four.

Assisted living fees are typically structured around a fixed monthly amount that covers both housing and services. The monthly amount generally includes a base level of personal care with additional personal care charged separately. There also may be entrance fees, typically equivalent to the first and last month’s rent. Assisted living facilities do not require the large endowment type entrance fees required in some CCRCs.

Occupancy Patterns

Occupancy data compiled by the American Seniors Housing Association for the various senior housing community types (congregate, assisted and CCRCs) has been summarized in the following table.

Median Occupancy Rates
For Profit Senior Housing Facilities

Property Type	1995	1996	1997	1998	1999	2000	2001	2002

Independent	95.0%	98.0%	96.0%	98.0%	95.0%	95.0%	94.5%	93.1%
Assisted Living	97.0%	95.0%	95.0%	92.0%	94.0%	90.0%	93.8%	94.2%
CCRCs	95.0%	95.0%	94.0%	95.0%	93.2%	93.2%	93.1%	92.4%
All Communities	95.0%	96.0%	95.0%	95.0%	93.7%	93.7%	94.0%	93.5%

Source: American Seniors Housing Association

As seen, assisted living facilities in 2002 exhibited the highest occupancy rate of any of the property types. This was in contrast to the other property types that saw median occupancy rates decline slightly over 2001.

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SENIOR LIVING INDUSTRY OVERVIEW

The average length of stay in a senior facility also varies as to the property type. In the following table is average length of stay data compiled by the American Seniors Housing Association.

Average Resident Length of Stay
(Stated In Months)

Property Type	1998	1999	2000	2001	2002

Independent	45.5	43.4	38.1	43.1	33.4
Assisted Living	24.8	18.5	20.5	28.0	17.7
All CCRCs
Independent	61.0	45.4	59.8	37.3	37.0
Assisted Living	16.0	18.2	16.8	12.8	12.0
Nursing	20.0	23.2	18.6	9.0	9.0

Source: American Seniors Housing Association

As shown, the average length of stay in an assisted living facility in 2002 was 17.7 months and which reflected a notable decline over the length of stay average for 2001. Both assisted and independent living facilities showed declines, while CCRCs maintained generally similar occupancies over 2001. Much of the reasoning for the decline is from increased lateral movement of residents between existing facilities caused by such factors as facility operations (management, staffing, etc.), as well as foreclosures and closings of poorly operated facilities.

Absorption Trends

Net absorption data compiled by the American Seniors Housing Association (ASHA) for senior housing facilities is summarized in the following table.

2001 National Average Net Absorption Rates
Senior Housing Facilities

	1st	Months	Months	2nd	3rd
Property Type	Month	2 - 6	7 - 12	Year	Year

Independent	25.5	6.7	3.7	2.8	2.9
Assisted Living	11.7	5.2	2.9	2.2	5.3
CCRCs	37.4	18.9	9.0	5.5	4.1
All Communities	28.4	10.3	5.2	3.5	4.1

Figures based on number of residents

Source: American Seniors Housing Association

As seen, initial absorption of new residents for all facility types is strong in the first month, then it tapers off during the following months.

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SENIOR LIVING INDUSTRY OVERVIEW

California Assisted Living Environment

The California Department of Social Services, Community Care Licensing Division, is the state agency responsible for approving, monitoring and regulating residential care facilities for the elderly, which provide temporary or long-term, 24-hour non-medical residential care services to the elderly, who are substantially unable to live independently. Resident dependence may be the result of physical or other limitations associated with age, physical or mental disabilities or other factors.

Residential facilities are group living facilities with shared bedrooms for the residents. Services provided typically include three meals daily, recreation, housekeeping, security and personal services. Personal services in general include assistance with bathing and dressing and dispensing of medications.

Regulation of residential care facilities in California is documented by the State Department of Social Services (“Department”), contained in Residential Care Facilities for the Elderly, Title 22, Division 6, Chapter 8. Included in these regulations are application procedures, license requirements, enforcement provisions, continuing requirements, physical environment and health related services. Unless a facility is exempt from licensure as specified in regulatory Section 80007, no adult, firm, partnership, association, corporation, county, city, public agency or other government entity shall operate, establish, manage, conduct or maintain a community care facility without first obtaining a valid license.

General Requirements

The following is an outline of the basic requirements for residential care facilities in the State of California:

Admission

Prior to accepting a resident for care, the facility shall conduct an interview with the applicant and responsible person, perform a pre-admission appraisal, and evaluate a recent medical assessment. The licensee is to complete and maintain individual written admission agreements with all persons admitted to the facility or their designated representatives. The agreement shall specify basic services to be made available, payment provisions, modification conditions, refund conditions, general facility policies, and that the Department or licensing agency has the authority to examine residents’ records. The agreement must also specify conditions under which the agreement may be terminated.

Medical Assessment

Prior to a person’s acceptance as a resident, the licensee shall obtain and keep on file, documentation of a medical assessment, signed by a physician, made within the last year. The medical assessment shall include a physical examination of the resident, documentation of prior medical services and history, and a current medical status. There should be a record of current prescribed medications, identification of physical limitations of the person, and a determination of the person’s ambulatory status. The licensee shall obtain an updated medical assessment when required by the Department.

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SENIOR LIVING INDUSTRY OVERVIEW

Resident Records

A separate record shall be maintained for each resident. The record shall be current and complete and be generally accessible. A current register of all residents in the facility shall be maintained and kept in a central location.

Personal Rights

Each person shall have personal rights, which include but are not limited to:

1.	To be accorded dignity in his/her personal relationships with staff, residents, and other persons.

2.	To be accorded safe, healthful and comfortable accommodations, furnishings and equipment.

3.	To be free from corporal or unusual punishment, humiliation, intimidation, mental abuse or other actions of a punitive nature, which interfere with daily living and functions.

4.	To leave or depart the facility at any time and to not be locked in any room, building, or on the premises by day or night.

All persons accepted to facilities or their responsible persons, shall be personally advised and given a copy of these rights at admissions.

Incidental Medical and Dental Care

Each facility shall have a plan for incidental medical and dental care. The plan shall encourage routine medical and dental care and provide for assistance in obtaining such care by compliance with the following:

The licensee shall arrange, or assist in arranging, for medical and dental care appropriate to the condition and needs of the residents.

The licensee shall provide assistance in meeting necessary medical and dental needs. This includes transportation to the nearest available medical or dental facility.

There shall be arrangements for separation and care of residents, whose illness requires separation from others.

When residents require prosthetic devices, vision and hearing aids, the staff shall be familiar with the use of these devices, and shall assist the resident with the utilization of them.

The licensee shall provide for assisting residents with self-administered medications as needed.

There shall be adequate privacy for first aid treatment of minor injuries and for examination by a physician if necessary.

If the facility has no medical unit, a complete first aid kit shall be maintained and readily available.

Food Service

Meals on the premises shall be served in one or more dining rooms or similar areas in which the furniture, fixtures and equipment necessary for meal service are provided. Such dining areas shall be located near the kitchen so that food may be served quickly and easily. The dining rooms are to be attractive to promote socialization among the diners. Tray service shall be provided in case of temporary need.

VALUATION SERVICES	30	ADVISORY GROUP

SENIOR LIVING INDUSTRY OVERVIEW

In facilities with 50 or more residents and providing three meals a day to these residents, a full-time employee qualified by formal training or experience shall be responsible for the operation of the food service. If this person is not a dietician, then a provision should be made for regular consultation. The food should be of a good quality.

Personal Accommodations and Services

The facility shall be safe, clean, sanitary and in good repair at all times for the safety and wellbeing of residents, employees and guests. The facility should be large enough to provide comfortable living accommodations and privacy for the residents, staff and others. There should be common rooms such as living rooms, dining rooms, dens or other activity rooms. Bedrooms shall sleep no more than two residents and be large enough to allow for easy passage and comfortable use of any required resident assistance devices. Bedrooms are not to be used as passageways and no room for any other use can double as a bedroom.

Equipment and supplies necessary for personal care and maintenance of adequate hygiene practice shall be readily available to each resident.

Each resident is to be provided with a bed in good repair, a chair, a nightstand, a lamp for reading, and adequate closets and drawer space. Clean linen and towels in good repair are to be provided weekly at a minimum, and more often if necessary. Toilets and bathrooms are to be located near the resident’s bedrooms. There is to be at least one toilet and sink for each six persons, and at least one tub or shower for each ten persons, with adequate privacy.

A comfortable temperature must be maintained at all times. All windows are to be in good repair and free of insects, dirt and other debris. There should be adequate lighting throughout the facility for the safety and comfort of all persons in the facility.

Personal Services

Licensees shall provide necessary personal assistance and care with activities of daily living including, but not limited to dressing, eating, and bathing.

Activities

The licensee shall ensure that planned recreational activities are provided for the resident. These activities include physical activities such as games, sports and exercise, as well as group interaction.

Evaluation Visits

Every licensed community care facility is periodically inspected and evaluated for quality of care. Evaluations are to be conducted at least once a year to ensure the quality of care. The Department shall notify the facility in writing of all deficiencies and shall set a reasonable timeframe for compliance by the facility. Upon a finding of noncompliance, the Department may levy a civil penalty not to exceed $50 per day for each day until the Department finds the facility in compliance. If the facility fails to comply in the allotted time, then the amount collected shall be forfeited to the Department. Reports shall be kept on file in the Department and open to public inspection. A follow up visit is required to determine if the deficiency has been corrected.

Corrective action is taken by the Department when a licensee fails to protect the health, safety and personal rights of individuals in its care, or is unwilling or unable to maintain substantial compliance with licensing regulations.

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SENIOR LIVING INDUSTRY OVERVIEW

Enforcement is maintained through:

1.	Fines and civil penalties (vary according to the violation)

2.	Non-compliance office conferences

Administrative legal actions as follows:

•	Denial of applications

•	Compliance plans

•	Probationary license

•	Temporary suspension of license

•	Revocation of license

•	License and employee exclusions

The Department may suspend or revoke any license on any of the following grounds stipulated in Health and Safety Code Sections 1569.1515(c) and 1569.50:

•	The Department may revoke the license of any corporate licensee that has a member of the board of directors, the executive director or an officer who is not eligible for licensure pursuant to regulations.

•	Violations of the specifics rules and regulations.

•	Aiding, abetting or permitting the violation of the rules and regulations.

•	Conduct which is inimical to the health, morals or safety of either an individual in or receiving services from the facility or the people of the State of California.

•	The conviction of a licensee, or individuals in contact with residents at any time before or during licensure, of a crime as defined in the regulations.

•	Engaging in acts of financial malfeasance concerning the operation of a facility, including, but not limited to, improper use or embezzlement of resident monies and property or fraudulent appropriation for personal gain of facility moneys and property, or willful or negligent failure to provide services for the care of the residents.

When the Department intends to seek revocation of a license, the Department shall notify the licensee of the proposed action and at the same time shall serve such licensee with an accusation. The licensee has a right to a hearing prior to the revocation or suspension of a license, except when an “Immediate Temporary Suspension Order” is written.

The Immediate Temporary Suspension Order temporarily suspends any license prior to any hearing when in the Department’s opinion such action is necessary to protect the residents in the facility from any physical or mental abuse or any other substantial threat to health and safety. When the Department intends to temporarily suspend a license prior to a hearing, the Department shall notify the licensee of the temporary suspension and the effective date thereof and at the same time serve the licensee with an accusation.

For either a revocation or a revocation and temporary suspension action, the Department shall within 15 days of receipt of notice of defense ask the Office of Administrative Hearings to set the matter for hearing.

For a revocation and temporary suspension action, the Department shall ask the Office of Administrative Hearings to hold the hearings as soon as possible but not later than 30 days after receipt of the Notice of Defense.

VALUATION SERVICES	32	ADVISORY GROUP

MANAGEMENT AND OPERATIONS OVERVIEW

Management Overview

The subject is managed by ARV Assisted Living, Inc. (ARV). Villa Las Posas was constructed in 1997. The facility was upgraded in 2000. Revenues have essentially been increasing over the last three years, while expenses have been stable. Revenues have increased in annualized year-to-date 2003 figures. The facility’s occupancy has been in the 90 percent range since 2000 exclusive of 2002 when occupancy declined to an average of 83 percent. The facility was 97 percent occupied at the time of our inspection. We believe that ARV has competently managed the facility.

Operations Overview

Services

Villa Las Posas is designed for assisted living and offers all the services typical of these types of facilities. This facility has been designed as a rental community and provides most services under a fixed monthly rate. All resident contracts are for the term of stay. According to the terms of the agreement, a thirty (30) day written notice is required prior to any increase in fees for additional charges or for increases due to increased cost of operations. Included in the monthly rates are:

•	Three meals daily and snacks;

•	Base level of personal care for assisted living

•	All utilities except for personal telephone

•	Scheduled Transportation;

•	Twenty-four (24) hour security and numerous safety features throughout the apartments;

•	Weekly housekeeping services;

•	Linen services;

•	Organized individual and group activities

In addition to the monthly fee there are optional services available at an additional charge. These services include additional personal care, guest meals, beauty shop fees and additional transportation fees. There are regularly scheduled health assessments that help determine which level of services each individual resident receives.

Regulations and Health Matters

The facility has a license for a capacity of 140 residential care/assisted living beds and is regulated by the State of California Department of Social Services. A copy of the Regulations is posted in a conspicuous place in the facility and the residents acknowledge at the time of entry that the operation of this facility is governed by these regulations. Furthermore, if the licensing entity amends these regulations, the resident and the provider must obey by the amended regulations.

State Monitoring

The State of California conducts annual surveys of licensed assisted living facilities. The most recent survey for the subject was conducted on September 23, 2002. The survey reported that the facility met all requirements with no deficiencies. A new license, dated November 2002 was issued for the facility.

Admission Policies

Villa Las Posas requires all potential assisted living residents to undergo a health evaluation by a physician before entrance into the facility. The operator has the right to terminate the

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MANAGEMENT AND OPERATIONS OVERVIEW

agreement at any time when they feel that the resident’s personal care needs cannot be adequately served by the facility.

There is to be a chart for each resident in assisted living. At the time of admission, a dated and signed medical evaluation, which conforms to the licensing regulations, must be on file. Thereafter, a medical evaluation, which also conforms to licensing regulations, must be made at least every twelve (12) months.

The operator may seek appropriate evaluation and assistance and may arrange for the transfer of a resident to an appropriate and safe location, prior to termination of an admission agreement and without ninety (90) days notice or court review for the following reasons:

•	When a resident fails to pay the monthly rent 30 days prior to written notice of such absence;

•	When the operator feel that the residents mental or physical needs cannot be adequately met by the facility;

•	In the event a resident’s behavior poses an imminent risk of death or serious physical injury to himself/herself or to others;

•	Breach of contract for any reason by the resident or operator;

•	Any prolonged health-related or other absence.

Villa Las Posas caters to the full range of needs of seniors requiring assisted living services. The administrator develops and maintains a personalized service plan, which is amended if necessary. Furthermore, the aging-in-place and out-placement policies appear to be reasonable and well implemented. Services at the facility are standard for this type of complex and are in keeping with the residential make-up at the subject.

Marketing

Villa Las Posas has a full time marketing director. Marketing personnel are actively involved in the community, as well as with discharge planners for area hospitals. They do not do any telemarketing. Direct mailings, scheduled community events, and networking, on the other hand are a routine part of marketing efforts.

Overall, given the history of the subject, it appears that the marketing efforts are adequate. The subject’s reputation and marketing campaign are considered to be part of the reason behind the current performance at the subject facility.

Conclusion

Overall, based on our inspection of the facility, discussions with some of the personnel and our review of the Policies and Procedures, it is our opinion that the facility is being operated in a competent manner. The facility has been adequately maintained and the residents appear to be content.

VALUATION SERVICES	34	ADVISORY GROUP

COMPETITIVE MARKET ANALYSIS

Primary Market Area

The first step in analyzing the competitive market for the subject is delineating its primary market area (PMA). The primary market area is typically described as either a defined radius around the subject, zip codes, or the subject’s county. In order to delineate the subject’s primary market area, we have interviewed the subject’s Executive Director as well as the competitive properties we have used in our analysis.

Our discussions indicated that approximately 70 percent of the subject’s residents come from the primary market area. This encompasses an area of approximately five miles. The remaining 30 percent emanate from the surrounding area. Residents relocate to Camarillo to either retire or be near their adult children that work in the area. The following chart details the competitors primary market areas (PMA), as well as the estimated percentage that comes from their PMA.

		% of Residents
Name	PMA	from PMA

AlamaVia of Camarillo	5.0 Miles	70%
Wilshire/Heritage House	7.0 Miles	75%
Brighton Gardens Assisted Living	10.0 Miles	85%
Hillcrest Inn	5.0 Miles	70%
SUBJECT	5.0 Miles	70%

In the case of the subject, we have determined the primary market area to encompass an area of approximately five miles with 70 percent of the residents emanating from this PMA. Although a project like the subject may also attract residents from outside of the area, the geographic market area within a radius of five miles of the subject is considered to represent the primary draw for the subject. As indicated on the chart, the subject’s primary market area of seven miles is similar to the comparables.

Most of the marketing directors we interviewed also indicated that adult children in this market are the driving forces in the decision making process for their parents.

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COMPETITIVE MARKET ANALYSIS

Supply/New Construction

Existing Facilities

Because of the subject’s levels of personal care services, and type of amenities, the personal care homes in the market with less than 25 units do not generally compete directly with the subject. However, the following charts detail the number of assisted living units in the subject’s market area that pose direct and indirect competition to the subject. We note that the table includes facilities located in both the subject’s primary and secondary market area in Camarillo.

MARKET AREA SUPPLY

	Total AL
Name	Units	PMA/SMA*

AlamaVia of Camarillo	78	PMA
Wilshire/Heritage House	123	PMA
Brighton Gardens Assisted Living	120	PMA
Hillcrest Inn	138	SMA
SUBJECT	123

Totals	582

* PMA - Primary Market Area; SMA - Secondary Market Area

Hillcrest Inn is a sister facility to the subject as it is also owned and operated by ARV. AlamaVia of Camarillo and Wilshire/Heritage House are located in Camarillo. AlamaVia is similar to the subject. Wilshire/Heritage House is considered inferior in terms of conditions and amenities offered. Brighton Gardens Assisted Living was a Marriott property that was acquired by Sunrise Assisted Living in March 2003. Brighton Gardens Assisted Living is superior in terms of age, condition, appeal and amenities offered.

Proposed Units

Regarding planned or pending projects in the subject’s primary market area, discussions with local providers and planning departments indicated that there are no facilities planned at this time. However, because of the large retirement draw of the market area, it would be reasonable to assume that the primary market area could possibly see some new development through the mid-term.

Occupancy Patterns

Industry Statistics

Assisted living facilities generally exhibit the lowest overall occupancy patterns of any of the senior housing community types (congregate, assisted and CCRCs). As was noted in the Senior Housing Industry Overview presented earlier, assisted living facilities indicated an average occupancy rate of 94.2 percent in 2002, which represented an increase from 93.8 percent in 2001. Assisted living facilities in 2002, according to the survey, indicated the highest occupancies of the senior housing property types (independent, assisted and CCRCs).

Competitive Market Area

The senior living facilities we surveyed for our analysis totaled approximately 459 units and the current available occupancy of those properties, which were not in lease-up was from 91 to 95 percent. Villa Las Posas is noted as having been at 97 percent occupancy at the time of

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COMPETITIVE MARKET ANALYSIS

inspection. The subject appears to have a good reputation in the market and should continue based on its living options. A summary showing the competitive properties and their overall average occupancy levels is shown below. Please note that not all of these properties may fall within the defined market area of the subject, however, in the Elderly Demographics section we have defined the total supply in the competitive market area.

	Total AL
Name	Units		Occupancy Level

AlamaVia of Camarillo	*	78	95%
Wilshire/Heritage House	*	123	93%
Brighton Gardens Assisted Living	*	120	91%
Hillcrest Inn		138	100%
SUBJECT		123	97%

*     Denotes facilities located in subject’s primary market area.

AlamaVia of Camarillo, Wilshire/Heritage House and Brighton Gardens Assisted Living are located within the subject’s PMA. Hillcrest Inn is located within the secondary market area (SMA).

Rental Rates

Current rental rates for assisted living units in the Camarillo area begin at around $2,750 per month for a one-bedroom unit and go up to around $3,800 per month for a one-bedroom unit. For the most part, assisted living facilities provide three meals per day, weekly to bi-weekly housekeeping, weekly laundry, all utilities including cable TV except telephone, activities, transportation, as well as a base level of assisted living or personal care services.

Rent Increases

Most assisted living facilities in the Camarillo market area have been instigating annual rent increases over the last several years. Although no specific data was available, discussions with several providers indicated that they have been routinely increasing rents between three and five percent per year. Discussions with the subject’s Executive Director indicated that the facility has also been increasing rents annually over the last several years.

Concessions

Rent concessions, or incentives, provide a good indication of the condition, or strength of current market conditions. Rent concessions are generally found in markets exhibiting high vacancy and diminished absorption levels, as well as being used by new projects as a part of their overall marketing programs. At the time of our investigation of the Camarillo market area, no specific concessions were noted. Similar to the market, Villa Las Posas reported that they are not offering concessions for leasing vacant units. Concession will not likely be part of the market and used only to stimulate any unforeseen vacancies. They should, however, not be of any major significance to a property like the subject.

Absorption Trends

An assisted living facility generally exhibits lower initial absorption patterns during the first year of any of the senior housing community types (independent, assisted and CCRCs). Occupancy

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COMPETITIVE MARKET ANALYSIS

data compiled by the American Seniors Housing Association (ASHA) was previously summarized in the Assisted Living Industry Overview. The industry data indicated that initial absorption of new residents for all facility types is strong in the first month, then it tapers off dramatically during the following months. Specifically, net absorption averaged 11.7 residents for the Month 1, 5.2 residents for Months 2 – 6, 2.9 residents for Months 7 – 12, and 2.2 residents during Year 2.

Villa Las Posas opened in 1997. Its occupancy levels have been inconsistent over the last few years. Occupancy was 98 percent in 2000, 95 percent in 2001, 84 percent in 2002 and equated to 90 percent annualized for 2003. At the time of our inspection, the subject was 97 percent occupied.

Senior Demographics

We have evaluated the current and future market potential by analyzing demographic trends and the supply of elderly housing in the facility’s market area. Most market areas for assisted living are considered to comprise up to five miles for the primary area and up to 10 to 20 miles for the secondary area. As was discussed earlier, the primary market area for the subject is considered to effectively encompass an area of approximately five miles and a secondary area of approximately seven miles. This assumption was based on our review of the demographics of the area, trends on where most of the competition is being constructed, as well as from discussions with facility’s Executive Director regarding its primary market area.

The demographic data used in our analysis was compiled by Claritas, Inc. The data includes figures for the most recent census year in 2002 estimates and projections for the year 2007. For purposes of this analysis, we have relied upon the 2002 estimates for current demographic information. Additional state and national information has also been obtained from A Profile of Older Americans: 2001, prepared by the American Association of Retired Persons and the Administration on Aging and based on data from the U.S. Bureau of the Census.

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COMPETITIVE MARKET ANALYSIS
Senior Population/Growth Rates

Population and growth statistics for the subject’s primary and secondary market area is shown in the following chart.

Population Statistics

	PMA		SMA
	5 Miles		7 Miles

	Population	%	Population	%

2000
Total *	67,498		185,873
65+	10,176	15.1%	21,211	11.4%
75+	5,552	8.2%	10,674	5.7%
85+	1,429	2.1%	2,597	1.4%
2002	Estimate
Total *	68,780		191,108
65+	10,310	15.0%	21,666	11.3%
75+	5,745	8.4%	11,110	5.8%
85+	1,530	2.2%	2,807	1.5%
2007	Projection
Total *	71,955		203,885
65+	10,775	15.0%	23,026	11.3%
75+	5,942	8.3%	11,675	5.7%
85+	1,710	2.4%	3,195	1.6%

* Total population unadjusted for age
Source: Claritas, Inc.

Growth Rates

	PMA		SMA
	5 Miles		7 Miles

	Total	Annual	Total	Annual

2000-2007
Total *	6.6%	0.9%	9.7%	1.3%
65+	5.9%	0.8%	8.6%	1.2%
75+	7.0%	1.0%	9.4%	1.3%
85+	19.7%	2.6%	23.0%	3.0%
2000-2002
Total *	1.9%	0.9%	2.8%	1.4%
65+	1.3%	0.7%	2.1%	1.1%
75+	3.5%	1.7%	4.1%	2.0%
85+	7.1%	3.5%	8.1%	4.0%
2002-2007
Total *	4.6%	0.9%	6.7%	1.3%
65+	4.5%	0.9%	6.3%	1.2%
75+	3.4%	0.7%	5.1%	1.0%
85+	11.8%	2.2%	13.8%	2.6%

* Total population unadjusted for age
Source: Claritas, Inc.

The population in the subject’s market area indicates a moderate level of demand for senior housing. As seen from the data, the elderly population is growing in terms of absolute numbers and as a percentage of total population. Comparatively, the national average of residents age 65+ constituted 13.0 percent of the total population in 2000 according to Claritas, Inc. The subject’s primary market area indicates a slightly higher ratio of similar aged older population to the national average.

Adult Children Population/Growth Rates

We have also analyzed population trends for what the industry refers to as “adult children”. This segment of the population generally plays a significant role in the placement of a senior in a senior housing facility. This is especially true as many seniors or elderly will relocate to be near their adult children or relatives. This fact is widely recognized by senior housing operators who indicate that market areas exhibiting a higher concentration of adults between the age of 45 and 65 can generally support a much larger supply of senior housing than would be shown through analyzing only the percentage of seniors currently residing in the market area. This situation is more prevalent with regard to higher levels of care such as assisted living and nursing. Population and growth statistics for the subject’s primary market (PMA), as well as the secondary market (SMA) areas for these age groups are shown below

VALUATION SERVICES	39	ADVISORY GROUP

COMPETITIVE MARKET ANALYSIS

Population Statistics - Adult Children

	PMA		SMA

	Population	%	Population	%

2000
Total *	67,498		185,873
45 - 54	9,039	13.4%	22,222	12.0%
55 - 59	3,403	5.0%	7,753	4.2%
60 - 64	2,649	3.9%	6,191	3.3%
2002	2002
Total *	68,780		191,108
45 - 54	9,515	13.8%	23,652	12.4%
55 - 59	3,777	5.5%	8,701	4.6%
60 - 64	2,795	4.1%	6,621	3.5%
2007	2007
Total *	71,955		203,885
45 - 54	10,443	14.5%	26,573	13.0%
55 - 59	4,499	6.3%	10,607	5.2%
60 - 64	3,502	4.9%	8,458	4.1%

* Total population unadjusted for age
Source: Claritas, Inc.

Growth Rates - Adult Children

	PMA		SMA

	Total	Annual	Total	Annual

2000-2007
Total *	6.6%	0.9%	9.7%	1.3%
45 - 54	15.5%	2.1%	19.6%	2.6%
55 - 59	32.2%	4.1%	36.8%	4.6%
60 - 64	32.2%	4.1%	36.6%	4.6%
2000-2002
Total *	1.9%	0.9%	2.8%	1.4%
45 - 54	5.3%	2.6%	6.4%	3.2%
55 - 59	11.0%	5.4%	12.2%	5.9%
60 - 64	5.5%	2.7%	6.9%	3.4%
2002-2007
Total *	4.6%	0.9%	6.7%	1.3%
45 - 54	9.8%	1.9%	12.3%	2.4%
55 - 59	19.1%	3.6%	21.9%	4.0%
60 - 64	25.3%	4.6%	27.7%	5.0%

* Total population unadjusted for age
Source: Claritas, Inc.

As shown, the 45 to 64 age group showed strong growth between 2000 and 2002 in both the primary and secondary market area. Going forward, this age group is forecast to grow at higher rates. Overall, adult children are expected to contribute positively towards living options for the subject and its market area.

Income and Households

In addition to the absolute number and growth of the elderly population, the number of households with appropriate income levels will dictate the actual population available to support the subject. Statistics on income levels are typically presented by the household. We note that in the case of the elderly, most households include a single adult. For comparison purposes it is therefore reasonable to utilize the household statistics. Furthermore, the housing cost and income requirements for a second person are significantly less than the primary occupant.

Compared with the local competition, the subject has monthly rates in the lower end of the range. To afford the various accommodations at the subject, it is estimated that an average annual income of $38,800 would be necessary. We have utilized the average projected revenue per resident of approximately $33,000 as calculated in the Income Capitalization Approach to value. We have assumed that a resident would spend approximately 85 percent of their income on housing, meals and utilities. The balance of the income is required for taxes, insurance, and personal needs. By dividing the $33,000 by 85 percent we arrive at an average income of $38,800, rounded.

Assuming no child subsidy, it is estimated that most residents would require an annual income of $38,800 or more to afford the majority of the accommodations at the subject. We note that this is a conservative assumption given that there are a significant number of elderly who are receiving some form of child subsidy. Furthermore, these indicators are somewhat skewed given that there are recent findings suggesting that the elderly are indeed spending down their assets other than income from their house while residing in senior living facilities. Given the relatively short term of stay anticipated in these facilities, it is reasonable to assume that there would be a greater spend-down of assets. Reference is made to the findings in the State of

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COMPETITIVE MARKET ANALYSIS

Seniors Housing Report, 2002 published by the Americans Senior Housing Association, which cites the average length of stay in an assisted living facility to be 18 months.

We also note that the indicated income level does not account for child subsidies or a sale of a home. According to the Claritas report, 66.3 percent of the 65+-householder population owns their own residences in the primary market area and the median housing value was reported to be $358,523 in 2002 . Given that the elderly population typically own their residence free and clear, it is reasonable to assume that there would be additional income available from the sale of a residence which could be amortized over the length of stay. Given the average price of a house and that the majority of the elderly own their houses free and clear, we have assumed that this cash would provide for additional income of say $21,511 annually or a safe rate of return of 6.0 percent of the investment (6.0 percent x $358,523).

After accounting for this ($38,800 - $21,511 = $17,300), we have considered still considered an income qualifier of $25,000 to be a reasonable threshold for entrance to the subject facility due to the rent structure at the property. Reference is made to the table below for a summary of household income for the income qualifiers in the $25,000+ range.

Income Statistics

Households With Incomes Greater Than            $25,000

	PMA		SMA
	5 Miles		7 Miles

	Total	%	Total	%

2002
* Total 65+	6,514	—	13,035	—
65+	5,857	89.9%	11,317	86.8%
75+	3,394	52.1%	5,979	45.9%
85+	868	13.3%	1,453	11.1%
2007
* Total 65+	6,894	—	13,768	—
65+	6,358	92.2%	12,407	90.1%
75+	3,660	53.1%	6,546	47.5%
85+	1,036	15.0%	1,744	12.7%

* Unadjusted for Income
Source: Claritas, Inc.

Income Statistics - Growth Rates

Households With Incomes Greater Than            $25,000

	PMA		SMA
	5 Miles		7 Miles

2002-2007	Total	Annual	Total	Annual

* Total 65+	5.8%	1.1%	5.6%	1.1%
65+	8.6%	1.7%	9.6%	1.9%
75+	7.8%	1.5%	9.5%	1.8%
85+	19.4%	3.6%	20.0%	3.7%

* Unadjusted for Income
Source: Claritas, Inc.

We have found that for households over $25,000 within our primary market area in 2002 (5-mile radius), there were 5,857 for the 65+ age group, 3,394 for the 75+ age group and 868 for the 85+ age group. The number of households earning $25,000 or more in the primary market area is anticipated to increase over the next five years at an annual average rate of 1.66 percent for age 65+ households, 1.52 percent per year for age 75+ and 3.60 percent for the age 85+ households. Overall, these figures appear to be consistent with the population trends.

Penetration Rates

A market penetration analysis provides insight into project feasibility. It indicates the ability of a project to lease-up or maintain stabilized operation based on a ratio analysis of other geographic areas (units to population) applied to the subject’s market area. The applicability of the penetration analysis is dependent on the similarities of the area analysis to the subject area. Other factors may cause variations in the penetration rates in an individual market such as competition from similar property types (assisted versus independent living) and unique market demand characteristics (urban versus rural). Given the relatively small number of units and population in an individual area, some divergence from the macro ratio is not unlikely.

VALUATION SERVICES	41	ADVISORY GROUP

COMPETITIVE MARKET ANALYSIS

In this analysis we have defined the penetration rate to be the percentage of primary market assisted living units to age and income-qualified residents. The 2002 penetration rate is compared to that projected for 2007 based on a supply increase of 25 percent. While there are no firm industry standards for penetration rates, studies across the country suggest that assisted living penetration rates up to 7.0 percent reflect good markets or markets in equilibrium. These percentages have been provided by the MDS Research Company, Inc., who specializes in the market and feasibility analysis of senior housing facilities. Furthermore, a Cushman & Wakefield survey of over 120 senior housing markets across the nation supports acceptable penetration rates of 7.0 percent or below.

Through a review of senior demographics, industry surveys noted above and local market characteristics; we have utilized the following criteria to determine the subject’s market area characteristics.

MARKET CLASSIFICATIONS

	Market Wide	Market Penetration	Rent
Type of Market	Occupancy	Rate	Concessions

Good	90%+	Up to 3.9%	None
Equilibrium	80 – 89%	4.0% – 6.9%	Nominal
Saturation	70 – 79%	7.0% – 9.9%	Moderate
Saturated (Over Built)	69% and Below	10% and Above	Substantial

Nationally, it is generally anticipated that 60 to 70 percent of residents will come from the primary market area and an additional 15 to 20 percent will be from the secondary market area. The remainder of the residents will generally be from other areas and have relocated to be closer to family members. Primary market residents lost to other market areas generally offset residents coming from the secondary market.

The demand for elderly housing is determined by analyzing the relationship between the supply of senior housing units and the number of qualified residents with adequate income to afford the units. In general, a higher ratio of qualified residents, coupled with a high overall occupancy in the area indicates a strong demand for senior housing. At the same time, a low ratio of units to available households coupled with a high occupancy also indicates a high demand. A low occupancy for the area always indicates a low demand. In other words, the ratio of qualified residents is only one component.

We have calculated the market wide occupancy as of the date of inspection for the subject’s primary market area. The primary competing facilities in the PMA, including the subject, are shown in the following table. We acknowledge that the following summary of properties may not represent all of the facilities in the market area, but are what we believe to be the most competitive to the subject.

VALUATION SERVICES	42	ADVISORY GROUP

COMPETITIVE MARKET ANALYSIS

MARKET OCCUPANCY CHARACTERISTICS
Primary Market Area

Name	No. Units	Occupancy	Occupied Units

AlamaVia of Camarillo	78	95%	74
Wilshire/Heritage House	123	93%	114
Brighton Gardens Assisted Living	120	91%	109
SUBJECT	123	97%	119

Totals	444	94%	417

These, along with the previous factors shown will be used in our age and income qualified penetration analysis that follows.

Age and Income Qualified Penetration Analysis

In our analysis we have assumed that 70 percent of the residents will come from the primary market area. We note that the population in the area is moderate and that the general population is increasing and the elderly population is on the rise. This suggests that the subject facility will have to place greater weight on attracting residents to move to be close to family members. We note that areas where the younger population is expanding would be more apt to attract residents from outside the community to move to be closer to their children.

Based on the population and income data presented earlier, the following chart shows our market penetration analysis for the subject.

Market Penetration Analysis
Primary Market Area
5 Miles

	2002	2007
65+ Income Qualified Households	5,857	6,358
Average Household Size*	1.58	1.56

Available Persons	9,270	9,937
Total Supply**	444	555
Required Resident % From PMA	70%	70%

Required Residents	311	389
Available Persons	9,270	9,937
Indicated Penetration Rate***	3.35%	3.91%

*     Total 65+ Population Divided by Total 65+ Households

**     No. of assisted living units (includes dementia) in primary market area. 2007 figure accounts for 25 percent new or forecast competition

***     Required Residents divided by Available Persons

Source: Claritas, Inc.

Based on the data, the indicated penetration rate for the subject in 2002 is 3.35 percent. The projected growth of 25 percent in the unit supply in the next five years indicates a penetration rate of 3.91 percent in 2007.

VALUATION SERVICES	43	ADVISORY GROUP

COMPETITIVE MARKET ANALYSIS

Based on the market classification chart presented earlier, penetration rates of up to 3.9 percent were classified for good markets, 4.0 to 6.9 percent signifies the market is at equilibrium, 7.0 to 9.9 percent indicates a market is nearing saturation and rates above 10 percent signify the market is saturated.

The subject’s indicated penetration rate for 2002 signifies that there is good demand in the primary market area. Even assuming a 25 percent increase in supply over the next five years indicates good demand in the primary market area.

Conclusion

Overall, these findings suggest that there appears to be good demand for the subject facility in the primary market area from both the general population base and the project specific targeting. Based on the current inventory, the subject’s primary market area is not close to reaching a saturation point. Also, the lack of rent concessions is positive. Further, current statistics appear to be leaning towards a greater spend down of assets by the elderly and that traditional income levels may be conservative. With this in mind, and based on the indicated penetration rate of 3.35 percent for the general population, there appears to be an adequate marketplace for the subject facility.

Market Rate Comparisons

On the following pages are data sheets of the facilities we have compared with the subject. A map showing their location follows these pages. Exclusive of Hillcrest Inn, all of the facilities are noted as being located in the subject’s primary market area (PMA). Hillcrest Inn is located within the secondary market area (SMA).

VALUATION SERVICES	44	ADVISORY GROUP

COMPETITIVE MARKET ANALYSIS

Senior Housing Rent No.	1

AlamaVia of Camarillo
2500 Ponderosa Drive, North
Camarillo, CA

Property Type:	ALF

Verification:	Pat Muntz
Community Relations Director 805-388-5277 10/27/03

No. Units	Unit Types	Occupancy

60	Assisted Living Units	95%
18	Alzheimer Units/Beds	95%

78	Total Units/Beds	95%

Rent Schedule

	Assisted Living			Unit Size			Dementia			Unit Size
Unit Description	Monthly Rent Range			Range			Monthly Rent Range			Range
Semi-Private	—	to	—	—	to	—	—	to	—	—	to	—
Studio	$2,770	to	$2,950	424	to	424	—	to	—	—	to	—
Studio Alcove	—	to	—-	—	to	—	—	to	—	—	to	—
One-Bedroom	$3,080	to	$3,315	537	to	537	—	to	—	—	to	—
Two-Bedroom	—	to	—	—	to	—	—	to	—	—	to	—
Cottage/Villa	—	to	—	—	to	—	—	to	—	—	to	—
2nd Occupant Rent	$700	to	$700				—	to	—
Additional Personal Care	—	to	—				—	to	—
Community Fee	$1,500	to	$1,500

Basic Service Care Package:			Additional Care:
Meals:	3		Care Hours Included in Base Rate:
Utilities:	Water/Sewer	X	Additional Personal Care Charges	Points Ala Carte Levels
	Electricity	X
	Cable TV	X
	Telephone		Incontinence Care:	Yes
Housekeeping:	Weekly	X	Dressing Assistance:	Yes
Activities:	Daily	X	Bathing Assistance:	Yes
Transportation:	Bus Van Limo	X	Medication Assistance:	Yes
Security (Hrs):	24	X	Alzheimer Dementia Area:	Secured
Nursing Staff:	CNA RN LPN	X

Improvement Description

Year Opened	2001	Common Area	Lobby	X	Dining Room	X
Construction Type	Wood Frame		Activity	X	Salon	X
Floors	2		Library	X	Laundry	X
Site Suitability	Good
Construction Quality	Good	Unit Amenities	Call System	X	Fire Detectors	X
Exterior Siding	Stucco		Pvt Bath	X	Shared Bath	No
Roofing	Shingles		Kitchenettes	Yes
Building Area (Sq. Ft.)	N/A
Condition	Good	HVAC System	Central/Wall Units
Effective Age (Yrs):	N/A	Covered Parki	No

Remarks:	Almavia of Carmarillo is located approximate four miles east of the subject. Facility is owned by Elder Care Alliance. The site is suitable for senior housing development. Visibility is and access is good. This facility offers assisted living and Alzheimer care.

VALUATION SERVICES	45	ADVISORY GROUP

COMPETITIVE MARKET ANALYSIS

Senior Housing Rent No. 2

Wilshire/Heritage House
903 Carmen Drive
Camarillo, CA

Property Type:	ALF

Verification:	Marketing Director
805-484-2777
10/27/03

No. Units	Unit Types	Occupancy

123	Assisted Living Units	93%
0	Alzheimer Units/Beds	0%

123	Total Units/Beds	93%

Rent Schedule

	Assisted Living			Unit Size			Dementia			Unit Size
Unit Description	Monthly Rent Range			Range			Monthly Rent Range			Range
Semi-Private	—	to	—	—	to	—	—	to	—	—	to	—
Studio	$1,950	to	$1,950	235	to	300	—	to	—	—	to	—
Studio Alcove	—	to	—	—	to	—	—	to	—	—	to	—
One-Bedroom	$2,750	to	$2,750	450	to	450	—	to	—	—	to	—
Two-Bedroom	—	to	—	—	to	—	—	to	—	—	to	—
Cottage/Villa	—	to	—	—	to	—	—	to	—	—	to	—
2nd Occupant Rent	—	to	—				—	to	—
Additional Personal Care	—	to	—				—	to	—
Community Fee	—	to	—

Basic Service Care Package:			Additional Care:
Meals:	3		Care Hours Included in Base Rate:
Utilities:	Water/Sewer	X	Additional Personal Care Charges
	Electricity	X
	Cable TV	X
	Telephone		Incontinence Care:	Yes
Housekeeping:	Weekly Bi-Weekly	X	Dressing Assistance:	Yes
Activities:	Daily	X	Bathing Assistance:	Yes
Transportation:	Bus Van Limo	X	Medication Assistance:	Yes
Security (Hrs):	24	X	Alzheimer Dementia Area:	No
Nursing Staff:	CNA RN LPN	X

Improvement Description

Year Opened	1974	Common Area	Lobby	X	Dining Room	X
Construction Type	Wood Frame		Activity	X	Salon	X
Floors	2		Library	X	Laundry	X
Site Suitability	Average
Construction Quality	Average	Unit Amenities	Call System	X	Fire Detectors	X
Exterior Siding	Stucco		Pvt Bath	X	Shared Bath	No
Roofing	Shingles		Kitchenettes	Yes
Building Area (Sq. Ft.)	N/A
Condition	Average	HVAC System	Central/Wall Units
Effective Age (Yrs):	N/A	Covered Parki	No

Remarks:	This is a large assisted living facility located in Carmarillo. The facility offers only assisted living. The site is suitable for senior housing development. Visibility is and access is good. This facility offers only assisted living care.

VALUATION SERVICES	46	ADVISORY GROUP

COMPETITIVE MARKET ANALYSIS

Senior Housing Rent No. 3

Brighton Gardens Assisted Living
6000 Santa Rosa Road
Camarillo, CA

Property Type:	ALF/ALZ

Verification:	Sales Manager
805-388-8086
10/27/03

No. Units	Unit Types	Occupancy

90	Assisted Living Units	88%
30	Alzheimer Units/Beds	100%

120	Total Units/Beds	91%

Rent Schedule

	Assisted Living			Unit Size			Dementia			Unit Size
Unit Description	Monthly Rent Range			Range			Monthly Rent Range			Range
Semi-Private	$2,000	to	$2,740	400	to	400	—	to	—	—	to	—
Studio	$2,830	to	$3,470	400	to	400	—	to	—	—	to	—
Studio Alcove	—	to	—	—	to	—	—	to	—	—	to	—
One-Bedroom	$3,590	to	$3,800	510	to	510	—	to	—	—	to	—
Two-Bedroom	—	to	—	—	to	—	—	to	—	—	to	—
Cottage/Villa	—	to	—	—	to	—	—	to	—	—	to	—
2nd Occupant Rent	$800	to	$800				—	to	—
Additional Personal Care	$243	to	$1,460				—	to	—
Community Fee	1 Mo. Rent	to	1 Mo. Rent

Basic Service Care Package:			Additional Care:
Meals:	3		Care Hours Included in Base Rate:	0.5
Utilities:	Water/Sewer	X	Additional Personal Care Charges	Levels
	Electricity	X
	Cable TV	X
	Telephone		Incontinence Care:	Yes
Housekeeping:	Weekly	X	Dressing Assistance:	Yes
Activities:	Daily	X	Bathing Assistance:	Yes
Transportation:	Bus Van Limo	X	Medication Assistance:	Yes
Security (Hrs):	24	X	Alzheimer Dementia Area:	Secured
Nursing Staff:	CNA RN LPN	X

Improvement Description

Year Opened	2000	Common Area	Lobby	X	Dining Room	X
Construction Type	Wood Frame		Activity	X	Salon	X
Floors	2		Library	X	Laundry	X
Site Suitability	Good
Construction Quality	Good	Unit Amenities	Call System	X	Fire Detectors	X
Exterior Siding	Stucco		PvtBath	X	Shared Bath	No
Roofing	Shingles		Kitchenettes	Yes
Building Area (Sq. Ft.)	N/A
Condition	Good	HVAC System	Central/Wall Units
Effective Age (Yrs):	N/A	Covered Parki	No

Remarks:	Brighton Gardens is located approximately 6 miles east of the subject. This facility was owned and operated by Marriott until March 2003 when it was acquired by Sunrise Assisted Living. This property offers three levels of care, assisted living, Alzheimer’s and skilled nursing. The site is suitable for senior housing development. Visibility and access is good. Adjacent development is complimentary.

VALUATION SERVICES	47	ADVISORY GROUP

COMPETITIVE MARKET ANALYSIS

Senior Housing Rent No. 4

Hillcrest Inn
405 Hodencamp Road
Thousand Oaks, CA

Property Type:	ALF

Verification:	Marianne Knight
Sales and Marketing Director
805-373-0606
10/27/03

No. Units	Unit Types	Occupancy

138	Assisted Living Units	100%
0	Alzheimer Units/Beds	0%

138	Total Units/Beds	100%

Rent Schedule

	Assisted Living			Unit Size			Dementia			Unit Size
Unit Description	Monthly Rent Range			Range			Monthly Rent Range			Range
Semi-Private	—	to	—	—	to	—	—	to	—	—	to	—
Studio	$2,600	to	$2,600	340	to	340	—	to	—	—	to	—
Studio Alcove	—	to	—	—	to	—	—	to	—	—	to	—
One-Bedroom	$3,000	to	$3,300	409	to	483	—	to	—	—	to	—
Two-Bedroom	$3,650	to	$3,650	612	to	612	—	to	—	—	to	—
Cottage/Villa	—	to	—	—	to	—	—	to	—	—	to	—
2nd Occupant Rent	—	to	—				—	to	—
Additional Personal Care	—	to	—				—	to	—
Community Fee	—	to	—

Basic Service Care Package:			Additional Care:
Meals:	3		Care Hours Included in Base Rate:	0.5
Utilities:	Water/Sewer	X	Additional Personal Care Charges	Points and Levels
	Electricity	X
	Cable TV	X
	Telephone		Incontinence Care:	Yes
Housekeeping:	Weekly Bi-Weekly	X	Dressing Assistance:	Yes
Activities:	Daily	X	Bathing Assistance:	Yes
Transportation:	Bus Van Limo	X	Medication Assistance:	Yes
Security (Hrs):	24	X	Alzheimer Dementia Area:	No
Nursing Staff:	CNA RN LPN	X

Improvement Description

Year Opened	1988	Common Area	Lobby	X	Dining Room	X
Construction Type	Wood Frame		Activity	X	Salon	X
Floors	2		Library	X	Laundry	X
Site Suitability	Good
Construction Quality	Average	Unit Amenities	Call System	X	Fire Detectors	X
Exterior Siding	Stucco		Pvt Bath	X	Shared Bath	X
Roofing	Shingles		Kitchenettes	Yes
Building Area (Sq. Ft.)	N/A
Condition	Average	HVAC System	Central/Wall Units
Effective Age (Yrs):	N/A	Covered Parki	No

Remarks:	Hillcrest Inn is a sister facility of the subject and is located approximately 13 miles east of the subject. This property is owned and operated by ARV Assisted Living. The site is suitable for senior housing development. Visibility and acces is good. Adjacent development is complimentary.

VALUATION SERVICES	48	ADVISORY GROUP

COMPETITIVE MARKET ANALYSIS

RENT COMPARABLE MAP

VALUATION SERVICES	49	ADVISORY GROUP

COMPETITIVE MARKET ANALYSIS

Direct Comparisons

As a basis for comparing the subject’s asking rental rates to the comparables shown in the previous summary, we have classified each comparable in relation to the subject as either similar, inferior, or superior. The overall classification was based on the five primary factors (aside from pricing) used by potential residents in choosing an assisted living facility. These factors are based on our discussions with hundreds of marketing directors and administrators across the nation. The five main factors in order of importance are as follows: reputation for quality care or social status of the facility; age and condition of the building; unit sizes; amenities and planned activities; and location.

Based on our physical inspection of the comparables and the subject, discussion with local market participants, and interviews with marketing directors, we have classified the comparables as follows:

Rental No.	Comparison To Subject

1	Similar
2	Inferior
3	Superior
4	Similar

Rental Rate Analysis

The assisted living rates at Villa Las Posas include three meals per day, weekly housekeeping/laundry, utilities (except for telephone), activities and scheduled transportation.

A summary of the asking or street rents for the subject, as well as the rates for the competitive properties are shown below.

Studio Units – Assisted Living

The following chart indicates the asking rates for assisted living studio units at the subject, as well as the comparables:

Studio Units - AL

Facility Name	Unit Size (SF)			Rental Range

AlamaVia of Camarillo	424	-	424	$2,770	-	$2,950
Wilshire/Heritage House	235	-	300	$1,950	-	$1,950
Brighton Gardens Assisted Living	400	-	400	$2,830	-	$3,470
Hillcrest Inn	340	-	340	$2,600	-	$2,600
SUBJECT	380	-	402	$2,200	-	$2,850
Range (Excluding Subject)	235	-	424	$1,950	-	$3,470

The comparables indicate a range of asking rents from $1,950 to $3,470 per month, with the subject’s asking rent of $2,200 to $2,850 per month falling within the indicated range. According

VALUATION SERVICES	50	ADVISORY GROUP

COMPETITIVE MARKET ANALYSIS

to the rent roll, actual rents being paid for a studio apartment at the subject range from $1,600 to $2,850 with an average rate of $2,456 per month. The current average asking rent at the subject is $2,525 per month for a studio unit. Based on the subject’s historical performance as well local market conditions, a monthly rent of $2,500 per month has been used in our analysis for studio units.

One-Bedroom Units – Assisted Living

The following chart indicates the asking rates for assisted living one-bedroom units at the subject, as well as the comparables:

One-Bedroom Units - AL

Facility Name	Unit Size (SF)			Rental Range

AlamaVia of Camarillo	537	-	537	$3,080	-	$3,315
Wilshire/Heritage House	450	-	450	$2,750	-	$2,750
Brighton Gardens Assisted Living	510	-	510	$3,590	-	$3,800
Hillcrest Inn	409	-	483	$3,000	-	$3,300
SUBJECT	504	-	507	$2,850	-	$3,650
Range (Excluding Subject)	409	-	537	$2,750	-	$3,800

The comparables indicate a range of asking rents from $2,750 to $3,800 per month, with the subject’s asking rent of $2,850 to $3,650 per month falling within the indicated range. According to the rent roll, actual rents being paid for a one-bedroom apartment at the subject range from $2,400 to $3,650 with an average rate of $3,201 per month. The current average asking rent at the subject is $3,250 per month. Based on the subject’s historical performance as well local market conditions, a monthly rent of $3,200 per month has been used in our analysis for one-bedroom units.

Summary/Conclusion

The subject is one of several competing facilities in the marketplace and offers assisted living units. The subject’s occupancy level over the last several years has been consistently high with the exception of 2002. The subject rates are generally at the lower end of the range indicated by the competition along with its sister facility although it appears to be reflective of market rates. Concessions are not prevalent in the marketplace. The subject’s current occupancy of 97 percent reflects its ability to continue to attract, as well as retain residents and suggests that there is a good marketplace for this type of facility and which should continue into the foreseeable future.

VALUATION SERVICES	51	ADVISORY GROUP

SITE DESCRIPTION

Location:	24 Las Posas Road Camarillo, Ventura County, California The site is located at the southeast corner of the Las Posas Road and Crestview Avenue in the city of Camarillo.

Shape:	Irregular

Topography:	Below street grade and sloping to the south.

Land Area:	3.0400 gross acres (3.0413 net acres) 132,47837 gross square feet (132,478 net square feet)

Frontage, Access, Visibility:	The subject site has 833 feet of frontage along Las Posas Road (approximately 333 feet to the west; 500 fee to the north) with irregular depth. The site is a corner parcel and access is provided via curb cuts on the south side of Las Posas Road. Visibility and access is considered good.

Soil Conditions:	We did not receive nor review a soil report. However, we assume that the soil’s load-bearing capacity is sufficient to support existing and/or proposed structure(s). We did not observe any evidence to the contrary during our physical inspection of the property. Drainage appears to be adequate.

Utilities

Water:	City of Camarillo

Sewer:	Camarillo Sanitary District

Electricity:	Southern California Edison Company

Gas:	Southern California Gas Company

Telephone:	Pacific Bell

Site Improvements:	The site improvements include asphalt paved parking areas, concrete walkways, landscaping, yard lighting and drainage.

Land Use Restrictions:	We were not given a title report to review. We do not know of any easements, encroachments, or restrictions that would adversely affect the site’s use. However, we recommend a title search to determine whether any adverse conditions exist.

Flood Map:	National Flood Insurance Rate Map Community Map 065020 0001B, effective date September 29, 1986.

Flood Zone:	Flood Zone B-Areas outside of the 100-and 500-year floodplains. An underground flood control easement crosses the southeastern portions of the site and this easement is located in Flood Zone B. Flood insurance is not required.

Wetlands:	We were not given a Wetlands survey. If subsequent engineering data reveal the presence of regulated wetlands, it could materially affect property value. We did not note any presence of wetlands during our inspection We recommend a wetlands survey by a competent engineering firm.

VALUATION SERVICES	52	ADVISORY GROUP

SITE DESCRIPTION

Seismic Hazard:	The site is located in a Special Study Zone as established by California’s Alquist-Priolo Geological Hazards Act. Several earthquake faults crisscross Camarillo and could impact the subject; the subject has been built to comply with all local seismic code requirements.

Hazardous Substances:	We observed no evidence of toxic or hazardous substances during our inspection of the site. However, we are not trained to perform technical environmental inspections and recommend the services of a professional engineer for this purpose.

Overall Functionality:	The subject site is functional for the current use.

VALUATION SERVICES	53	ADVISORY GROUP

IMPROVEMENTS DESCRIPTION

The following description of improvements is based upon our physical inspection of the improvements along with our discussions with the Executive Director. Please refer to the floor plans in the Addenda.

The facility was constructed in 1997 and contains 88,368 square feet of gross building area within one, three-story building. The facility contains 123 units and is licensed for 140 beds. The unit mix for the development is as follows.

Villa Las Posas

		Unit	Ave.
	No.	Size	Unit	Total
Description	Units	Sq.Ft.	Sq.Ft.	Sq.Ft.

Assisted Living
Studio	79	380-402	400	31,600
One-Bedroom	44	504-507	505	22,220

Totals	123		438	53,820

The subject’s main entrance is located on the second level of the facility due to the slope of the site. This main level contains the main entrance and lobby, administrative offices, wellness center, living room, private dining room, employee lounge, beauty salon, recreation room, activity room, two public restrooms and resident units. The second or top floor contains the main dining room, a private dining room, commercial kitchen, activity room, and resident units. The “lower level” includes resident units as well as mechanical and storage rooms. Access to all of the floors is provided by two elevators and three stairwells.

General Description

Year Built:	1997

Number of Buildings:	One

Number of Stories:	Three

Gross Building Area:	88,368 square feet

Number of Units:	123

Number of Licensed Beds:	140

Design and Functionality:	The building is an assisted living property of good quality construction. The improvements have good appeal to prospective assisted living residents.

Amenities:	Dining Room, Private Dining Room, Living Room, Wellness Center, Sitting Areas, Administrative Offices, Activity Rooms, Resident Laundry, Commercial Laundry, Kitchen, Beauty Salon, Library, Enclosed Courtyard.

VALUATION SERVICES	54	ADVISORY GROUP

IMPROVEMENTS DESCRIPTION

Construction Detail

Basic Construction:	Wood frame

Foundation:	Poured concrete slab

Framing:	Wood wall construction.

Floors:	Reinforced concrete poured over gravel. The upper floor is bridged by wood stud floor beams.

Exterior Walls:	The exterior facade of the building consists of stucco.

Roof Cover:	Wood truss roofing system covered clay tile.

Windows:	Units have thermal windows in aluminum vinyl frames. The windows are single pane with sliders.

Mechanical Detail

Heating:	The common areas of the building is heated and cooled by common gas fired HVAC systems. All of the units have “through wall” HVAC units

Plumbing:	The plumbing system is assumed to be adequate for existing use and in compliance with local law and building codes. The plumbing system is typical of other assisted living properties in the area with a combination of copper supply lines and plastic or cast iron waste and vent lines throughout the improvements.

Electrical Service:	Electricity for the building is obtained through low voltage underground power lines. Electrical service appears adequate.

Emergency Power:	The building’s electrical system is backed by one emergency natural gas generator serving all building safety and support systems.

Elevator Service:	The building contains two elevators.

Fire Protection:	The building is fire sprinklered. Each apartment has electric smoke detectors in compliance with local code.

Security:	Resident call systems in all of the resident living areas and bathrooms, as well as emergency battery back-up lighting system and corridor handrails on both sides.

Interior Detail

Layout:	The building is designed in an irregular shape. The resident living units include all studios and one-bedroom, all of which have kitchenettes. The kitchenette consists of a sink, microwave, small refrigerator, countertop and cabinets. All units have baths with a sink, toilet and prefabricated shower stalls.

Overall, the unit sizes and layouts are typical for assisted living. Reference is made to the unit and floor plans in the Addenda.

Floor Covering:	Carpet in the unit with sheet vinyl tile in the bathroom.

VALUATION SERVICES	55	ADVISORY GROUP

IMPROVEMENTS DESCRIPTION

Walls:	Painted and textured gypsum board.

Ceilings:	Acoustical tile.

Bathrooms:	Each resident unit is equipped with a full bathroom. All bathrooms consist of a walk-in shower with wall-mounted showerhead, toilet and sink and sheet vinyl floor covering, and a combination wall papered gypsum board walls.

Kitchen Facilities:	All meals for the residents are prepared in a central kitchen. Equipment includes a gas range, steel hood with fire suppression system, dishwashers, stainless steel preparation tables, walk-in coolers and walk-in freezers.

Site Improvements

Parking:	86 spaces (0.70: Unit).

Onsite Landscaping:	A variety of trees, shrubbery and grass.

Other:	Other site improvements include paved asphalt parking areas, concrete walkways, landscaping, yard lighting and drainage as well as fencing.

Summary

Condition:	The subject improvements are in good condition. The improvements have been well maintained and provide a good appearance relative to competing buildings within its market. The improvements were upgraded in 2000.

We did not inspect the roof of the building or make a detailed inspection of the mechanical systems. The appraisers, however, are not qualified to render an opinion as to the adequacy or condition of these components. The client is urged to retain an expert in this field if detailed information is needed about the adequacy and condition of mechanical systems.

Quality:	The overall quality of the improvements is rated as good and is consistent with the competition in the market area.

Layout & Functional Plan:	Good. The facility is considered to be functional for its current use. There are adequate common areas and units are considered to be comparable too most competing projects within the area. The furnishings and fixtures appear to be of good quality. The living area of the facility equates to around 60 percent of the total area. This equates to around 40 percent of the facility being designated common area, somewhat similar to today’s design of around 40 percent to 60 percent common area.

Year Built:	1997

Effective Age:	5 years

Expected Economic Life:	50 years

Remaining Economic Life:	45 years

VALUATION SERVICES	56	ADVISORY GROUP

IMPROVEMENTS DESCRIPTION

Americans With Disabilities Act

The Americans With Disabilities Act (ADA) became effective January 26, 1992. We have not made, nor are we qualified by training to make, a specific compliance survey and analysis of this property to determine whether or not it is in conformity with the various detailed requirements of the ADA. It is possible that a compliance survey and a detailed analysis of the requirements of the ADA could reveal that the property is not in compliance with one or more of the requirements of the Act. If so, this fact could have a negative effect upon the value of the property. Since we have not been provided with the results of a survey, we did not analyze the results of possible non-compliance.

Hazardous Substances

We are not aware of any potentially hazardous materials (such as formaldehyde foam insulation, asbestos insulation, radon gas emitting materials, or other potentially hazardous materials), which may have been used in the construction of the improvements. However, we are not qualified to detect such materials and urge the client to employ an expert in the field to determine if such hazardous materials are thought to exist.

VALUATION SERVICES	57	ADVISORY GROUP

REAL PROPERTY TAXES AND ASSESSMENTS

Taxes are levied against all real property in this locale for the purpose of providing funding for the various municipalities. The amount of ad valorem taxes is determined by the current assessed value for the property in conjunction with the total combined tax rate for the municipalities. The property is subject to the taxing jurisdiction of Ventura County. The assessors’ parcel identification number is 164-0-111-065.

Under the provisions of Article XIIIA of the California Tax and Revenue Code, properties are assessed their market value as of March 1, 1975, the base year lien date. This value may be increased only 2.0 percent per year, with few exceptions. Events such as a transfer of ownership, or significant new construction will trigger a reassessment of the property. The county assessor usually accepts the sale price, or the cost of improvements, in calculating assessed value. Assessed values are usually poor indicators of actual market value and are useful only to estimate effective tax rates.

The 2003 calendar fiscal tax year is the most recent year for both assessed value and tax information for the subject. This data is shown below.

Current Tax Calculation

Tax Year	2002 -2003

Improvement Assessed Value	$8,444,852
Plus Land	$2,477,440
Plus Personal Property	$551,600

R. P. Assessed Value	$11,473,892
Assessment Ratio	100%
Tax Rate	1.0864756
Per	$100
Real & P. P. Taxes	$124,661
Total Assessed Value P S F	$1.41
Estimated Taxes Per Bed	$1,014

The definition of market value used in this report assumes a sale of the property. If the property were sold, it would be reassessed according to the county assessor’s opinion of its market value, which is typically the sale price. The current assessment of the property of $11,473,892 is considered reasonable based on our market value estimates (after accounting for any business value, if any). For our Year 1 proforma, we have increased the current taxes. Property taxes of $130,000 rounded will be utilized reflected in our proforma model in the Income Capitalization Approach.

VALUATION SERVICES	58	ADVISORY GROUP

ZONING

The property is zoned RPD-20 by the City of Camarillo. This is a residential planned district allowing 20 units per acres. This zoning district allows construction of senior housing with a conditional use permit, which was approved for the subject site in 1989 (CUP 103). The subject improvements are a legal nonconforming land use.

We are not experts in the interpretation of complex zoning ordinances but the property appears to be a conforming use based on our review of public information. The determination of compliance is beyond the scope of a real estate appraisal.

We know of no deed restrictions, private or public, that further limit the subject property’s use. The research required to determine whether or not such restrictions exist, however, is beyond the scope of this appraisal assignment. Deed restrictions are a legal matter and only a title examination by an attorney or title company can usually uncover such restrictive covenants. Thus, we recommend a title search to determine if any such restrictions do exist.

VALUATION SERVICES	59	ADVISORY GROUP

HIGHEST AND BEST USE

Definition Of Highest And Best Use

According to The Dictionary of Real Estate Appraisal, Third Edition (1993), a publication of the Appraisal Institute, the highest and best use is defined as:

The reasonably probable and legal use of vacant land or an improved property, which is physically possible, appropriately supported, financially feasible, and that results in the highest value. The four criteria the highest and best use must meet are legal permissibility, physical possibility, financial feasibility, and maximum profitability.

Highest And Best Use Criteria

We evaluated the site’s highest and best use both as currently improved and as if vacant. In both cases, the property’s highest and best use must meet four criteria described above.

Legally Permissible

The first test concerns permitted uses. According to our understanding of the zoning ordinance, noted earlier in this report, the site may legally be improved with structures that accommodate residential uses. Aside from the site’s zoning and regulations, we are not aware of any legal restrictions that limit the potential uses of the subject.

Physically Possible

The second test is what is physically possible. As discussed in the “Property Description,” the site’s size, soil, topography, etc. do not physically limit its use. The subject site is of adequate shape and size to accommodate almost all urban land uses.

Financial Feasibility and Maximal Productivity

The third and fourth tests are, respectively, what is feasible and what will produce the highest net return. After analyzing the physically possible and legally permissible uses of the property, the highest and best use must be considered in light of financial feasibility and maximum productivity. For a potential use to be seriously considered, it must have the potential to provide a sufficient return to attract investment capital over alternative forms of investment. A positive net income or acceptable rate of return would indicate that a use is financially feasible.

As stated in the Competitive Market Analysis section, population, income and age statistics would indicate that demand for senior living options in the subject area is considered good. This relates to the economic feasibility of developing a property similar to the subject. The stabilized facilities in the subject’s market area are exhibiting occupancies above 90 percent. As such, market conditions for senior living in the subject’s primary market area is considered adequate .

Highest and Best Use of Site As Though Vacant

Considering the subject site’s size, configuration and topography, location among other assisted living properties and state of the local assisted living market, it is our opinion that the Highest and Best Use of the subject site as though vacant is multi-family residential property developed to the highest density possible.

VALUATION SERVICES	60	ADVISORY GROUP

HIGHEST AND BEST USE

Highest and Best Use of Property As Improved

According to the Dictionary of Real Estate Appraisal, highest and best use of the property as improved is defined as:

The use that should be made of a property as it exists. An existing property should be renovated or retained as is so long as it continues to contribute to the total market value of the property, or until the return from a new improvement would more than offset the cost of demolishing the existing building and constructing a new one.

As discussed, an assisted living facility exists on the site. The design, layout, as well as average unit size of the facility is good and there is no functional obsolescence in the improvements. As will be demonstrated in the Sales Comparison Approach and the Income Capitalization Approach, the operating characteristics of an assisted living facility represents a viable facility from a revenue-producing standpoint.

Alternative uses for the existing improvements, however, would be limited due to the overall design (smaller rooms and limited cooking facilities). As a result, any conversion to an alternative use would be costly.

It is our opinion that the existing complex adds value to the site as if vacant, and rent levels of existing leases encumbering the subject property would dictate a continuation of the current use. Therefore, it is our opinion that the Highest and Best Use of the subject property as improved is as it is currently utilized as an assisted living facility.

VALUATION SERVICES	61	ADVISORY GROUP

VALUATION PROCESS

Methodology

There are three generally accepted approaches available in developing an opinion of value: the Cost, Sales Comparison and Income Capitalization approaches. We have considered and analyzed each in this appraisal to develop an opinion of the market value of the subject property, because this is a complete appraisal. In appraisal practice, an approach to value is included or eliminated based on its applicability to the property type being valued and the quality of information available. Each approach is discussed below, and applicability to the subject property is briefly addressed in the following summary.

Land Value

Developing an opinion of land value is typically accomplished via the Sales Comparison Approach by analyzing sites of comparable utility adjusted for differences, to indicate a value for the subject parcel. Valuation is typically accomplished using a unit of comparison such as price per square foot or acre. Adjustments are applied to the units of comparison from an analysis of comparable sales, and the adjusted unit of comparison is then used to derive a total value.

The reliability of this approach is dependent upon (a) the availability of comparable sales data; (b) the verification of the sales data; (c) the degree of comparability; (d) the absence of nontypical conditions affecting the sales price.

Cost Approach

The Cost Approach is based upon the proposition that an informed purchaser would pay no more for the subject than the cost to produce a substitute property with equivalent utility. This approach is particularly applicable when the property being appraised involves relatively new improvements, which represent the highest and best use of the land; or when relatively unique or specialized improvements are located on the site, for which there exist few sales or leases of comparable properties.

In the Cost Approach, the appraiser forms an opinion of the cost of all improvements, depreciating them to reflect value loss from physical, functional and external causes. Land value, entrepreneurial profit and depreciated improvement costs are then added for a total value.

Sales Comparison Approach

The Sales Comparison Approach utilizes sales of comparable properties, adjusted for differences, to indicate a value for the subject property. Valuation is typically accomplished using a unit of comparison such as price per square foot, effective gross income multiplier or net income multiplier. Adjustments are applied to the units of comparison from an analysis of comparable sales, and the adjusted unit of comparison is then used to derive a total value.

The reliability of this approach is dependent upon (a) the availability of comparable sales data; (b) the verification of the sales data; (c) the degree of comparability; (d) the absence of nontypical conditions affecting the sales price.

Income Capitalization Approach

This approach first determines the income-producing capacity of a property by utilizing contract rents on leases in place and by estimating market rent from rental activity at competing properties. Deductions then are made for vacancy and collection loss and operating expenses. The resulting net operating income is capitalized at an overall capitalization rate to derive an

VALUATION SERVICES	62	ADVISORY GROUP

VALUATION PROCESS

opinion of value. The capitalization rate represents the relationship between net operating income and value.

Related to the Direct Capitalization Method is the Discounted Cash Flow Method. In this method, periodic cash flows (which consist of net operating income less capital costs) and a reversionary value are developed and discounted to a present value using an internal rate of return that is determined by analyzing current investor yield requirements for similar investments.

The reliability of the Income Capitalization Approach depends upon whether investors actively purchase the subject property type for income potential, as well as the quality and quantity of available income and expense data from comparable investments.

Summary

This appraisal employs all three typical approaches to value: the Cost Approach, the Sales Comparison Approach and the Income Capitalization Approach. Based on our analysis and knowledge of the subject property type and relevant investor profiles, it is our opinion that all approaches would be considered meaningful and applicable in developing a credible value conclusion.

The valuation process is concluded by analyzing each approach to value used in the appraisal. When more than one approach is used, each approach is judged based on its applicability, reliability, and the quantity and quality of its data. A final value opinion is chosen that either corresponds to one of the approaches to value, or is a correlation of all the approaches used in the appraisal.

VALUATION SERVICES	63	ADVISORY GROUP

LAND VALUATION

We used the Sales Comparison Approach to develop an opinion of land value. In this method, we analyzed prices buyers have recently paid for similar sites in this area, as well as examined current offerings. In making comparisons, we adjusted the sale prices for differences between this site and the comparable sites. We present on the following pages a summary of pertinent details of sites recently sold that we compared to the site appraised.

In the valuation of the subject’s fee simple interest, the Sales Comparison Approach has been used to establish prices being paid for comparably zoned land. The most widely used and market oriented unit of comparison for properties with characteristics similar to those of the subject is the sale price per square foot of land area. All transactions utilized in this analysis are computed on this basis.

Real estate developers make qualitative and quantitative judgments in the acquisition of a site with development potential such as the subject property. Subjectively, a developer considers the nature of surrounding land uses and proximity to complimentary services to a potential project. Objectively, the physical and functional attributes of the site, and the cost of preparing it for construction must be calculated. Lying between these two considerations are the many aesthetic and economic factors, which come to influence the final product.

The major elements of comparison for analysis of this type include the property rights conveyed, the financial terms incorporated into a particular transaction, the conditions or motivations surrounding the sale, changes in market conditions since the sale, the location of the real estate, its utility and the physical characteristics of the property.

VALUATION SERVICES	64	ADVISORY GROUP

LAND VALUATION

LAND SALES MAP

VALUATION SERVICES	65	ADVISORY GROUP

LAND VALUATION

SUMMARY OF LAND SALES

		Price	Site SqFt	Zoning		$/SqFt
					Public Utilities
No.	Location	Date	Site Acres	Utility*	Units	$/Unit	COMMENTS

1	Reino Road/ south of Kimber Dr.	$3,049,500	466,528 SF	RPD	Yes	$6.54	Intended use to construct
	Newbury Park, CA	1/03	10.7100 Ac	Average	N/A	N/A	single family residences
2	195 Park Lane	$3,200,000	412,949 SF	CPD	Yes	$7.75	Intended use to construct
	Moorpark, CA	9/02	9.4800 Ac	Average	190	$16,842	190-unit senior apartment complex.
3	367 E Thousand Oaks Blvd.	$1,200,000	79,889 SF	PL	Yes	$15.02	Intended use to construct
	Thousand Oaks, CA	12/02	1.8340 Ac	Average	57	$21,053	57-unit senior apartment complex.
4	2851 N. Vineyard Ave.	$750,000	67,945 SF	C2PD	Yes	$11.04	Intended use to construct
	Oxnard	6/02	1.5598 Ac	Good	N/A	N/A	multi-familyu housing.

	Price	Site SqFt		Zoning		$/SqFt
					Utilities
	Date	Site Acres		Utility*	Units	$/Unit

Survey Low	$750,000	67,945	SF	N/A	N/A	$6.54
Survey High	$3,200,000	466,528	SF	N/A	N/A	$15.02
Average	$2,049,875	256,828	SF	N/A	N/A	$10.09

Survey Low	6/02	1.5598	Ac	N/A	57	$16,842
Survey High	1/03	10.7100	Ac	N/A	190	$21,053
Average	10/02	5.8960	Ac	N/A	124	$18,947

Subject Property		132,478		RPD 20	Yes	N/A
		3.0413		Good	123	N/A

*Utility includes shape, access, frontage and visibility.

VALUATION SERVICES	66	ADVISORY GROUP

LAND VALUATION

Adjustment Process

Property Rights Conveyed

All of the sales utilized in this analysis involved the transfer of the fee simple interest. No adjustments were required.

Financial Terms

To the best of our knowledge, all of the sales utilized in this analysis were accomplished with cash and/or cash and market-oriented financing. Therefore, no adjustment for financial terms is required for the comparables.

Conditions of Sale

Adjustments for conditions of sale usually reflect the motivations of the buyer and the seller. In many situations the conditions of sale may significantly affect transaction prices. However, all sales used in this analysis are considered to be “arms-length” market transactions between both knowledgeable buyers and sellers on the open market. Therefore, no adjustments for conditions of sale are required for the comparables.

Market Conditions

The sales included in this analysis date between June 1, 2002 and January 1, 2003. The market has changed over this time period. The appropriate adjustment was made to each comparable.

Location

An adjustment for location is required when the locational characteristics of a comparable property are different from those of the subject property. A senior housing location is dependent on its visibility and access, as well as proximity to transportation and support services. The subject property is considered to exhibit a good location and visibility and it has good access. We have made a negative adjustment to those comparables considered superior in location versus the subject. Conversely, a positive adjustment was made to those comparables considered inferior. Each comparable was adjusted accordingly.

Size

The size adjustment generally reflects the inverse relationship expressed between unit price and lot size. Smaller lots tend to sell for higher unit prices than larger lots, and vice versa. Hence, positive adjustments were made to larger land parcels, and negative adjustments were made to smaller land parcels. Each comparable was adjusted accordingly.

Public Utilities

All of the sales, like the subject, had full access to public utilities at the time of sale; therefore, no adjustments for this characteristic were required.

Utility

The subject property has good utility. The parcel is adequately shaped to accommodate a typical building, and it has good access, frontage and visibility. When a comparable is considered to have superior or inferior utility, an adjustment was made.

VALUATION SERVICES	67	ADVISORY GROUP

LAND VALUATION

Other

In some cases, other variables will impact the price of a transaction. Some examples would include soil or slope conditions, restrictive zoning, easements, wetlands or external influences. In our analysis of the comparables we found that no unusual conditions existed at the time of sale. As a result, no adjustments were required.

A summary of our land sale adjustments is presented below.

LAND SALE ADJUSTMENT GRID

		Economic Adjustments (Cumulative)
		Property	Financing &
	$/SqFt	Rights	Conditions	Exp. After	Market*
No.	Date	Conveyed	of Sale	Purchase	Conditions	Subtotal

1	$6.54	Fee Simple/Mkt.	Arms-Length	None	Similar	$6.54
	1/03	0.0%	0.0%	0.0%	0.0%	0.0%
2	$7.75	Fee Simple/Mkt.	Arms-Length	None	Similar	$7.75
	9/02	0.0%	0.0%	0.0%	0.0%	0.0%
3	$15.02	Fee Simple/Mkt.	Arms-Length	None	Similar	$15.02
	12/02	0.0%	0.0%	0.0%	0.0%	0.0%
4	$11.04	Fee Simple/Mkt.	Arms-Length	None	Similar	$11.04
	6/02	0.0%	0.0%	0.0%	0.0%	0.0%

[Additional columns below]

[Continued from above table, first column(s) repeated]

		Property Characteristic Adjustments (Additive)
	$/SqFt			Public			Adj.
No.	Date	Location	Size	Utilities	Utility**	Other	$/SqFt	Overall

1	$6.54	Inferior	Similar	Similar	Inferior	Similar	$10.46	Inferior
	1/03	50.0%	0.0%	0.0%	10.0%	0.0%	60.0%
2	$7.75	Inferior	Similar	Similar	Inferior	Similar	$12.40	Inferior
	9/02	50.0%	0.0%	0.0%	10.0%	0.0%	60.0%
3	$15.02	Inferior	Smaller	Similar	Inferior	Similar	$19.53	Inferior
	12/02	25.0%	-5.0%	0.0%	10.0%	0.0%	30.0%
4	$11.04	Inferior	Smaller	Similar	Inferior	Similar	$14.35	Inferior
	6/02	25.0%	-5.0%	0.0%	10.0%	0.0%	30.0%

**Utility includes shape, access, frontage and visibility.

SUMMARY	Unadjusted	Adjusted

Price Range	$/SF Land	$/SF Land

Low	$6.54	$10.46
High	$15.02	$19.53
Average	$10.09	$14.18
Net Adjustment Range (Additive Property Characteristics)
Low	30.0%
High	60.0%
Average	45.0%

Summary of Sales and Opinion of Site Value

After considering the differences between each comparable and the subject, the adjusted sales price range is $10.46 to $19.53 per square foot of site area. We have elected to conclude within this range and our opinion of land value indicated by the Sales Comparison Approach is:

Sq.Ft.

Sq.Ft.:	132,478
Opinion of Value:	X $17.00

Indicated Land Value:	$2,252,126
Rounded Land Value:	$2,300,000

VALUATION SERVICES	68	ADVISORY GROUP

COST APPROACH

Methodology

The Cost Approach is based on the principle of substitution, which states that no prudent person will pay more for a property than the cost of acquiring a site and constructing, without undue delay, an equally desirable and useful property. The steps have been outlined under the Valuation Process section of this report. We have previously developed an opinion of land value at $2,300,000.

Replacement Cost New (RCN)

In this section, we will estimate the replacement cost of the existing improvements. Generally, there are three methods of estimating replacement cost; 1) review of the actual/proposed costs of the subject, 2) review of construction costs of other similar type properties, and 3) estimating costs from published cost data sources. In the case of the subject, we were not not provided with actual construction costs for the improvements.

Marshall Valuation Service

As a check towards the above comparisons, we have estimated the replacement cost for the improvements from the Calculator Section in the Marshall Valuation Service, a nationally recognized publication containing construction costs for all types of improvements. Base costs in the Marshall Valuation Service are revised monthly and adjustment factors are provided to reflect regional and local cost variations.

Base Building Costs

The published costs include all direct costs for the base structure and tenant improvements, and the following indirect costs:

1.	Plans, specifications, and building permits, including engineer’s and architect’s fees;

2.	Interest on construction funds during the construction period;

3.	Sales taxes on materials; and

4.	Contractor’s overhead and profit, including worker’s compensation, fire and liability insurance, unemployment insurance, etc.

These base building costs, adjusted for any unique building characteristics and cost multipliers, are presented in the cost summary chart following this section.

Base Construction Costs

In referencing the Marshall Valuation Service cost manual, we have used base costs for a good quality Class D Multiple Residence – Elderly Assisted Living in Section 12/Page 16. The indicated base cost for the improvements is $69.09 per square. Based on the construction quality of the subject, we have concluded to a cost of $69.09 per square foot. Adjustments include $2.00 per square foot for sprinklers. Multiplier adjustments include 1.03 for current conditions, 1.15 for location, 1.00 for story height and .94 for perimeter.

Personal Property (Furniture, Fixtures and Equipment)

Based on the Marshall Valuation Service cost manual, the cost of furnishings, fixtures and equipment is estimated to be $5,500 per unit/bed or $676,500 for the 123 units.

VALUATION SERVICES	69	ADVISORY GROUP

COST APPROACH

Site Improvement Costs

Site improvement costs are not included in our Base Building Cost opinion. These include landscaping, asphalt paving, walkways, etc. Site improvement costs are estimated to be $264,956.

Other Indirect Costs

Other indirect costs not included in the RCN of building and site improvements are developer overhead, property taxes, permanent loan fees, legal costs, developer fees, contingencies, and lease-up and marketing costs.

Research into these costs leads to the conclusion that an average property requires an allowance for other indirect costs of between 8.00 percent and 12.00 percent of RCN of building improvements plus site improvements. We have chosen to use 10 percent in our analysis.

Pre-Marketing/Stabilization Costs

Total costs to bring the property into production to a stabilized occupancy level include marketing and pre-marketing expenses, operating losses incurred during fill-up, promotional and public relations expenses, marketing consultants, and professional advertising through the various media. Based upon our knowledge of these expenses for similar facilities, and discussions with marketing specialists and consultants, we estimated the total costs to bring the property into production at stabilized occupancy to be approximately $676,500 or $$5,500 per unit. We note that this estimate presumes a healthy market and a competent marketing/management team.

Entrepreneurial Profit

Entrepreneurial profit represents the return to the developer for taking the construction and lease-up risk. Market conditions can influence entrepreneurial profit. Based upon our discussions with developers in the local market, this figure tends to range between 10.00 percent to 20.00 percent of total direct and indirect costs. We chose to use 15.00 percent.

VALUATION SERVICES	70	ADVISORY GROUP

COST APPROACH

Accrued Depreciation

There are three sources of accrued depreciation:

Physical Deterioration:	The subject improvements were built in 1997. We have used the economic age-life method to develop an opinion of physical deterioration. In the Improvements Description section of this report, we developed an opinion that the effective age of the subject to be 5 years and the economic life to be 50 years. This results in a physical deterioration of 10.00 percent (effective age divided by economic life).

The furniture, fixtures and equipment (FF&E). We have concluded that the effective age of the FF&E to be 5 years and the economic life to be 10 years. This results in a physical deterioration of 30.00 percent (effective age divided by economic life).

Functional Obsolescence:	Due to the fact that our RCN opinion considers the construction of the subject improvements utilizing modern materials and current standards, design and layout, functional obsolescence is not applicable. Therefore, functional obsolescence is zero percent.

External Obsolescence:	Based upon a review of the specific location of the subject as well as the local assisted living market, external obsolescence is zero percent.

Total Depreciation:	The sum of these elements of accrued depreciation is 10.00 percent for the improvements and 30.00 percent for the FF&E.

Conclusion

Please refer to the following page for our Cost Approach summary that concludes to a market value opinion as follows:

Value

Cost Approach Conclusion	$11,854,433
Rounded	$11,900,000
Per Unit	$96,748

VALUATION SERVICES	71	ADVISORY GROUP

COST APPROACH

COST APPROACH SUMMARY

				Total
	SqFt	$/SqFt	Total	Cost

REPLACEMENT COST NEW (RCN)
Building Base Cost	88,368	$69.09	$6,105,345
Sprinklers	88,368	$2.00	176,736

Subtotal (GBA)	88,368	$71.09	$6,282,081

Subtotal of Building Costs			$6,282,081
Multipliers
Current Cost		1.030
Local Area		1.150
Perimeter (approximate; blended)		0.937
Building Height		1.000
Product of Multipliers			x 1.110

Adjusted Base Cost			$6,972,334
Furnishings, Fixtures & Equipment
FF&E	$5,500	$/Unit	$676,500

Total Furnishings, Fixtures & Equipment			$676,500
Site Improvements	$2.00	$/SqFt	$264,956

Total Direct Costs			$7,913,790
Plus: Indirect Costs (% of Direct Costs)	10.0%		$791,379

Subtotal Replacement Cost New ( RCN )				$8,705,169
Pre-Marketing/Stabilization Costs	$5,500	$/Unit	$676,500

Subtotal				$9,381,669
Plus: Entrepreneurial Profit (% of RCN)	15.0%			1,407,250

Total Replacement Cost New ( RCN )				$10,788,920
Per Square Foot				$88,368.00
Per Unit				$87,715

	Improvements		FF&E

ACCRUED DEPRECIATION
Physical Deterioration
Effective Age (Years):	5 Years		3 Years
Total Expected Economic Life	50 Years		10 Years

Total Physical Depreciation:	10.0%	$1,001,094	30.0%	$233,393
Functional Obsolescence	0.0%	0
External Obsolescence	0.0%	0

Total	10.0%	$1,001,094	30.0%	$233,393	$1,234,487

Depreciated Value of the Improvements					$9,554,433
Per Square Foot GBA					$108.12
Per Unit					$77,678
Plus Land Value					$2,300,000

Indicated Value					$11,854,433
Rounded to nearest $100,000					$11,900,000
Per Unit					$96,748
Per Square Foot					$134.66

Source: Marshall Valuation Service	Section: 12	Quality:	Good
	Section: 16	Class:	D
	Date: 8/02	Type:	Multiple Residences - Elderly Assisted Living

VALUATION SERVICES	72	ADVISORY GROUP

SALES COMPARISON APPROACH

Methodology

In the Sales Comparison Approach, we developed an opinion of value by comparing this property with similar, recently sold properties in the surrounding or competing area. Inherent in this approach is the principle of substitution, which states that when a property is replaceable in the market, its value tends to be set at the cost of acquiring an equally desirable substitute property, assuming that no costly delay is encountered in making the substitution.

By analyzing sales that qualify as arm’s-length transactions between willing and knowledgeable buyers and sellers, we can identify value and price trends. The basic steps of this approach are:

1.	Research recent, relevant property sales and current offerings throughout the competitive area;

2.	Select and analyze properties that are similar to the property appraised, analyzing changes in economic conditions that may have occurred between the sale date and the date of value, and other physical, functional, or locational factors;

3.	Identify sales that include favorable financing and calculate the cash equivalent price;

4.	Reduce the sale prices to a common unit of comparison such as price per square foot, price per unit or effective gross income multiplier ;

5.	Make appropriate comparative adjustments to the prices of the comparable properties to relate them to the property being appraised; and

6.	Interpret the adjusted sales data and draw a logical value conclusion.

The most widely used and market-oriented unit of comparison for properties such as the subject is the sales price per unit basis. All comparable sales were analyzed on this basis.

On the following pages we present a summary of the improved properties that we compared to the subject property, a map showing their locations, and an adjustment grid. Detail sheets describing these sales can be found in the Addenda.

Due to the nature of the subject property and the level of detail available for the comparable data, we have elected to analyze the comparables through application of:

•	A cash flow multiplier (CFM) analysis

•	An effective gross income multiplier (EGIM) analysis

•	A traditional adjustment grid utilizing percentage adjustments

VALUATION SERVICES	73	ADVISORY GROUP

SALES COMPARISON APPROACH

SENIOR HOUSING SALES

												Units of Comparison
				No. of
		Sale	Year	Units		Size	Sale		Net	Expense	Price	Price
No.	Facility Name/Location	Date	Built	(SF/Unit)	Occ.	(SF)	Price	Revenues	Income	Ratio	Per Unit	Per SF	EGIM	CFM

1	Carmel Village	01/03	1986	189	97%	117,666	$23,125,000	$5,450,000	$2,575,000	52.8%	$122,354	$196.53	4.24	8.98
	17077 San Mateo Street			623				$28,836	$13,624
	Fountain Valley, CA
2	Emerald Hills	09/02	1999	89	100%	61,677	$8,800,000	$2,475,000	$985,000	60.2%	$98,876	$142.68	3.56	8.93
	11550 Education Street			693				$27,809	$11,067
	Auburn, CA
3	Woodmark at Summit	02/02	1998	92	60%	77,445	$9,500,000	$3,300,000	$1,200,000	63.6%	$103,261	$122.67	2.88	7.92
	5165 Summit Ridge Court			842				$35,870	$13,043
	Reno, NV
4	Mapleridge of Laguna Creek	01/02	1999	84	76%	50,476	$8,055,600	$2,550,000	$850,000	66.7%	$95,900	$159.59	3.16	9.48
	6727 Laguna Park Drive			601				$30,357	$10,119
	Elk Grove, CA
5	Atria Redding	07/01	1997	60	95%	44,328	$5,000,000	$1,950,000	$625,000	67.9%	$83,333	$112.80	2.56	8.00
	101 Quartz Hill Road			739				$32,500	$10,417
	Redding, CA
6	Aegis of Napa	06/01	1999	43	N/A	34,030	$7,200,000	$2,100,000	$775,000	63.1%	$167,442	$211.58	3.43	9.29
	2100 Redwood Road			791				$48,837	$18,023
	Napa, CA
Subj	Villa Las Posas		1997	123	95%	88,368		$4,317,665	$1,566,881	63.7%
	24 Las Posas Road			718				$36,950	$13,409
	Camarillo
Data Range	Low		1997	43	60%	44,328	$5,000,000	$14,789	$10,417	63.6%	$83,333	$112.80	2.56	7.92
	High		1999	96	100%	77,445	$9,500,000	$48,547	$20,390	67.9%	$103,261	$159.59	3.56	9.48
	Mean		1998	82	83%	58,482	$7,838,900	$503,420	$162,278	62.8%	$95,343	$134.43	3.04	8.58

VALUATION SERVICES	74	ADVISORY GROUP

SALES COMPARISON APPROACH

IMPROVED SALES COMPARABLE MAP

VALUATION SERVICES	75	ADVISORY GROUP

SALES COMPARISON APPROACH

Cash Flow Multiplier

The cash flow multiple (CFM) is considered a reliable indicator of value. This is because the CFM considers both the income and the expenses of a facility, whereas the EGIM and the price per unit do not. The CFMs of the comparables range from 7.92x to 9.48x cash flow, with an average of 8.66x. The properties are newer facilities in good condition. The financial indicators are all based on stabilized operating levels.

The subject is an assisted living facility of good quality that is located in a good senior demographic market area in California. We note that the forecast subject expense ratio, inclusive of management fees and replacement reserves, is 63.71 percent, which falls at the lower portion of the range of the comparables. In addition, the subject’s cash flow is high relative to the comparables. We have utilized a cash flow multiplier in the upper portion of the range of 9.00x, which when applied to the subject’s projected stabilized cash flow (net operating income) arrives at a market value for the subject as follows:

		Subject	Indicated
Range	CFM	NOI	Value		$/Unit

Low	7.92	$1,566,881	$12,404,477	=	$100,849
High	9.48	$1,566,881	$14,849,610	=	$120,729
Median	8.93	$1,566,881	$13,998,533	=	$113,809
Average	8.66	$1,566,881	$13,571,835	=	$110,340

CONCLUSIONS

Indicated CFM		9.00
Net Operating Income	x $	1,566,881

Indicated Stabilized Value		$14,101,931
Rounded to nearest $100,000		$14,100,000
Per Unit		$114,634
Per Square Foot		$159.56

Therefore, the indicated value for the subject the CFM analysis is $14,100,000.

Effective Gross Income Multiplier

The effective gross income multiplier serves as an indicator of market value as expressed by the relationship between the sales price of a property and its effective gross income. This unit of comparison is commonly utilized by participants active in the real estate market. A significant strength of this analytical technique is that it represents a direct factor of income as reflected by the market and, therefore, requires no adjustment. Furthermore, the effective gross income is more easily verified and more reliable than net operating income since the figure is not distorted by management fees, capital costs or accounting conventions.

The effective gross income multipliers for the comparable sales indicate a range of 2.56x to 4.24x effective gross income with an average of 3.28x. In The Senior Care Acquisition Report, 2003, published by Irving Levin Associates, EGIMs for 2002 were analyzed. In general, the average EGIM for assisted living facilities in 2002 was 2.4x. This represented a strong decline over the EGIM of 3.2x reported in 2001. The decline was reported as being reflective of the excessive development in the 1990s, as well as several corporate bankruptcies during 2001.

VALUATION SERVICES	76	ADVISORY GROUP

SALES COMPARISON APPROACH

Furthermore, our findings are that multipliers decline as the age of the facility increases. We have utilized an EGIM of 3.25x for the subject, which falls at the upper portion of the range for the comparables. This rate is considered reasonable for the subject given the subject’s projected expense ratio. This is applied to the subject’s projected effective gross income as follows:

		Subject	Indicated
Range	EGIM	EGI	Value	$/Unit

Low	2.56	$4,317,665	$11,070,935	$90,008
High	4.24	$4,317,665	$18,320,365	$148,946
Median	3.16	$4,317,665	$13,639,756	$110,892
Average	3.28	$4,317,665	$14,162,478	$115,142

CONCLUSIONS

Indicated EGIM		3.25
Effective Gross Income	x $	4,317,665

Indicated Stabilized Value		$14,032,410
Rounded to nearest $100,000		$14,000,000
Per Unit		$113,821
Per Square Foot		$158.43

Therefore, the indicated value for the subject by the EGIM analysis is $14,000,000.

Price Per Unit

The price per unit is the most frequently quoted unit of comparison. This is despite the fact he fact that the calculation ignores variations in rates or operating margins and, therefore, is indifferent to the income generating potential of an investment property. Nonetheless, the price per unit provides some indication of prices. Although our income estimates maybe based on a per resident basis due to the possible inclusion of shared units, the basis of the comparables has been analyzed on a per unit situation. We believe that comparing the subject on a per unit basis is the most reasonable method and would not provide a misleading value estimate for the property.

The following is a discussion of the sales that have been compared with the subject. Again, the sales have been analyzed on a price per unit basis with all necessary adjustments. Reference is made to sales summary shown previously.

Percentage Adjustment Method

Adjustment Process

The sales that we have utilized represent the best available information that could be compared to the subject property. The major elements of comparison for an analysis of this type include the property rights conveyed, the financial terms incorporated into a particular transaction, the conditions or motivations surrounding the sale, changes in market conditions since the sale, the location of the real estate, its physical traits and the economic characteristics of the property.

The first adjustment made to the market data takes into account differences between the subject property and the comparable property sales with regard to the legal interest transferred.

VALUATION SERVICES	77	ADVISORY GROUP

SALES COMPARISON APPROACH

Advantageous financing terms or peculiar conditions of sale are then adjusted to reflect a normal market transaction. Next, changes in market condition must be accounted for, thereby creating a time adjusted normal unit of comparison. Lastly, adjustments for location, the physical traits and the economic characteristics of the market data are made in order to generate the final adjusted unit rate, which is appropriate for the subject property.

Property Rights Conveyed

All of the sales utilized in this analysis involved the transfer of the fee simple interest. Since we are appraising the fee simple interest of the subject property, no adjustments were required.

Financial Terms

To the best of our knowledge, all of the sales utilized in this analysis were accomplished with cash and/or cash and market-oriented financing. Therefore, no adjustment for financial terms is required for the comparables.

Conditions of Sale

Adjustments for conditions of sale usually reflect the motivations of the buyer and the seller. In many situations the conditions of sale may significantly affect transaction prices. However, all sales used in this analysis are considered to be “arms-length” market transactions between both knowledgeable buyers and sellers on the open market. Therefore, no adjustments for conditions of sale are required for the comparables.

Market Conditions

The sales included in this analysis date between January 1, 2002 and January 1, 2003. The market has not changed over this time period. The appropriate adjustment was made to each comparable.

Location

An adjustment for location is required when the locational characteristics of a comparable property are different from those of the subject property. The subject property is considered to exhibit good location and has good access and visibility. We have made a negative adjustment to those comparables considered superior in location versus the subject. Conversely, a positive adjustment was made to those comparables considered inferior. Each comparable was adjusted accordingly.

Physical Traits

Various physical factors were analyzed including size, age, condition, quality, amenities, unit mix, utility, etc. When an item was determined to be inferior to the subject, a positive adjustment was applied. When an item was determined to be superior to the subject, a negative adjustment was applied.

Economic Characteristics

This adjustment is used to reflect differences in rent levels, operating expense ratios, occupancy levels, and other items that would have an economic impact on the transaction. Each comparable was adjusted accordingly.

VALUATION SERVICES	78	ADVISORY GROUP

SALES COMPARISON APPROACH

Discussion of Comparable Sales

In our analysis of the market for comparable assisted living properties, we have compared the subject to assisted living properties from throughout the regional area. These are discussed below.

Comparable Sale No. 1

At the time of sale, this comparable was considered superior to the subject. No adjustments for property rights conveyed, financing or conditions of sale were necessary. Market conditions have not changed in the period since the sale. The comparable is inferior in age and condition to the subject. Revenue characteristics were superior to the subject. Negative adjustments were made to revenue characteristics.

Comparable Sale No. 2

At the time of sale, this comparable was considered superior to the subject. No adjustments for property rights conveyed, financing or conditions of sale were necessary. Market conditions have not changed in the period since the sale. The comparable is of similar age and condition to the subject. Revenue characteristics were inferior to the subject. Positive adjustments were made to revenue characteristics.

Comparable Sale No. 3

At the time of sale, this comparable was considered superior to the subject. No adjustments for property rights conveyed, financing or conditions of sale were necessary. Market conditions have not changed in the period since the sale. The comparable is of similar age and condition to the subject. Revenue characteristics were inferior to the subject. Positive adjustments were made to revenue characteristics.

Comparable Sale No. 4

At the time of sale, this comparable was considered superior to the subject. No adjustments for property rights conveyed, financing or conditions of sale were necessary. Market conditions have not changed in the period since the sale. The comparable is of similar age and condition to the subject. Revenue characteristics were inferior to the subject. Positive adjustments were made to revenue characteristics.

Comparable Sale No. 5

At the time of sale, this comparable was considered superior to the subject. No adjustments for property rights conveyed, financing or conditions of sale were necessary. Market conditions have not changed in the period since the sale. The comparable is of similar age and condition to the subject. Revenue characteristics were inferior. Positive adjustments were made to revenue characteristics.

Comparable Sale No. 6

At the time of sale, this comparable was considered superior to the subject. No adjustments for property rights conveyed, financing or conditions of sale were necessary. Market conditions have not changed in the period since the sale. The comparable is of a similar age and condition to the subject. Revenue characteristics were superior. Negative adjustments were made to revenue characteristics.

VALUATION SERVICES	79	ADVISORY GROUP

SALES COMPARISON APPROACH

A summary of our adjustments is shown in the following table.

IMPROVED COMPARABLE SALE ADJUSTMENT GRID

										Building
Comp.		Sale	Year	No. of			Price/		Time	Unit Size/	Income			Total	Adjusted
No.	Facility/Location	Date	Built	Units	Occup.	SF/Unit	Unit	Time	Adjusted	Age/Design	Character	Occ.	Loc.	Adjust.	Price / Unit

1	Carmel Village	01/03	1986	189	97%	623	$122,354	1.00	$122,354	0%	-2%	0%	0%	-2%	$120,424
	Fountain Valley, CA
2	Emerald Hills	09/02	1999	89	0.6	693	$98,876	1.00	$98,876	0%	21%	0%	0%	21%	$119,799
	Auburn, CA
3	Woodmark at Summit	02/02	1998	92	0.76	842	$103,261	1.00	$103,261	0%	3%	0%	0%	3%	$106,157
	Reno, NV
4	Mapleridge of Laguna Creek	01/02	1999	84	76%	601	$95,900	1.00	$95,900	0%	33%	0%	0%	33%	$127,083
	Elk Grove, CA
5	Atria Redding	07/01	1997	60	95%	739	$83,333	1.00	$83,333	0%	29%	0%	0%	29%	$107,275
	Redding, CA
6	Aegis of Napa	06/01	1999	43	N/A	791	$167,442	1.00	$167,442	0%	-26%	0%	0%	-26%	$124,577
	Napa, CA
Subj.	Villa Las Posas		1997	123	95%	718
	Camarillo
	Averages		1996	93	81%	715	$111,861								$117,552

Summary of Price Per Unit Analysis

After adjusting each comparable sale for differences with the subject property, the adjusted sale price range is $106,157 to $127,083 per unit. Based on the data, we believe that due to the subject’s level of construction quality, resident targeting and location, a price per unit towards the middle portion of the adjusted range is warranted. From this, we have correlated to a price of $115,000 per unit.

Price Per Unit Conclusion

Number of Units		Price Per Unit		Indicated Value

123	X	$115,000	=	$14,145,000
		Rounded To:		$14,100,000

The Sales Comparison Approach results in a range of values for the subject property of to $14,000,000 to $14,100,000. This value range equates to a price per square foot of building area of $158.43 to $159.56, which is at the middle portion of the range of the unadjusted comparables, yet is considered reasonable based on the economic and physical characteristics of the subject.

Based on our analysis of competitive transactions, we conclude that the indicated value by the Sales Comparison Approach on October 21, 2003 was:

Units	Indicated Value

123	$14,100,000

VALUATION SERVICES	80	ADVISORY GROUP

INCOME CAPITALIZATION APPROACH

Methodology

The Income Capitalization Approach is a method of converting the anticipated economic benefits of owning property into a value through the capitalization process. The principle of “anticipation” underlies this approach in that investors recognize the relationship between an asset’s income and its value. In order to value the anticipated economic benefits of a particular property, potential income and expenses must be projected, and the most appropriate capitalization method must be selected.

The two most common methods of converting net income into value are Direct Capitalization and Discounted Cash Flow. In direct capitalization, net operating income is divided by an overall capitalization rate to indicate an opinion of market value. In the discounted cash flow method, anticipated future cash flows and a reversionary value are discounted to an opinion of net present value at a chosen yield rate (internal rate of return).

In our opinion, the discounted cash flow analysis method is most the direct capitalization analysis method is most both the discounted cash flow and direct cap methods are appropriate to value the subject property.

Historical Financial Performance of the Subject Property

The subject is an existing assisted living facility. We were provided with financial statements for 2000, 2001, 2002, and year-to-date 2003. The financial statements have been summarized on a following chart.

Potential Gross Income

There is only one type of payment source at the subject for assisted living services; private pay residents. This type of payor is generally considered the most desirable since private pay rates allow for greater profitability than any fixed government rate plans. Therefore, revenue for the subject is received from the monthly rentals of the living units, as well as from other sources such as second person (double occupancy) fees, move-in or processing fees, as well as other miscellaneous revenue.

VALUATION SERVICES	81	ADVISORY GROUP

INCOME CAPITALIZATION APPROACH

Villa Las Posas
INCOME AND OPERATING EXPENSE SUMMARY

	2000				2001
	(January - December)				(January - December)
	Amount	$/Resident	PRD	% of EGI	Amount	$/Resident	PRD	% of EGI

REVENUES
Rental Income	$3,276,358	$27,161	$74.41	86.45%	$3,458,322	$29,721	$81.43	86.91%
Additional Personal Care	$468,809	$3,886	$10.65	12.37%	$478,106	$4,109	$11.26	12.01%
New Resident Fees	$—	$—	$—	0.00%	$—	$—	$—	0.00%
Other Income	$44,875	$372	$1.02	1.18%	$42,846	$368	$1.01	1.08%

GROSS POTENTIAL REV.	$3,790,042	$31,420	$86.08	100.00%	$3,979,274	$34,199	$93.69	100.00%
Vacancy/Collection Loss	Inc. Above				Inc. Above
TOTAL NET REVENUE	$3,790,042	$31,420	$86.08	100.00%	$3,979,274	$34,199	$93.69	100.00%
OPERATING EXPENSES
Departmental
General/Administrative	$84,488	$700	$1.92	2.23%	$95,636	$822	$2.25	2.40%
Payroll (Wages)	$944,680	$7,831	$21.46	24.93%	$913,211	$7,848	$21.50	22.95%
Payroll Taxes & Benefits	$197,095	$1,634	$4.48	5.20%	$281,556	$2,420	$6.63	7.08%
Resident Care	$3,296	$27	$0.07	0.09%	$5,010	$43	$0.12	0.13%
Food Services	$297,915	$2,470	$6.77	7.86%	$256,542	$2,205	$6.04	6.45%
Activities	$17,420	$144	$0.40	0.46%	$14,563	$125	$0.34	0.37%
Housekeeping/Laundry	$35,008	$290	$0.80	0.92%	$22,573	$194	$0.53	0.57%
Plant Operations	$113,542	$941	$2.58	3.00%	$112,103	$963	$2.64	2.82%
Utilities	$127,932	$1,061	$2.91	3.38%	$142,843	$1,228	$3.36	3.59%
Marketing/Promotions	$44,373	$368	$1.01	1.17%	$45,779	$393	$1.08	1.15%
Non-Departmental
Real Estate Taxes	$109,062	$904	$2.48	2.88%	$118,103	$1,015	$2.78	2.97%
Insurance	$23,570	$195	$0.54	0.62%	$42,965	$369	$1.01	1.08%
Management Fees (5% of EGI)	$189,502	$1,571	$4.30	5.00%	$198,964	$1,710	$4.68	5.00%
Replacement Reserves ($/Unit)	$36,900	$306	$0.84	0.97%	$36,900	$317	$0.87	0.93%

TOTAL ALL EXPENSES	$2,224,783	$18,444	$50.53	58.70%	$2,286,748	$19,653	$53.84	57.47%
EXPENSE RATIO	58.7%				57.5%
NET OPERATING INCOME	$1,565,259	$12,976	$35.55	41.30%	$1,692,526	$14,546	$39.85	42.53%
OCCUPANCY	98.1%				94.6%

[Additional columns below]

[Continued from above table, first column(s) repeated]

	2002				Annualized 2003
	(January - December)				(January - August)
	Amount	$/Resident	PRD	% of EGI	Amount	$/Resident	PRD	% of EGI

REVENUES
Rental Income	$3,312,875	$32,102	$87.95	86.30%	$3,510,986	$31,646	$86.70	85.77%
Additional Personal Care	$450,789	$4,368	$11.97	11.74%	$433,040	$3,903	$10.69	10.58%
New Resident Fees	$—	$—	$—	0.00%	$—	$—	$—	0.00%
Other Income	$75,172	$728	$2.00	1.96%	$149,549	$1,348	$3.69	3.65%

GROSS POTENTIAL REV.	$3,838,836	$37,199	$101.92	100.00%	$4,093,574	$36,897	$101.09	100.00%
Vacancy/Collection Loss	Inc. Above				Inc. Above
TOTAL NET REVENUE	$3,838,836	$37,199	$101.92	100.00%	$4,093,574	$36,897	$101.09	100.00%
OPERATING EXPENSES
Departmental
General/Administrative	$91,103	$883	$2.42	2.37%	$88,005	$793	$2.17	2.15%
Payroll (Wages)	$873,071	$8,460	$23.18	22.74%	$923,682	$8,326	$22.81	22.56%
Payroll Taxes & Benefits	$292,155	$2,831	$7.76	7.61%	$332,759	$2,999	$8.22	8.13%
Resident Care	$3,735	$36	$0.10	0.10%	$3,911	$35	$0.10	0.10%
Food Services	$229,215	$2,221	$6.09	5.97%	$229,311	$2,067	$5.66	5.60%
Activities	$12,146	$118	$0.32	0.32%	$10,424	$94	$0.26	0.25%
Housekeeping/Laundry	$20,950	$203	$0.56	0.55%	$25,139	$227	$0.62	0.61%
Plant Operations	$111,733	$1,083	$2.97	2.91%	$122,072	$1,100	$3.01	2.98%
Utilities	$149,773	$1,451	$3.98	3.90%	$157,188	$1,417	$3.88	3.84%
Marketing/Promotions	$46,640	$452	$1.24	1.21%	$54,207	$489	$1.34	1.32%
Non-Departmental
Real Estate Taxes	$117,902	$1,142	$3.13	3.07%	$120,683	$1,088	$2.98	2.95%
Insurance	$78,627	$762	$2.09	2.05%	$77,682	$700	$1.92	1.90%
Management Fees (5% of EGI)	$191,942	$1,860	$5.10	5.00%	$204,679	$1,845	$5.05	5.00%
Replacement Reserves ($/Unit)	$36,900	$358	$0.98	0.96%	$36,900	$333	$0.91	0.90%

TOTAL ALL EXPENSES	$2,255,892	$21,860	$59.89	58.76%	$2,386,639	$21,512	$58.94	58.30%
EXPENSE RATIO	58.8%				58.3%
NET OPERATING INCOME	$1,582,944	$15,339	$42.02	41.24%	$1,706,934	$15,385	$42.15	41.70%
OCCUPANCY	83.9%				90.2%

[Additional columns below]

[Continued from above table, first column(s) repeated]

	C&W Forecast
	Stabilized Year
	Amount	$/Resident	PRD

REVENUES
Rental Income	$4,059,600	$33,005	$93.43
Additional Personal Care	$479,700	$3,900	$11.04
New Resident Fees	$55,350	$450	$1.27
Other Income	$—	$—	$—

GROSS POTENTIAL REV.	$4,642,650	$37,745	$114.65
Vacancy/Collection Loss	$(324,986)

TOTAL NET REVENUE	$4,317,665	$36,271	$99.37
OPERATING EXPENSES
Departmental
General/Administrative	$110,000	$924	$2.53
Payroll (Wages)	$1,100,000	$9,241	$25.32
Payroll Taxes & Benefits	$360,000	$3,024	$8.29
Resident Care	$15,000	$126	$0.35
Food Services	$260,000	$2,184	$5.98
Activities	$20,000	$168	$0.46
Housekeeping/Laundry	$25,000	$210	$0.58
Plant Operations	$125,000	$1,050	$2.88
Utilities	$170,000	$1,428	$3.91
Marketing/Promotions	$60,000	$504	$1.38
Non-Departmental
Real Estate Taxes	$130,000	$1,092	$2.99
Insurance	$123,000	$1,033	$2.83
Management Fees (5% of EGI)	$215,883	$1,814	$4.97
Replacement Reserves ($/Unit)	$36,900	$310	$0.85

TOTAL ALL EXPENSES	$2,750,783	$23,108	$63.31
EXPENSE RATIO	63.7%
NET OPERATING INCOME	$1,566,881	$13,163	$36.06
OCCUPANCY	93.0%

VALUATION SERVICES	82	ADVISORY GROUP

INCOME CAPITALIZATION APPROACH

Assisted Living Rate Analysis

The subject contains 79 studio and 44 one-bedroom units for a total of 123 apartments. The facility is of good quality construction with a modern layout and design. The following is a description of the types of accommodations that are available at the subject.

All of the units reflect good design/layout and feature private bathrooms, kitchenettes and adequate closet areas. All of the residents are provided with three daily meals, weekly housekeeping, utilities (except telephone), activities, and scheduled transportation included in their monthly rent.

The subject’s actual rental rates (rent roll) were tested for reasonableness against similar facilities in the subject’s market area. In the Competitive Market Analysis section, we identified several existing facilities considered to provide competition for the subject. Data sheets were provided in the Competitive Market Analysis section presented previously. The complexes we surveyed are all considered comparable given that they all provide assisted living units. We note that the facilities are all adequately maintained and they all have a similar amenity package. All of the competing facilities have been discussed in detail in the Competitive Market Analysis section of the report.

The table below summarizes the subject’s unit types and the actual and asking monthly rents.

Villa Las Posas

			In House Rents		Asking Rents

	No.	Occ.	Monthly	$/Unit	Monthly	$/Unit
Unit	Units	Units	Revenue	Per Mo.	Revenue	Per Mo.

Assisted Living
Studio	79	76.002	$186,668	$2,456	$199,475	$2,525
One-Bedroom	44	43	$138,085	$3,201	$143,000	$3,250

Total - Studio	123	119	$324,753	$2,726	$342,475	$2,784

The current in-house average rates falls slightly below the asking rates at the subject. This is because the rents of the existing tenants have not increased as rapidly as the asking rates. Overall, the average actual rate is $2,726 per month, which is approximately two percent below the average asking rate of $2,784. In the Market Analysis section of this report, we concluded on a market rate of $2,500 per month for the subject studio units and $3,200 per month for one-bedroom units. This is in line with both actual and asking rental rates.

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INCOME CAPITALIZATION APPROACH

Base Rental Rates

The following chart details our reconciled base rental rates for all unit types at the subject. These rates were concluded to in the Competitive Market Analysis section of the report.

Villa Las Posas
Reconciled Market Rental Rates

	Resident	No.	No.	Market
Unit Type	Type	Units	Beds	Rent

Studio	AL	79	79	$2,500
One-Bedroom	AL	44	44	$3,200

Totals		123	123

Other Revenues

In addition to room revenues, the subject receives additional income from additional personal care, new resident fees (entrance fees), second person fees, as well as miscellaneous revenue from such items as barber/beauty income, laundry services, cable TV revenue, meal and guest fees, food catering, health supplies, parking, etc.

Additional Personal Care

This relates to the additional costs for personal care to those residents who require additional care. The historical, current and forecast revenue from this source is shown below.

Year	Total	$/Resident	PRD

2000	$468,809	$3,886	$10.65
2001	$478,106	$4,109	$11.26
2002	$450,789	$4,368	$11.97
Annualized 2003	$433,040	$3,903	$10.69
C&W Forecast	$479,700	$3,900	$11.04

The base monthly rates at the subject do not include any personal care. All personal care at the subject is charged in addition to the base monthly rental rate. Specifically, there are eight base levels or tiers of care services available (based on a point system) that are determined from a monthly need assessment basis. The levels of personal care range from $225 per month (Level A) up to an additional $1,425 per month for Level 7 services. If a resident requires services above Level 7, there is an additional charge of $5.00 per point.

Review of the rent roll showed that of the existing residents, 74 residents (62 percent of existing total) were paying for personal care services. The average charge equated to $656 per month, which would indicate an average Level 3 care level. Based on the current and historical revenue, we have forecast that 50 percent of the resident mix will pay an average of $650 per month for personal care. While the percentage falls below the current average, we believe this

VALUATION SERVICES	84	ADVISORY GROUP

INCOME CAPITALIZATION APPROACH

is reasonable as acuity levels can vary year-to-year. This equates to Year 1 revenue at $479,700.

New Resident Fees

The historical revenue data for the subject did not include any line item breakdown for this category. New resident fees at the subject are $1,800 per resident, which is at the upper end of the range indicated by the comparables ($1,000 to $1,800). The current new resident fees at the subject are considered high in relationship to market rates.

The typical turnover in an assisted living facility is between 20 and 28 months with a midrange of two years. This is equivalent to 35 to 50 percent of the census turning over each year. For the subject, we are estimating that 30 percent of the residents will pay entry or new resident fees of $1,500. Based on the data, we have forecast Year 1 new resident fees at $55,350.

Second Person Fees

The subject charges a fee of $800 per month for a double occupant in the same unit. This would be applicable to a spouse or sibling. The historical revenue data for the subject did not include any line item breakdown for this category. At the time of inspection, there were six double occupancies at the subject. We have forecast Year 1 second person occupancy of five (5) residents at $800 per month. This equates to $48,000 on an annual basis.

Other Income

The historical revenue for Other Income includes Second Person Fees and New Resident Fees as well as revenue received from the subject’s barber/beauty income, cable TV revenue, meal and guest fees. No revenue has been attributed to this category as the revenue was considered in the categories above.

Concessions/Rental Allowances

At the time of inspection, the subject was not offering any rent concessions other than a reduction in the new resident fee if necessary. Concessions are believed to be a negligible part of the market used only to stimulate lease-up of any unforeseen vacancies and should not have be of any major significance to a property like the subject. Therefore, no allowance for rent concessions will be applied to the subject.

Vacancy and Collection Loss

Both the investor and the appraiser are primarily interested in the annual revenue an income property is likely to produce over a specified period of time, rather than the income it could produce if it were always 100 percent occupied and all tenants were paying their rent in full and on time. A normally prudent practice is to expect some income loss as tenants vacate, fail to pay rent, or pay their rent late. Model units or other rent loss, if necessary, is addressed separately.

The subject, as of the most current rent roll provided, was 97 percent occupied. This is slightly higher than than current average occupancy levels for the market area overall. Rent comparable occupancies range from 91 to 95 percent with an average of 94 percent. Historical occupancy at the subject is presented below:

VALUATION SERVICES	85	ADVISORY GROUP

INCOME CAPITALIZATION APPROACH

Historical Occupancy

					Current
				Annualized	Rent Roll
Year	2000	2001	2002	2003	Annualized

Occupancy	98.1%	94.6%	83.9%	90.2%	97.0%

Historical occupancy at the subject was 98 percent in 2000, 95 percent in 2001, 84 percent in 2002, while YTD 2003 equated to 90 percent. The lower occupancy in 2002 and into 2003 was due to additional competition. The subject has been successful in increasing occupancy as of recent through aggressive marketing. Based on the subject’s occupancy pattern, we have forecasted a stabilized vacancy and collection loss of 7.0 percent for the subject.

Effective Gross Income

The following table summarizes the projected estimate of stabilized income based on the above findings. The stabilized revenues reflect what we believe would be anticipated by a purchaser of the subject and are based on current market rents and trends.

Villa Las Posas
STABILIZED OPERATING INCOME

						PER
	RESIDENT	NO.	NO.	MONTHLY		ACTUAL
UNIT TYPE	TYPE	UNITS	BEDS	RATE	INCOME	RESIDENT

Studio	AL	79	79	$2,500	$2,370,000
One-Bedroom	AL	44	44	$3,200	$1,689,600

Total		123	123		$4,059,600	$33,005
Additional Personal Care			50%	$650	$479,700	$3,900
Second Person			5.0	$800	$48,000	$390
New Resident Fees			30%	$1,500	$55,350	$450
Other					$—	$—

TOTAL POTENTIAL GROSS INCOME					$4,642,650	$37,745
LESS: VACANCY @			7.0%		$(324,986)

EFFECTIVE GROSS INCOME					$4,317,665	$37,745

Opinion of Expenses

We have developed an opinion of the property’s annual operating expenses after reviewing its historical performance and reviewing the operating statements of similar senior living properties. We were provided with operating statements for 2000, 2001, 2002, and the year-to-date 2003. This information was previously summarized.

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INCOME CAPITALIZATION APPROACH

We were not also provided with the staffing requirements for the facility and we were not able to analyze the expenses on this basis. Furthermore, we have supported our estimate of projected expenses with other senior living facilities in the region, as well as from overall industry statistics. We also note that the reader is cautioned when reviewing the comparable expenses for individual facilities, in that the reporting of expenses varies by property and that different congregate living facilities offer different services. All comparisons will be made on an actual resident basis.

Expense Comparables

The expense comparables have been summarized on the following page.

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INCOME CAPITALIZATION APPROACH

SUMMARY OF COMPARABLE OPERATING EXPENSES
ASSISTED LIVING FACILITIES

										ASHA		ASHA
										Lower	ASHA	Upper
Facility		Confidential			Confidential			Confidential		Quartile	Median	Quartile

Reporting Period		2002			2002			2002		2002	2002	2002
Year Built		1999			2001			1990		N/A	N/A	N/A
No. of IL Units		0			42			176		N/A	N/A	N/A
No. of AL Units		89			72			11		N/A	N/A	N/A
No. of ALZ Units		13			0			0		N/A	N/A	N/A

Total Units		102			114			187		N/A	N/A	N/A
Occupancy		83%			85%			98%		N/A	N/A	N/A
Resident Days		30,901			35,493			66,890
	Per		% of	Per		% of	Per		% of
	Resident	$/RD	EGI	Resident	$/RD	EGI	Resident	$/RD	EGI

TOTAL NET REVENUES	$37,505	$102.75		$25,443	$69.71		$34,768	$95.26		$29,046	$34,264	$38,878
EXPENSES
General & Administrative	$756	$2.07	2.02%	$1,110	$3.04	3.25%	$1,129	$3.09	3.25%	$1,115	$1,433	$1,889
Payroll (Wages/Salaries)	$11,593	$31.76	30.91%	$8,553	$23.43	23.52%	$8,179	$22.41	23.52%	N/A	N/A	N/A
Payroll Taxes & Benefits	$3,815	$10.45	10.17%	$2,144	$5.88	8.62%	$2,996	$8.21	8.62%	$1,575	$2,068	$3,003
Resident Care	$219	$0.60	0.59%	$609	$1.67	0.82%	$286	$0.78	0.82%	$4,253	$6,123	$7,259
Food Services	$1,786	$4.89	4.76%	$1,207	$3.31	6.32%	$2,196	$6.02	6.32%	$2,704	$3,529	$4,892
Activities	$58	$0.16	0.16%	$58	$0.16	0.53%	$184	$0.50	0.53%	N/A	N/A	N/A
Housekeeping	$119	$0.32	0.32%	$101	$0.28	0.86%	$299	$0.82	0.86%	$532	$815	$1,130
Plant Operations	$644	$1.77	1.72%	$510	$1.40	4.05%	$1,409	$3.86	4.05%	$580	$916	$1,356
Utilities	$1,536	$4.21	4.09%	$1,180	$3.23	5.19%	$1,805	$4.94	5.19%	$1,086	$1,306	$1,526
Marketing/Promotions	$527	$1.44	1.41%	$439	$1.20	1.57%	$546	$1.49	1.57%	$858	$1,349	$2,008
Real Estate Taxes	$705	$1.93	1.88%	$520	$1.43	3.62%	$1,257	$3.45	3.62%	$648	$1,011	$1,597
Insurance	$611	$1.67	1.63%	$400	$1.10	3.32%	$1,154	$3.16	3.32%	$278	$463	$726
ADJUSTED OPERATING EXPENSES	$22,369	$73.84	59.64%	$16,832	$55.56	61.66%	$21,439	$70.77	61.66%	$20,959	$24,058	$29,438
Management Fee	$1,875	$5.14	5.00%	$1,272	$3.49	5.00%	$1,738	$0.00	5.00%	$1,249	$1,713	$2,082
Expense Ratio Before										76%	75%	81%
Reserves	65%			71%			67%
Reserves	—	—	—	—	—	—	—	—	—	$181	$326	$525

Source: The State of Seniors Housing, 2002, ASHA. (Data is for Assisted Living Facilities)

Note: Each line expense for ASHA derived from seperately sorted data columns and may not add up under totals.

*     All comparable categories based on Actual Unit (Per Resident)

VALUATION SERVICES	88	ADVISORY GROUP

INCOME CAPITALIZATION APPROACH

General & Administrative

These costs, for the basis of the subject analysis, include office supplies, licenses/permits, dues/subscriptions, travel/meals, communications/telephone, resident activities, transportation, as well as the payroll costs for the administrative staff. The historical costs, as well as our forecast for this category are shown below.

Year	Total	$/Resident	PRD	% of EGI

2000	$84,488	$700	$1.92	2.23%
2001	$95,636	$822	$2.25	2.40%
2002	$91,103	$883	$2.42	2.37%
Annualized 2003	$88,005	$793	$2.17	2.15%
C&W Forecast	$110,000	$924	$2.53	2.55%

The expense comparables showed expenses for this category from $ 756 to $1,129 per resident (average of $ 999 per resident), while the industry data showed a range from $1,115 to $1,889 per resident (median of $1,433 per resident). The subject’s actual expenses are less than that of the comparable properties. This is because the subject’s accounting format posts payroll and benefits in a separate expense category. Our projection is consistent with historical trends. We have forecast Year 1 general and administrative costs at $110,000 or $ 924 per resident.

Payroll (Wages and Salaries)

These costs, for the basis of the subject analysis, include all wage and salary costs for the employees. The historical costs, as well as our forecast for this category are shown below.

Year	Total	$/Resident	PRD	% of EGI

2000	$944,680	$7,831	$21.46	24.93%
2001	$913,211	$7,848	$21.50	22.95%
2002	$873,071	$8,460	$23.18	22.74%
Annualized 2003	$923,682	$8,326	$22.81	22.56%
C&W Forecast	$1,100,000	$9,241	$25.32	25.48%

The expense comparables showed expenses for this category from $8,179 to $11,593 per resident (average of $9,442 per resident), while the industry data showed a range from $1,575 to $3,003 per resident (median of $2,289 per resident). The subject’s actual expenses are greater than that of the comparable properties. This is because the subject’s accounting format posts payroll and benefits in a separate expense category. Our projection is consistent with historical trends. We have forecast Year 1 wages and salary costs at $1,100,000 or $9,241 per resident.

VALUATION SERVICES	89	ADVISORY GROUP

INCOME CAPITALIZATION APPROACH

Payroll Taxes and Benefits

These costs, for the basis of the subject analysis, include cost for the employee pension plan, employee incentives, vacation pay, employee benefits and payroll taxes. The historical costs, as well as our forecast for this category are shown below.

Year	Total	$/Resident	PRD	% of EGI

2000	$197,095	$1,634	$4.48	5.20%
2001	$281,556	$2,420	$6.63	7.08%
2002	$292,155	$2,831	$7.76	7.61%
Annualized 2003	$332,759	$2,999	$8.22	8.13%
C&W Forecast	$360,000	$3,024	$8.29	8.34%

The expense comparables showed expenses for this category from $2,144 to $3,815 per resident (average of $2,985 per resident), while the industry data showed a range from N/A to N/A per resident (median of N/A per resident). The subject’s actual expenses fall slightly above the range by the comparable properties, but are considered reasonable. We have forecast Year 1 payroll taxes and benefits costs at $360,000 or $3,024 per resident.

Resident Care

This expense is for the costs associated with the personal or assisted living services for the assisted living residents. These include all health care and special needs supplies and related activities, as well as payroll. The historical costs, as well as our forecast for this category are shown below.

Year	Total	$/Resident	PRD	% of EGI

2000	$3,296	$27	$0.07	0.09%
2001	$5,010	$43	$0.12	0.13%
2002	$3,735	$36	$0.10	0.10%
Annualized 2003	$3,911	$35	$0.10	0.10%
C&W Forecast	$15,000	$126	$0.35	0.35%

The expense comparables showed expenses for this category from $ 219 to $ 609 per resident (average of $ 371 per resident), while the industry data showed a range from $1,575 to $3,003 per resident (median of $2,068 per resident). The subject’s actual expenses are seen as falling well below the average costs by the comparable properties. As such, we believe a prudent operator would allocate a higher allowance, especially as over 50 percent of the subject’s

VALUATION SERVICES	90	ADVISORY GROUP

INCOME CAPITALIZATION APPROACH

residents are paying for additional resident or personal care. We have forecast Year 1 resident care costs at $15,000 or $ 126 per resident.

Food Services

These costs include raw food costs, as well as kitchen supplies and all payroll costs for the food service staff. The residents at the subject are provided with three complete meals per day. The historical costs, as well as our forecast for this category are shown below.

Year	Total	$/Resident	PRD	% of EGI

2000	$297,915	$2,470	$6.77	7.86%
2001	$256,542	$2,205	$6.04	6.45%
2002	$229,215	$2,221	$6.09	5.97%
Annualized 2003	$229,311	$2,067	$5.66	5.60%
C&W Forecast	$260,000	$2,184	$5.98	6.02%

The expense comparables showed expenses for this category from $1,207 to $2,196 per resident (average of $1,729 per resident), while the industry data showed a range from $4,253 to $7,259 per resident (median of $6,123 per resident). Our projection is consistent with historical trends. We have forecast Year 1 food services costs at $260,000 or $2,184 per resident.

Activities

This category is for the activities and recreation costs, as well as transportation costs and the payroll costs for the activities staff. The historical costs, as well as our forecast for this category are shown below.

Year	Total	$/Resident	PRD	% of EGI

2000	$17,420	$144	$0.40	0.46%
2001	$14,563	$125	$0.34	0.37%
2002	$12,146	$203	$0.56	0.55%
Annualized 2003	$10,424	$94	$0.26	0.25%
C&W Forecast	$20,000	$168	$0.46	0.46%

The expense comparables showed expenses for this category from $ 58 to $ 184 per resident (average of $ 100 per resident), while no data was provided by the ASHA industry data. Our projection is consistent with historical trends. We have forecast Year 1 activities costs at $20,000 or $ 168 per resident.

VALUATION SERVICES	91	ADVISORY GROUP

\

INCOME CAPITALIZATION APPROACH

Housekeeping/Laundry

This category is for all housekeeping costs, including all supplies requisite to housekeeping and laundry services, as well as the payroll costs for the housekeeping/laundry staff. The historical costs, as well as our forecast for this category are shown below.

Year	Total	$/Resident	PRD	% of EGI

2000	$35,008	$290	$0.80	0.92%
2001	$22,573	$194	$0.53	0.57%
2002	$20,950	$203	$0.56	0.55%
Annualized 2003	$25,139	$227	$0.62	0.61%
C&W Forecast	$25,000	$210	$0.58	0.58%

The expense comparables showed expenses for this category from $ 101 to $ 299 per resident (average of $ 173 per resident), while the industry data showed a range from N/A to N/A per resident (median of N/A per resident). Our projection is consistent with historical trends. We have forecast Year 1 housekeeping costs at $25,000 or $ 210 per resident.

Plant Operations

These costs include general repairs and maintenance, elevator contracts, supplies and equipment purchases for the facility, as well as the payroll costs for the maintenance staff. The historical costs, as well as our forecast for this category are shown below.

Year	Total	$/Resident	PRD	% of EGI

2000	$113,542	$941	$2.58	3.00%
2001	$112,103	$963	$2.64	2.82%
2002	$111,733	$1,083	$2.97	2.91%
Annualized 2003	$122,072	$1,100	$3.01	2.98%
C&W Forecast	$125,000	$1,050	$2.88	2.90%

The expense comparables showed expenses for this category from $ 510 to $1,409 per resident (average of $ 854 per resident), while the industry data showed a range from $ 532 to $1,130 per resident (median of $ 815 per resident). The subject’s actual expenses are supported by the comparable properties. We have forecast Year 1 plant operations costs at $125,000 or $1,050 per resident.

VALUATION SERVICES	92	ADVISORY GROUP

INCOME CAPITALIZATION APPROACH

Utilities

This expense is for the annual cost for natural gas, electricity, water/sewer, cable TV and trash removal. The historical costs, as well as our forecast for this category are shown below.

Year	Total	$/Resident	PRD	% of EGI

2000	$127,932	$1,061	$2.91	3.38%
2001	$142,843	$1,228	$3.36	3.59%
2002	$149,773	$1,451	$3.98	3.90%
Annualized 2003	$157,188	$1,417	$3.88	3.84%
C&W Forecast	$170,000	$1,428	$3.91	3.94%

The expense comparables showed expenses for this category from $1,180 to $1,805 per resident (average of $1,507 per resident), while the industry data showed a range from $ 580 to $1,356 per resident (median of $ 916 per resident). Our projection is consistent with historical trends. We have forecast Year 1 utility costs at $170,000 or $1,428 per resident.

Marketing/Promotions

This expense is directly connected to the advertising and marketing of the complex for such things as newspapers and brochures, resident retention, etc. These costs also include the payroll costs of the marketing staff. The historical costs, as well as our forecast for this category are shown below.

Year	Total	$/Resident	PRD	% of EGI

2000	$44,373	$368	$1.01	1.17%
2001	$45,779	$393	$1.08	1.15%
2002	$46,640	$452	$1.24	1.21%
Annualized 2003	$54,207	$489	$1.34	1.32%
C&W Forecast	$60,000	$504	$1.38	1.39%

The expense comparables showed expenses for this category from $ 101 to $ 546 per resident (average of $ 504 per resident), while the industry data showed a range from $1,086 to $1,526 per resident (median of $1,306 per resident). Our projection is consistent with historical trends. We have forecast Year 1 marketing costs at $60,000 or $ 504 per resident.

VALUATION SERVICES	93	ADVISORY GROUP

INCOME CAPITALIZATION APPROACH

Real Estate Taxes

This cost is for the annual real and personal property tax liability for the subject. The historical costs, as well as our forecast for this category are shown below.

Year	Total	$/Resident	PRD	% of EGI

2000	$109,062	$904	$2.48	2.88%
2001	$118,103	$1,015	$2.78	2.97%
2002	$117,902	$1,142	$3.13	3.07%
Annualized 2003	$120,683	$1,088	$2.98	2.95%
C&W Forecast	$130,000	$1,092	$2.99	3.01%

The expense comparables showed expenses for this category from $ 520 to $1,257 per resident (average of $ 828 per resident), while the industry data showed a range from $ 858 to $2,008 per resident (median of $1,349 per resident). Please refer to the Real Estate Taxes and Assessments section of the report for a discussion on how the Year 1 taxes were estimated. We have forecast the Year 1 real estate tax expense at $130,000 or $1,092 per resident.

Insurance

This cost is for the annual liability insurance for the property. The historical costs, as well as our forecast for this category are shown below.

Year	Total	$/Resident	PRD	% of EGI

2000	$23,570	$195	$0.54	0.62%
2001	$42,965	$369	$1.01	1.08%
2002	$78,627	$762	$2.09	2.05%
Annualized 2003	$77,682	$700	$1.92	1.90%
C&W Forecast	$123,000	$1,033	$2.83	2.85%

The expense comparables showed expenses for this category from $ 400 to $1,154 per resident (average of $ 722 per resident), while the industry data showed a range from $ 648 to $1,597 per resident (median of $1,011 per resident). Insurance costs for senior living properties have increased significantly over the last one to two years. The subject’s actual expenses are supported by the comparable properties. We have forecast Year 1 insurance costs at $123,000 or $1,033 per resident.

Management Fee

The subject is managed by ARV at a rate equal to 5.0 percent of effective gross income. According to data by The 2002 State of Senior Housing Report, the median management fee for

VALUATION SERVICES	94	ADVISORY GROUP

INCOME CAPITALIZATION APPROACH

congregate living facilities is 5.0 percent, with a general range from 5.0 to 7.0 percent. We have concluded to a 5.0 percent management fee.

Replacement Reserves

Replacement reserves are necessary for replacement of roof covering, mechanical systems, furnishings, appliances, etc. For a facility such as the subject, it is reasonable to deduct one to two percent of net resident revenues for replacement reserves. The ASHA industry data shows a range of reserve unit allowances from $ 181 to $ 525 per unit with a median of EMPTY per unit. In the case of the subject and its date of construction, we have deducted an amount equal to $300 per unit and which equates to a total cost of $36,900 or $ 310 per resident, which is well supported by the industry data.

Expense Summary

Overall, the first year expenses for the subject (including management fees and reserves) are projected at $2,750,783 ($23,108 per resident) and 63.71 percent of effective gross income. The sale comparables indicated expense ratios from 67.00 to 77.00 percent (average of 70.00 percent), while the industry data showed a range from 76 to 81 percent (median of 75 percent).

We note that, according to The Senior Care Acquisition Report 2003, that the average expense ratio for assisted living facilities was 75.8 percent in 2002 and which represented an approximately eight percent increase from 70.4 percent in 2001. The survey noted, however, that many of the properties used in the sampling were troubled which resulted in a higher reported operating expense basis.

Furthermore, operating margins for assisted living facilities were reported at 30.8 percent for the median, 18.4 percent for the lower quartile and 34.7 percent for the upper quartile according to the State of Senior Housing Report 2002.

VALUATION SERVICES	95	ADVISORY GROUP

INCOME CAPITALIZATION APPROACH

Although our net operating income estimate is lower than the historical amounts, our estimate equates to a net operating income per resident of $13,163 which is above the most recent operating year of $15,339 per resident. The difference, however, is directly related to our stabilized market occupancy that is lower than that recently witnessed, as well as having increased some expense levels to market levels. As such, our expense and resultant net operating income estimate is considered reasonable in light of the historical data. A summary of our Year 1 proforma is presented below.

Villa Las Posas
STABILIZED OPERATING STATEMENT

			Total	PR	PRD	% of EGI

EFFECTIVE GROSS INCOME			$4,317,665	$37,745	$99.37
EXPENSES
General/Administrative			$110,000	$924	$2.53	2.55%
Payroll (Wages)			$1,100,000	$9,241	$25.32	25.48%
Payroll Taxes & Benefits			$360,000	$3,024	$8.29	8.34%
Resident Care			$15,000	$126	$0.35	0.35%
Food Services			$260,000	$2,184	$5.98	6.02%
Activities			$20,000	$168	$0.46	0.46%
Housekeeping/Laundry			$25,000	$210	$0.58	0.58%
Plant Operations			$125,000	$1,050	$2.88	2.90%
Utilities			$170,000	$1,428	$3.91	3.94%
Marketing/Promotions			$60,000	$504	$1.38	1.39%
Real Estate Taxes			$130,000	$1,092	$2.99	3.01%
Insurance			$123,000	$1,033	$2.83	2.85%

TOTAL OPERATING EXPENSES		57.9%	$2,498,000	$20,985	$57.49	57.86%
Management Fees	5.0%		$215,883	$1,814	$4.97	5.00%
Replacement Reserves	$300		$36,900	$310	$0.85	0.85%

TOTAL EXPENSES			$2,750,783	$23,108	$63.31	63.71%
NET OPERATING INCOME			$1,566,881	$13,163	$36.06	36.29%

(*) Per Actual Resident

Direct Capitalization Rate Analysis

In determining an appropriate capitalization rate, the rates of return have been derived by applying three different methods: market extraction from the sales comparables, our findings reported in The Senior Care Acquisition Report, 2003, published by Irving Levin Associates, Inc., findings from the Senior Care Participants Survey completed by Cushman & Wakefield, Inc., and from Band-of-Investment.

The capitalization rate was determined by analyzing investment rates of return acceptable to buyers. The rate of return on an investment is determined by analyzing several aspects of that investment and then assigning a risk associated with those aspects. Elements usually considered are:

•	Reliability of the gross income prediction. How certain is it that the income will be forthcoming? Income is more dependable when the property is leased on a long-term basis

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INCOME CAPITALIZATION APPROACH

to financially responsible tenants than when rented on a month-to-month basis to less reliable tenants.

•	Reliability of the expense prediction. Is there great danger of having expenses increase materially, or is there a fair chance that they will remain about the same or even decrease?

•	Expense ratio. If the expenses are low in relation to gross income, the quality of the net income may be better, because a moderate reduction in gross income or a moderate increase in expenses does not affect the net income substantially.

•	Burden of management. Even when real estate management is employed, a property that requires constant attention, because of either maintenance or rent collection problems, is less desirable than one that needs minimal management. A long-term lease that requires a tenant to take care of all repairs and to pay taxes and insurance presents a situation that is relatively free from this burden of management.

•	Marketability of the property. An investment that has marketability and liquidity appeals to a wider group of investors than one lacking those attributes.

•	Stability of value. The value or market price of a piece of real property tends to remain within a narrower range for longer periods of time than do most other commodities.

As described previously, the gross income projected for the property is subject to such uncertainties as competition from other facilities and fluctuations in demand for the subject’s services. Moreover, the subject property has limited marketability and liquidity because a purchaser must have the appropriate operating license from the applicable state regulatory agencies, which limit the number of potential investors and would, in any potential sale of the property, create impediments and delays.

Going-In Capitalization Rate

The first method used to derive the capitalization rate was a review of comparable sales that have occurred in the subject’s regional area. The overall capitalization rates derived from the assisted living facility sales used in the Sales Comparison Approach are summarized below:

CAPITALIZATION RATE SUMMARY

		Date	Year		Capitalization
No.	Property Name	of Sale	Built	Occupancy	Rate

1	Carmel Village	01/03	1986	97%	11.14%
2	Emerald Hills	09/02	1999	100%	11.19%
3	Woodmark at Summit	02/02	1998	60%	12.63%
4	Mapleridge of Laguna Creek	01/02	1999	76%	10.55%
5	Atria Redding	07/01	1997	95%	12.50%
6	Aegis of Napa	06/01	1999	N/A	10.76%
Low			1986	60%	10.55%
High			1999	100%	12.63%
Median			1999	95%	11.16%
Average			1996	86%	11.46%

VALUATION SERVICES	97	ADVISORY GROUP

INCOME CAPITALIZATION APPROACH

The overall capitalization rates of the comparable sales range from 10.55 to 12.63 percent, with an average indicated of 11.46 percent. These rates are reported to be after management fee and reserves. The capitalization rates reflect actual buyer expectations of existing facilities and are directly applicable to the subject and the spread in the capitalization rates is 208 basis points. As such, the sales are felt to provide a good comparison of estimating a market capitalization rate.

Industry Findings

To further test the capitalization rates, data on assisted living acquisition trends in The Senior Care Acquisition Report, Eighth Edition, 2003, was consulted. The report indicated that after two years of declining capitalization rates for assisted living properties, 2002 saw an increase in rates to a reported average of 12.20 percent. This information is summarized in the graph below.

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INCOME CAPITALIZATION APPROACH

In addition, Cushman & Wakefield, Inc. has surveyed senior care participants regarding their investment parameters for senior housing properties. This recent information has been summarized in the following table.

2003 Participants Survey

			Change From 2002		Change From 2001
		Survey
Property Type	Survey Range	Average	Basis Point	%	Basis Point	%

Capitalization Rates
55+ Senior Apartments	7.00% - 10.25%	8.15%	-7	0.9%	-68	-7.6%
Independent Living	9.00% - 10.50%	9.55%	-5	0.5%	-30	-3.0%
Assisted Living	10.00% - 12.25%	10.85%	-17	1.6%	-8	-7.2%
Skilled Nursing	11.50% - 18.00%	14.15%	16	-1.1%	-61	-4.2%
Continuing Care Retirement Community	9.00% - 11.50%	10.40%	-35	3.4%	-15	-1.4%
Internal Rates of Return
55+ Senior Apartments	9.50% - 15.00%	10.60%	-15	1.4%	-20	-1.8%
Independent Living	10.00% - 15.00%	11.90%	-25	2.1%	-65	-5.7%
Assisted Living	12.00% - 17.00%	15.30%	42	-2.7%	-22	-1.5%
Skilled Nursing	13.00% - 20.00%	16.30%	-25	1.5%	-165	-9.1%
Continuing Care Retirement Community	9.00% - 17.00%	13.00%	-25	1.9%	-135	-9.2%

Source: Senior Care Participants Survey, 2003 by Cushman & Wakefield, Inc.

In reviewing the 2003 survey, capitalization rates for assisted living facilities ranged from 10.00 to 12.25 percent with an average indication of 10.85 percent. This data is seen as being nearly 135 basis points below that reported previously in The Senior Care Acquisition Report, Eighth Edition, 2003. The 2003 C&W survey also shows that capitalization rates have declined slightly over those reported in 2002 and 2001.

In choosing the appropriate capitalization rate for the subject, we have considered its location, occupancy, as well as the overall condition and utility of the property. The subject is a mid-sized assisted living facility located in a favorable demographic area in California. The market area is considered to be at an equilibrium basis at this time. Based on the data and characteristics of the subject and marketplace, we believe a capitalization rate of between 11.0 to 12.0 percent to be appropriate for the property.

Band of Investment

The Band of Investment technique accounts for the combination of equity and prevailing financing which are banded together to finance this type of real estate. The rate developed is a weighted average, the weights being percentages of the total value, which are occupied by the mortgage and equity positions.

After surveying several commercial mortgage lenders and consulting the most recent Senior Care Participants Survey, published by Cushman & Wakefield, Inc. and the Senior Care Acquisition Report, published by Irving Levin Associates, it is our opinion that a typical creditworthy owner could obtain financing from a lending source in an amount equal to 75 percent of value at an annual interest rate of 8.50 percent. A typical loan period for this type of real estate ranges from 20 to 30 years. Utilizing a 25-year amortization period at an 8.50 percent interest rate (payable monthly) yields a mortgage constant of 0.0966273.

For a review of investor rates of return, reference is made to the previous table, which showed investment parameters for assisted living properties.

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INCOME CAPITALIZATION APPROACH

As shown in the table, internal rates of return or equity dividend rates for senior housing properties ranged from 9.50 to 20.00 percent. Independent living facilities fall within the lower to middle portion of the range from 10.00 to 15.0 percent with an average indicated rate of 11.90 percent. Assisted living facilities fall within the middle portion at 12.00 to 17.0 percent with an average indicated rate of 15.30 percent.

Based on the data, we believe a prudent investor in a senior housing property like the subject would accept an initial annual return of between 10 percent and 15 percent of an equity investment in anticipation of a stable income flow and property appreciation over time. From this, and based on the subject’s physical, locational and competitive structure, a rate from within the middle portion of the latter range, or 14.0 percent would be reasonable.

It should be emphasized that the equity dividend rate is not necessarily the same as an equity yield rate or true rate of return on equity capital. The equity dividend rate is an equity capitalization that reflects all benefits that can be recognized by the equity investor as of the date of purchase. The overall capitalization rate is developed as follows:

Band of Investment Technique

75.0%	MORTGAGE	X	0.0966273 Mortgage Constant	=	0.0724
25.0%	Equity	X	0.1400 Equity Dividend	=	0.0350

100.0%	Total				0.1074
			OAR = 10.74%

Direct Capitalization Method Conclusion

We estimated a capitalization rate of 10.55 to 12.63 percent through our direct comparison analysis, while the band-of-investment technique correlated to 10.74 percent. Utilizing both methods to develop a capitalization rate, tempered with investor criteria and the specific attributes of the subject, we feel a rate of 11.00 percent is warranted for the property based on the subject age and condition. We note that this rate is applied after reserves. Our conclusion via the Direct Capitalization Method is as follows:

DIRECT CAPITALIZATION METHOD

Net Operating Income	$1,566,881
Sensitivity Analysis (0.25% OAR Spread)	Value	$/Unit
Based on Low-Range of 10.75%	$14,575,640	$118,501
Based on Most Probable Range of 11.00%	$14,244,375	$115,808
Based on High-Range of 11.25%	$13,927,834	$113,234
Reconciled Value	$14,244,375	$115,808
Rounded to nearest $100,000	$14,200,000	$115,447

VALUATION SERVICES	100	ADVISORY GROUP

RECONCILIATION AND FINAL VALUE OPINION

Valuation Methodology Review and Reconciliation

This appraisal employs all three typical approaches to value: the Cost Approach, the Sales Comparison Approach and the Income Capitalization Approach. Based on our analysis and knowledge of the subject property type and relevant investor profiles, it is our opinion that all approaches would be considered meaningful and applicable in developing a credible value conclusion.

The approaches indicated the following values:

Cost Approach:	$11,900,000
Sales Comparison Approach:	$14,100,000
Income Capitalization Approach:	$14,200,000

Due to the fact that the subject is an income producing property, investors are primarily concerned with their return on equity. Therefore, the Income Capitalization Approach was given most weight in our final value conclusion. The Sales Comparison and Cost Approaches provide a reasonable check on the value derived via the Income Capitalization Approach.

The Cost Approach provides a reliable estimate of value for proposed or newly constructed improvements. However, as the property ages and obsolescence occurs, it is increasingly difficult to quantify the resultant depreciation. Nonetheless, as the subject represents newer construction, the degree of depreciation was minimal and is considered reasonable based on the market data. This approach, however, falls above the indications provided by the Sales Comparison and Income Capitalization Approaches which indicates that the subject is not currently an economically feasible operation. As such, this approach has been given only limited support for our findings via the other two approaches to value.

The Sales Comparison Approach reflects an estimate of value as indicated by the actual sales of assisted living facilities. In this approach, we searched the state for transactions of similar property types. Given that these types of properties are typically purchased based on their income producing capabilities, this approach was useful in providing support for our findings in the Income Capitalization Approach.

The Income Capitalization Approach is typically considered the most appropriate approach to utilize when valuing going concerns such as nursing homes and assisted living facilities. This approach considers the income potential of the property. In our Income Capitalization Approach to value, the anticipated monetary benefits of ownership were converted into a value estimate. Within the Income Capitalization Approach, direct capitalization was used as it is the most common method used by investors and purchasers in acquiring existing and stabilized properties of this nature.

Based on our Complete Appraisal as defined by the Uniform Standards of Professional Appraisal Practice, we have developed an opinion that the “as-is” going concern market value of the fee simple estate of the referenced property, subject to the assumptions, limiting conditions, certifications, and definitions, on October 21, 2003 was:

FOURTEEN MILLION TWO HUNDRED THOUSAND DOLLARS

$14,200,000

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\

RECONCILIATION AND FINAL VALUE OPINION

Personal Property Allocation

Included in the above estimate of market value is the contributing value of the personal property at the subject property, or the furnishings, fixtures and equipment (FF&E). FF&E is generally considered to be part of the assisted living facility and is typically sold with the building. It is therefore considered to be a part of the property’s total value. FF&E includes the unit and public area furnishings, kitchen equipment, service/maintenance equipment and other machinery. Based on previous analysis of the subject, we estimated the value of the FF&E as new to be $777,975, including a 15 percent factor for entrepreneurial profit.

Physical deterioration (depreciation) must be deducted for the FF&E. The subject opened in 1997. Based on our physical inspection of the property, we are of the opinion that the property is currently in good physical condition. We have estimated that the subject’s FF&E has a useful life of 10 years and we have estimated the current effective age at 3 years. This equates to a 30 percent depreciation factor, as summarized in the following table.

Furniture, Fixtures and Equipment

Total Value of FF&E As New	$777,975
Physical Life (Yrs)	10
Effective Age (Yrs)	3
Percent Depreciated (%)	30
Percent Value Remaining (%)	70
Depreciated Value	$544,583
Rounded	$540,000

The contributing value of the FF&E is believed to be the cost of the FF&E less its accrued depreciation. This equates to $540,000 rounded.

Business Value (Going Concern)

Assisted living facilities are undisputedly a combination of business and real estate; the day-to-date operation of an assisted living facility represents a business over and above the real estate value. Numerous theories have been developed over time in an attempt to isolate the business component of a senior housing facility.

In our analysis, we have determined the value of the real estate in the Cost Approach to be $11,900,000. As the value of the going concern (Income Capitalization and Sales Comparison Approaches) was determined to be $14,200,000 (which includes the $540,000 in FF&E), this indicates that there is $1,780,000 in business value.

VALUATION SERVICES	102	ADVISORY GROUP

ASSUMPTIONS AND LIMITING CONDITIONS

“Report” means the appraisal or consulting report and conclusions stated therein, or a letter opinion, to which these Assumptions and Limiting Conditions are annexed.

“Property” means the subject of the Report

“C&W” means Cushman & Wakefield, Inc. or its subsidiary that issued the Report.

“Appraiser(s)” means the employee(s) of C&W who prepared and signed the Report.

The Report has been made subject to the following assumptions and limiting conditions:

1.	No opinion is intended to be expressed and no responsibility is assumed for the legal description or for any matters that are legal in nature or require legal expertise or specialized knowledge beyond that of a real estate appraiser. Title to the Property is assumed to be good and marketable and the Property is assumed to be free and clear of all liens unless otherwise stated. No survey of the Property was undertaken.

2.	The information contained in the Report or upon which the Report is based has been gathered from sources the Appraiser assumes to be reliable and accurate. The owner of the Property may have provided some of such information. Neither the Appraiser nor C&W shall be responsible for the accuracy or completeness of such information, including the correctness of estimates, opinions, dimensions, sketches, exhibits and factual matters. Any authorized user of the Report is obligated to bring to the attention of C&W any inaccuracies or errors that it believes are contained in the Report.

3.	The opinions are only as of the date stated in the Report. Changes since that date in external and market factors or in the Property itself can significantly affect the conclusions.

4.	The Report is to be used in whole and not in part. No part of the Report shall be used in conjunction with any other analyses. Publication of the Report or any portion thereof without the prior written consent of C&W is prohibited. Reference to the Appraisal Institute or to the MAI designation is prohibited. Except as may be otherwise stated in the letter of engagement, the Report may not be used by any person other than the party to whom it is addressed or for purposes other than that for which it was prepared. No part of the Report shall be conveyed to the public through advertising, or used in any sales or promotional or offering or SEC material without C&W’s prior written consent.

Any authorized user of this Report who provides a copy to, or permits reliance thereon by, any person or entity not authorized by C&W in writing to use or rely thereon, hereby agrees to indemnify and hold C&W, its affiliates and their respective shareholders, directors, officers and employees, harmless from and against all damages, expenses, claims and costs, including attorneys’ fees, incurred in investigating and defending any claim arising from or in any way connected to the use of, or reliance upon, the Report by any such unauthorized person or entity.

5.	Except as may be otherwise stated in the letter of engagement, the Appraiser shall not be required to give testimony in any court or administrative proceeding relating to the Property or the Appraisal.

6.	The Report assumes (a) responsible ownership and competent management of the Property; (b) there are no hidden or unapparent conditions of the Property, subsoil or structures that render the Property more or less valuable (no responsibility is assumed for such conditions or for arranging for engineering studies that may be required to

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discover them); (c) full compliance with all applicable federal, state and local zoning and environmental regulations and laws, unless noncompliance is stated, defined and considered in the Report; and (d) all required licenses, certificates of occupancy and other governmental consents have been or can be obtained and renewed for any use on which the value estimate contained in the Report is based.

7.	The physical condition of the improvements considered by the Report is based on visual inspection by the Appraiser or other person identified in the Report. C&W assumes no responsibility for the soundness of structural members nor for the condition of mechanical equipment, plumbing or electrical components.

8.	The forecasted potential gross income referred to in the Report may be based on lease summaries provided by the owner or third parties. The Report assumes no responsibility for the authenticity or completeness of lease information provided by others. C&W recommends that legal advice be obtained regarding the interpretation of lease provisions and the contractual rights of parties.

9.	The forecasts of income and expenses are not predictions of the future. Rather, they are the Appraiser’s best estimates of current market thinking on future income and expenses. The Appraiser and C&W make no warranty or representation that these forecasts will materialize. The real estate market is constantly fluctuating and changing. It is not the Appraiser’s task to predict or in any way warrant the conditions of a future real estate market; the Appraiser can only reflect what the investment community, as of the date of the Report, envisages for the future in terms of rental rates, expenses, and supply and demand.

10.	Unless otherwise stated in the Report, the existence of potentially hazardous or toxic materials that may have been used in the construction or maintenance of the improvements or may be located at or about the Property was not considered in arriving at the opinion of value. These materials (such as formaldehyde foam insulation, asbestos insulation and other potentially hazardous materials) may adversely affect the value of the Property. The Appraisers are not qualified to detect such substances. C&W recommends that an environmental expert be employed to determine the impact of these matters on the opinion of value.

11.	Unless otherwise stated in the Report, compliance with the requirements of the Americans with Disabilities Act of 1990 (ADA) has not been considered in arriving at the opinion of value. Failure to comply with the requirements of the ADA may adversely affect the value of the Property. C&W recommends that an expert in this field be employed.

12.	If the Report is submitted to a lender or investor with the prior approval of C&W, such party should consider this Report as only one factor together with its independent investment considerations and underwriting criteria, in its overall investment decision. Such lender or investor is specifically cautioned to understand all Extraordinary Assumptions and Hypothetical Conditions and the Assumptions and Limiting Conditions incorporated in this Report.

13.	In the event of a claim against C&W or its affiliates or their respective officers or employees or the Appraisers in connection with or in any way relating to this Report or this engagement, the maximum damages recoverable shall be the amount of the monies

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ASSUMPTIONS AND LIMITING CONDITIONS

actually collected by C&W or its affiliates for this Report and under no circumstances shall any claim for consequential damages be made.

14.	If the Report is referred to or included in any offering material or prospectus, the Report shall be deemed referred to or included for informational purposes only and C&W, its employees and the Appraiser have no liability to such recipients. C&W disclaims any and all liability to any party other than the party which retained C&W to prepare the Report. 15. By use of this Report each party that uses this Report agrees to be bound by all of the Assumptions and Limiting Conditions stated herein.

15.	By use of this Report each party that uses this Report agrees to be bound by all of the Assumptions and Limiting Conditions stated herein.

Extraordinary Assumptions

An extraordinary assumption is defined as “an assumption, directly related to a specific assignment, which, if found to be false, could alter the appraiser’s opinions or conclusions. Extraordinary assumptions presume as fact otherwise uncertain information about physical, legal or economic characteristics of the subject property or about conditions external to the property, such as market conditions or trends, or the integrity of data used in an analysis.” (USPAP 2001 Edition, ASB of The Appraisal Foundation, 1/1/2001, page 2).

This appraisal assumes that the property meets the licensing requirements of the State of California as a residential care facility for the elderly and continues to remain in compliance with applicable life safety codes.

This Appraisal employs no other Extraordinary Assumptions.

Hypothetical Conditions

A hypothetical condition is defined as “that which is contrary to what exists, but is supposed for the purpose of analysis. Hypothetical conditions assume conditions contrary to known facts about physical, legal, or economic characteristics of the subject property or about conditions external to the property, such as market conditions or trends, or the integrity of data used in an analysis.” (USPAP 2001 Edition, ASB of The Appraisal Foundation, 1/1/2001, page 3).

This Appraisal employs no Hypothetical Conditions.

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CERTIFICATION OF APPRAISAL

We certify that, to the best of our knowledge and belief:

1.	The statements of fact contained in this report are true and correct.

2.	The reported analyses, opinions, and conclusions are limited only by the reported assumptions and limiting conditions, and is our personal, impartial, and unbiased professional analyses, opinions, and conclusions.

3.	We have no present or prospective interest in the property that is the subject of this report, and no personal interest with respect to the parties involved.

4.	We have no bias with respect to the property that is the subject of this report or to the parties involved with this assignment.

5.	Our engagement in this assignment was not contingent upon developing or reporting predetermined results.

6.	Our compensation for completing this assignment is not contingent upon the development or reporting of a predetermined value or direction in value that favors the cause of the client, the amount of the value opinion, the attainment of a stipulated result, or the occurrence of a subsequent event directly related to the intended use of this appraisal.

7.	Our analyses, opinions, and conclusions were developed, and this report has been prepared, in conformity with the Uniform Standards of Professional Appraisal Practice of the Appraisal Foundation and the Code of Professional Ethics and the Standards of Professional Appraisal Practice of the Appraisal Institute.

8.	Sally U. Haft, MAI made a personal inspection of the property that is the subject of this report.

9.	No one provided significant real property appraisal assistance to the persons signing this report.

10.	The use of this report is subject to the requirements of the Appraisal Institute relating to review by its duly authorized representatives.

11.	As of the date of this report, Appraisal Institute continuing education for Sally U. Haft, MAI is current.

Sally U. Haft, MAI
Director
Senior Housing/Healthcare Industry Group
California Certified General Appraiser
License No. AG003905

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ADDENDA

Addenda Contents
ADDENDUM A:	Letter of Engagement/Legal Description
ADDENDUM B:	Demographics
ADDENDUM C:	Property Exhibits
ADDENDUM D:	Financial Data
ADDENDUM E:	Comparable Land Sale Data Sheets
ADDENDUM F:	Comparable Improved Sale Data Sheets
ADDENDUM G:	Qualifications of the Appraiser

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ADDENDUM A: Letter of Engagement/Legal Description

Cushman & Wakefield of Georgia, Inc. 3300 One Atlantic Center 1201 West Peachtree Street Atlanta. GA 30309 404-853-5351 Tel 404-874-8046 Fax Norman_LeZotte@Cushwake.com

September 30, 2003

Mr. Douglas Armstrong
General Counsel
ARV Assisted Living, Inc.
245 Fischer Avenue, D-1
Costa Mesa, CA 92626

Re: 12 Assisted Living Facilities
In California and Arizona

Dear Mr. Armstrong:

Thank you for requesting our proposal for appraisal services, This proposal letter, with its attachments, will become, upon your acceptance, our letter of engagement to provide the services outlined herein.

THE PARTIES TO THIS AGREEMENT: Cushman &. Wakefield of Georgia, Inc. Cushman & Wakefield of California, Inc. and Cushman & Wakefield of Arizona, Inc. will prepare the appraisals. We understand that ARV Assisted Living, Inc. (“ARV”) and its affiliates are the clients in this assignment and will be referred to herein, collectively, at times as the “Client” and the report will be addressed to ARV and/or one or more of its affiliates as requested by ARV.

The appraisal will be prepared and submitted to the Client for use only in connection with the proxy solicitation/tender offers filed with the SEC and distributed to the holders of limited partnership interests in American Retirement Villas Properties II and American Retirement Villas Properties III, L.P. (the “Partnerships”). Unless we otherwise consent in writing, the appraisal cannot be used (other than in the material related to the proxy solicitation/tender offer referred to above) for any purpose. If the Appraisal is submitted to a lender or Investor with the prior approval of C&W, such party should consider this Appraisal as only one factor together with its independent investment considerations and underwriting criteria, in its overall investment decision. Such lender or investor is specifically cautioned to understand all Extraordinary Assumptions and Hypothetical Conditions and the Assumptions and Limiting Conditions incorporated in the Appraisal.

REPORTING REQUIREMENTS: We have agreed to prepare a Complete Appraisal In a Self-Contained format. The market value of the Fee Simple or Leasehold Interest will be presented As Is You have also requested that we include the Going Concern Value as of the specified date of value. The valuation methods utilized in these reports will include the income Approach, Sale Comparison Approach, and Cost Approach If all deemed applicable in producing a credible value estimate. The appraisal reports will be signed by an Appraisal Institute member holding the title of MAI (Member Appraisal Institute). Any appraisal report will

VALUATION SERVICES	ADVISORY GROUP

Mr. Douglas Armstrong
ARV Assisted Living, Inc.
September 30, 2003
Page 2

contain reliance language to the effect that the report is for the use and benefit of ARV, any of its affiliates, agents, and advisors and that the report and references to the report may be included and quoted in any tender offer or solicitation document (whether electronic or hard copy format) in connection with the transactions involving the Partnership referred to above.

PROPERTY INFORMATION: The twelve subject properties are:

ARV PORTFOLIO

Property	Units	City	State	YR Built	Appraisal fee

Covina Villa	63	Covina	CA	1977	$5,500
Montego Heights Lodge	163	Walnut Creek	CA	1978	$4,500
R.I. Of Burlingame	67	Burlingame	CA	1977	$4,500
R.I. Of Campbell	71	Campbell	CA	1977	$4,500
R.I. Of Daly City	95	Daly City	CA	1975	$4,500
R.I. Of Fremont	68	Fremont	CA	1977	$4,500
R.I. Of Fullerton	68	Fullerton	CA	1974	$4,500
R.I. Of Sunnyvale	120	Sunnyvale	CA	1977	$4,500
Valley View Lodge	125	Walnut Creek	CA	1986	$4,500
Inn @ Willow Glen	83	San Jose	CA	1977	$5,000
Chandler Villas	164	Chandler	AZ	1988	$5,500
Villa Las Posas	123	Camarillo	CA	1997	$5,500

	1,210				$57,500

The entire fee is inclusive of any travel expenses and is a net fee to ARV or its Designated Affiliates

REGULATIONS OF FEDERAL AGENCIES: Federal banking regulations require banks and savings and loan associations to employ appraisers where a FIRREA compliant appraisal must be used in connection with mortgage loans or other transactions involving federally regulated lending institutions, including mortgage bankers/brokers, The appraisal being prepared would comply with the requirements of FIRREA if it were being delivered for use by a federally regulated institution. This appraisal will be prepared in accordance with the Uniform Standards of Professional Appraisal Practice of The Appraisal Foundation, the Standards of Professional Practice and the Code of Ethics of the Appraisal Institute.

STANDARD ASSUMPTIONS AND LIMITING CONDITIONS: Our report will be subject to our standard Assumptions and Limiting Conditions, which will be incorporated into the appraisal. The appraisal report may also be subject to any Extraordinary Assumptions and Hypothetical Conditions.

CONSENT: We understand that you intend to include, in the tender offer/proxy solicitation materials referred to above, a copy of our appraisal report, a description of the report and a summary of the procedures we followed in preparing our report, and our basis for, and the

VALUATION SERVICES	ADVISORY GROUP

Mr. Douglas Armstrong
ARV Assisted Living, Inc.
September 30, 2003
Page 3

methods we used in arriving at, the conclusions reflected in our report. We agree to assist in the preparation of such description and summary and consent to your inclusion in the tender officer/proxy solicitation material of a copy of the appraisal report and a description and summary reasonably acceptable to us. Furthermore, you agree to pay the reasonable fees of our legal counsel for the review of any such description and summary to be included in such material which is the subject of the requested consent.

In the event the Client provides a copy of this appraisal to, or permits reliance thereon by, any person or entity not authorized by C&W in writing to use or rely thereon, ARV hereby agrees to indemnify and hold C&W, its affiliates and their respective shareholders, directors, officers and employees, harmless from and against all damages, expenses, claims and costs, including reasonable attorneys’ fees, incurred in investigating and defending any claim arising from the use of, or reliance upon, the appraisal by any such unauthorized person or entity. ARV also hereby agrees to indemnify and hold C&W, its affiliates and their respective shareholders, directors, officers, and employees harmless from and against all damages, expenses, claims, costs, including reasonable attorneys’ fees, incurred in investigating and defending any claim arising from the reliance upon the appraisal by any limited partner of the Partnerships or in connection with the tender offer/proxy solicitation material described herein, Notwithstanding the foregoing, neither ARV nor any of its affiliates shall be required to indemnify or hold harmless C&W, its affiliates or any of their respective shareholders, directors, officers or employees for or against any losses, damages, expenses, claims or costs resulting from the gross negligence, willful misconduct or bad faith of C&W, its affiliates or any of their respective shareholders, directors, officers, or employees. This indemnification shall be binding on ARV, its successors and assigns.

If the Appraisal is referred to or included in any offering material or prospectus, (other than the proxy solicitation/tender offer material referred to above), the Appraisal shall be deemed referred to or included for informational purposes only and C&W, its employees and the Appraiser have no liability to such recipients. C&W disclaims any and all liability to any party other than the party which retained C&W to prepare the Appraisal.

INFORMATION NEEDED TO COMPLETE THE ASSIGNMENT: We understand that you will provide the following information for our review, If available.

•	Plot Plan/Survey and Legal Description
•	Building plans
•	Original construction and site acquisition costs
•	Cost of any major expansions, modifications or repairs incurred over the past three years/Capital Expense Budget
•	Operating Statements for three previous years plus year-to-date
•	Most recent real estate tax bill or statement
•	Operating Budgets

VALUATION SERVICES	ADVISORY GROUP

Mr. Douglas Armstrong
ARV Assisted Living, Inc.
September 30, 2003
Page 4

•	Sales history of the subject property over the past three years at a minimum
•	Rent roll
•	On Site Contact Name and Phone #

When appropriate, we will include graphics such as maps, photographs and charts to assist in visualizing our findings. The final reports will be delivered electronically. We will provide hard copies upon request.

Fee and Schedule of Payment: The fee for this assignment shall be $57,500 in total (please see previous chart for individual fees), payable at the time of transmission of the report electronically or in three (3) bound copies. A retainer equal to fifty percent ($26,750) of the fee shall be paid when you return this engagement letter signed by you below authorizing the assignment to us. The balance of the fee will be due upon delivery of the report. Payment of the fee is not contingent on the appraised value, outcome of the consultation report, a loan closing, or any other prearranged condition.

Additional fees will be charged on an hourly basis for any work which exceeds the scope of this proposal, including performing additional valuation scenarios, additional research and conference calls or meetings with any party which exceed the time allotted for an assignment of this nature. If we are requested to stop working on this assignment, for any reason, prior to our completion of the appraisal, we will be entitled to bill you for the time put in to date at our hourly rates.

Response to Review: We agree to respond to your review of our report within five (5) business days of your communication to us. Correspondingly, you will have twenty-one (21) days from receipt of our report to communicate your review. We reserve the right to bill you for responding to your review beyond this time period.

Authorizing the Assignment and Report Delivery: We agree to complete the assignment within (21) days of receipt of your written authorization to proceed. You may authorize the assignment by signing this letter and returning it to us with the requested retainer.

Responding to Subpoena or Other Judicial Command to Produce Documents: If we receive a subpoena or other judicial command to produce documents or to provide testimony involving this assignment in connection with a lawsuit or proceeding, we will use reasonable efforts to notify you of our receipt of same. However, if we are not a party to these proceedings, you agree to reimburse us for the reasonable out-of-pocket expenses that we incur in responding to any subpoena or judicial command, including reasonable attorneys’ fees, if any, as they are incurred. We will be compensated at the then prevailing hourly rates of the personnel responding to the subpoena or command for testimony.

Limitation on Liability: By signing this agreement, except as may be prohibited by applicable law, Client expressly agrees that its sole and exclusive remedy for any and all losses or damages relating to this agreement shall be limited to the amount of the appraisal fee paid by the Client. In the event that the Client, or any other party entitled to do so, makes a claim against C&W or any of its affiliates or any of their respective officers or employees in connection with or in any way relating to this engagement or the appraisal, the maximum damages recoverable from C&W or any of its affiliates or their respective officers or employees shall be

VALUATION SERVICES	ADVISORY GROUP

Mr, Douglas Armstrong
ARV Assisted Living, Inc,
September 30, 2003

the amount of the monies actually collected by us for this assignment and under no circumstances shall any claim for consequential damages be made.

You acknowledge that any opinions and conclusions expressed by the Cushman & Wakefield professionals during this assignment are representations made as employees and not as individuals. C&W’s responsibility is limited to the client.

Thank you for calling on us to render these services and we look forward to working with you.

Sincerely.

VALUATION SERVICES	ADVISORY GROUP

ASSUMPTIONS AND LIMITING CONDITIONS

“Appraisal” means the appraisal report and opinion of value stated therein, to which these Assumptions and Limiting Conditions are annexed.

“Property” means the subject of the Appraisal.

“C&W” means Cushman & Wakefield, Inc. or its subsidiary which issued the Appraisal.

“Appraiser” or “Appraisers” means the employee(s) of C&W who prepared and signed the Appraisal.

General Assumptions

This appraisal is made subject to the following assumptions and limiting conditions:

1.	No opinion is intended to be expressed and no responsibility is assumed for the legal description or for any matters which are legal in nature or require legal expertise or specialized knowledge beyond that of a real estate appraiser. Title to the Property is assumed to be good and marketable and the Property is assumed to be free and clear of all liens unless otherwise stated. No survey of the Property was undertaken.

2.	The information contained in the Appraisal or upon which the Appraisal is based has been gathered from sources the Appraiser assumes to be reliable and accurate. Some of such information may have been provided by the owner of the Property. Neither the Appraiser nor C&W shall be responsible for the accuracy or completeness of such information, including the correctness of opinions, dimensions, sketches, exhibits and factual matters.

3.	The opinion of value is only as of the date stated in the Appraisal. Changes since that date in external and market factors or in the Property itself can significantly affect property value.

4.	The Appraisal is to be used in whole and not in part. No part of the Appraisal shall be used in conjunction with any other appraisal. Publication of the Appraisal or any portion thereof without the prior written consent of C&W is prohibited. Except as may be otherwise stated in the letter of engagement, the Appraisal may not be used by any person other than the party to whom it is addressed or for purposes other than that for which it was prepared. No part of the Appraisal shall be conveyed to the public through advertising, or used in any sales or promotional material without C&W’s prior written consent. Reference to the Appraisal Institute or to the MAI designation is prohibited, except as it relates to the collaboration between C&W and the Appraisal Institute relative to the Real Estate Outlook publication.

5.	Except as may be otherwise stated in the letter of engagement, the Appraiser shall not be required to give testimony in any court or administrative proceeding relating to the Property or the Appraisal.

6.	The Appraisal assumes (a) responsible ownership and competent management of the Property; (b) there are no hidden or unapparent conditions of the Property, subsoil or Structures that render the Property more or less valuable (no responsibility is assumed for such conditions or for arranging for engineering studies that may be required to discover them); (c) full compliance with all applicable federal, state and local zoning and environmental regulations and laws, unless noncompliance is stated, defined and analyzed in the Appraisal; and (d) all required licenses, certificates of occupancy and other governmental consents have been or can be obtained and renewed for any use on which the value opinion contained in the Appraisal is based.

7.	The physical condition of the improvements analyzed within the Appraisal is based on visual inspection by the Appraiser or other person identified in the Appraisal. C&W assumes no

VALUATION ADVISORY SERVICES

ASSUMPTIONS AND LIMITING CONDITIONS

responsibility for the soundness of structural members nor for the condition of mechanical equipment, plumbing or electrical components.

8.	The projected potential gross income referred to in the Appraisal may be based on lease summaries provided by the owner or third parties. The Appraiser has not reviewed lease documents and assumes no responsibility for the authenticity or completeness of lease information provided by others. C&W recommends that legal advice be obtained regarding the interpretation of lease provisions and the contractual rights of parties.

9.	The projections of income and expenses are not predictions of the future. Rather, they are the Appraiser’s opinion of current market thinking on future Income and expenses. The Appraiser and C&W make no warranty or representation that these projections will materialize. The real estate market is constantly fluctuating and changing, It is not the Appraiser’s task to predict or in any way warrant the conditions of a future real estate market; the Appraiser can only reflect what the investment community, as of the date of the Appraisal, envisages for the future In terms of rental rates, expenses, supply and demand.

10.	Unless otherwise stated in the Appraisal, the existence of potentially hazardous or toxic materials which may have been used in the construction or maintenance of the improvements or may be located at or about the Property was not analyzed in arriving at the opinion of value. These materials (such as formaldehyde foam Insulation, asbestos insulation and other potentially hazardous materials) may adversely affect the value of the Property. The Appraisers are not qualified to detect such substances. C&W recommends that an environmental expert be employed to determine the impact of these matters on the opinion of value.

11.	Unless otherwise stated in the Appraisal, compliance with the requirements of the Americans With Disabilities Act of 1990 (ADA) has not been analyzed in arriving at the opinion of value. Failure to comply with the requirements of the ADA may adversely affect the value of the property. C&W recommends that an expert in this field be employed.

12.	Additional work requested by the client beyond the scope of this assignment will be billed at our prevailing hourly rate, Preparation for court testimony, update valuations, additional research, depositions, travel or other proceedings will be billed at our prevailling hourly rate, plus reimbursement of expenses.

13.	The reader acknowledges that Cushman & Wakefield of California, Inc, has been retained hereunder as an independent contractor to perform the services described herein and nothing in this agreement shall be deemed to create any other relationship between us. This assignment shall be deemed concluded and the services hereunder completed upon delivery to you of the appraisal report discussed herein.

14.	This study has not been prepared for use in connection with litigation and this document is not suitable for use in a litigation action, Accordingly, no rights to expert testimony, pretrial or other conferences, deposition, or related services are Included with this appraisal. If, as a result of this undertaking, C&W or any of its principals, its appraisers or consultants are requested or required to provide any litigation services, such shall be subject to the provisions of the C&W engagement letter or, if not specified therein, subject to the reasonable availability of C&W and/or said principals or appraisers at the time and shall further be subject to the party or parties requesting or requiring such services paying the then-applicable professional fees and expenses of C&W either in accordance with the provisions of the engagement letter or arrangements at the time, as the case may be.

VALUATION ADVISORY SERVICES

LEGAL DESCRIPTION
EXHIBIT “A”

THAT PORTION OF LOT 2, SECTION 27, TOWNSHIP 2 NORTH, RANGE 21 WEST, SAN BERNARDINO MERIDIAN, IN THE CITY OF CAMARILLO, COUNTY OF VENTURA, STATE OF CALIFORNIA, ACCORDING TO THE OFFICIAL PLAT OF SAID LAND FILED JULY 10, 1873 IN THE DISTRICT LAND OFFICE, DESCRIBED AS FOLLOWS:

BEGINNING AT A POINT IN THE EASTERLY LINE OF LAS POSAS ROAD, 60 FEET WIDE, DISTANT ALONG SAID EASTERLY LINE NORTH 0° 13’ 35” WEST 666.12 FEET FROM THE NORTHWESTERLY CORNER OF LAS POSAS PARK, ACCORDING TO THE MAP RECORDED IN BOOK 24 PAGE 10 OF MAPS, AT THE NORTHWESTERLY CORNER OF THE LAND DESCRIBED IN THE DEED TO PLEASANT VALLEY SCHOOL DISTRICT RECORDED AUGUST 29, 1958 IN BOOK 1649 PAGE 522, OFFICIAL RECORDS, THENCE, CONTINUING ALONG SAID EASTERLY LINE,

1ST: NORTH 0° 13’ 35” WEST 364.30 FEET TO THE SOUTHWESTERLY CORNER OF THE LAND DESCRIBED IN THE DEED TO VILLAGE WATER COMPANY, RECORDED DECEMBER 18, 1961 IN BOOK 2085 PAGE 172, OFFICIAL RECORDS, THENCE ALONG THE BOUNDARY OF SAID LAST MENTIONED LAND BY THE FOLLOWING TWO COURSES,

2ND: NORTH 89° 46’ 25” EAST 50 FEET TO THE SOUTHEASTERLY CORNER THEREOF THENCE,

3RD: NORTH 0° 13’ 35” WEST 64.25 FEET TO THE NORTHERLY LINE OF SAID LOT 2; THENCE, ALONG SAID NORTHERLY LINE,

4TH: NORTH 73° 52’ EAST 532.39 FEET, MORE OR LESS TO A POINT ON THE NORTH LINE OF SAID LOT 2, WHICH IS NORTH 73° 52’ EAST 584.38 FEET MEASURED ALONG SAID NORTH LINE FROM THE EAST LINE OF LAS POSAS ROAD, ALSO BEING THE NORTHWEST CORNER OF SAID LAND DESCRIBED IN DEED TO UNITED STATES OF AMERICA, RECORDED APRIL 30, 1958 IN BOOK 1612 PAGE 22 OF OFFICIAL RECORDS, THENCE, ALONG THE WESTERLY LINE OF LAND DESCRIBED IN SAID DEED,

5TH: SOUTH 0° 13’ 35” EAST 271.12 FEET, MORE OR LESS, TO THE NORTHEASTERLY CORNER OF SAID LAND OF PLEASANT VALLEY SCHOOL DISTRICT, THENCE,

6TH: SOUTH 89° 46’ 25” WEST 241.50 FEET TO AN ANGLE POINT, THENCE,

7TH: SOUTH 46° 20’ 57” WEST 441.26 FEET TO THE POINT OF BEGINNING.

EXCEPT ALL THE OIL, GAS, MINERALS AND OTHER HYDROCARBON SUBSTANCES IN, ON, OR UNDER SAID LAND BUT WITHOUT THE RIGHT, HOWEVER, OF SURFACE ENTRY AND WITHOUT THE RIGHT OF ENTRY IN AND TO THE SUBSURFACE THEREOF AT A DEPTH OF LESS THAN 500 FEET BENEATH THE SURFACE.

ADDENDUM B: Demographics

Senior Life Report
Area(s): Radius 5.0

24 LAS POSAS RD	Latitude:	34.221663
CAMARILLO, CA 93010-2780	Longitude:	-119.069533

	2000		2002		2007
Population by Age	Census	Pct.	Estimate	Pct.	Projection	Pct.

Total Population	67,498		68,780		71,955
Age 45-54	9,039	13.39%	9,515	13.83%	10,443	14.51%
Age 55 - 59	3,403	5.04%	3,777	5.49%	4,499	6.25%
Age 60 - 64	2,649	3.92%	2,795	4.06%	3,502	4.87%
Age 65 - 69	2,409	3.57%	2,412	3.51%	2,718	3.78%
Age 70 - 74	2,215	3.28%	2,153	3.13%	2,115	2.94%
Age 75 - 79	2,323	3.44%	2,295	3.34%	2,246	3.12%
Age 80 - 84	1,800	2.67%	1,920	2.79%	1,986	2.76%
Age 85 and over	1,429	2.12%	1,530	2.23%	1,710	2.38%
Age 55 and over	16,228	24.04%	16,881	24.54%	18,777	26.10%
Age 65 and over	10,176	15.08%	10,309	14.99%	10,777	14.98%
Total Population, Male	33,082		33,716		35,268
Age 45 - 54	4,424	13.37%	4,645	13.78%	5,107	14.48%
Age 55 - 59	1,672	5.05%	1,861	5.52%	2,203	6.25%
Age 60 - 64	1,247	3.77%	1,319	3.91%	1,652	4.68%
Age 65 - 69	1,136	3.43%	1,138	3.37%	1,282	3.63%
Age 70 - 74	953	2.88%	930	2.76%	921	2.61%
Age 75 - 79	937	2.83%	927	2.75%	913	2.59%
Age 80 - 84	721	2.18%	764	2.27%	794	2.25%
Age 85 and over	482	1.46%	506	1.50%	567	1.61%
Age 55 and over	7,147	21.60%	7,444	22.08%	8,331	23.62%
Age 65 and over	4,229	12.78%	4,264	12.65%	4,477	12.69%
Total Population, female	34,416		35,064		36,688
Age 45 - 54	4,615	13.41%	4,871	13.89%	5,337	14.55%
Age 55 - 59	1,731	5.03%	1,916	5.46%	2,296	6.26%
Age 60 - 64	1,402	4.07%	1,476	4.21%	1,850	5.04%
Age 65 - 69	1,273	3.70%	1,274	3.63%	1,437	3.92%
Age 70 - 74	1,262	3.67%	1,223	3.49%	1,194	3.26%
Age 75 - 79	1,386	4.03%	1,368	3.90%	1,333	3.63%
Age 80 - 84	1,079	3.13%	1,155	3.30%	1,193	3.25%
Age 85 and over	947	2.75%	1,025	2.92%	1,143	3.12%

Prepared on: October 15, 2003 01:16 PM © 2002 Claritas. All rights reserved. (800) 866-6511	Page 1 of 36

Senior Life Report
Area(s): Radius 5.0

24 LAS POSAS RD	Latitude:	34.221663
CAMARILLO, CA 93010-2780	Longitude:	-119.069533

	2000		2002		2007
Population by Age	Census	Pct.	Estimate	Pct.	Projection	Pct.

Age 55 and Over	9,081	26.38%	9,437	26.91%	10,446	28.47%
Age 65 and over	5,947	17.28%	6,046	17.24%	1,724	17.17%

Prepared on: October 15, 2003 01:16 PM © 2002 Claritas. All rights reserved. (800) 866-6511	Page 2 of 36

Senior Life Report
Area(s): Radius 5.0

24 LAS POSAS RD	Latitude:	34.221663
CAMARILLO, CA 93010-2780	Longitude:	-119.069533

	2000		2002		2007
Population by Single Race Classification	Census	Pct.	Estimate	Pct.	Projection	Pct.

White Alone	51,793		52,262		53,416
Age 65 and over	9,195	17.75%	9,292	17.78%	9,6l5	18.00%
Black or African American Alone	1,127		1,154		1,222
Age 65 and over	61	5.42%	65	5.63%	75	6.10%
American Indian and Alaska Native Alone	473		508		596
Age 65 and over	28	5.99%	28	5.55%	34	5.73%
Asian Alone	4,282		4,518		5,064
Age 65 and over	495	11.57%	506	11.21%	575	11.35%
Native Hawaiian and Other Pacific Islander Alone	135		140		149
Age 65 and over	9	6.99%	9	6.77%	10	7.04%
Some Other Race Alone	7,269		7,671		8,595
Age 65 and over	273	3.76%	293	3.82%	339	3.94%
Two or More Races	2,419		2,527		2,914
Age 65 and over	114	4.69%	116	4.57%	129	4.42%

	2000		2002		2007
Population by Hispanic or Latino	Census	Pct.	Estimate	Pct.	Projection	Pct.

Hispanic or Latino	15,582		16,463		18,594
Age 65 and over	776	4.98%	803	4.88%	887	4.77%
Not Hispanic or Latino	51,916		52,317		53,362
Age 65 and over	9,400	18.11%	9,507	18.17%	9,890	18.53%

	1990*		2002		2007
Household Income by Age of Householder	Census	Pct.	Estimate	Pct.	Projection	Pct.

Householder Age 55 - 64	2,843		3,677		4,508
Income less than $15,000	229	8.06%	205	5.58%	203	4.50%
Income $15,000 - $24,999	190	6.70%	167	4.55%	181	4.02%
Income $25,000 - $34,999	325	11.42%	277	7.53%	240	5.33%
Income $35,000 - $49,999	520	18.30%	452	12.28%	548	12.16%
Income $50,000 - $74,999	733	25.77%	732	19.92%	785	17.40%
Income $75,000 - $99,999	475	16.71%	569	15.48%	674	14.95%
Income $100,000 - $149,999	320	11.26%	752	20.45%	905	20.08%
Income $150,000 - $249,999	88	3.09%	372	10.11%	634	14.06%
Income $250,000 - $499,999	30	1.04%	113	3.07%	256	5.67%
Income $500,000 and more	6	0.23%	39	1.05%	83	1.83%
Median Household Income	56,583		75,241		86,035

Prepared on: October 15, 2003 01:16 PM © 2002 Claritas. All rights reserved. (800) 866-6511	Page 3 of 36

Senior Life Report
Area(s): Radius 5.0

24 LAS POSAS RD	Latitude:	34.221663
CAMARILLO, CA 93010-2780	Longitude:	-119.069533

Prepared on: October 15, 2003 01:16 PM © 2002 Claritas. All rights reserved. (800) 866-6511	Page 4 of 36

Senior Life Report
Area(s): Radius 5.0

24 LAS POSAS RD	Latitude:	34.221663
CAMARILLO, CA 93010-2780	Longitude:	-119.069533

	1990*		2002		2007
Household Income by Age of Householder	Census	Pct.	Estimate	Pct.	Projection	Pct.

Householder Age 65 - 69	1,488		1,465		1,661
Income less than $15,000	251	16.88%	168	11.50%	154	9.29%
Income $15,000 - $24,999	246	16.51%	139	9.49%	135	8.11%
Income $25,000 - $34,999	278	18.70%	164	11.21%	155	9.31%
Income $35,000 - $49,999	291	19.57%	273	18.66%	280	16.84%
Income $50,000 - $74,999	238	16.01%	313	21.38%	335	20.19%
Income $75,000 - $99,999	110	7.36%	158	10.80%	224	13.51%
Income $100,000 - $149,999	86	5.77%	145	9.91%	195	11.73%
Income $150,000 - $249,999	31	2.05%	70	4.81%	119	7.14%
Income $250,000 - $499,999	8	0.54%	22	1.49%	48	2.89%
Income $500,000 and more	2	0.14%	11	0.75%	17	1.00%
Median Household Income	34,785		49,288		57,961
Householder Age 70 - 74	1,373		1,313		1,298
Income less than $15,000	247	18.02%	144	10.97%	107	8.26%
Income $15,000 - $24,999	279	20.31%	122	9.30%	103	7.94%
Income $25,000 - $34,999	288	20.97%	137	10.47%	116	8.94%
Income $35,000 - $49,999	279	20.32%	243	18.50%	212	16.37%
Income $50,000 - $74,999	235	17.09%	279	21.24%	266	20.50%
Income $75,000 - $99,999	108	7.89%	146	11.12%	180	13.86%
Income $100,000 - $149,999	69	4.99%	138	10.52%	159	12.22%
Income $150,000 - $249,999	24	1.73%	74	5.65%	99	7.64%
Income $250,000 - $499,999	8	0.59%	20	1.52%	41	3.20%
Income $500,000 and more	1	0.07%	9	0.70%	14	1.09%
Median Household Income	33,403		50,851		60,385
Householder Age 75 - 79	1,250		1,506		1,494
Income less than $15,000	341	27.26%	154	10.26%	108	7.26%
Income $15,000 - $24,999	226	18.09%	249	16.54%	197	13.17%
Income $25,000 - $34,999	207	16.54%	210	13.96%	200	13.37%
Income $35,000 - $49,999	215	17.19%	243	16.16%	244	16.30%
Income $50,000 - $74,999	156	12.51%	296	19.65%	269	18.03%
Income $75,000 - $99,999	52	4.16%	151	10.02%	185	12.40%
Income $100,000 - $149,999	42	3.33%	104	6.90%	145	9.69%
Income $150,000 - $249,999	8	0.67%	82	5.47%	100	6.66%
Income $250,000 - $499,999	1	0.08%	10	0.69%	37	2.47%

Prepared on: October 15, 2003 01:16 PM © 2002 Claritas. All rights reserved. (800) 866-6511	Page 5 of 36

Senior Life Report
Area(s): Radius 5.0

24 LAS POSAS RD	Latitude:	34.221663
CAMARILLO, CA 93010-2780	Longitude:	-119.069533

	1990*		2002		2007
Household Income by Age of Householder	Census	Pct.	Estimate	Pct.	Projection	Pct.

Income $500,000 and more	2	0.16%	6	0.37%	10	0.64%
Median Household Income	27,754		43,514		49,846

Prepared on: October 15, 2003 01:16 PM © 2002 Claritas. All rights reserved. (800) 866-6511	Page 6 of 36

Senior Life Report
Area(s): Radius 5.0

24 LAS POSAS RD	Latitude:	34.221663
CAMARILLO, CA 93010-2780	Longitude:	-119.069533

	1990*		2002		2007
Household Income by Age of Householder	Census	Pct.	Estimate	Pct.	Projection	Pct.

Householder Age 80 - 84	661		1,263		1,334
Income less then $15,000	195	29.54%	132	10.48%	98	7.34%
Income $15,000 - $24,999	124	18.69%	216	17.14%	184	13.79%
Income $25,000 - $34,999	115	17.39%	167	13.21%	161	12.06%
Income $35,000 - $49,999	106	16.02%	206	16.27%	215	16.09%
Income $50,000 - $74,999	86	13.06%	247	19.56%	249	18.69%
Income $75,000 - $99,999	30	4.50%	126	10.01%	167	12.48%
Income $100,000 - $149,999	22	3.28%	96	7.60%	140	10.51%
Income $150,000 - $249,999	4	0.67%	50	3.99%	79	5.89%
Income $250,000 - $499,999	0	0.00%	17	1.35%	33	2.46%
Income $500,000 and more	2	0.30%	5	0.40%	9	0.67%
Median Household Income	26,913		43,483		51,050
Householder Age 85 and over	339		967		1,107
Income less than $15,000	111	32.69%	99	10.25%	71	6.38%
Income $15,000 - $24,999	50	14.80%	196	20.26%	189	17.06%
Income $25,000 - $34,999	55	16.10%	127	13.18%	138	12.47%
Income $35,000 - $49,999	46	13.65%	131	13.52%	158	14.24%
Income $50,000 - $74,999	30	8.95%	198	20.50%	197	17.83%
Income $75,000 - $99,999	8	2.40%	86	8.84%	136	12.30%
Income $100,000 - $149,999	11	3.15%	76	7.84%	112	10.10%
Income $150,000 - $249,999	2	0.61%	44	4.56%	74	6.69%
Income $250,000 - $499,999	0	0.00%	4	0.45%	24	2.20%
Income $500,000 and more	1	0.30%	6	0.62%	8	0.72%
Median Household Income	24,020		41,927		49,810

Prepared on: October 15, 2003 01:16 PM © 2002 Claritas. All rights reserved. (800) 866-6511	Page 7 of 36

Senior Life Report
Area(s): Radius 5.0

24 LAS POSAS RD	Latitude:	34.221663
CAMARILLO, CA 93010-2780	Longitude:	-119.069533

	1990*		2002		2007
Households by Household Income	Census	Pct.	Estimate	Pct.	Projection	Pct.

Total Households	20,704		24,387		25,978
Income less than $15,000	2,078	10.03%	1,396	5.73%	1,137	4.38%
Income $15,000 - $24,999	2,349	11.35%	1,818	7.45%	1,618	6.23%
Income $25,000 - $34,999	2,867	13.85%	2,285	9.37%	1,987	7.65%
Income $35,000 - $49,999	3,955	19.10%	3,419	14.02%	3,531	13.59%
Income $50,000 - $74,999	5,017	24.23%	4,865	19.95%	4,577	17.62%
Income $75,000 - $99,999	2,569	12.41%	3,736	15.32%	3,890	14.97%
Income $100,000 - $149,999	1,649	7.96%	4,135	16.96%	4,600	17.71%
Income $150,000 - $249,999	437	2.11%	1,988	8.15%	3,053	11.75%
Income $250,000 - $499,999	163	0.79%	528	2.17%	1,185	4.56%
Income $500,000 and more	62	0.30%	217	0.89%	400	1.54%
Average Household Income	$58,166		$90,169		$104,581
Median Household Income	$47,431		$66,835		$75,890
Per Capita Income	$19,000		$33,480		$39,864

	1990*		2002		2007
Specified Owner-Occupied Housing Unit Values	Census	Pct.	Estimate	Pct.	Projection	Pct.

Total Specified Owner-Occupied Housing Unit Values	12,590		14,803		15,699
Value less than $25,000	14	0.11%	10	0.07%	10	0.06%
Value $25,000 - $49,999	33	0.26%	28	0.19%	25	0.16%
Value $50,000 - $74,999	41	0.33%	28	0.19%	29	0.19%
Value $75,000 - $99,999	74	0.59%	41	0.28%	36	0.23%
Value $100,000- $149,999	498	3.96%	189	1.27%	143	0.91%
Value $150,000 - $199,999	1,663	13.21%	408	2.76%	313	1.99%
Value $200,000 - $299,999	6,556	52.08%	3,616	24.43%	2,330	14.84%
Value $300,000 - $399,999	2,350	18.67%	5,267	35.58%	4,480	28.54%
Value $400,000 - $499,999	543	4.31%	2,613	17.65%	3,636	23.16%
Value $500,000 Or More	819	6.50%	2,602	17.58%	4,697	29.92%
Median Specified Owner-Occupied Housing Unit Value	260,607		358,523		413,311

Prepared on: October 15, 2003 01:16 PM © 2002 Claritas. All rights reserved. (800) 866-6511	Page 8 of 36

Senior Life Report
Area(s): Radius 5.0

24 LAS POSAS RD	Latitude:	34.221663
CAMARILLO, CA 93010-2780	Longitude:	-119.069533

	2000		2002		2007
Group Quarters by Population Type	Census	Pct.	Estimate	Pct.	Projection	Pct.

Institutionalized:	890		891		894
Correctional Institutions	660	74.14%	661	74.16%	664	71.24%
Nursing Homes	230	25.84%	230	25.82%	230	25.74%
Other Institutions	0	0.02%	0	0.02%	0	0.02%
Noninstitutionalized	503		505		507

	2000		2002		2007
Tenure of Occupied Housing Units	Census		Estimate		Projection

Owner Occupied	17,030		17,472		18,543
Renter Occupied	6,701		6,915		7,435

	Pop 65
1990* Census Household Type and Relationship	and Over	Pct.

Total	9,205
In Family Households	6,987	75.90%
Householder	3,495	37.97%
Spouse	2,812	30.54%
Other relative	645	7.01%
Non-Relative	35	0.38%
In Group Quarters	328	3.56%
Institutionalized	324	3.52%
Other	3	0.03%
In Non-Family Households	1,891	20.54%
Male Householder	374	4.07%
Living Alone	366	3.98%
Not Living Alone	8	0.09%
Female Householder	1,459	15.85%
Living Alone	1,404	15.25%
Not Living Alone	55	0.60%
Non-Relative	58	0.62%

Prepared on: October 15, 2003 01:16 PM © 2002 Claritas. All rights reserved. (800) 866-6511	Page 9 of 36

Senior Life Report
Area(s): Radius 5.0

24 LAS POSAS RD	Latitude:	34.221663
CAMARILLO, CA 93010-2780	Longitude:	-119.069533

1990* Census Household Income - Monthly Owner			65 Yrs
Costs is a Percent of 1989 Household Income	Total Units	Pct.	and Over	Pct.

Total Specified Owner-Occupied Housing Units	12,749		3,488
Less than 20%	5,975	4.687%	2,389	68.50%
20 to 24%	1,522	11.94%	302	8.66%
25 to 29%	1,450	11.38%	158	4.53%
30 to 34%	1,093	8.57%	116	3.32%
35% or more	2,676	20.99%	507	14.54%
Not Computed	32	0.25%	16	0.45%

1990* Census Household Income			65 Yrs
Gross Rent as a Percent of 1989 Household Income	Total Units	Pct.	and Over	Pct.

Total Specified Owner-Occupied Housing Units	6,096		719
Less than 20%	1,400	22.97%	115	16.00%
20 to 24%	800	13.13%	23	3.23%
25 to 29%	802	13.16%	84	11.62%
30 to 34%	732	12.01%	88	12.30%
35% or more	1,998	32.78%	341	47.41%
Not Computed	363	5.96%	68	9.44%

			65 Yrs
1990* Census Occupied Housing Units	Total Units	Pct.	and Over	Pct.

Owner Occupied Units	14,540	70.08%	4,502	85.64%
Renter Occupied Units	6,208	29.92%	755	14.36%
Complete Plumbing Facilities	20,686	99.70%	5,255	99.96%
Lacking Plumbing Facilities	62	0.30%	0	0.00%
With Telephone	20,519	98.89%	5,237	99.62%
No Telephone	227	1.09%	22	0.42%
One or more Vehicles	20,082	96.79%	4,877	92.77%
No Vehicles Available	666	3.21%	379	7.22%

Prepared on: October 15, 2003 01:16 PM © 2002 Claritas. All rights reserved. (800) 866-6511	Page 10 of 36

Senior Life Report
Area(s): Radius 5.0

24 LAS POSAS RD	Latitude:	34.221663
CAMARILLO, CA 93010-2780	Longitude:	-119.069533

1990* Census Poverty Status					75 Yrs
By Household Type By Age of Householder	Total	Pct.	Age 65 - 74	Pct.	and Over	Pct.

Total Households	21,147		3,079		2,245
Married Couple Family	14,222	67.25%	2,042	66.33%	1,173	52.25%
Other Family	2,116	10.00%	161	5.23%	115	5.12%
Male Householder	639	3.02%	8	0.26%	22	0.98%
Female Householder	1,476	6.98%	153	4.97%	93	4.14%
Non-Family	4,809	22.74%	876	28.45%	957	42.62%
Householder Living Alone	3,720	17.59%	851	27.63%	921	41.02%
Householder not Living Alone	1,090	5.15%	25	0.82%	36	1.60%
Above Poverty	20,197	95.51%	2,964	96.24%	2,125	94.68%
Married Couple Family	13,895	65.71%	1,994	64.74%	1,140	50.78%
Other Family	1,868	8.83%	161	5.23%	107	4.77%
Male Householder	618	2.92%	8	0.26%	22	0.98%
Female Householder	1,250	5.91%	153	4.97%	85	3.79%
Non-Family	4,434	20.97%	809	26.27%	879	39.14%
Householder Living Alone	3,433	16.24%	786	25.54%	843	37.54%
Householder not Living Alone	1,000	4.73%	23	0.73%	36	1.60%
Below Poverty	950	4.49%	116	3.76%	119	5.32%
Married Couple Family	327	1.55%	49	1.59%	33	1.48%
Other Family	247	1.17%	0	0.00%	8	0.35%
Male Householder	21	0.10%	0	0.00%	0	0.00%
Female Householder	226	1.07%	0	0.00%	8	10.18%
Non-Family	376	1.78%	67	2.18%	78	3.49%
Householder Living Alone	286	1.35%	64	2.09%	78	3.48%
Householder not Living Alone	90	0.42%	3	0.09%	0	0.01%

Prepared on: October 15, 2003 01:16 PM © 2002 Claritas. All rights reserved. (800) 866-6511	Page 11 of 36

Senior Life Report
Area(s): Radius 5.0

24 LAS POSAS RD	Latitude:	34.221663
CAMARILLO, CA 93010-2780	Longitude:	-119.069533

1990* Census Mobility and Disability			65 Yrs		75 Yrs
Civilian Noninstitutionalized Persons Ace 16 and Over	Total	Pct.	and Over	Pct.	and Over	Pct.

Persons	46,439		8,543		3,395
With Mblty or Care Lmts	2,241	4.82%	1,142	13.37%	630	l8.56%
Mobility Limits Only	827	1.78%	429	5.02%	269	7.92%
Self Care Limit: Only	649	1.40%	176	2.06%	29	0.85%
Both Limits	764	1.64%	536	6.28%	333	9.79%
No Mblty or Care Limits	44,199	95.18%	7,401	86.63%	2,765	8l.44%
With a Work Disability	4,843	10.43%	2,357	27.58%
In Labor Force	1,394	3.00%	172	2.01%
Employed	1,301	2.80%	158	1.85%
Unemployed	93	0.20%	14	0.16%
Not in Labor Force	3,449	7.43%	2,l85	25.57%
Prevented from Working	2,786	6.00%	1,822	21.33%
Not Prevented from Wrk	663	1.43%	363	4.24%
No Work Disability	41,597	89.57%	6,189	72.45%
In Labor Force	29,907	64.40%	1,054	12.34%
Employed	28,626	61.64%	1,009	11.81%
Unemployed	1,281	2.76%	45	0.53%
Not in Labor Force	11,690	25.17%	5,135	60.11%

* Census 2000 SF3 (long form) data is not yet available. Data Items resented 1990 Census figures converted to Census 2000 geographies.

Prepared on: October 15, 2003 01:16 PM © 2002 Claritas. All rights reserved. (800) 866-6511	Page 12 of 36

Senior Life Report
Area(s): Radius 7.0

24 LAS POSAS RD	Latitude:	34.221663
CAMARILLO, CA 93010-2780	Longitude:	-119.069533

	2000		2002		2007
Population by Age	Census	Pct.	Estimate	Pct.	Projection	Pct.

Total Population	185,873		191,108		203,885
Age 45 - 54	22,222	11.96%	23,652	12.38%	26,573	13.03%
Age 55 -59	7,753	4.17%	8,701	4.55%	10,607	5.20%
Age 60 - 64	6,191	3.33%	6,621	3.46%	8,458	4.15%
Age 65 - 69	5,517	2.97%	5,600	2.93%	6,416	3.15%
Age 70 - 74	5,020	2.70%	4.956	2.59%	4,935	2.42%
Age 75 - 79	4,769	2.57%	4,751	2.49%	4,739	2.32%
Age 80 - 84	3,308	1.78%	3,552	1.86%	3,741	1.84%
Age 85 and over	2,597	1.40%	2,807	1.47%	3,195	1.57%
Age 55 and over	35,155	18.91%	36,988	19.35%	42,092	20.64%
Age 65 and over	21,211	11.41%	21,666	11.34%	23,027	11.29%
Total Population, Male	93,324		95,931		102,363
Age 45 - 54	11,059	11.85%	11,777	12,28%	13,240	12.93%
Age 55 - 59	3,761	4.03%	4,249	4.43%	5,151	5.03%
Age 60 - 64	2,955	3.17%	3,150	3.28%	4,036	3.94%
Age 65 - 69	2,547	2.73%	2,585	2.69%	2,964	2.90%
Age 70 - 74	2,185	2.34%	2,170	2.26%	2,161	2.11%
Age 75 - 79	1,959	2.10%	1,949	2.03%	1,955	1.91%
Age 80 - 84	1,319	1.41%	1,402	1.46%	1,477	1.44%
Age 85 and over	911	0.98%	969	1.01%	1,096	1.07%
Age 55 and over	15,637	16.76%	16,474	17.17%	18,839	18.40%
Age 65 and over	8,921	9.56%	9,074	9.46%	9,653	9.43%
Total Population, Female	92,550		95,176		101,523
Age 45 - 54	11,163	12.06%	11,875	12.46%	13,333	13.13%
Age 55 - 59	3,992	4.31%	4,452	4.68%	5,456	5.37%
Age 60 -64	3,236	3.50%	3,471	3.65%	4,423	4.36%
Age 65 - 69	2,970	3.21%	3,015	3.17%	3,453	3.40%
Age 70 - 74	2,835	3.06%	2,786	2.93%	2,774	2.73%
Age 75 -79	2,811	3.04%	2,802	2.94%	2,784	2.74%
Age 80 - 84	1,989	2.15%	2,150	2.26%	2,265	2.23%
Age 85 and over	1,636	1.82%	1,839	1.93%	2,099	2.07%

Prepared on: October 15, 2003 01:16 PM © 2002 Claritas. All rights reserved. (800) 866-6511	Page 13 of 36

Senior Life Report
Area(s): Radius 7.0

24 LAS POSAS RD	Latitude:	34.221663
CAMARILLO, CA 93010-2780	Longitude:	-119.069533

	2002		2002		2007
Population by Age	Census	Pct.	Estimate	Pct.	Projection	Pct.

Age 55 and over	19,518	21.09%	20,515	21.55%	23,252	22.90%
Age 65 and over	12,290	13.28%	12,592	13.23%	1,323	13.17%

Prepared on: October 15, 2003 01:16 PM © 2002 Claritas. All rights reserved. (800) 866-6511	Page 14 of 36

Senior Life Report
Area(s): Radius 7.0

24 LAS POSAS RD	Latitude:	34.221663
CAMARILLO, CA 93010-2780	Longitude:	-119.069533

	2000		2002		2007
Population by Single Race Classification	Census	Pct.	Estimate	Pct.	Projection	Pct.

White Alone	108,167		108,730		110,379
Age 65 and over	17,077	15.74%	17,315	15.92%	17,933	16.25%
Black or African American Alone	4,426		4,464		4,603
Aga 65 and over	337	7.62%	344	7.71%	379	8.24%
American Indian and Alaska Native Alone	1,994		2,194		2,651
Age 65 and over	125	6.28%	137	6.25%	168	6.33%
Asian Alone	11,628		12,146		13,266
Age 65 and over	1,339	11.51%	1,381	11.37%	1,544	11.64%
Native Hawaiian and Other Pacific Islander Alone	515		524		556
Age 65 and over	29	5.61%	29	5.52%	32	5.69%
Some Other Race Alone	51,018		54,895		63,230
Age 65 and over	1,908	3.74%	2,041	3.72%	2,496	3.95%
Two or More Races	7,826		8,155		9,200
Age 65 and over	396	5.06%	419	5.14%	476	5.18%

	2000		2002		2007
Population by Hispanic or Latino	Census	Pct.	Estimate	Pct.	Projection	Pct.

Hispanic or Latino	88,051		93,211		105,132
Age 65 and over	4,366	4.96%	4,589	4.92%	5,465	5.20%
Not Hispanic or Latino	97,822		97,897		98,754
Age 65 and over	16,845	17.22%	17,077	17.44%	17,562	17.78%

	1990*		2002		2007
Household Income by Age of Householder	Census	Pct.	Estimate	Pct.	Projection	Pct.

Householder Age 55 - 64	6,744		8,162		10,036
Income less than $15,000	732	10.86%	477	5.85%	455	4.53%
Income $15,000 - $24,999	688	10.20%	545	6.67%	591	5.88%
Income $25,000 - $34,999	945	14.01%	640	7.84%	726	7.24%
Income $35,000 - $49,999	1,247	18.49%	1,101	13.49%	1,279	12.74%
Income $50,000 - $74,999	1,762	26.13%	1,642	20.12%	1,839	18.32%
Income $75,000 - $99,999	820	12.15%	1,324	16.22%	1,508	15.03%
Income $100,000 - $149,999	481	7.13%	1,519	18.62%	1,935	19.28%
Income $150,000 - $249,999	135	2.01%	673	8.25%	1,139	11.34%
Income $250,000 - $499,999	43	0.64%	166	2.03%	426	4.24%
Income $500,000 and more	28	0.41%	74	0.91%	139	1.39%
Median Household Income	47,925		70,062		77,137

Prepared on: October 15, 2003 01:16 PM © 2002 Claritas. All rights reserved. (800) 866-6511	Page 15 of 36

Senior Life Report
Area(s): Radius 7.0

24 LAS POSAS RD	Latitude:	34.221663
CAMARILLO, CA 93010-2780	Longitude:	-119.069533

Prepared on: October 15, 2003 01:16 PM © 2002 Claritas. All rights reserved. (800) 866-6511	Page 16 of 36

Senior Life Report
Area(s): Radius 7.0

24 LAS POSAS RD	Latitude:	34.221663
CAMARILLO, CA 93010-2780	Longitude:	-119.069533

	1990*		2002		2007
Household Income by Age of Householder	Census	Pct.	Estimate	Pct.	Projection	Pct.

Householder Age 65 - 69	3,403		3,215		3,643
Income less than $15,000	748	21.98%	399	12.40%	348	9.54%
Income $15,000 - $24,999	708	20.81%	381	11.86%	384	10.54%
Income $25,000 - $34,999	554	16.27%	471	14.64%	467	12.82%
Income $35,000 - $49,999	607	17.85%	564	17.53%	633	17.36%
Income $50,000 - $74,999	439	12.90%	644	20.04%	708	19.42%
Income $75,000 - $99,999	181	5.33%	331	10.30%	447	12.27%
Income $100,000 - $149,999	123	3.60%	252	7.85%	362	9.95%
Income $150,000 - $249,999	42	1.22%	124	3.85%	191	5.23%
Income $250,000 - $499,999	10	0.28%	36	1.10%	80	2.19%
Income $500,000 and more	3	0.08%	14	0.43%	24	0.66%
Median Household Income	29,504		44,481		49,739
Householder Age 70 - 74	2,839		2,868		2,828
Income less than $15,000	672	23.66%	348	12.14%	263	9.29%
Income $15,000 - $24,999	665	23.43%	316	11.00%	274	9.70%
Income $25,000 - $34,999	522	18.37%	392	13.65%	344	12.18%
Income $35,000 - $49,999	564	19.88%	511	17.81%	485	17.15%
Income $50,000 - $74,999	403	14.18%	590	20.57%	571	20.21%
Income $75,000 - $99,999	172	6.07%	304	10.60%	356	12.58%
Income $100,000 - $149,999	97	3.43%	243	8.48%	297	10.50%
Income $150,000 - $249,999	29	1.01%	122	4.26%	155	5.48%
Income $250,000 - $499,999	11	0.37%	28	0.97%	61	2.17%
Income $500,000 and more	2	0.08%	15	0.54%	22	0.76%
Median Household Income	29,416		46,096		52,076
Householder Age 75 - 79	2,407		3,002		2,977
Income less than $15,000	810	33.66%	426	14.20%	322	10.80%
Income $15,000 - $24,999	445	18.51%	517	17.23%	421	14.14%
Income $25,000 - $34,999	386	16.05%	448	14.93%	438	14.70%
Income $35,000 - $49,999	356	14.79%	482	16.07%	489	16.41%
Income $50,000 - $74,999	225	9.33%	572	19.06%	537	18.05%
Income $75,000 - $99,999	74	3.07%	253	8.42%	338	11.34%
Income $100,000 - $149,999	63	2.61%	158	5.26%	230	7.74%
Income $150,000 - $249,999	12	0.50%	124	4.14%	138	4.64%
Income $250,000 - $499,999	1	0.04%	15	0.50%	54	1.81%

Prepared on: October 15, 2003 01:16 PM © 2002 Claritas. All rights reserved. (800) 866-6511	Page 17 of 36

Senior Life Report
Area(s): Radius 7.0

24 LAS POSAS RD	Latitude:	34.221663
CAMARILLO, CA 93010-2780	Longitude:	-119.069533

	1990*		2002		2007
Household Income by Age of Householder	Census	Pct.	Estimate	Pct.	Projection	Pct.

Income $500,000 and more	2	0.08%	6	0.20%	11	0.36%
Median Household Income	23,430		38,370		44,448

Prepared on: October 15, 2003 01:16 PM © 2002 Claritas. All rights reserved. (800) 866-6511	Page 18 of 36

Senior Life Report
Area(s): Radius 7.0

24 LAS POSAS RD	Latitude:	34.221663
CAMARILLO, CA 93010-2780	Longitude:	-119.069533

	1990*		2002		2007
Household Income by Age of Householder	Census	Pct.	Estimate	Pct.	Projection	Pct.

Householder Age 80 - 84	1,374		2,258		2,385
Income less than $15,000	510	37.10%	307	13.60%	240	10.06%
Income $15,000 - $24,999	266	19.37%	388	17.19%	338	14.16%
Income $25,000 - $34,999	228	16.59%	321	14.20%	325	13.61%
Income $35,000 - $49,999	195	14.21%	377	16.68%	396	16.61%
Income $50,000 - $74,999	124	9.04%	436	19.31%	445	18.66%
Income $75,000 - $99,999	42	3.08%	200	8.85%	280	11.74%
Income $100,000 - $149,999	33	2.41%	136	6.04%	207	8.68%
Income $150,000 - $249,999	5	0.36%	71	3.15%	105	4.39%
Income $250,000 - $499,999	0	0.00%	17	0.75%	41	1.72%
Income $500,000 and more	2	0.15%	5	0.22%	9	0.38%
Median Household Income	22,247		39,496		45,976
Householder Age 85 and over	763		1,692		1,935
Income less than $15,000	301	39.45%	240	14.21%	192	9.90%
Income $15,000 - $24,999	126	16.56%	326	19.28%	310	16.00%
Income $25,000 - $34,999	103	13.47%	222	13.13%	261	13.48%
Income $35,000 - $49,999	102	13.36%	242	14.28%	281	14.55%
Income $50,000 - $74,999	50	6.55%	329	19.43%	342	17.67%
Income $75,000 - $99,999	15	2.02%	139	8.20%	223	11.53%
Income $100,000 - $149,999	19	2.49%	110	6.49%	169	8.73%
Income $150,000 - $249,999	3	0.35%	73	4.29%	111	5.73%
Income $250,000 - $499,999	0	0.00%	6	0.33%	39	2.00%
Income $500,000 and more	1	0.13%	6	0.35%	8	0.41%
Median Household Income	19,567		38,471		45,904

Prepared on: October 15, 2003 01:16 PM © 2002 Claritas. All rights reserved. (800) 866-6511	Page 19 of 36

Senior Life Report
Area(s): Radius 7.0

24 LAS POSAS RD	Latitude:	34.221663
CAMARILLO, CA 93010-2780	Longitude:	-119.069533

	1990*		2002		2007
Households by Household Income	Census	Pct.	Estimate	Pct.	Projection	Pct.

Total Households	49,210		57,195		60,889
Income less than $15,000	6,642	13.50%	3,944	6.90%	3,253	5.34%
Income $15,000 - $24,999	6,723	13.66%	5,032	8.80%	4,536	7.45%
Income $25,000 - $34,999	7,337	14.91%	5,837	10.21%	5,694	9.35%
Income $35,000 - $49,999	9,518	19.34%	8,312	14.53%	8,539	14.02%
Income $50,000 - $74,999	11,375	23.11%	12,235	21.39%	11,707	19.23%
Income $75,000 - $99,999	4,624	9.40%	8,840	15.46%	9,199	15.11%
Income $100,000 - $149,999	2,552	5.19%	8,424	14.73%	10,053	16.51%
Income $150,000 - $249,999	655	1.33%	3,514	6.14%	5,450	8.95%
Income $250,000 - $499,999	227	0.46%	752	1.31%	1,899	3.12%
Income $500,000 and more	98	0.20%	307	0.54%	560	0.92%
Average Household Income	$49,760		$77,609		$90,052
Median Household Income	$41,576		$61,181		$67,985
Per Capita Income	$15,094		$23,616		$27,383

	1990*		2002		2007
Specified Owner-Occupied Housing Unit Values	Census	Pct.	Estimate	Pct.	Projection	Pct.

Total Specified Owner-Occupied Housing Unit Values	25,302		30,197		32,113
Value less than $25,000	76	0.30%	120	0.40%	118	0.37%
Value $25,000 - $49,999	82	0.33%	115	0.38%	107	0.33%
Value $50,000 - $74,999	170	0.67%	69	0.23%	78	0.24%
Value $75,000 - $99,999	348	1.37%	207	0.69%	162	0.51%
Value $100,000- $149,999	1,448	5.72%	774	2.56%	682	2.12%
Value $150,000 - $199,999	5,436	21.49%	1,238	4.10%	1,024	3.19%
Value $200,000 - $299,999	12,504	49.42%	9,308	30.83%	6,618	20.61%
Value $300,000 - $399,999	3,341	13.20%	10,180	33.71%	9,604	29.91%
Value $400,000 - $499,999	722	2.85%	4,262	14.11%	6,651	20.71%
Value $500,000 Or More	1,175	4.65%	3,923	12.99%	7,068	22.01%
Median Specified Owner-Occupied Housing Unit Value	240,719		332,112		375,669

Prepared on: October 15, 2003 01:16 PM © 2002 Claritas. All rights reserved. (800) 866-6511	Page 20 of 36

Senior Life Report
Area(s): Radius 7.0

24 LAS POSAS RD	Latitude:	34.221663
CAMARILLO, CA 93010-2780	Longitude:	-119.069533

	2000		2002		2007
Group Quarters by Population Type	Census	Pct.	Estimate	Pct.	Projection	Pct.

Institutionalized:	1,502		1,528		1,612
Correctional Institutions	1,051	69.92%	1,061	69.39%	l,090	67.63%
Nursing Homes	422	28.06%	430	28.11%	458	28.40%
Other Institutions	30	2.02%	38	2.51%	64	3.96%
Noninstitutionalized	2,209		2,328		2,587

	2000		2002		2007
Tenure of Occupied Housing Units	Census		Estimate		Projection

Owner Occupied	36,955		37,898		40,297
Renter Occupied	18,804		19,297		20,593

	Pop 65
1990* Census Household Type and Relationship	and Over	Pct.

Total	18,610
In Family Households	13,759	73.93%
Householder	6,997	37.60%
Spouse	5,124	27.53%
Other relative	1,526	8.20%
Non-Relative	112	0.60%
In Group Quarters	659	3.54%
Institutionalized	565	3.04%
Other	94	0.51%
In Non-Family Households	4,192	22.53%
Male Householder	760	4.08%
Living Alone	717	3.85%
Not Living Alone	43	0.23%
Female Householder	3,293	17.70%
Living Alone	3,129	16.81%
Not Living Alone	164	0.88%
Non-Relative	139	0.75%

Prepared on: October 15, 2003 01:16 PM © 2002 Claritas. All rights reserved. (800) 866-6511	Page 21 of 36

Senior Life Report
Area(s): Radius 7.0

24 LAS POSAS RD	Latitude:	34.221663
CAMARILLO, CA 93010-2780	Longitude:	-119.069533

1990* Census Household Income - Monthly Owner			65 Yrs
Costs as a Percent of 1989 Household Income	Total Units	Pct.	and Over	Pct.

Total Specified Owner-Occupied Housing Units	25,717		6,178
Less than 20%	11,987	46.61%	4,356	70.51%
20 to 24%	2,864	11.14%	490	7.92%
25 to 29%	2,889	11.23%	274	4.43%
30 to 34%	2,189	8.51%	199	3.21%
35% or more	5,681	22.09%	813	13.16%
Not Computed	107	0,42%	47	0.76%

1990* Census Household Income			65 Yrs
Gross Rent as a Percent of 1989 Household Income	Total Units	Pct.	and Over	Pct.

Total Specified Owner-Occupied Housing Units	17,437		2,007
Less than 20%	4,392	25.19%	315	15.71%
20 to 24%	2,474	14.19%	82	4.07%
25 to 29%	2,357	13.52%	245	12.20%
30 to 34%	1,703	9.76%	255	12.68%
35% or more	5,364	33.63%	943	46.97%
Not Computed	647	3.71%	168	8.37%

			65 Yrs
1990* Census Occupied Housing Units	Total Units	Pct.	and Over	Pct.

Owner Occupied Units	31,449	63.97%	9,003	81.42%
Renter Occupied Units	17,715	36.03%	2,055	18.58%
Complete Plumbing facilities	48,933	99.53%	11,039	99.83%
Lacking Plumbing Facilities	231	0.47%	14	0.12%
With Telephone	48,273	98.19%	10,999	99.47%
No Telephone	889	1.81%	62	0.56%
One or more Vehicles	46,654	94.89%	9,785	88.49%
No Vehicles Available	2,511	5.11%	1,279	11.56%

Prepared on: October 15, 2003 01:16 PM © 2002 Claritas. All rights reserved. (800) 866-6511	Page 22 of 36

Senior Life Report
Area(s): Radius 7.0

24 LAS POSAS RD	Latitude:	34.221663
CAMARILLO, CA 93010-2780	Longitude:	-119.069533

1990* Census Poverty Status					75 Yrs
By Household Type By Age of Householder	Total	Pct.	Age 65 - 74	Pct.	and Over	Pct.

Total Households	49,750		6,548		4,489
Married Couple Family	32,192	64.71%	4,040	61.69%	2,100	46.85%
Other Family	6,791	13.65%	551	8.41%	293	6.53%
Male Householder	1,908	3.84%	72	1.11%	65	1.45%
Female Householder	4,883	9.82%	478	7.30%	228	5.08%
Non-Family	10,766	21.64%	1,958	29.90%	2,093	46.62%
Householder Living Alone	8,401	16.89%	1,863	28.45%	1,982	44.16%
Householder not Living Alone	2,366	4.75%	95	1.45%	111	2.46%
Above Poverty	46,152	92.77%	6,226	95.09%	4,124	91.88%
Married Couple Family	30,730	61.77%	3,907	59.66%	2,004	44.64%
Other Family	5,611	11.28%	513	7.83%	271	6.04%
Male Householder	1,723	3.46%	72	1.11%	65	1.45%
Female Householder	3,888	7.82%	440	6.72%	206	4.59%
Non-Family	9,811	19.72%	1,807	27.60%	1,850	41.20%
Householder Living Alone	7,643	15.36%	1,727	26.38%	1,747	38.92%
Householder not Living Alone	2,168	4.36%	80	1.22%	103	2.29%
Below Poverty	3,598	7.23%	322	4.91%	365	8.12%
Married Couple Family	1,462	2.94%	133	2.03%	99	2.22%
Other Family	1,180	2.37%	38	0.58%	22	0.49%
Male Householder	185	0.37%	0	0.00%	0	0.00%
Female Householder	995	2.00%	38	0.58%	22	9.04%
Non-Family	955	1.92%	151	2.30%	243	5.42%
Householder Living Alone	758	1.52%	136	2.07%	235	5.24%
Householder not Living Alone	198	0.40%	15	0.23%	8	0.18%

Prepared on: October 15, 2003 01:16 PM © 2002 Claritas. All rights reserved. (800) 866-6511	Page 23 of 36

Senior Life Report
Area(s): Radius 7.0

24 LAS POSAS RD	Latitude:	34.221663
CAMARILLO, CA 93010-2780	Longitude:	-119.069533

1990* Census Mobility and Disability			65 Yrs		75 Yrs
Civilian Noninstitutionalized Persons Age 16 and Over	Total	Pct.	and Over	Pct.	and Over	Pct.

Persons	118,601		17,713		6,757
With Mblty or Care Lmts	6,826	5.76%	2,780	15.70%	1,524	22.55%
Mobility Limits Only	2,240	1.89%	1,121	6.33%	656	9.71%
Self Care Limits Only	2,582	2.18%	574	3.24%	194	2.87%
Both Limits	2,004	1.69%	1,085	6.12%	673	9.97%
No Mblty or Care Limits	111,775	94.24%	14,935	84.30%	5,234	77.45%
With a Work Disability	12,610	10.63%	5,308	29.97%
In Labor Force	3,396	2.86%	343	1.94%
Employed	2,965	2.50%	293	1.66%
Unemployed	431	0.36%	50	0.28%
Not in Labor Force	9,214	7.77%	4,965	28.03%
Prevented from Working	7,808	6.58%	4,265	24.08%
Not Prevented from Wrk	1,406	1.19%	700	3.95%
No Work Disability	105,991	89.37%	12,411	70.07%
In Labor Force	77,729	65.54%	2,105	11.88%
Employed	73,370	61.86%	1,990	11.23%
Unemployed	4,359	3.68%	116	0.65%
Not in Labor Force	28,262	23.83%	10,306	58.18%

* Census 2000 SF3 (long form) data is not yet available. Data Items resented 1990 Census figures converted to Census 2000 geographies.

Prepared on: October 15, 2003 01:16 PM © 2002 Claritas. All rights reserved. (800) 866-6511	Page 24 of 36

DEMOGRAPHIC PROFILE
24 LAS POSAS ROAD
CAMARILLO, CALIFORNIA

	1.0 MILE	3.0 MILES	5.0 MILES	CAMARILLO	VENTURA COUNTY, CA	CALIFORNIA
Population
2000 Population	9873	40827	67499	57077	753197	33871648
2002 Population	10098	41374	68781	57901	771922	34876614
2007 Population	10651	42739	71957	59979	817801	37286835
% Change 2000 to 2002	0.0113	0.0067	0.0095	0.0072	0.0124	0.0147
% Change 2002 to 2007	0.0107	0.0065	0.0091	0.0071	0.0116	0.0135
Per Capita Personal Income
1990 Per Capita Personal Income	19560	20503	19000	20097	17789	16357
2002 Per Capita Personal Income	32060	34259	33479	35235	27463	25649
2007 Per Capita Personal Income	37342	40348	39863	42350	31814	30026
% Change 1990 to 2002	0.042	0.0437	0.0483	0.0479	0.0368	0.0382
% Change 2002 to 2007	0.031	0.0333	0.0355	0.0375	0.0299	0.032
Households
2000 No. Households	3689	14512	23731	21438	243234	11502870
2002 No. Households	3821	14884	24387	21991	249058	11803522
2007 No. Households	4138	15769	25978	23316	263439	12511538
% Change 2000 to 2002	0.0179	0.0127	0.0137	0.0128	0.0119	0.013
% Change 2002 to 2007	0.016	0.0116	0.0127	0.0118	0.0113	0.0117
Persons Per Household
2000 Persons Per Household	2.61	2.74	2.79	2.62	3.04	2.87
2002 Persons Per Household	2.58	2.71	2.76	2.59	3.04	2.88
2007 Persons Per Household	2.51	2.64	2.72	2.53	3.05	2.91
% Change 2000 to 2002	-0.0062	-0.0058	-0.004	-0.0055	0.0003	0.0019
% Change 2002 to 2007	-0.005	-0.0049	-0.0034	-0.0045	0.0003	0.0019
Average Household Income
1990 Avg Household Income	53918	61801	58165	57504	54314	46330
2002 Avg Household Income	76980	88731	90169	89132	84232	75364
2007 Avg Household Income	86534	100598	104580	104023	97707	89264
% Change 1990 to 2002	0.0301	0.0306	0.0372	0.0372	0.0372	0.0414
% Change 2002 to 2007	0.0237	0.0254	0.0301	0.0314	0.0301	0.0344
Income Ranges
Median Income	48214	62951	66835	69012	67299	55014
$150,000 or more	0.0964	0.1095	0.1121	0.1029	0.1013	0.0907
$100,000 to $149,000	0.0695	0.1447	0.1696	0.1833	0.1665	0.1199
$75,000 to $99,999	0.103	0.1452	0.1532	0.1646	0.1676	0.1298
$50,000 to $74,999	0.2065	0.2086	0.1995	0.2054	0.21	0.1996
$35,000 to $49,999	0.2087	0.158	0.1402	0.1339	0.1327	0.1453
$25,000 to $34,999	0.1166	0.0968	0.0937	0.0885	0.0836	0.1056
$15,000 to $24,999	0.1172	0.079	0.0745	0.071	0.077	0.1064
Under $15,000	0.0819	0.0582	0.0573	0.0504	0.0615	0.1028
1990 Median Income	37972	48667	47431	48696	45904	35984
2007 Median Income	54532	70206	75890	79451	75530	62618
Occupancy
2000 Occupied Housing Units	3812	14876	24344	21946	251712	12214549
Owner Occupied	0.4629	0.6634	0.6995	0.7182	0.653	0.5359
Renter Occupied	0.5048	0.3122	0.2753	0.2586	0.3133	0.4058
2000 Population 25+ by Education Level	5524	25337	41616	36240	414205	18597039
Bachelors Degree Only	0.1506	0.183	0.1645	0.1769	0.1518	0.1537
Graduate Degree	0.0948	0.1065	0.0967	0.1017	0.079	0.0811
Retail Trade Potential 2002
Total Retail Sales	131487511	516088919	847166604	761519872	8720004096	3.79151E+11
Apparel Accessory	4022579	16082981	26455713	23771984	274542688	18580928512
Automotive Dealers	37772839	148942525	244674763	220064256	2519915520	79652814848
Automotive & Home Supply Stores	2229506	8373760	13668773	12210734	141675904	5980832256
Drug & Proprietary Stores	6604205	26326445	43272173	39057324	437031104	19018477568
Eating & Drinking Places	11639533	45824660	75203342	67540520	778754688	42541719552
Food Stores	20362645	79655418	130660782	117559496	1333944704	60387766272
Furniture Home Furnishing Stores	2536365	10173318	16751069	15111401	171511568	9850973184
Home Appliance, Radio, & T.V. Stores	3684535	14431944	23723024	21263512	247906080	13048965120
Gasoline Service Stations	8287788	31887159	52178733	46821368	535980032	24035018752
General Merchandise	16710371	65146823	106994756	96138128	1102830464	48299347968
Department Store	12514214	48812586	80165165	72079384	824374720	34945974272
Hardware, Lumber & Garden Stores	7861997	30451416	49974656	44957956	509967168	20193169408

     Source: Claritas Inc.

FULL DEMOGRAPHIC PROFILE
24 LAS POSAS ROAD
CAMARILLO, CALIFORNIA

	1.0 MILE	3.0 MILES	5.0 MILES	CAMARILLO	VENTURA COUNTY, CA	CALIFORNIA
Population
2007 Projection	10651	42739	71957	59979	817801	37286835
2002 Estimate	10098	41374	68781	57901	771922	34876614
2000 Census	9873	40827	67499	57077	753197	33871648
1990 Census	8676	39260	63950	53694	669016	29760021
Growth 2002 - 2007	0.0107	0.0065	0.0091	0.0071	0.0116	0.0135
Growth 2000 - 2002	0.0113	0.0067	0.0095	0.0072	0.0124	0.0147
Growth 1990 - 2000	0.013	0.0039	0.0054	0.0061	0.0119	0.013
2002 Est. Population by Sex	10098	41374	68781	57901	771922	34876614
Male	0.4861	0.4893	0.4902	0.4849	0.499	0.4976
Female	0.5139	0.5107	0.5098	0.5151	0.501	0.5024
2002 Est. Population by Age	10098	41374	68781	57901	771922	34876614
Age 0 - 4	0.0833	0.0642	0.067	0.0645	0.0736	0.0726
Age 5 - 9	0.0774	0.0721	0.0738	0.0702	0.0815	0.0782
Age 10 - 14	0.0696	0.0724	0.0764	0.0744	0.0813	0.0775
Age 15 - 19	0.0508	0.07	0.0726	0.0632	0.074	0.0726
Age 20 - 24	0.0663	0.0525	0.0522	0.0448	0.0638	0.0727
Age 25 - 34	0.1674	0.1197	0.1183	0.1157	0.1341	0.1495
Age 35 - 44	0.1554	0.1558	0.156	0.1599	0.163	0.1565
Age 45 - 54	0.1207	0.1427	0.1383	0.142	0.1413	0.1326
Age 55 - 59	0.0521	0.0639	0.0549	0.0555	0.0504	0.0472
Age 60 - 64	0.0356	0.0476	0.0406	0.0406	0.0358	0.0353
Age 65 - 74	0.0504	0.0684	0.0664	0.0699	0.052	0.0542
Age 75 - 84	0.0478	0.0511	0.0613	0.0727	0.0361	0.0377
Age 85 and older	0.0233	0.0196	0.0223	0.0265	0.0131	0.0133
Age 16 and older	0.7584	0.7773	0.7679	0.7768	0.7484	0.7573
Age 18 and older	0.7377	0.7485	0.7381	0.7498	0.7174	0.728
Age 21 and older	0.707	0.7098	0.6989	0.7181	0.6763	0.6846
Age 65 and older	0.1214	0.1392	0.1499	0.1691	0.1011	0.1053
Age 18 and Under	0.2623	0.2515	0.2619	0.2502	0.2826	0.272
2002 Est. Median Age	34.11	38.15	37.55	39.2	34.38	33.46
2002 Est. Average Age	35.93	38.25	38.06	39.52	34.96	34.91
2002 Est. Male Population by Age	4909	20243	33716	28074	385217	17354346
Age 0 - 4	0.085	0.0652	0.069	0.0673	0.0756	0.0747
Age 5 - 9	0.0804	0.0773	0.0777	0.075	0.0837	0.0805
Age 10 - 14	0.074	0.0755	0.0803	0.079	0.0833	0.0799
Age 15 - 19	0.0503	0.0738	0.0776	0.0687	0.0777	0.0756
Age 20 - 24	0.0626	0.0555	0.0568	0.0478	0.0688	0.0764
Age 25 - 34	0.1778	0.1242	0.1208	0.1196	0.138	0.1548
Age 35 - 44	0.1678	0.1609	0.1593	0.165	0.1632	0.1589
Age 45 - 54	0.1197	0.1394	0.1378	0.1416	0.1401	0.131
Age 55 - 59	0.0521	0.0639	0.0552	0.0566	0.0498	0.046
Age 60 - 64	0.037	0.0465	0.0391	0.0392	0.0348	0.0337
Age 65 - 74	0.0469	0.0649	0.0613	0.0631	0.048	0.0494
Age 75 - 84	0.0375	0.0427	0.0501	0.0586	0.029	0.0309
Age 85 and older	0.0088	0.0102	0.015	0.0186	0.008	0.0083
2002 Est. Median Age, Male	33.29	36.77	36.12	37.58	33.03	32.3
2002 Est. Average Age, Male	34.4	36.8	36.55	37.74	33.85	33.76

     Source: Claritas Inc.

FULL DEMOGRAPHIC PROFILE
24 LAS POSAS ROAD
CAMARILLO, CALIFORNIA

	1.0 MILE	3.0 MILES	5.0 MILES	CAMARILLO	VENTURA COUNTY, CA	CALIFORNIA
2002 Est. Female Population by Age	5189	21131	35065	29827	386705	17522268
Age 0 - 4	0.0816	0.0632	0.0651	0.0618	0.0717	0.0705
Age 5 - 9	0.0746	0.0672	0.0701	0.0657	0.0794	0.0759
Age 10 -14	0.0655	0.0695	0.0727	0.0701	0.0793	0.0752
Age 15 - 19	0.0513	0.0665	0.0678	0.0581	0.0703	0.0696
Age 20 - 24	0.0698	0.0496	0.0477	0.042	0.0588	0.069
Age 25 - 34	0.1575	0.1153	0.1159	0.112	0.1302	0.1443
Age 35 - 44	0.1436	0.1508	0.1529	0.1551	0.1628	0.1542
Age 45 - 54	0.1217	0.1459	0.1389	0.1425	0.1424	0.1341
Age 55 - 59	0.052	0.0639	0.0546	0.0545	0.0511	0.0484
Age 60 - 64	0.0343	0.0487	0.0421	0.042	0.0368	0.0369
Age 65 - 74	0.0537	0.0718	0.0712	0.0763	0.056	0.059
Age 75 - 84	0.0575	0.0592	0.072	0.0859	0.0431	0.0445
Age 85 and older	0.0369	0.0286	0.0292	0.0339	0.0182	0.0184
2002 Est. Median Age, Female	34.97	39.57	38.98	40.81	35.64	34.69
2002 Est. Average Age, Female	37.38	39.64	39,52	41.19	36.07	36.05
2002 Est. Population Age 15+ by Marital Status	7773	32739	53842	45793	589392	26914969
Male, Never Married	0.132	0.138	0.1305	0.1191	0.1523	0.1683
Female, Never Married	0.105	0.1048	0.0972	0.0861	0.11	0.1258
Total Married	0.5947	0.595	0.6143	0.6267	0.577	0.5265
Male, Previously Married	0.0604	0.053	0.0501	0.0512	0.0536	0.0598
Female, Previously Married	0.1079	0.1093	0.1079	0.1169	0.1071	0.1196
2002 Est. Pop. Age 25+ by Educational Attainment	6590	27670	45263	39537	483019	21849071
Less than 9th grade	0.0468	0.0561	0.0837	0.0455	0.1007	0.1108
Some High School, no diploma	0.0676	0.0707	0.0798	0.0757	0.1082	0.1258
High School Graduate (or GED)	0.2553	0.2165	0.2201	0.23	0.2193	0.2231
Some College, no degree	0.2609	0.2749	0.2677	0.2804	0.2552	0.2273
Associate Degree	0.1108	0.0944	0.0885	0.0959	0.0864	0.08
Bachelor Degree	0.1586	0.1792	0.1622	0.1723	0.1515	0.1532
Graduate or Professional Degree	0.1	0.1082	0.098	0.1003	0.0788	0.0797
Households
2007 Projection	4138	15769	25978	23316	263439	12511538
2002 Estimate	3821	14884	24387	21991	249058	11803522
2000 Census	3689	14512	23731	21438	243234	11502870
1990 Census	3130	12886	20704	18597	217298	10381206
Growth 2002 - 2007	0.016	0.0116	0.0127	0.0118	0.0113	0.0117
Growth 2000 - 2002	0.0179	0.0127	0.0137	0.0128	0.0119	0.013
Growth 1990 - 2000	0.0166	0.012	0.0137	0.0143	0.0113	0.0103
2002 Est. Average Household Size	2.58	2.71	2.76	2.59	3.04	2.88
2002 Est. Households by Household Type	3821	14884	24387	21991	249058	11803522
Family Households	0.6903	0.735	0.7309	0.7053	0.7471	0.6839
Nonfamily Households	0.3097	0.265	0.2691	0.2947	0.2529	0.3161
2002 Est. Group Quarters Population	250	1086	1396	941	13799	328811
2002 Est. Households by Household Income	3821	14884	24387	21991	249058	11803522
Income Less than $15,000	0.0819	0.0582	0.0573	0.0504	0.0615	0.1028
Income $15,000 - $24,999	0.1172	0.079	0.0745	0.071	0.077	0.1064
Income $25,000 - $34,999	0.1166	0.0968	0.0937	0.0885	0.0836	0.1056
Income $35,000 - $49,999	0.2087	0.158	0.1402	0.1339	0.1327	0.1453
Income $50,000 - $74,999	0.2065	0.2086	0.1995	0.2054	0.21	0.1996
Income $75,000 - $99,999	0.103	0.1452	0.1532	0.1646	0.1676	0.1298
Income $100,000 - $149,999	0.0695	0.1447	0.1696	0.1833	0.1665	0.1199
Income $150,000 - $249,999	0.056	0.0734	0.0815	0.0813	0.0764	0.0652
Income $250,000 - $499,999	0.0246	0.0235	0.0217	0.0159	0.0179	0.018
Income $500,000 and over	0.0159	0.0125	0.0089	0.0057	0.007	0.0075

     Source: Claritas Inc.

FULL DEMOGRAPHIC PROFILE
24 LAS POSAS ROAD
CAMARILLO, CALIFORNIA

	1.0 MILE	3.0 MILES	5.0 MILES	CAMARILLO	VENTURA COUNTY, CA	CALIFORNIA
2002 Est. Average Household Income	76980	88731	90169	89132	84232	75364
2002 Est. Median Household Income	48214	62951	66835	69012	67299	55014
2002 Est. Per Capita Income	32060	34259	33479	35235	27463	25649
2002 Est. Household Type, Presence of Own Children	3821	14884	24387	21991	249058	11803522
Single Male Householder	0.1171	0.083	0.0807	0.0846	0.0794	0.1057
Single Female Householder	0.1307	0.1322	0.143	0.1642	0.1116	0.1305
Married-Couple Family, own children	0.2773	0.2651	0.2779	0.2641	0.3085	0.2587
Married-Couple Family, no own children	0.2851	0.3421	0.3303	0.3281	0.2834	0.2495
Male Householder, own children	0.022	0.0188	0.0195	0.0171	0.025	0.0251
Male Householder, no own children	0.0167	0.0182	0.0178	0.015	0.0223	0.0259
Female Householder, own children	0.06	0.0512	0.0486	0.0463	0.0615	0.0719
Female Householder, no own children	0.0293	0.0395	0.0368	0.0347	0.0465	0.0528
Nonfamily, Male Householder	0.0349	0.0267	0.0245	0.0247	0.0356	0.0464
Nonfamily, Female Householder	0.0269	0.0231	0.0209	0.0212	0.0262	0.0336
2002 Est. Households by Household Size	3821	14884	24387	21991	249058	11803522
1-person household	0.2479	0.2152	0.2237	0.2487	0.1911	0.2361
2-person household	0.3313	0.3419	0.3297	0.3386	0.2975	0.294
3-person household	0.1737	0.171	0.1625	0.1578	0.1716	0.1607
4-person household	0.1468	0.1521	0.1532	0.1504	0.1663	0.1472
5-person household	0.0639	0.0711	0.0719	0.0658	0.0874	0.0811
6-person household	0.0245	0.0292	0.0313	0.0242	0.0403	0.0401
7 or more person household	0.012	0.0194	0.0277	0.0144	0.0458	0.0408
2002 Est. Households by Presence of Children	3821	14884	24387	21991	249058	11803522
Households With Children Less Than Age 18:
Married-Couple Family	0.2879	0.2825	0.2945	0.2769	0.327	0.2751
Other Family, Male Householder	0.0246	0.0226	0.0236	0.0203	0.0301	0.0306
Other Family, Female Householder	0.0664	0.0591	0.0559	0.0527	0.0725	0.0851
Nonfamily, Male Householder	0.0024	0.0021	0.002	0.002	0.0029	0.0028
Nonfamily, Female Householder	0.001	0.0013	0.0011	0.001	0.0011	0.0011
Households With No Children Less Than Age 18:
Married-Couple Family	0.2745	0.3248	0.3137	0.3153	0.2649	0.2331
Other Family, Male Householder	0.0141	0.0145	0.0137	0.0118	0.0171	0.0203
Other Family, Female Householder	0.0229	0.0316	0.0295	0.0283	0.0355	0.0397
Nonfamily, Male Householder	0.1496	0.1076	0.1032	0.1073	0.1121	0.1493
Nonfamily, Female Householder	0.1565	0.154	0.1628	0.1843	0.1367	0.1629
2002 Est. Households by Number of Vehicles	3821	14884	24387	21991	249058	11803522
No Vehicles	0.0346	0.0325	0.0332	0.0309	0.0423	0.0859
1 Vehicle	0.3331	0.2327	0.267	0.2781	0.253	0.3246
2 Vehicles	0.4168	0.431	0.4332	0.4514	0.4294	0.3831
3 Vehicles	0.1534	0.1987	0.1743	0.1587	0.1857	0.1436
4 Vehicles	0.0503	0.0734	0.0637	0.0581	0.0632	0.0445
5 or more Vehicles	0.0119	0.0317	0.0287	0.0228	0.0264	0.0183
Family Households
2007 Projection	2788	11363	18647	16122	193342	8411217
2002 Estimate	2638	10940	17823	15511	186076	8072254
2000 Census	2571	10749	17467	15240	182959	7920049
1990 Census	2207	10002	15978	14227	164773	7139394
Growth 2002 - 2007	0.0111	0.0076	0.0091	0.0078	0.0077	0.0083
Growth 2000 -2002	0.0129	0.0088	0.0101	0.0089	0.0085	0.0096
Growth 1990 - 2000	0.0154	0.0072	0.009	0.0069	0.0105	0.0104

     Source: Claritas Inc.

FULL DEMOGRAPHIC PROFILE
24 LAS POSAS ROAD
CAMARILLO, CALIFORNIA

	1.0 MILE	3.0 MILES	5.0 MILES	CAMARILLO	VENTURA COUNTY, CA	CALIFORNIA
2002 Est. Family Households by Household Income	2638	10940	17823	15511	186076	8072254
Income Less than $15,000	0.0367	0.0228	0.027	0.0194	0.0309	0.0614
Income $15,000 - $24,999	0.1326	0.0692	0.0622	0.053	0.0636	0.0945
Income $25,000 - $34,999	0.1011	0.0743	0.0743	0.0625	0.072	0.0986
Income $35,000 - $49,999	0.1833	0.1449	0.1315	0.1244	0.1233	0.1414
Income $50,000 - $74,999	0.2194	0.2193	0.2103	0.2162	0.2138	0.2099
Income $75,000 - $99,999	0.1084	0.1626	0.1679	0.1811	0.1845	0.1439
Income $100,000 - $149,999	0.0918	0.1713	0.1921	0.2153	0.1907	0.1392
Income $150,000 - $249,999	0.0722	0.0902	0.0981	0.1017	0.0917	0.0798
Income $250,000 - $499,999	0.033	0.0297	0.0254	0.0186	0.0211	0.022
Income $500,000 and over	0.0215	0.0158	0.0113	0.0077	0.0083	0.0093
2002 Est. Average Family Household Income	88302	99020	98293	97888	93086	85223
2002 Est. Median Family Household Income	55311	71530	74373	78381	74565	62398
2002 Est. Families by Poverty Status	2638	10940	17823	15511	186076	8072254
Income Above Poverty Level:
Married-Couple Family, own children	0.4252	0.3995	0.4017	0.3982	0.4139	0.3559
Married-Couple Family, no own children	0.3642	0.4103	0.4078	0.4255	0.3543	0.3463
Male Householder, own children	0.0246	0.0266	0.0273	0.0242	0.0303	0.0325
Male Householder, no own children	0.0307	0.0227	0.021	0.021	0.0264	0.0303
Female Householder, own children	0.0621	0.061	0.054	0.0572	0.0695	0.0786
Female Householder, no own children	0.046	0.0454	0.0455	0.0445	0.0498	0.0574
Income Below Poverty Level:
Married-Couple Family, own children	0.0214	0.0107	0.0165	0.011	0.0187	0.0311
Married-Couple Family, no own children	0.0038	0.0058	0.0061	0.0048	0.0053	0.0099
Male Householder, own children	0.0006	0.0008	0.0017	0.0002	0.0049	0.0089
Male Householder, no own children	0.0001	0.0002	0.0011	0.0001	0.0016	0.0029
Female Householder, own children	0.0202	0.0151	0.0158	0.0118	0.0231	0.0419
Female Householder, no own children	0.0011	0.0019	0.0015	0.0014	0.0022	0.0045
2002 Est. Families by Number of Workers	2638	10940	17823	15511	186076	8072254
No Workers	0.0794	0.0846	0.1237	0.1387	0.0869	0.1204
1 Worker	0.2826	0.2689	0.2575	0.2528	0.2515	0.2839
2 Workers	0.5112	0.4672	0.4474	0.4606	0.4838	0.4526
3 or more Workers	0.1268	0.1792	0.1714	0.1479	0.1779	0.1431
2002 Est. Population Age 16+ by Employment	7658	32158	52814	44976	577681	26412232
In Armed Forces	0.0454	0.0133	0.0096	0.0113	0.0107	0.0094
Civilian - Employed	0.6563	0.6489	0.6192	0.6153	0.6702	0.6185
Civilian - Unemployed	0.0206	0.0265	0.0283	0.023	0.0339	0.0442
Not in Labor Force	0.2777	0.3112	0.3429	0.3504	0.2852	0.3279
2002 Est. Employed Pop. Age 16+ by Occupation	5026	20868	32702	27673	387135	16334705
Managerial and Professional Specialty	0.3247	0.3484	0.3242	0.349	0.2909	0.2846
Technical, Sales and Administrative Support	0.3508	0.3259	0.3184	0.3334	0.3181	0.3243
Service	0.1194	0.1077	0.1006	0.1041	0.1112	0.1228
Farming, Forestry and Fishing	0.0364	0.0319	0.0556	0.0287	0.0489	0.0288
Precision, Production, Craft and Repair	0.0908	0.0999	0.1015	0.1032	0.1172	0.1118
Operators, Fabricators arid Laborers	0.0779	0.0862	0.0996	0.0816	0.1138	0.1278
2002 Est. Employed Pop. Age 16+ by Class of Workers	5026	20868	32702	27673	387135	16334705
For-Profit Private Wage or Salary Workers	0.721	0.6753	0.6877	0.6733	0.7198	0.715
Not-For-Profit Private Wage or Salary Workers	0.0314	0.0405	0.0445	0.0493	0.0437	0.0515
Local Government Workers	0.0439	0.0697	0.071	0.0756	0.0781	0.0771
State Government Workers	0.0338	0.0419	0.035	0.0361	0.0254	0.0363
Federal Government Workers	0.0754	0.0669	0.0568	0.0611	0.0421	0.0322
Self-Employed Workers	0.077	0.0936	0.0969	0.0981	0.0864	0.0835
Unpaid Family Workers	0.0175	0.0121	0.0082	0.0065	0.0044	0.0045
Source: Claritas Inc.

FULL DEMOGRAPHIC PROFILE
24 LAS POSAS ROAD
CAMARILLO, CALIFORNIA

	1.0 MILE	3.0 MILES	5.0 MILES	CAMARILLO	VENTURA COUNTY, CA	CALIFORNIA
2002 Est. Workers Age 16+, Transportation To Work	5305	20995	32706	27781	384771	16177632
Drove Alone	0.8379	0.8136	0.7992	0.8212	0.7586	0.7214
Car Pooled	0.0908	0.1144	0.133	0.1137	0.1573	0.1474
Public Transportation	0.0023	0.0014	0.0021	0.0022	0.0067	0.0467
Walked	0.0318	0.0242	0.0204	0.0205	0.0248	0.0318
Motorcycle	0.0056	0.0051	0.004	0.0039	0.0049	0.0052
Bicycle	0.0079	0.0097	0.0087	0.0091	0.0107	0.0088
Other Means	0.0004	0.0024	0.0033	0.0026	0.0067	0.0077
Worked at Home	0.0234	0.0292	0.0292	0.0267	0.0302	0.0309
2002 Est. Workers Age 16+ by Travel Time to Work	5181	20383	31751	27038	373161	15678213
Less than 15 Minutes	0.3721	0.3697	0.3426	0.3478	0.3093	0.2775
15 - 29 Minutes	0.4712	0.4359	0.4273	0.4226	0.3491	0.3622
30 - 44 Minutes	0.0939	0.1124	0.1341	0.1294	0.1813	0.2023
45 - 59 Minutes	0.0189	0.0274	0.0335	0.0344	0.0663	0.0761
60 or more Minutes	0.0439	0.0547	0.0624	0.0658	0.094	0.082
2002 Est. Average Travel Time to Work in Minutes	18.86	19.88	21.01	21.06	24.89	24.83
2002 Est. Tenure of Occupied Housing Units	3821	14884	24387	21991	249058	11803522
Owner Occupied	0.4751	0.6783	0.7165	0.7341	0.676	0.5698
Renter Occupied	0.5249	0.3217	0.2835	0.2659	0.324	0.4302
2002 Est. Owner Occupied Housing Values	1527	8930	14803	13556	141612	5454151
Value Less than $25,000	0.0007	0.0004	0.0007	0.0003	0.0016	0.004
Value $25,000 - $49,999	0.0021	0.002	0.0019	0.0014	0.0027	0.0102
Value $50,000 - $74,999	0.0005	0.0019	0.0019	0.0017	0.0025	0.0286
value $75,000 - $99,999	0.0006	0.0029	0.0028	0.002	0.0036	0.0536
Value $100,000 - $149,999	0.0118	0.0125	0.0127	0.0089	0.0168	0.129
Value $150,000 - $199,999	0.027	0.0275	0.0276	0.0227	0.0354	0.1404
Value $200,000 - $299,999	0.306	0.2548	0.2443	0.2406	0.2658	0.2319
Value $300,000 - $399,999	0.2026	0.3466	0.3558	0.3922	0.3086	0.1487
Value $400,000 - $499,999	0.1225	0.149	0.1765	0.1848	0.153	0.0945
Value $500,000 or more	0.3263	0.2025	0.1758	0.1455	0.2101	0.159
2002 Est. Median Owner Occupied Housing Value	375161	357189	358523	356722	355638	257843
2002 Est. Housing Units by Units in Structure	3950	15256	25020	22512	257726	12533948
1 Unit Attached	0.0856	0.1055	0.1952	0.2364	0.1089	0.0728
1 Unit Detached	0.4077	0.6585	0.594	0.5492	0.6296	0.555
2 Units	0.0103	0.0136	0.0124	0.0114	0.0167	0.0276
3 to 19 Units	0.2911	0.1023	0.076	0.0748	0.1295	0.177
20 to 49 Units	0.062	0.0385	0.0249	0.0261	0.028	0.0552
50 or More Units	0.1126	0.0451	0.0275	0.0306	0.0242	0.0486
Mobile Home or Trailer	0.024	0.0294	0.0624	0.0652	0.0528	0.0527
Other	0.0069	0.0072	0.0075	0.0064	0.0103	0.0112
2002 Est. Housing Units by Year Built	3950	15256	25020	22512	257726	12533948
Housing Unit Built 1989 to present	0.1732	0.1454	0.1748	0.1766	0.1503	0.151
Housing Unit Built 1985 to 1988	0.0636	0.0421	0.0643	0.0812	0.0938	0.0935
Housing Unit Built 1980 to 1984	0.1211	0.0886	0.1115	0.1297	0.0924	0.0795
Housing Unit Built 1970 to 1979	0.2936	0.3009	0.3192	0.3555	0.2621	0.1893
Housing Unit Built 1960 to 1969	0.2446	0.3148	0.2281	0.1984	0.2263	0.1611
Housing Unit Built 1950 to 1959	0.08	0.0798	0.0677	0.0438	0.1011	0.1518
Housing Unit Built 1940 to 1949	0.0214	0.019	0.0224	0.0108	0.0373	0.0799
Housing Unit Built 1939 or Earlier	0.0024	0.0094	0.012	0.004	0.0366	0.0939

     Source: Claritas Inc.

ADDENDUM C: Property Exhibits

Lawrence L. Matheney
Treasurer - Tax Collector
Phone (805) 654-3744

2003 - 2004 Tax Year	Tax Information	Last Update: 10/27/2003
Assessments are subject to change
Property Address:		Viewable Tax Years:
==>2003-2004 Statement Number: 1920240<= 2002-2003 Statement Number: 1906080

Tax Year	Tax Type	Statement Number	Parcel Number
2003-2004	Secured	1920240	164-0-111-065

	1st Installment	2nd Installment

Tax Payments are due on	11/1/2003	2/1/2004
If you pay on time your payment is	$62,330.52	$62,330.52
Tax payments are delinquent after	12/10/2003	4/10/2004
If you pay after the delinquent date
(but before June 30, 2004)	$68,563.57	$68,573,57
Amount Paid	$0.00	$0.00
Your property taxes are currently	Unpaid	Unpaid
Total Amount Now Due:	$62,330.52 Add to Cart	$62,330.52 Add to Cart
Instructions and Information for paying Online

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You may pay this obligation by mailing a payment in full along with a printed copy of the payment form. To print the payment form for this property, select Print
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Lawrence L. Matheney
Ventura County Tax Collector
800 South Victoria Avenue
Ventura, California 93009

http://prop-tax.countyofventura.org/se-ttc.asp?apn=1640111065&statement=1920240&tax_ 10/28/2003

Flood Insights test results for:

24 LAS POSAS RD, CAMARILLO, CA 93010
Geocoding Accuracy: S5 • Exact Point Match

Flood Zone Determinations What’s This?
SFHA (Flood Zone) Within 250 feet of multiple flood zones?
Out No
Community Community Name Zone Panel Panel Date
065020 CAMARILLO, CITY OF B 0001B September 29, 1986
FIPS Code Census Tract
06111 0055.02

Copyright 2000, First American Flood Data Services. All rights reserved.

http://www.floodinsights.com/XsiteScripts/hsrun.hse/FloodInsights/FloodLookups/StateId/... 12/3/2003

POST IN A PROMINENT PLACE

ADDENDUM D: Financial Data

Schedule of Fees

One Affordable Monthly Fee Includes:

•	Freshly prepared meals & snacks daily

•	Weekly housekeeping

•	Laundry and linen service

•	Scheduled transportation to shopping centers and doctors appointments

•	Full activity and social program

•	24-hour responsive staff

•	Emergency call system in every apartment

•	In-room temperature control

•	Basic utilities (including Cable TV)

Assisted Living Services Available:

•	Three freshly prepared meals & snacks daily

•	Assistance with incontinence

•	Assistance with special diets

•	Escorting to and from meals and activities program

•	Assistance with medications

•	Assistance with bathing, grooming and dressing

•	Laundry and linen service

•	Additional services as needed

Independent Living

Studio	starting at	$1,900
Deluxe Studio	starting at	$2,350
One Bedroom	starting at	$2,750
Second Person Fee		$800

Oasis Short-term Resident Stay Program

Independent Living starting at $100/day
Assisted Living services additional as needed

Assisted Living

Assisted Living fees are based on individual
needs and start at $225

Community Fee

One-time community processing fee of $1800
(except Oasis program)

24 Las Posas Road
Camarillo, California 93010
805.987.9872
License #565800476

Rates effective October 1, 2003 and are subject to change.
www.arvi.com
10126-35

PIII - ITEM A-6

Database:	POLAPSVR
Cube:	Financial Data
Page:	Year	2003
	Version	AA
	Community	Villa Las Posas
	Department	Total Department
	Month	Along Columns
	GLAccount	Along Rows

OLAPTable	JAN	FEB	MAR	APR	MAY	JUN	JUL	AUG	Aug YTD

40005 Revenue-Rental	284,890	297,301	288,003	221,417	381,235	308,326	310,041	330,312	2,421,525

40010 Revenue-Rent Refunds/Proration	—	(3,503)	(2,114)	—	(5,188)	(2,343)	(1,330)	(927)	(15,405)

Total Rental Revenue	284,890	293,798	285,889	221,417	376,047	305,983	308,711	329,385	2,406,119

40110 Revenue-AL Level 1	8,832	12,028	11,008	8,070	13,322	10,767	12,141	11,700	87,867

40115 Revenue-AL Level 2	4,398	3,070	4,297	3,661	5,664	2,600	2,930	3,900	30,520

40120 Revenue-AL Level 3	5,100	5,750	7,169	3,606	4,497	4,845	4,038	3,911	38,916

40125 Revenue-AL Level 4	1,610	4,950	3,749	3,822	8,508	5,808	3,150	3,150	34,747

40130 Revenue-AL Level 5	5,072	4,125	3,992	3,003	6,289	5,167	5,000	6,083	38,731

40135 Revenue-AL Level 6	7,395	7,383	5,853	3,987	5,563	2,900	2,900	3,174	39,155

40140 Revenue-AL Level 7	1,540	1,540	1,540	1,181	2,664	2,743	3,180	4,371	18,759

Total AL Services Revenue	33,947	38,846	37,607	27,329	46,508	34,830	33,338	36,289	288,693

40515 Revenue-Other	1,121	1,368	2,385	1,225	2,860	2,598	1,796	1,846	15,199

40525 Revenue- Processing/App Fees	8,400	10,400	14,400	1,380	23,820	3,600	11,700	10,800	84,500

Total Other Revenue	9,521	11,768	16,785	2,605	26,680	6,198	13,496	12,646	99,699

40575 Rev-Process Fee Concessions	(1,800)	—	(5,400)	(690)	(11,910)	(900)	(2,700)	—	(23,400)

40015 Rev-Rent Concessions	(1,408)	(1,650)	(887)	(2,712)	(13,095)	(11,331)	(8,377)	(2,602)	(42,062)

Total Concessions	(3,208)	(1,650)	(6,287)	(3,402)	(25,005)	(12,231)	(11,077)	(2,602)	(65,462)

Total Revenue	325,150	342,762	333,993	247,949	424,230	334,780	344,468	375,718	2,729,049

50005 Payroll Expense-Regular	66,853	61,825	64,134	55,096	84,846	67,651	72,180	65,793	538,379

50405 Payroll Expense-Overtime	4,797	4,187	3,242	4,537	5,004	4,682	4,275	4,200	34,924

50705 Payroll Expense-Doubletime	170	8	217	279	68	163	293	339	1,537

51005 Bonuses	3,282	4,663	6,282	4,865	4,799	4,235	7,135	5,690	40,949

51505 Vacation, Sick, Holiday	3,386	4,430	4,569	4,748	6,654	4,370	5,416	5,511	39,083

51805 Employee Recognition	20	183	—	—	115	153	132	—	603

52005 Payroll Taxes	8,610	7,525	6,917	6,359	9,495	6,601	6,985	6,277	58,768

52505 401K/401A	139	217	111	146	184	141	126	212	1,275

52805 Group Insurance	3,810	3,774	3,842	4,523	4,871	4,976	5,620	5,924	37,339

53005 Worker’s Comp Insurance	4,670	4,670	4,705	42,618	4,921	5,675	8,005	6,933	82,196

Total Payroll Expenses	95,735	91,480	94,018	123,171	120,957	98,647	110,165	100,878	835,052

54005 Payroll Service	284	665	287	9	399	371	246	314	2,575

Total Purchase Services	284	665	287	9	399	371	246	314	2,575

Total Payroll Related	96,020	92,145	94,305	123,179	121,356	99,019	110,411	101,192	837,627

Total Payroll Related % Total Revenue	30%	27%	28%	50%	29%	30%	32%	27%	31%

56505 Food	16,064	13,705	15,979	13,945	20,318	16,991	18,777	20,321	136,101

57005 Housekeeping	587	672	345	130	978	715	700	789	4,916

57505 Kitchen Supplies	1,785	1,309	1,534	1,702	2,034	1,653	1,593	1,963	13,573

58005 Assisted Living Supplies	368	214	227	366	311	654	314	152	2,607

59005 Laundry & Linen/Uniforms	—	—	681	1,409	—	(290)	—	—	1,800
59010 Laun/Lin/Unif Kitchen	889	820	2,091	(89)	1,420	1,215	1,041	1,078	8,465
59015 Laund/Lin/Unif Housekeeping	1	300	1,373	(749)	102	375	53	121	1,578
59505 Activities - Asst Lving	515	940	1,008	263	1,284	976	999	964	6,949
59510 Banquet Expense	400	400	400	307	493	400	400	400	3,200

Total Variable Expense	20,609	18,361	23,637	17,284	26,940	22,690	23,879	25,788	179,188

60005 Office Supplies	938	540	570	817	643	977	393	521	5,399
61015 Repairs - Electrical	—	49	1	—	—	—	—	298	348
61020 Repairs - Plumbing	507	150	150	150	150	185	150	434	1,875
61025 Repairs - Fire Systems	—	139	—	173	—	—	313	270	895
61030 Repairs - HVAC	211	302	—	768	22	369	285	2,117	4,074
61035 Repairs - Gen. Supplies	487	886	464	353	204	465	436	456	3,751
61040 Repairs - Equipment	904	191	794	80	587	152	75	936	3,719
61045 Repairs - Other Interior	291	(140)	38	348	144	365	352	557	1,955
61055 Repairs - Other Exterior	—	—	133	(109)	—	—	433	(298)	159
61100 Loss on Early Retirement Asset	—	357	—	253	571	—	(12)	(4)	1,166

Total Repair & Maintenance	2,400	1,933	1,579	2,017	1,678	1,535	2,031	4,766	17,942

61505 Contracts - Elevator	333	333	333	255	410	333	333	333	2,663
61510 Contracts - Floor Maint	593	543	543	416	670	543	543	543	4,394
61515 Contracts - Alarm/Fire	55	55	55	42	68	55	55	55	440
61525 Contracts - Pest Control	541	541	557	410	745	556	577	577	4,502
61535 Contracts - Other	494	44	44	73	261	96	96	96	1,202

Total Service Contracts	2,015	1,515	1,531	1,197	2,153	1,582	1,604	1,604	13,201

62005 Land Maintenance	2,387	3,727	1,401	2,161	1,316	1,445	1,691	2,923	17,051
Total Land Maintenance	2,387	3,727	1,401	2,161	1,316	1,445	1,691	2,923	17,051
62505 Rental/Lease - Cable	1,681	1,681	1,681	1,289	2,074	1,681	1,681	1,681	13,452
62510 Rental/Lease - Security	285	—	357	329	457	357	357	357	2,499
62535 Rental/Lease - Equipment	751	567	567	580	939	560	560	632	5,156
62540 Rental/Lease - Auto	1,158	1,291	1,158	1,739	1,664	2,297	1,134	1,134	11,576
62555 Rental/Lease - Other	70	72	72	72	72	72	72	—	504

Total Rental and Leases	3,946	3,612	3,835	4,010	5,206	4,968	3,805	3,805	33,187

63010 Utilities - Electricity	7,873	7,292	7,753	5,625	9,861	7,926	11,527	10,175	68,032
63015 Utilities - Water	1,476	1,384	1,723	1,193	2,111	1,700	1,533	1,908	13,028
63020 Utilities - Gas	973	845	1,136	591	1,033	856	796	647	6,875
63025 Utilities - Telephone	1,446	1,266	1,223	1,154	1,386	1,277	1,210	1,270	10,233
63030 Utilities - Trash	767	854	842	721	976	842	854	767	6,624

Total Utilities	12,535	11,640	12,676	9,284	15,368	12,602	15,919	14,767	104,792

63505 Marketing and Advertising	587	462	272	512	388	301	237	91	2,850

PIII - ITEM A-6

Database:	POLAPSVR
Cube:	Financial Data
Page:	Year	2003
	Version	AA
	Community	Villa Las Posas
	Department	Total Department
	Month	Along Columns
	GLAccount	Along Rows

OLAPTable	JAN	FEB	MAR	APR	MAY	JUN	JUL	AUG	Aug YTD

63510 Printed Materials	467	147	130	66	311	—	547	1,780	3,447
63515 Special Events	1,016	1,134	863	1,468	2,144	767	2,999	2,182	12,574
63520 Yellow Pages	635	542	728	482	774	649	649	649	5,109
63525 Newspaper and Magazine	728	1,411	126	—	210	105	105	105	2,790
63530 Advertising	27	—	—	—	—	(27)	—	—	—
64005 Referral Fees - Residents	—	—	1,750	1,193	2,450	—	3,975	—	9,368

Total Marketing and Advertising	3,459	3,697	3,869	3,721	6,278	1,795	8,512	4,807	36,138

64505 Computers/Peripherals/Software	117	—	—	1,210	—	—	—	—	1,327
65005 Gas	169	284	387	373	305	406	307	356	2,586
65010 Auto Service And Repair	477	83	—	300	(290)	—	134	—	704
65015 Other Automobile	230	—	—	—	69	—	300	—	599
65505 Travel & Lodging	—	275	—	79	(0)	14	—	—	368
66005 Mileage	140	218	118	—	243	304	187	358	1,568
66505 Meals & Entertainment	25	331	109	77	194	103	98	146	1,083
67005 License and Fingerprints	1,153	1,593	1,481	907	519	3,884	1,174	1,115	11,827
68005 Dues and Subscriptions	82	238	79	—	127	79	79	83	767
68505 Seminars and Training	57	—	—	77	253	44	333	—	763
69005 Employee Recruiting	(315)	371	—	—	—	—	247	524	827
69505 Other	313	452	183	611	(204)	45	(283)	169	1,287
69605 Discounts Lost	24	87	39	1	28	—	0	—	180
69610 Discounts Taken	(107)	(115)	(135)	(93)	(104)	(110)	(88)	(104)	(857)

Total Misc. Expenses	2,366	3,816	2,262	3,542	1,139	4,769	2,487	2,648	23,030

Total Operating Expense	146,674	140,987	145,665	167,212	182,076	151,384	170,733	162,822	1,267,553

Gross Margin	178,476	201,775	188,328	80,737	242,154	183,396	173,735	212,896	1,461,497

Gross Margin Percent	55%	59%	56%	33%	57%	55%	50%	57%	54%
72305 Property Taxes	9,950	9,899	10,055	7,629	12,273	9,951	10,349	10,349	80,455
72405 Insurance-Liability & Hazard	8,162	6,827	6,703	5,710	7,722	1,908	7,803	6,953	51,788

Total Other Fees	18,113	16,726	16,758	13,339	19,995	11,859	18,152	17,301	132,243

72505 Accounting	2,063	2,063	2,063	2,619	1,844	6,122	3,610	3,437	23,819
73005 Legal	511	443	521	343	433	507	664	753	4,174
73510 Donations & Contributions	—	—	—	—	1,089	—	—	—	1,089
74005 Consulting Fees	—	—	—	—	251	130	—	—	381
74015 Professional Fees - Other	—	—	—	—	500	—	128	151	778
75005 Property Management Fees	16,258	17,138	16,700	12,397	21,211	16,739	17,223	18,786	136,452
75105 Partnership Admin Fees	4,749	7,590	6,358	2,575	7,596	6,243	4,679	14,294	54,084
75510 Other Penalties/Fin. Fee	8	43	—	—	20	—	20	—	91
75515 Licenses & Fees Legal	—	446	—	—	—	—	—	—	446
75520 Franchise Tax Filing Fee	—	—	—	800	—	—	—	—	800

Total Professional Fees	23,588	27,723	25,641	18,734	32,944	29,741	26,324	37,420	222,115

EBITDAR	136,776	157,326	145,929	48,664	189,214	141,796	129,259	158,174	1,107,138

EBITDAR Percent	0	0	0	0	0	0	0	0	0
80005 Interest Income	(1,370)	(18)	(1,661)	(1,503)	(95)	(133)	(256)	(189)	(5,224)
80505 Other Non-Operating Income	—	—	—	—	—	(15)	—	—	(15)

Total Non-Operating Income/Expense	(1,370)	(18)	(1,661)	(1,503)	(95)	(148)	(256)	(189)	(5,239)

83005 Interest Expense	83,994	83,906	83,994	52,225	77,605	61,667	61,624	61,581	566,596
83025 Int Exp MIP	—	—	—	—	—	5,100	32,175	(37,275)	0

Total Interest Expense	83,994	83,906	83,994	52,225	77,605	66,767	93,799	24,306	566,596

EBTDA	54,152	73,438	63,595	(2,058)	111,705	75,176	35,715	134,058	545,781

EBTDA Percent	0	0	0	0	0	0	0	0	0
77505 Depreciation	33,615	31,397	30,403	23,358	37,617	30,508	29,974	29,235	246,107
78005 Amortization	8,330	(10,998)	27,654	15,096	2,331	433	—	881	43,727

Total Depreciation & Amortization	41,945	20,399	58,057	38,454	39,948	30,941	29,974	30,116	289,834

Net Income (Loss)	12,207	53,039	5,538	(40,512)	71,757	44,235	5,741	103,942	255,947

PIII-ITEM A-5

Database:	POLAPSVR
Cube:	Financial Data
Page:	Year	2002
	Version	AA
	Community	Villa Las Posas
	Department	Total Department
	Month	Along Columns
	GLAccount	Along Rows

OLAPTable	JAN	FEB	MAR	APR	MAY	JUN

40005 Revenue-Rental	286,949	290,183	280,794	288,837	277,078	279,184
40010 Revenue-Rent Refunds/Proration	—	—	(313)	—	(6,415)	—

Total Rental Revenue	286,949	290,183	280,482	288,837	270,663	279,184

40110 Revenue-AL Level 1	3,541	5,626	5,460	6,055	5,885	6,225
40115 Revenue-AL Level 2	11,738	11,796	12,600	12,129	11,346	12,075
40120 Revenue-AL Level 3	4,035	4,750	4,125	4,125	5,297	4,172
40125 Revenue-AL Level 4	12,400	8,221	7,232	8,657	7,125	6,125
40130 Revenue-AL Level 5	2,350	3,648	3,575	3,575	4,242	4,800
40135 Revenue-AL Level 6	4,275	4,275	2,850	2,850	2,850	4,263
40140 Revenue-AL Level 7	1,600	1,600	1,600	1,600	—	—

Total AL Services Revenue	39,939	39,915	37,442	38,991	36,745	37,660

40515 Revenue-Other	1,321	1,325	642	1,844	1,683	1,490
40525 Revenue-Processing/App Fees	—	1,770	770	3,270	1,770	3,770

Total Other Revenue	1,321	3,095	1,412	5,114	3,453	5,260

40575 Rev-Process Fee Concessions	—	—	—	—	—	—
40015 Rev-Rent Concessions	(2,208)	(600)	(600)	(100)	(1,510)	(1,000)

Total Concessions	(2,208)	(600)	(600)	(100)	(1,510)	(1,000)

Total Revenue	326,000	332,593	318,736	332,842	309,351	321,104

50005 Payroll Expense-Regular	71,112	64,658	72,618	68,535	71,169	69,996
50405 Payroll Expense-Overtime	2,881	3,953	2,322	4,572	2,610	2,910
50705 Payroll Expense-Doubletime	421	395	251	975	37	224
51005 Bonuses	3,824	3,724	3,974	2,999	2,974	2,774
51505 Vacation, Sick, Holiday	5,082	4,876	5,894	5,510	4,967	5,716
51805 Employee Recognition	—	—	25	50	30	—
52005 Payroll Taxes	9,451	8,119	7,362	8,215	7,123	6,837
52505 401K/401A	261	345	198	212	374	129
52805 Group Insurance	3,257	3,655	3,790	3,792	3,825	3,294
53005 Worker’s Comp Insurance	6,340	6,744	11,095	9,664	8,796	9,342

Total Payroll Expenses	102,628	95,469	107,531	104,525	101,904	101,223

53305 Outside Service-Medical	—	—	242	1,002	280	113
54005 Payroll Service	291	250	640	322	133	169
55005 Outside Service Other	—	—	350	—	—	—

Total Purchase Services	291	250	1,231	1,324	413	282

Total Payroll Related	102,919	96,718	108,762	105,849	102,318	101,505

Total Payroll Related % Total Revenue	32%	29%	34%	32%	33%	32%
56505 Food	19,129	16,399	17,624	17,659	17,275	16,679
57005 Housekeeping	989	468	658	1,062	1,135	231
57505 Kitchen Supplies	1,697	2,062	2,125	1,956	1,821	1,612
58005 Assisted Living Supplies	390	532	1,043	—	92	203
59005 Laundry & Linen/Uniforms	258	604	323	86	42	60
59010 Laun/Lin/Unif Kitchen	661	853	903	830	993	950
59015 Laund/Lin/Unif Housekeeping	—	—	78	—	—	—
59505 Activities-Asst Living	770	1,039	948	797	1,588	336
59510 Banquet Expense	400	400	400	400	400	400

Total Variable Expense	24,294	22,358	24,101	22,793	23,344	20,473

60005 Office Supplies	413	810	1,034	783	1,765	315

61015 Repairs-Electrical	—	603	201	—	—	—
61020 Repairs-Plumbing	550	550	(500)	364	—	386
61025 Repairs-Fire Systems	—	327	—	—	—	—
61030 Repairs-HVAC	294	424	—	255	147	1,889
61035 Repairs-Gen. Supplies	304	422	56	546	94	563
61040 Repairs-Equipment	883	1,196	358	399	413	757
61045 Repairs-Other Interior	—	456	1,566	126	210	129
61055 Repairs-Other Exterior	—	—	200	—	—	—
61100 Loss on Early Retirement Asset	—	—	—	—	—	—

Total Repair & Maintenance	2,031	3,977	1,881	1,690	993	3,594

61505 Contracts-Elevator	309	312	312	312	312	312
61510 Contracts-Floor Maint	468	713	493	493	493	493
61515 Contracts-Alarm/Fire	382	(272)	55	55	55	55
61525 Contracts-Pest Control	516	516	516	516	534	534
61535 Contracts-Other	—	—	93	44	219	144

Total Service Contracts	1,674	1,269	1,469	1,419	1,612	1,537

62005 Land Maintenance	1,530	1,430	1,430	1,430	1,250	1,955

Total Land Maintenance	1,530	1,430	1,430	1,430	1,250	1,955

62505 Rental/Lease-Cable	1,681	1,681	1,681	1,681	1,681	1,681
62510 Rental/Lease-Security	285	285	285	285	285	285
62535 Rental/Lease-Equipment	1,165	786	878	657	685	751
62540 Rental/Lease-Auto	1,182	1,182	1,208	1,155	1,155	1,155
62555 Rental/Lease-Other	53	53	53	53	53	53

Total Rental and Leases	4,366	3,987	4,106	3,832	3,859	3,926

63010 Utilities-Electricity	7,997	7,707	7,779	7,112	7,046	8,496
63015 Utilities-Water	1,063	1,772	1,483	1,759	1,730	1,687
63020 Utilities-Gas	699	739	692	807	719	605
63025 Utilities-Telephone	1,401	1,166	1,016	1,348	1,247	1,415
63030 Utilities-Trash	823	831	767	767	1,043	843

Total Utilities	11,982	12,214	11,738	11,794	11,784	13,046

63505 Marketing and Advertising	481	1,591	(278)	233	246	685
63510 Printed Materials	874	224	895	2,893	532	387
63515 Special Events	733	467	950	262	1,579	1,677
63520 Yellow Pages	478	544	600	813	995	1,702
63525 Newspaper and Magazine	1,558	690	634	583	1,327	158
63530 Advertising	—	—	—	—	—	—
64005 Referral Fees-Residents	500	2,388	500	—	—	—

Total Marketing and Advertising	4,625	5,904	3,300	4,764	4,679	4,609

64505 Computers/Peripherals/Software	—	—	—	—	—	—
65005 Gas	264	252	265	142	296	339
65010 Auto Service And Repair	55	155	1,214	—	—	638
65015 Other Automobile	15	742	269	515	—	9
65505 Travel & Lodging	—	—	—	25	171	—
66005 Mileage	116	318	14	280	—	137
66505 Meals & Entertainment	—	—	25	—	139	—
67005 License and Fingerprints	1,680	1,326	986	2,031	1,193	1,543
68005 Dues and Subscriptions	(73)	544	88	91	234	132
68505 Seminars and Training	378	268	381	515	151	282
69005 Employee Recruiting	—	—	372	—	790	—
69505 Other	158	414	73	537	960	434
69605 Discounts Lost	52	25	—	18	26	24
69610 Discounts Taken	(179)	(51)	(101)	(144)	(122)	(50)

Total Misc. Expenses	2,467	3,991	3,587	4,011	3,839	3,488

Total Operating Expense	156,301	152,659	161,409	158,364	155,442	154,449

Gross Margin	169,699	179,935	157,326	174,478	153,909	166,654

Gross Margin Percent	52%	54%	49%	52%	50%	52%
69805 Bad Debt Expense	(1)	—	205	—	1,065	—
72305 Property Taxes	9,699	9,699	9,699	9,699	9,699	9,699

OLAPTable	JUL	AUG	SEP	OCT	NOV

40005 Revenue-Rental	279,237	279,570	276,979	261,077	271,185
40010 Revenue-Rent Refunds/Proration	—	—	—	—	(1,567)

Total Rental Revenue	279,237	279,570	276,979	261,077	269,618

40110 Revenue-AL Level 1	6,225	6,467	7,500	7,500	7,975
40115 Revenue-AL Level 2	8,183	4,782	6,091	5,575	4,975
40120 Revenue-AL Level 3	6,025	6,633	4,975	3,300	4,150
40125 Revenue-AL Level 4	6,100	6,313	3,450	8,240	6,250
40130 Revenue-AL Level 5	4,800	4,531	4,980	3,115	4,850
40135 Revenue-AL Level 6	5,983	7,783	8,387	8,600	7,150
40140 Revenue-AL Level 7	—	—	—	90	1,540

Total AL Services Revenue	38,316	36,508	35,383	36,420	36,890

40515 Revenue-Other	706	1,112	1,610	1,268	496
40525 Revenue-Processing/App Fees	8,570	7,670	9,370	6,370	6,370

Total Other Revenue	9,276	8,782	10,980	7,638	6,866

40575 Rev-Process Fee Concessions	—	—	—	—	—
40015 Rev-Rent Concessions	—	—	—	—	—

Total Concessions	—	—	—	—	—

Total Revenue	326,828	324,860	323,342	305,135	313,374

50005 Payroll Expense-Regular	70,447	66,264	67,947	63,656	65,860
50405 Payroll Expense-Overtime	2,437	3,843	3,648	4,275	3,637
50705 Payroll Expense-Doubletime	56	113	61	151	266
51005 Bonuses	3,424	(3,177)	(3,577)	(3,127)	(2,364)
51505 Vacation, Sick, Holiday	4,567	2,288	4,873	4,620	4,891
51805 Employee Recognition	47	59	225	294	65
52005 Payroll Taxes	6,961	6,254	6,664	6,180	5,982
52505 401K/401A	130	113	181	111	118
52805 Group Insurance	3,260	3,841	4,512	1,870	3,440
53005 Worker’s Comp Insurance	9,455	9,035	3,292	7,125	7,240

Total Payroll Expenses	100,784	88,631	87,826	85,154	89,136

53305 Outside Service-Medical	—	889	399	—	—
54005 Payroll Service	468	294	200	335	326
55005 Outside Service Other	43	32	—	35	—

Total Purchase Services	511	1,215	598	370	326

Total Payroll Related	101,295	89,847	88,425	85,524	89,462

Total Payroll Related % Total Revenue	31%	28%	27%	28%	29%
56505 Food	17,705	16,245	15,550	17,577	16,660
57005 Housekeeping	963	546	564	649	404
57505 Kitchen Supplies	1,871	1,905	2,577	2,233	2,393
58005 Assisted Living Supplies	191	316	222	280	180
59005 Laundry & Linen/Uniforms	—	—	31	41	10
59010 Laun/Lin/Unif Kitchen	877	915	708	1,051	1,058
59015 Laund/Lin/Unif Housekeeping	—	—	219	3	—
59505 Activities-Asst Living	1,252	566	977	1,260	1,112
59510 Banquet Expense	400	400	400	400	400

Total Variable Expense	23,260	20,893	21,248	23,493	22,217

60005 Office Supplies	722	734	765	503	1,688

61015 Repairs-Electrical	90	—	—	—	400
61020 Repairs-Plumbing	10	—	150	—	310
61025 Repairs-Fire Systems	—	—	—	—	—
61030 Repairs-HVAC	167	—	—	78	1,010
61035 Repairs-Gen. Supplies	1,141	572	129	683	576
61040 Repairs-Equipment	2,020	161	144	—	729
61045 Repairs-Other Interior	—	278	523	532	1,262
61055 Repairs-Other Exterior	—	60	—	475	405
61100 Loss on Early Retirement Asset	—	—	—	—	—

Total Repair & Maintenance	3,427	1,070	947	1,768	4,692

61505 Contracts-Elevator	312	312	312	312	312
61510 Contracts-Floor Maint	493	493	493	493	493
61515 Contracts-Alarm/Fire	55	55	55	55	55
61525 Contracts-Pest Control	534	534	903	642	541
61535 Contracts-Other	819	44	44	44	263

Total Service Contracts	2,213	1,437	1,806	1,545	1,664

62005 Land Maintenance	1,886	1,250	1,250	1,250	(960)

Total Land Maintenance	1,886	1,250	1,250	1,250	(960)

62505 Rental/Lease-Cable	1,681	1,681	1,681	1,681	1,681
62510 Rental/Lease-Security	285	285	285	285	285
62535 Rental/Lease-Equipment	763	577	560	560	1,796
62540 Rental/Lease-Auto	1,155	1,158	1,158	1,354	1,318
62555 Rental/Lease-Other	99	70	70	70	70

Total Rental and Leases	3,983	3,771	3,754	3,950	5,150

63010 Utilities-Electricity	9,293	9,240	8,839	7,318	7,690
63015 Utilities-Water	1,916	1,757	1,704	1,746	2,013
63020 Utilities-Gas	618	581	526	649	738
63025 Utilities-Telephone	1,228	1,268	1,125	1,237	1,299
63030 Utilities-Trash	843	767	767	918	833

Total Utilities	13,899	13,614	12,961	11,868	12,572

63505 Marketing and Advertising	233	213	641	317	407
63510 Printed Materials	105	370	36	187	626
63515 Special Events	1,414	1,901	1,345	877	754
63520 Yellow Pages	1,384	(2,702)	1,977	461	487
63525 Newspaper and Magazine	210	450	1,535	105	116
63530 Advertising	—	—	—	—	—
64005 Referral Fees-Residents	500	—	—	—	1,225

Total Marketing and Advertising	3,846	232	5,534	1,948	3,615

64505 Computers/Peripherals/Software	—	—	—	108	—
65005 Gas	273	326	237	247	342
65010 Auto Service And Repair	205	120	—	277	101
65015 Other Automobile	—	—	154	—	—
65505 Travel & Lodging	—	—	493	536	—
66005 Mileage	162	191	208	232	339
66505 Meals & Entertainment	30	54	(92)	—	—
67005 License and Fingerprints	1,016	1,550	1,055	2,245	1,140
68005 Dues and Subscriptions	109	79	145	524	256
68505 Seminars and Training	287	307	126	453	240
69005 Employee Recruiting	—	98	339	194	448
69505 Other	535	152	236	694	176
69605 Discounts Lost	54	5	25	66	42
69610 Discounts Taken	(156)	(118)	(72)	(120)	(80)

Total Misc. Expenses	2,515	2,764	2,854	5,454	3,005

Total Operating Expense	157,046	135,612	139,542	137,302	143,103

Gross Margin	169,782	189,248	183,800	167,833	170,271

Gross Margin Percent	52%	58%	57%	55%	54%
69805 Bad Debt Expense	5,975	(5,550)	(425)	—	333
72305 Property Taxes	9,990	9,990	9,931	9,931	9,931

OLAPTable	DEC	DEC YTD

40005 Revenue-Rental	267,398	3,338,471
40010 Revenue-Rent Refunds/Proration	(1,305)	(9,599)

Total Rental Revenue	266,093	3,328,871

40110 Revenue-AL Level 1	9,137	77,596
40115 Revenue-AL Level 2	3,403	104,692
40120 Revenue-AL Level 3	5,165	58,752
40125 Revenue-AL Level 4	4,527	84,639
40130 Revenue-AL Level 5	5,258	49,724
40135 Revenue-AL Level 6	7,461	67,727
40140 Revenue-AL Level 7	1,630	9,660

Total AL Services Revenue	36,581	450,789

40515 Revenue-Other	1,176	14,672
40525 Revenue-Processing/App Fees	10,800	60,500

Total Other Revenue	11,976	75,172

40575 Rev-Process Fee Concessions	(400)	(400)
40015 Rev-Rent Concessions	(280)	(6,298)

Total Concessions	(680)	(6,698)

Total Revenue	313,970	3,848,134

50005 Payroll Expense-Regular	66,232	818,494
50405 Payroll Expense-Overtime	5,074	42,164
50705 Payroll Expense-Doubletime	29	2,979
51005 Bonuses	(2,014)	9,434
51505 Vacation, Sick, Holiday	4,962	58,246
51805 Employee Recognition	138	932
52005 Payroll Taxes	6,733	85,881
52505 401K/401A	129	2,302
52805 Group Insurance	3,468	42,004
53005 Worker’s Comp Insurance	7,809	95,937

Total Payroll Expenses	92,560	1,158,372

53305 Outside Service-Medical	—	2,924
54005 Payroll Service	42	3,469
55005 Outside Service Other	—	460

Total Purchase Services	42	6,853

Total Payroll Related	92,602	4,165,226

Total Payroll Related % Total Revenue	29%	30%
56505 Food	13,872	202,377
57005 Housekeeping	830	8,500
57505 Kitchen Supplies	2,049	24,302
58005 Assisted Living Supplies	285	3,735
59005 Laundry & Linen/Uniforms	13	1,466
59010 Laun/Lin/Unif Kitchen	809	10,609
59015 Laund/Lin/Unif Housekeeping	76	375
59505 Activities-Asst Living	1,502	12,146
59510 Banquet Expense	(1,864)	2,536

Total Variable Expense	17,572	266,045

60005 Office Supplies	872	10,403

61015 Repairs-Electrical	—	1,293
61020 Repairs-Plumbing	150	1,970
61025 Repairs-Fire Systems	637	964
61030 Repairs-HVAC	286	4,548
61035 Repairs-Gen. Supplies	525	5,611
61040 Repairs-Equipment	—	7,060
61045 Repairs-Other Interior	—	5,081
61055 Repairs-Other Exterior	—	1,140
61100 Loss on Early Retirement Asset	—	-

Total Repair & Maintenance	1,598	27,668

61505 Contracts-Elevator	312	3,735
61510 Contracts-Floor Maint	493	6,111
61515 Contracts-Alarm/Fire	55	660
61525 Contracts-Pest Control	541	6,828
61535 Contracts-Other	504	2,215

Total Service Contracts	1,904	19,550

62005 Land Maintenance	2,368	16,069

Total Land Maintenance	2,368	16,069

62505 Rental/Lease-Cable	1,681	20,178
62510 Rental/Lease-Security	285	3,420
62535 Rental/Lease-Equipment	567	9,744
62540 Rental/Lease-Auto	1,158	14,337
62555 Rental/Lease-Other	70	767

Total Rental and Leases	3,761	48,446

63010 Utilities-Electricity	8,085	96,602
63015 Utilities-Water	1,304	19,935
63020 Utilities-Gas	807	8,180
63025 Utilities-Telephone	1,337	15,087
63030 Utilities- Trash	767	9,969

Total Utilities	12,301	149,773

63505 Marketing and Advertising	112	4,882
63510 Printed Materials	742	7,871
63515 Special Events	2,205	14,163
63520 Yellow Pages	1,228	7,966
63525 Newspaper and Magazine	(1,201)	6,145
63530 Advertising	—	—
64005 Referral Fees-Residents	500	5,613

Total Marketing and Advertising	3,585	46,640

64505 Computers/Peripherals/Software	241	349
65005 Gas	377	3,361
65010 Auto Service And Repair	—	2,767
65015 Other Automobile	—	1,705
65505 Travel & Lodging	470	1,695
66005 Mileage	198	2,197
66505 Meals & Entertainment	—	157
67005 License and Fingerprints	654	16,418
68005 Dues and Subscriptions	33	2,163
68505 Seminars and Training	(236)	3,151
69005 Employee Recruiting	348	2,590
69505 Other	301	4,667
69605 Discounts Lost	25	361
69610 Discounts Taken	(117)	(1,310)

Total Misc. Expenses	2,295	40,269

Total Operating Expense	138,857	1,790,086

Gross Margin	175,113	2,058,048

Gross Margin Percent	56%	53%
69805 Bad Debt Expense	(333)	1,269
72305 Property Taxes	9,931	117,902

PIII - ITEM A-5

Database:	POLAPSVR
Cube:	Financial Data
Page:	Year	2002
	Version	AA
	Community	Villa Las Posas
	Department	Total Department
	Month	Along Columns
	GLAccount	Along Rows

OLAPTable	JAN	FEB	MAR	APR	MAY	JUN

72405 Insurance-Liability & Hazard	4,108	4,108	4,108	6,850	6,850	6,850

Total Other Fees	13,807	13,808	14,013	16,549	17,614	16,549

72505 Accounting	2,500	2,500	2,500	2,500	4,100	2,500
73005 Legal	568	358	478	2,035	400	442
73510 Donations & Contributions	—	—	—	—	—	—
74005 Consulting Fees	—	—	—	—	—	—
74015 Professional Fees-Other	—	—	—	37	—	—
75005 Property Management Fees	16,175	16,766	15,925	16,642	15,468	16,055
75105 Partnership Admin Fees	6,696	6,285	2,489	6,366	2,561	3,651
75510 Other Penalties/Fin. Fee	25	—	—	—	—	—
75515 Licenses & Fees Legal	—	—	—	—	—	—
75520 Franchise Tax Filing Fee	—	—	—	—	—	—

Total Professional Fees	25,964	25,910	21,393	27,580	22,529	22,648

EBITDAR	129,929	140,218	121,921	130,349	113,766	127,457

EBITDAR Percent	40%	42%	38%	39%	37%	40%
80005 Interest Income	(58)	(61)	(1,081)	(1,695)	(1,641)	(1,829)
80505 Other Non-Operating Income	—	—	—	(82,000)	—	82,000

Total Non-Operating Income/Expense	(58)	(61)	(1,081)	(83,695)	(1,641)	80,171

83005 Interest Expense	60,841	70,407	96,289	70,200	84,591	84,508
83025 Int Exp MIP	—	—	—	—	—	—

Total Interest Expense	60,841	70,407	96,289	70,200	84,591	84,508

EBTDA	69,147	69,872	26,714	143,843	30,816	(37,222)

EBTDA Percent	21%	21%	8%	43%	10%	-12%
77505 Depreciation	42,443	42,569	42,676	42,705	42,802	42,741
78005 Amortization	—	—	—	16,580	8,290	8,371

Total Depreciation & Amortization	42,443	42,569	42,676	59,286	51,092	51,112

Net Income (Loss)	26,705	27,303	(15,963)	84,558	(20,277)	(88,334)

OLAPTable	JUL	AUG	SEP	OCT	NOV	DEC	DEC YTD

72405 Insurance-Liability & Hazard	6,850	10,247	6,540	8,051	8,112	5,954	78,627

Total Other Fees	22,815	14,687	16,046	17,982	18,376	15,552	197,797

72505 Accounting	2,743	2,500	4,100	2,500	3,852	—	32,295
73005 Legal	426	350	475	1,123	429	392	7,478
73510 Donations & Contributions	—	—	408	—	—	—	408
74005 Consulting Fees	—	—	—	250	—	—	250
74015 Professional Fees-Other	—	—	—	—	—	—	37
75005 Property Management Fees	16,341	16,243	16,167	15,141	15,784	15,699	192,407
75105 Partnership Admin Fees	4,100	6,509	5,133	4,547	4,200	5,395	57,932
75510 Other Penalties/Fin. Fee	—	—	—	—	—	—	25
75515 Licenses & Fees Legal	—	—	—	—	—	—	—
75520 Franchise Tax Filing Fee	—	—	—	—	—	—	—

Total Professional Fees	23,610	25,602	26,284	23,562	24,265	21,486	290,832

EBITDAR	123,357	148,959	141,470	126,289	127,629	138,075	1,569,419

EBITDAR Percent	38%	46%	44%	41%	41%	44%	41%
80005 Interest Income	(1,565)	(1,728)	(1,841)	(1,563)	(1,732)	(1,733)	(16,527)
80505 Other Non-Operating Income	—	—	59	59	(391)	—	(273)

Total Non-Operating Income/Expense	(1,565)	(1,728)	(1,782)	(1,504)	(2,123)	(1,733)	(16,801)

83005 Interest Expense	84,424	84,339	84,254	84,168	84,168	83,907	972,094
83025 Int Exp MIP	—	—	—	—	—	—	—

Total Interest Expense	84,424	84,339	84,254	84,168	84,168	83,907	972,094

EBTDA	40,498	66,347	58,999	43,625	45,585	55,901	614,125

EBTDA Percent	12%	20%	18%	14%	15%	18%	16%
77505 Depreciation	42,931	42,978	43,001	43,046	42,821	43,063	513,776
78005 Amortization	8,330	8,330	8,330	8,330	8,330	8,330	83,223

Total Depreciation & Amortization	51,261	51,309	51,331	51,376	51,152	51,393	596,999

Net Income (Loss)	(10,763)	15,039	7,668	(7,751)	(5,567)	4,508	17,126

PIII - ITEM A-5

Database:	POLAPSVR
Cube:	Financial Data
Page:	Year	2001
	Version	AA
	Community	Villa Las Posas
	Department	Total Department
	Month	Along Columns
	GLAccount	Along Rows

OLAPTable	JAN	FEB	MAR	APR	MAY	JUN	JUL

40005 Revenue-Rental	298,512	294,877	292,871	294,518	286,856	283,003	284,392
40010 Revenue-Rent Refunds/Proration	—	(1,940)	(2,503)	—	(719)	(342)	(652)

Total Rental Revenue	298,512	292,937	290,368	294,518	286,137	282,661	283,740

40110 Revenue-AL Level 1	3,377	5,825	8,220	7,280	8,452	8,123	9,426
40115 Revenue-AL Level 2	4,252	5,883	6,950	6,794	7,624	7,653	5,595
40120 Revenue-AL Level 3	2,605	6,386	5,227	5,052	2,225	4,605	4,295
40125 Revenue-AL Level 4	4,202	10,725	11,083	7,156	8,394	7,854	9,196
40130 Revenue-AL Level 5	9,357	10,858	11,008	9,400	6,119	6,065	7,478
40135 Revenue-AL Level 6	7,870	(1,375)	3,575	1,588	6,048	3,750	2,850
40140 Revenue-AL Level 7	1,167	1,525	(717)	3,300	3,160	4,815	2,988

Total AL Services Revenue	32,830	39,827	47,121	38,795	42,022	42,864	41,828

40515 Revenue-Other	2,394	2,470	1,386	1,801	3,207	786	1,993
40525 Revenue-Processing/App Fees	2,000	5,000	595	—	2,500	1,000	4,000

Total Other Revenue	4,394	7,470	1,981	1,801	5,707	1,786	5,993

40575 Rev-Process Fee Concessions	—	—	—	—	—	—	—
40015 Rev-Rent Concessions	—	—	—	—	—	—	—

Total Concessions	—	—	—	—	—	—	—

Total Revenue	335,737	340,234	339,470	335,114	333,866	327,311	331,562

50005 Payroll Expense-Regular	73,211	68,364	69,426	60,551	78,602	67,658	72,419
50405 Payroll Expense-Overtime	4,185	1,926	1,269	2,362	1,989	3,150	2,539
50705 Payroll Expense-Doubletime	131	—	131	33	29	37	71
51005 Bonuses	4,015	5,055	9,157	467	5,803	6,060	5,115
51505 Vacation, Sick, Holiday	9,299	8,293	3,209	2,266	2,795	7,163	4,749
51805 Employee Recognition	—	134	500	—	—	63	28
52005 Payroll Taxes	10,866	11,952	7,116	7,236	8,739	5,357	7,195
52505 401K/401A	240	597	276	235	247	297	272
52805 Group Insurance	4,168	5,058	4,694	3,833	4,088	764	1,863
53005 Worker’s Comp Insurance	5,606	8,073	4,712	4,546	5,417	5,739	5,216

Total Payroll Expenses	111,721	109,453	100,489	81,529	107,709	96,288	99,469

53305 Outside Services-Medical	440	98	703	88	(112)	(226)	—
53505 Temporary Services	—	—	—	—	—	—	—
54005 Payroll Service	226	228	231	276	231	235	235
55005 Outside Service Other	65	—	317	—	317	318	349

Total Purchase Services	730	326	1,251	364	435	327	584

Total Payroll Related	112,451	109,778	101,740	81,893	108,144	96,615	100,053

Total Payroll Related % Total Revenue	33%	32%	30%	24%	32%	30%	30%
56505 Food	19,616	17,683	22,235	19,177	25,021	19,871	18,570
57005 Housekeeping	1,742	774	351	650	1,415	915	876
57505 Kitchen Supplies	3,357	1,582	1,566	1,506	2,976	2,133	2,088
58005 Assisted Living Supplies	1,874	561	—	374	255	112	459
59005 Laundry & Linen/Uniforms	461	917	1,260	952	847	1,288	889
59010 Laun/Lin/Unit Kitchen	—	—	—	—	—	—	—
59015 Laund/Lin/Unit Housekeeping	—	—	—	—	—	—	—
59505 Activities-Asst Lving	2,313	840	2,072	1,502	889	1,240	904
59510 Banquet Expense	400	400	400	400	400	400	400

Total Variable Expense	29,764	22,757	27,883	24,579	31,785	25,958	24,186

60005 Office Supplies	1,298	693	850	243	1,628	272	1,663

61015 Repairs-Electrical	—	—	—	—	—	—	—
61020 Repairs-Plumbing	—	—	—	—	—	—	—
61025 Repairs-Fire Systems	—	—	—	225	—	326	240
61030 Repairs-HVAC	—	132	—	434	395	456	419
61035 Repairs-Gen. Supplies	764	1,070	456	1,565	145	566	313
61040 Repairs-Equipment	106	1,210	250	723	50	390	203
61045 Repairs-Other Interior	400	210	1,387	1,164	1,365	703	(118)
61055 Repairs-Other Exterior	—	—	112	—	267	48	37
61100 Loss on Early Retirement Asset	—	—	—	—	—	—	—

Total Repair & Maintenance	1,270	2,622	2,206	4,111	2,222	2,490	1,094

61505 Contracts-Elevator	306	306	306	—	306	611	306
61510 Contracts-Floor Maint	425	43	468	468	468	643	468
61515 Contracts-Alarm/Fire	55	55	55	55	55	55	55
61525 Contracts-Pest Control	276	276	276	276	276	276	277
61535 Contracts-Other	—	—	298	4	216	—	—

Total Service Contracts	1,062	680	1,403	804	1,321	1,586	1,105

62005 Land Maintenance	1,250	1,250	1,250	1,250	1,250	1,250	1,250

Total Land Maintenance	1,250	1,250	1,250	1,250	1,250	1,250	1,250

62505 Rental/Lease-Cable	1,681	1,677	1,681	1,681	1,687	1,681	1,681
62510 Rental/Lease-Security	285	285	285	—	285	—	—
62535 Rental/Lease-Equipment	882	690	767	576	694	793	504
62540 Rental/Lease-Auto	1,184	1,182	1,182	1,182	1,182	1,184	1,182
62555 Rental/Lease-Other	199	50	171	—	—	—	53

Total Rental and Leases	4,232	3,883	4,086	3,439	3,847	3,659	3,420

63010 Utilities-Electricity	5,907	6,556	5,927	4,956	5,569	8,388	10,238
63015 Utilities-Water	1,528	1,172	1,346	1,207	1,483	1,766	1,793
63020 Utilities-Gas	1,471	1,035	1,345	1,135	1,281	889	517
63025 Utilities-Telephone	1,706	1,506	2,122	1,091	1,060	882	1,475
63030 Utilities-Trash	820	605	767	1,035	811	851	818

Total Utilities	11,431	10,874	11,508	9,424	10,204	12,776	14,841

63505 Marketing and Advertising	291	448	1,556	353	368	304	318
63510 Printed Materials	83	—	15	98	540	185	1
63515 Special Events	507	784	882	(4)	691	1,064	614
63520 Yellow Pages	695	1,344	865	100	1,206	(1,216)	919
63525 Newspaper and Magazine	105	136	470	114	136	136	41
63530 Advertising	—	—	—	180	—	—	—
64005 Referral Fees-Residents	—	100	600	—	—	—	1,325

Total Marketing and Advertising	1,680	2,812	4,387	841	2,941	473	3,218

64505 Computers/ Peripherals/ Software	—	—	—	—	—	460	—
65005 Gas	407	—	501	112	196	292	253
65010 Auto Service And Repair	111	75	255	1,087	4,090	(2,000)	—
65015 Other Automobile	821	821	—	—	1,642	—	—
65505 Travel & Lodging	423	414	427	—	305	(305)	110
66005 Mileage	599	—	291	—	24	40	330
66505 Meals & Entertainment	47	428	507	260	107	305	111
67005 License and Fingerprints	282	239	101	1,494	3,231	3,029	2,443
68005 Dues and Subscriptions	305	—	119	—	211	211	20
68505 Seminars and Training	413	108	283	50	623	75	217
69005 Employee Recruiting	—	198	198	—	198	—	283
69505 Other	858	391	475	183	117	418	312
69605 Discounts Lost	53	—	39	—	138	54	89
69610 Discounts Taken	(131)	(79)	(193)	(190)	(138)	(84)	(129)

Total Misc. Expenses	4,188	2,596	3,004	2,994	10,744	2,493	4,038

Total Operating Expense	168,626	157,946	158,317	129,579	174,087	147,572	154,867

Gross Margin	167,111	182,288	181,153	205,535	159,779	179,739	176,695

Gross Margin Percent	50%	54%	53%	61%	48%	55%	53%
69705 Casualty Loss	—	—	—	—	—	1,000	—

						DEC
OLAPTable	AUG	SEP	OCT	NOV	DEC	YTD

40005 Revenue-Rental	294,492	296,901	286,837	272,866	283,742	3,469,866
40010 Revenue-Rent Refunds/Proration	(2,311)	(500)	—	—	(77)	(9,044)

Total Rental Revenue	292,181	296,401	286,837	272,866	283,665	3,460,822

40110 Revenue-AL Level 1	7,851	6,350	6,895	5,284	4,763	81,844
40115 Revenue-AL Level 2	6,675	9,425	8,480	9,047	8,850	87,227
40120 Revenue-AL Level 3	2,101	1,650	1,650	1,650	3,181	40,627
40125 Revenue-AL Level 4	12,576	11,184	11,375	9,474	13,372	116,591
40130 Revenue-AL Level 5	7,663	4,460	3,575	3,575	2,350	81,908
40135 Revenue-AL Level 6	5,907	4,485	4,275	4,275	4,275	47,523
40140 Revenue-AL Level 7	(253)	1,600	1,600	1,600	1,600	22,385

Total AL Services Revenue	42,520	39,154	37,850	34,904	38,390	478,106

40515 Revenue-Other	1,405	993	1,538	1,452	1,125	20,551
40525 Revenue-Processing/App Fees	2,200	4,000	500	1,000	(500)	22,295

Total Other Revenue	3,605	4,993	2,038	2,452	625	42,846

40575 Rev-Process Fee Concessions	—	—	—	—	—	—
40015 Rev-Rent Concessions	—	—	(2,200)	—	(300)	(2,500)

Total Concessions	—	—	(2,200)	—	(300)	(2,500)

Total Revenue	338,306	340,548	324,525	310,222	322,380	3,979,273

50005 Payroll Expense-Regular	69,047	67,809	73,933	68,994	64,917	834,930
50405 Payroll Expense-Overtime	2,850	2,022	1,849	2,204	3,071	29,417
50705 Payroll Expense-Doubletime	103	347	218	206	158	1,464
51005 Bonuses	1,964	3,041	1,796	2,706	2,221	47,400
51505 Vacation, Sick, Holiday	3,641	6,329	5,069	4,877	7,681	65,372
51805 Employee Recognition	—	—	—	—	—	725
52005 Payroll Taxes	6,123	6,357	6,747	5,020	6,119	88,825
52505 401K/401A	235	231	190	276	227	3,323
52805 Group Insurance	3,066	4,065	2,156	3,026	2,630	39,412
53005 Worker’s Comp Insurance	5,150	10,566	7,936	7,936	8,462	79,359

Total Payroll Expenses	92,181	100,766	99,894	95,243	95,485	1,190,227

53305 Outside Services-Medical	78	123	—	—	—	1,192
53505 Temporary Services	—	—	—	—	2	2
54005 Payroll Service	235	235	235	217	212	2,797
55005 Outside Service Other	(877)	35	27	—	—	549

Total Purchase Services	(564)	393	262	217	215	4,540

Total Payroll Related	91,617	101,160	100,156	95,461	95,700	1,194,767

Total Payroll Related % Total Revenue	27%	30%	31%	31%	30%	30%
56505 Food	15,492	17,182	18,549	17,277	17,231	227,904
57005 Housekeeping	1,288	494	659	436	667	10,267
57505 Kitchen Supplies	1,865	1,826	2,312	2,154	1,996	25,360
58005 Assisted Living Supplies	267	413	187	312	196	5,010
59005 Laundry & Linen/Uniforms	873	1,500	1,088	1,198	1,032	12,306
59010 Laun/Lin/Unit Kitchen	—	—	—	—	—	—
59015 Laund/Lin/Unit Housekeeping	—	—	—	—	—	—
59505 Activities-Asst Lving	1,690	411	895	1,692	115	14,563
59510 Banquet Expense	400	400	400	436	(1,158)	3,278

Total Variable Expense	21,875	22,227	24,091	23,504	20,079	298,688

60005 Office Supplies	682	629	1,542	652	921	11,072

61015 Repairs-Electrical	—	—	—	—	111	111
61020 Repairs-Plumbing	300	150	150	537	395	1,532
61025 Repairs-Fire Systems	—	—	—	125	352	1,269
61030 Repairs-HVAC	408	(192)	—	462	876	3,391
61035 Repairs — Gen. Supplies	4,135	207	395	103	578	10,297
61040 Repairs — Equipment	1,266	626	73	899	502	6,297
61045 Repairs — Other Interior	77	138	185	77	289	5,879
61055 Repairs — Other Exterior	—	—	35	—	—	499
61100 Loss on Early Retirement Asset	—	—	—	—	—	—

Total Repair & Maintenance	6,186	929	838	2,203	3,103	29,274

61505 Contracts-Elevator	306	306	306	306	309	3,672
61510 Contracts-Floor Maint	180	936	468	468	468	5,503
61515 Contracts-Alarm/Fire	55	55	55	55	55	660
61525 Contracts-Pest Control	1,244	516	1,269	535	1,955	7,453
61535 Contracts-Other	—	—	422	174	450	1,565

Total Service Contracts	1,785	1,813	2,520	1,538	3,237	18,852

62005 Land Maintenance	1,250	1,387	1,250	1,250	1,430	15,317

Total Land Maintenance	1,250	1,387	1,250	1,250	1,430	15,317

62505 Rental/Lease-Cable	1,681	1,681	1,681	1,681	1,681	20,178
62510 Rental/Lease-Security	1,140	258	285	312	285	3,420
62535 Rental/Lease-Equipment	1,305	1,288	1,272	581	786	10,138
62540 Rental/Lease-Auto	1,182	1,182	1,182	1,182	1,182	14,186
62555 Rental/Lease-Other	53	53	53	53	53	738

Total Rental and Leases	5,362	4,462	4,473	3,809	3,988	48,660

63010 Utilities-Electricity	9,889	7,252	8,633	7,690	8,209	89,214
63015 Utilities-Water	1,773	1,985	1,618	1,651	1,660	18,983
63020 Utilities-Gas	500	336	472	468	845	10,294
63025 Utilities-Telephone	751	714	828	1,027	1,302	14,463
63030 Utilities-Trash	823	108	1,590	831	831	9,889

Total Utilities	13,736	10,394	13,142	11,666	12,847	142,843

63505 Marketing and Advertising	1,465	275	455	189	208	6,228
63510 Printed Materials	636	2,122	215	204	690	4,788
63515 Special Events	844	951	289	135	1,043	7,800
63520 Yellow Pages	1,191	869	478	478	637	7,566
63525 Newspaper and Magazine	515	2,656	2,718	1,512	6,533	15,071
63530 Advertising	—	—	62	31	27	300
64005 Referral Fees-Residents	500	500	—	500	500	4,025

Total Marketing and Advertising	5,150	7,372	4,218	3,048	9,638	45,779

64505 Computers/ Peripherals/ Software	—	—	—	—	—	460
65005 Gas	332	316	243	261	163	3,076
65010 Auto Service And Repair	2	301	—	—	419	4,340
65015 Other Automobile	78	7	4	4	(786)	2,591
65505 Travel & Lodging	587	787	174	351	66	3,338
66005 Mileage	327	89	204	198	20	2,122
66505 Meals & Entertainment	110	102	124	67	—	2,167
67005 License and Fingerprints	1,780	770	1,572	1,052	1,152	17,142
68005 Dues and Subscriptions	36	211	12	447	380	1,950
68505 Seminars and Training	871	676	488	313	—	4,116
69005 Employee Recruiting	920	159	—	61	—	2,016
69505 Other	236	258	615	272	42	4,179
69605 Discounts Lost	26	25	30	(0)	—	454
69610 Discounts Taken	(144)	(69)	(147)	(110)	(80)	(1,495)

Total Misc. Expenses	5,160	3,632	3,318	2,915	1,376	46,457

Total Operating Expense	152,801	154,003	155,548	146,045	152,318	1,851,709

Gross Margin	185,505	186,544	168,977	164,177	170,062	2,127,564

Gross Margin Percent	55%	55%	52%	53%	53%	53%
69705 Casualty Loss	—	—	—	—	—	1,000

3

PIII - ITEM A-5

Database:	POLAPSVR
Cube:	Financial Data
Page:	Year	2001
	Version	AA
	Community	Villa Las Posas
	Department	Total Department
	Month	Along Columns
	GLAccount	Along Rows

OLAPTable	JAN	FEB	MAR	APR	MAY	JUN	JUL

69805 Bad Debt Expense	8,502	730	2,003	1,505	10	(3,856)	—
72305 Property Taxes	9,830	10,138	9,984
72405 Insurance-Liability & Hazard	1,998	1,998	1,997	4,108	4,108	4,108	3,884

Total Other Fees	20,329	12,865	13,983	15,597	14,104	11,238	13,868

72505 Accounting	1,101	4,251	1,023	1,750	2,309	2,310	2,585
73005 Legal	18,676	472	(17,684)	426	471	355	451
73510 Donations & Contributions	—	—	—	—	—	—	—
74005 Consulting Fees	—	—	157	—	—	—	—
74015 Professional Fees-Other	—	—	—	—	—	—	28
75005 Property Management Fees	16,787	17,012	16,974	16,753	16,693	16,368	16,578
75105 Partnership Admin Fees	4,860	5,862	13,912	10,327	6,514	5,140	7,590
75510 Other Penalties/Fin. Fee	—	—	—	—	—	—	—
75515 Licenses & Fees Legal	—	—	—	—	—	—	—
75520 Franchise Tax Filing Fee	—	—	—	—	—	—	—

Total Professional Fees	41,424	27,597	14,381	29,257	25,987	24,173	27,232

EBITDAR	105,357	141,825	152,788	160,681	119,688	144,329	135,595

EBITDAR Percent	31%	42%	45%	48%	36%	44%	41%
80005 Interest Income	—	(73)	—	(72)	(39)	(43)	(44)
80505 Other Non-Operating Income	—	—	—	—	—	—	—

Total Non-Operating Income/Expense	—	(73)	—	(72)	(39)	(43)	(44)

83005 Interest Expense	61,616	61,554	61,492	61,429	61,365	61,302	61,237
83025 Int Exp MIP	—	—	—	—	—	—	—

Total Interest Expense	61,616	61,554	61,492	61,429	61,365	61,302	61,237

EBTDA	43,741	80,344	91,296	99,324	58,362	83,070	74,402

EBTDA Percent	13%	24%	27%	30%	17%	25%	22%
77505 Depreciation	42,113	42,113	42,157	42,157	42,157	42,456	42,269
78005 Amortization	12,937	12,937	12,937	12,937	12,937	12,937	—

Total Depreciation & Amortization	55,050	55,051	55,095	55,094	55,094	55,394	42,269

Net Income (Loss)	(11,309)	25,293	36,202	44,230	3,268	27,677	32,133

						DEC
OLAPTable	AUG	SEP	OCT	NOV	DEC	YTD

69805 Bad Debt Expense	6	14	10	1,550	—	10,474
72305 Property Taxes	9,984	9,984	9,984	9,984	8,276	118,103
72405 Insurance-Liability & Hazard	4,333	4,108	4,108	4,108	4,108	42,965

Total Other Fees	14,323	14,106	14,102	15,642	12,385	172,543

72505 Accounting	2,668	2,626	2,626	2,626	6,526	32,400
73005 Legal	568	389	483	378	373	5,360
73510 Donations & Contributions	—	—	—	—	—	—
74005 Consulting Fees	—	250	—	—	—	407
74015 Professional Fees-Other	—	—	—	—	—	28
75005 Property Management Fees	16,915	17,027	16,226	15,516	16,239	199,089
75105 Partnership Admin Fees	8,351	7,662	7,682	6,316	6,955	91,172
75510 Other Penalties/Fin. Fee	—	—	4	8	130	143
75515 Licenses & Fees Legal	—	—	—	—	—	—
75520 Franchise Tax Filing Fee	—	—	—	—	—	—

Total Professional Fees	28,795	27,954	27,022	24,845	30,224	328,892

EBITDAR	142,387	144,484	127,852	123,690	127,453	1,626,130

EBITDAR Percent	42%	42%	39%	40%	40%	41%
80005 Interest Income	(48)	(59)	(50)	(54)	(59)	(541)
80505 Other Non-Operating Income	—	—	—	—	—	—

Total Non-Operating Income/Expense	(48)	(59)	(50)	(54)	(59)	(541)

83005 Interest Expense	61,172	61,107	61,041	60,975	60,908	735,198
83025 Int Exp MIP	—	—	—	—	—	—

Total Interest Expense	61,172	61,107	61,041	60,975	60,908	735,198

EBTDA	81,263	83,436	66,861	62,769	66,604	891,473

EBTDA Percent	24%	25%	21%	20%	21%	22%
77505 Depreciation	42,374	42,355	42,355	42,383	42,424	507,312
78005 Amortization	—	—	—	—	—	77,625

Total Depreciation & Amortization	42,374	42,355	42,355	42,383	42,424	584,937

Net Income (Loss)	38,890	41,081	24,506	20,386	24,180	306,536

PIII - ITEM A-5

Database:	POLAPSVR
Cube:	Financial Data
Page:	Year	2000
	Version	AA
	Community	Villa Las Posas
	Department	Total Department
	Month	Along Columns
	GLAccount	Along Rows

OLAPTable	JAN	FEB	MAR	APR	MAY	JUN	JUL

40005 Revenue- Rental	267,035	261,390	272,735	265,697	262,365	271,508	261,905
40010 Revenue-Rent Refunds/Proration	—	—	—	—	(3,428)	—	—

Total Rental Revenue	267,035	261,390	272,735	265,697	258,937	271,508	261,905

40110 Revenue-AL Level 1	4,551	5,040	3,750	3,850	4,738	4,555	5,848
40115 Revenue-AL Level 2	5,527	7,200	5,519	3,425	6,529	6,325	6,088
40120 Revenue-AL Level 3	3,675	4,642	5,065	4,650	4,557	3,875	5,862
40125 Revenue-AL Level 4	6,828	3,475	6,289	10,463	5,805	10,738	8,935
40130 Revenue-AL Level 5	3,525	6,760	6,250	8,772	8,318	6,972	6,463
40135 Revenue-AL Level 6	—	—	—	—	—	2,750	2,984
40140 Revenue-AL Level 7	6,455	9,939	6,760	6,320	6,580	7,205	4,725

Total AL Services Revenue	30,561	37,056	33,633	37,480	36,527	42,420	40,905

40515 Revenue-Other	1,419	980	837	901	1,680	612	1,191
40525 Revenue- Processing/App Fees	8,000	1,000	1,000	—	4,000	3,500	500

Total Other Revenue	9,419	1,980	1,837	901	5,680	4,112	1,691

40575 Rev-Process Fee Concessions	—	—	—	—	—	—	—
40015 Rev-Rent Concessions	—	—	—	—	(100)	—	(1,438)

Total Concessions	—	—	—	—	(100)	—	(1,438)

Total Revenue	307,014	300,426	308,205	304,078	301,044	318,040	303,064

50005 Payroll Expense-Regular	65,606	65,680	72,554	65,212	70,532	65,028	62,869
50405 Payroll Expense-Overtime	5,176	3,197	2,295	2,299	1,405	2,284	3,008
50705 Payroll Expense - Doubletime	281	354	98	265	126	151	42
51005 Bonuses	1,200	1,640	1,100	700	3,400	950	6,088
51505 Vacation, Sick, Holiday	4,828	8,635	4,382	4,840	1,917	4,779	4,311
51805 Employee Recognition	—	—	—	—	—	—	—
52005 Payroll Taxes	9,492	8,523	8,923	7,319	8,017	6,752	6,892
52505 401K/401A	124	148	125	125	168	153	153
52805 Group Insurance	1,703	3,044	3,849	2,509	3,659	3,467	3,659
53005 Worker’s Comp Insurance	2,292	2,292	2,825	5,179	5,262	5,215	5,095

Total Payroll Expenses	90,702	93,514	96,152	88,448	94,485	88,778	92,116

53305 Outside Service - Medical	1,398	826	1,632	387	—	—	982
53505 Temporary Services	—	—	172	—	—	—	—
54005 Payroll Service	—	366	187	227	217	213	224
55005 Outside Service Other	—	14	3	—	—	—	—

Total Purchase Services	1,398	1,206	1,993	613	217	213	1,206

Total Payroll Related	92,100	94,721	98,145	89,061	94,701	88,991	93,322

Total Payroll Related % Total Revenue	30%	32%	32%	29%	31%	28%	31%
56505 Food	34,371	24,268	24,547	18,835	22,283	20,568	16,762
57005 Housekeeping	2,536	2,592	1,737	840	772	1,324	918
57505 Kitchen Supplies	1,799	2,513	2,909	1,421	2,496	1,558	2,185
58005 Assisted Living Supplies	32	72	1,297	(864)	491	373	431
59005 Laundry & Linen/Uniforms	1,911	968	1,687	1,653	1,144	996	1,307
59010 Laun/Lin/Unif Kitchen	—	—	—	—	—	—	—
59015 Laund/Lin/Unif Housekeeping	—	—	—	—	—	—
59505 Activities-Asst Lving	1,040	1,321	1,018	1,107	1,293	909	1,784
59510 Banquet Expense	121	743	400	400	400	400	400

Total Variable Expense	41,809	32,477	33,595	23,391	28,878	26,127	23,787

						DEC
OLAPTable	AUG	SEP	OCT	NOV	DEC	YTD

40005 Revenue- Rental	271,425	279,436	277,905	286,873	303,250	3,281,524
40010 Revenue-Rent Refunds/Proration	(100)	(100)	—	—	—	(3,628)

Total Rental Revenue	271,325	279,336	277,905	286,873	303,250	3,277,896

40110 Revenue-AL Level 1	5,078	5,350	6,693	4,875	4,125	58,722
40115 Revenue-AL Level 2	6,431	5,750	6,502	4,600	4,813	68,708
40120 Revenue-AL Level 3	6,146	7,950	10,249	7,175	7,404	71,250
40125 Revenue-AL Level 4	8,039	8,546	7,725	6,950	8,081	91,875
40130 Revenue-AL Level 5	7,136	7,537	7,650	7,450	7,650	84,482
40135 Revenue-AL Level 6	5,900	4,179	4,175	4,150	8,551	32,689
40140 Revenue-AL Level 7	1,525	2,900	2,850	2,900	2,925	61,084

Total AL Services Revenue	40,255	42,212	46,113	38,100	43,549	468,809

40515 Revenue-Other	779	870	906	—	1,285	11,460
40525 Revenue- Processing/App Fees	6,000	—	2,415	1,000	6,000	33,415

Total Other Revenue	6,779	870	3,321	1,000	7,285	44,875

40575 Rev-Process Fee Concessions	—	—	—	—	—	—
40015 Rev-Rent Concessions	—	—	—	—	—	(1,538)

Total Concessions	—	—	—	—	—	(1,538)

Total Revenue	318,359	322,418	327,339	325,973	354,084	3,790,043

50005 Payroll Expense-Regular	65,886	66,865	75,997	71,523	72,374	820,125
50405 Payroll Expense-Overtime	2,815	2,429	4,232	2,475	2,794	34,408
50705 Payroll Expense - Doubletime	197	121	211	60	268	2,173
51005 Bonuses	1,600	1,500	4,600	3,250	3,800	29,828
51505 Vacation, Sick, Holiday	8,519	3,414	5,485	4,617	2,420	58,146
51805 Employee Recognition	—	—	—	—	—	—
52005 Payroll Taxes	4,854	6,133	7,608	6,553	6,727	87,794
52505 401K/401A	180	178	185	232	374	2,146
52805 Group Insurance	1,223	5,734	4,045	4,404	4,390	41,687
53005 Worker’s Comp Insurance	5,384	5,141	5,191	5,274	5,029	54,178

Total Payroll Expenses	90,657	91,515	107,554	98,388	98,176	1,130,486

53305 Outside Service - Medical	1,130	510	917	339	418	8,539
53505 Temporary Services	—	—	3	—	—	174
54005 Payroll Service	205	214	225	230	234	2,542
55005 Outside Service Other	122	—	(139)	—	33	33

Total Purchase Services	1,457	724	1,006	569	686	11,289

Total Payroll Related	92,114	92,239	108,560	98,957	98,862	1,141,775

Total Payroll Related % Total Revenue	29%	29%	33%	30%	28%	30%
56505 Food	18,109	15,612	25,099	19,232	27,729	267,413
57005 Housekeeping	1,314	902	799	1,004	799	15,536
57505 Kitchen Supplies	1,766	3,086	2,418	1,418	3,305	26,872
58005 Assisted Living Supplies	—	526	204	452	282	3,296
59005 Laundry & Linen/Uniforms	1,427	2,611	2,949	787	2,031	19,472
59010 Laun/Lin/Unif Kitchen	—	—	—	—	—	—
59015 Laund/Lin/Unif Housekeeping	—	—	—	—	—	—
59505 Activities-Asst Lving	1,358	1,575	1,356	1,577	3,082	17,420
59510 Banquet Expense	400	400	650	400	(1,083)	3,630

Total Variable Expense	24,374	24,712	33,475	24,871	36,144	353,638

[Table continues from previous page]

OLAPTable	JAN	FEB	MAR	APR	MAY	JUN	JUL

60005 Office Supplies	2,050	2,566	955	294	2,282	318	1,370

61015 Repairs - Electrical	—	—	—	—	—	—	185
61020 Repairs - Plumbing	400	218	—	—	400	—	172
61025 Repairs - Fire Systems	340	1,088	—	—	—	447	—
61030 Repairs - HVAC	198	317	—	—	—	111	128
61035 Repairs - Gen. Supplies	1,438	2,155	957	636	577	325	1,418
61040 Repairs - Equipment	847	1,420	134	166	219	271	—
61045 Repairs - Other Interior	651	—	300	56	—	400	225
61055 Repairs - Other Exterior	—	100	—	—	—	—	—
61100 Loss on Early Retirement Asset	—	—	—	—	—	—	—

Total Repair & Maintenance	3,874	5,296	1,391	858	1,195	1,554	2,128

61505 Contracts - Elevator	595	297	297	297	297	297	297
61510 Contracts - Floor Maint	893	425	425	425	425	425	425
61515 Contracts - Alarm/Fire	425	55	55	55	55	535	55
61520 Contracts - HVA	—	400	—	—	—	—	—
61525 Contracts - Pest Control	553	553	1,026	276	276	276
61535 Contracts - Other	—	228	49	—	—	—	—

Total Service Contracts	2,465	1,958	1,853	1,054	1,054	1,534	1,053

62005 Land Maintenance	(100)	1,295	2,510	1,633	1,000	1,250	1,250

Total Land Maintenance	(100)	1,295	2,510	1,633	1,000	1,250	1,250

62505 Rental/Lease -Cable	1,681	1,681	1,681	1,686	1,686	1,681	1,682
62510 Rental/Lease - Security	575	—	—	1,140	—	570	285
62535 Rental/Lease - Equipment	1,453	677	820	895	725	693	600
62540 Rental/Lease - Auto	1,158	1,158	1,158	1,158	1,158	1,158	1,158
62555 Rental/Lease - Other	100	—	63	50	122	55	50

Total Rental and Leases	4,967	3,516	3,722	4,928	3,690	4,157	3,775

63010 Utilities - Electricity	5,884	5,380	5,680	4,902	5,153	6,616	5,902
63015 Utilities - Water	1,642	1,713	1,257	1,346	2,028	2,003	1,533
63020 Utilities - Gas	325	910	846	817	845	664	726
63025 Utilities - Telephone	1,171	1,299	1,532	1,428	1,527	1,229	2,330
63030 Utilities - Trash	—	876	894	1,677	876	876	916

Total Utilities	9,022	10,178	10,208	10,169	10,429	11,388	11,408

63505 Marketing and Advertising	438	3,308	791	8,897	279	2,205	1,121
63510 Printed Materials	227	—	169	173	71	—	—
63515 Special Events	803	904	1,271	366	281	1,398	1,537
63520 Yellow Pages	—	—	—	—	—	—	—
63525 Newspaper and Magazine	—	—	—	—	—	—	—
63530 Advertising	—	—	—	—	—	—	—
64005 Referral Fees -Residents	—	1,070	—	200	—	—	—

Total Marketing and Advertising	1,456	5,281	2,231	9,637	631	3,603	2,658

64505 Computers/ Peripherals/ Software	—	—	—	—	—	—	—
65005 Gas	—	241	139	245	100	89	281
65010 Auto Service And Repair	175	75	50	672	25	—	—
65015 Other Automobile	—	—	—	—	—	—	—
65505 Travel & Lodging	681	242	280	260	72	1,155	187
66005 Mileage	166	176	219	—	—	487	193
66505 Meals & Entertainment	58	33	208	252	78	432	82
67005 License and Fingerprints	727	844	753	1,284	1,433	1,355	628
68005 Dues and Subscriptions	175	—	—	330	—	443	90
68505 Seminars and Training	35	91	485	45	685	28	1,468
69005 Employee Recruiting	863	283	21	56	—	1,200	64
69505 Other	—	165	255	132	285	246	193
69605 Discounts Lost	—	—	—	—	—	—	—
69610 Discounts Taken	(191)	(117)	(130)	(72)	(103)	(93)	(56)

Total Misc. Expenses	2,689	2,034	2,280	3,204	2,576	5,343	3,132

Total Operating Expense	160,345	159,321	156,889	144,230	146,436	144,265	143,883

Gross Margin	146,670	141,105	151,316	159,848	154,608	173,775	159,181

Gross Margin Percent	48%	47%	49%	53%	51%	55%	53%

[Table continues from previous page]

						DEC
OLAPTable	AUG	SEP	OCT	NOV	DEC	YTD

60005 Office Supplies	1,247	2,743	1,738	(366)	2,149	17,347

61015 Repairs - Electrical	122	—	306	—	—	613
61020 Repairs - Plumbing	325	—	3,200	—	148	4,862
61025 Repairs - Fire Systems	—	85	—	240	440	2,639
61030 Repairs - HVAC	—	—	66	—	—	820
61035 Repairs - Gen. Supplies	536	270	1,158	398	1,236	11,104
61040 Repairs - Equipment	779	—	1,454	1,012	110	6,413
61045 Repairs - Other Interior	—	350	110	—	145	2,237
61055 Repairs - Other Exterior	—	—	—	—	—	100
61100 Loss on Early Retirement Asset	—	—	—	—	—	—

Total Repair & Maintenance	1,762	705	6,295	1,650	2,079	28,788

61505 Contracts - Elevator	297	297	297	297	306	3,875
61510 Contracts - Floor Maint	945	425	620	425	425	6,283
61515 Contracts - Alarm/Fire	55	55	180	775	55	2,355
61520 Contracts - HVA	—	—	—	—	—	400
61525 Contracts - Pest Control	277	276	276	276	276	4,618
61535 Contracts - Other	—	—	370	—	—	647

Total Service Contracts	1,574	1,054	1,744	1,774	1,062	18,178

62005 Land Maintenance	1,250	1,250	1,250	1,250	4,324	18,162

Total Land Maintenance	1,250	1,250	1,250	1,250	4,324	18,162

62505 Rental/Lease -Cable	1,690	1,686	1,814	1,563	1,686	20,220
62510 Rental/Lease - Security	285	285	285	285	285	3,995
62535 Rental/Lease - Equipment	1,354	434	682	551	707	9,591
62540 Rental/Lease - Auto	1,158	1,158	1,158	1,158	1,184	13,918
62555 Rental/Lease - Other	50	50	50	50	50	689

Total Rental and Leases	4,537	3,613	3,988	3,607	3,913	48,414

63010 Utilities - Electricity	8,331	6,739	5,565	4,763	5,251	70,166
63015 Utilities - Water	2,466	1,990	1,340	1,598	2,365	21,282
63020 Utilities - Gas	800	748	825	770	1,357	9,634
63025 Utilities - Telephone	1,239	1,595	1,418	1,379	495	16,641
63030 Utilities - Trash	876	724	863	813	820	10,209

Total Utilities	13,712	11,795	10,011	9,324	10,289	127,932

63505 Marketing and Advertising	337	236	1,510	(84)	1,265	20,302
63510 Printed Materials	—	—	—	3,064	795	4,499
63515 Special Events	1,252	370	996	42	3,469	12,690
63520 Yellow Pages	—	—	—	—	1,589	1,589
63525 Newspaper and Magazine	31	283	35	35	140	524
63530 Advertising	—	800	—	—	—	800
64005 Referral Fees -Residents	—	—	—	—	2,700	3,970

Total Marketing and Advertising	1,621	1,689	2,541	3,057	9,957	44,373

64505 Computers/ Peripherals/ Software	—	—	—	—	—	—
65005 Gas	150	297	200	435	—	2,177
65010 Auto Service And Repair	—	1,135	—	100	784	3,016
65015 Other Automobile	—	—	—	—	—	—
65505 Travel & Lodging	116	—	968	213	1,189	5,363
66005 Mileage	62	235	320	598	121	2,577
66505 Meals & Entertainment	319	208	763	20	523	2,977
67005 License and Fingerprints	716	522	557	719	492	10,028
68005 Dues and Subscriptions	410	—	—	—	—	1,449
68505 Seminars and Training	136	215	1,036	630	126	4,981
69005 Employee Recruiting	—	—	—	—	—	2,488
69505 Other	523	289	845	1,182	652	4,768
69605 Discounts Lost	—	—	—	—	—	—
69610 Discounts Taken	(188)	(93)	(162)	(67)	(232)	(1,501)

Total Misc. Expenses	2,244	2,809	4,527	3,830	3,654	38,320

Total Operating Expense	144,435	142,610	174,128	147,953	172,432	1,836,927

Gross Margin	173,924	179,808	153,211	178,020	181,652	1,953,117

Gross Margin Percent	55%	56%	47%	55%	51%	52%

PII - ITEM A-5

Database:	POLAPSVR
Cube:	Financial Data
Page:	Year	2000
	Version	AA
	Community	Villa Las Posas
	Department	Total Department
	Month	Along Columns
	GL Account	Along Rows

OLAPTable
	JAN	FEB	MAR	APR	MAY	JUN	JUL	AUG

69705 Casualty Loss	—	—	—	—	—	—	—	—
69805 Bad Debt Expense	328	(1,288)	—	(1,750)	—	—	—	—
72305 Property Taxes	9,154	8,894	8,789	8,789	9,357	9,154	9,154	9,154
72405 Insurance - Liability & Hazard	1,758	1,758	2,102	1,985	1,985	1,998	1,998	1,998

Total Other Fees	11,239	9,364	10,891	9,023	11,342	11,152	11,152	11,152

72505 Accounting	1,226	1,226	1,226	1,226	1,226	417	417	1,519
73005 Legal	702	568	164	1,775	409	784	452	501
73510 Donations & Contributions	—	—	—	—	—	—	—	—
74005 Consulting Fees	—	—	250	—	—	—	—	—
74015 Professional Fees - Other	—	—	—	—	—	—	—	—
75005 Property Management Fees	14,588	15,021	16,173	15,204	15,052	15,902	15,158	15,913
75105 Partnership Admin Fees	5,314	5,606	6,046	7,056	6,500	8,262	10,923	8,521
75510 Other Penalties/Fin. Fee	—	—	—	—	—	—	—	—
75515 Licenses & Fees Legal	—	—	—	—	—	—	—	—
75520 Franchise Tax Filing Fee	—	—	—	—	—	—	—	—

Total Professional Fees	21,830	22,421	23,859	25,261	23,187	25,616	26,951	26,454

EBITDAR	113,600	109,320	116,566	125,564	120,078	137,007	121,078	136,318

EBITDAR Percent	37%	36%	38%	41%	40%	43%	40%	43%
80005 Interest Income	—	—	—	—	—	—	(142)	—
80505 Other Non-Operating Income	—	—	—	—	—	—	—	—

Total Non-Operating Income/Expense	—	—	—	—	—	—	(142)	—

83005 Interest Expense	62,380	62,267	62,154	62,153	62,095	62,037	22,912	61,919
83025 Int Exp MIP	—	—	—	—	—	—	—	—

Total Interest Expense	62,380	62,267	62,154	62,153	62,095	62,037	22,912	61,919

EBTDA	51,220	47,053	54,412	63,411	57,983	74,971	98,308	74,399

EBTDA Percent	17%	16%	18%	21%	19%	24%	32%	23%
77505 Depreciation	41,528	41,599	41,599	41,705	41,705	41,797	42,000	41,970
78005 Amortization	12,937	12,937	12,937	12,937	12,937	12,937	12,937	12,937

Total Depreciation & Amortization	54,466	54,537	54,537	54,642	54,642	54,734	54,937	54,907

Net income (Loss)	(3,246)	(7,484)	(125)	8,769	3,341	20,236	43,370	19,491

[Additional columns below]

[Continued from above table, first column(s) repeated]

Data Base:
Cube:
Page

OLAPTable	SEP	OCT	NOV	DEC	DEC YTD

69705 Casualty Loss	—	—	—	—	—
69805 Bad Debt Expense	—	1	—	1,246	(1,463)
72305 Property Taxes	9,154	9,154	9,154	9,154	109,062
72405 Insurance - Liability & Hazard	1,998	1,998	1,998	1,998	23,570

Total Other Fees	11,152	11,153	11,152	12,398	131,169

72505 Accounting	968	968	968	6,241	17,631
73005 Legal	3,974	410	348	353	10,440
73510 Donations & Contributions	—	—	—	—	—
74005 Consulting Fees	—	—	—	500	750
74015 Professional Fees - Other	—	—	—	—	—
75005 Property Management Fees	16,121	16,367	16,414	17,589	189,502
75105 Partnership Admin Fees	8,350	6,272	8,726	8,293	89,867
75510 Other Penalties/Fin. Fee	—	—	—	—	—
75515 Licenses & Fees Legal	—	—	—	—	—
75520 Franchise Tax Filing Fee	—	—	—	—	—

Total Professional Fees	29,414	24,017	26,456	32,976	308,440

EBITDAR	139,242	118,042	140,412	136,278	1,513,507

EBITDAR Percent	43%	36%	43%	38%	40%
80005 Interest Income	(54)	(28)	(34)	(34)	(292)
80505 Other Non-Operating Income	—	—	—	—	—

Total Non-Operating Income/Expense	(54)	(28)	(34)	(34)	(292)

83005 Interest Expense	61,859	61,799	61,739	61,678	704,993
83025 Int Exp MIP	—	—	—	—	—

Total Interest/Expense	61,859	61,799	61,739	61,678	704,993

EBITDA	77,437	56,271	78,708	74,634	808,806

EBITDA Percent	24%	17%	24%	21%	21%
77505 Depreciation	41,970	42,020	42,015	42,022	501,930
78005 Amortization	12,937	12,937	12,937	12,937	155,250

Total Depreciation & Amortization	54,907	54,957	54,952	54,960	657,179

Net income (Loss)	22,530	1,313	23,755	19,675	151,626

ADDENDUM E: Comparable Land Sale Data Sheets

Land Sale 1

Property Identification
Location	Reino Rd./south of Kimber Dr.
Address	Newbury Park, CA 91320
Parcel No or Legal Description	666-0-110-025
Document Number	16934

Sale Date
Buyer	TY Thousand Oaks 11 Acres LLC

Seller	Kitsigianis Family Trust
Sale Date	1/17/03
Property Rights	Fee Simple
Financing	Cash to Seller
Conditions of Sale	None
Sale Price	$3,049,500
Zoning	RPD

Physical Data
Land Size
Square Feet	466,528
Acre(s)	10.71
Shape	Irregular
Topography	Level

Indicators
Sale Price/SF	$6.54
Sale Price/Acre	$284,734

Intended Use:	Intended use to construct single family residences

Land Sale 2

Property Identification
Location	195 Park Lane
Address	Moorpark, CA 93021
Parcel No or Legal Description	506-0-050-180, 506-0-050-470
(por)
Document Number	16934

Sale Data
Buyer	Vintage Crest Senior Apartments (LP)

Seller	195 Park Lane Associates LP
Sale Date	9/24/02
Property Rights	Fee Simple
Financing	Cash to Seller
Conditions of Sale	None
Sale Price	$3,200,000
Zoning	CPD

Physical Data
Land Size
Square Feet	412,949
Acre(s)	9.48
Shape	Irregular
Topography	Level

Indicators
Sale Price/SF	$7.75
Sale Price/Acre	$337, 553

Intended Use:	Intended use to construct 190-unit senior apartment complex.

Land Sale 3

Property Identification
Location	367 E. Thousand Oaks Blvd.
Address	Thousand Oaks, CA 91360
Parcel No or Legal Description	669-0-050-165
Document Number	326033

Sale Data
Buyer	Oak Creeek Housing Investors LP

Seller	Thousand Oaks Redevelopment Agency
Sale Date	9/24/02
Property Rights	Fee Simple
Financing	Cash to Seller
Conditions of Sale	None
Sale Price	$1,200,000
Zoning	PL

Physical Data
Land Size
Square Feet	79,889
Acre(s)	1.83
Shape	Irregular
Topography	Level

Indicators
Sale Price/SF	$15.02
Sale Price/Acre	$654,308

Intended Use:	Intended use to construct 57-unit senior apartment complex.

Land Sale 4

Property Identification
Location	2851 N. Vineyard Avenue
Address	Oxnard, CA 93030
Parcel No or Legal Description	132-0-060-155
Document Number	146979

Sale Data
Buyer	FadlallahKairouz
Seller	M/M Bijan & Erika Paymard
Sale Date	6/21/02
Property Rights	Fee Simple
Financing	Cash to Seller
Conditions of Sale	None
Sale Price	$750,000
Zoning	C2PD

Physical Data
Land Size
Square Feet	67,945
Acre(s)	1.56
Shape	Irregular
Topography	Level

Indicators
Sale Price/SF	$11.04
Sale Price/Acre	$480,830

Intended Use:	Intended use to construct multi-family housing.

ADDENDUM F: Comparable Improved Sale Data Sheets

Improved Comparable 1

Property Name: Carmel Village Property Type: Senior Housing Property Subtype: Assisted Living	17077 San Mateo Street Fountain Valley, CA 92708 County: Orange

IMPROVEMENTS

Class:	B
Est. Gross Building Area:	117,666
Est. Net Building Area:	117,666

Year Built:	1986
Quality:	Good
Condition:	Average
Buildings:	3
Stories:	3

Fire Sprinklers:	Yes

TRANSACTION INFO

Sale Status:	Recorded Sale
Interest:	Fee Simple

Sale Date:	01/15/2003

Sale Price

Reported Price:	$23,125,000
Cash Equivalent:	$23,125,000

Adj. Sale Price:	$23,125,000
$ Per SqFt:	$196.53
$ Per Unit:	$122,354

Cap Rate:	11.14%
EGIM:	4.24

OCCUPANCY

Occupancy at Sale:	97.00%

Seniors

FINANCIAL ANALYSIS

	Amount	Percent
Potential Gross Income:	$5,450,000

Effective Gross	$5,450,000
Operating Expenses:	$2,875,000	0.53%
Net Operating Income:	$2,575,000

SITE ATTRIBUTES

	Sq Ft	Acres
Total Land Area:	139,828	3.21
Net Usable Area:	139,828	3.21

Percent Usable:	100%
Ground Leased:	No

SENIOR HOUSING INFO

Number of AL Units:	94
Number of IL Units:	95
Number of Cottage Units:	0
Number of ALZ Units:	0
Total Number of Units:	189
Average Unit Size:	623
No. of Licensed Beds:	200

Subsidized:	No

VERIFICATION

Grantor: Carmel Village Retirement Residence, Inc.
Grantee: 625 Management Company LLC
Verification Contact:
  Michelle Butts, 714.962.6667

REMARKS

This facility is licensed for 200 beds, but is operated at 189 units. Approximately one-half of the units are for independent living with the other half for assisted living. Assisted living residents pay from $350 to $1,400 per month in additional care fees. It was reported that over 70 percent of the residents are paying first level charges ($350 per month). It was reported that several of the buyer’s parties were stockholders of the selling entity, however, this was reported to be an arm’s length sale.

Improved Comparable 2

Property Name: Emerald Hills Property Type: Senior Housing Property Subtype: Assisted Living	11550 Education Street Auburn, CA County: Placer

IMPROVEMENTS

Class:	B
Est. Gross Building Area:	61,677
Est. Net Building Area:	61,677
Exterior Walls:	Wood siding
Year Built:	1999
Quality:	Average
Condition:	Average
Buildings:	1
Stories:	3

TRANSACTION INFO

Sale Status:	Recorded Sale
Interest:	Fee Simple
Financing:	Cash To Seller
Sale Date:	09/06/2002

Sale Price

Reported Price:	$8,800,000
Cash Equivalent:	$8,800,000

Adj. Sale Price:	$8,800,000
$ Per SqFt:	$142.68
$ Per Unit:	$98,876
$ Per Eff Bed:	$94,624
Cap Rate:	11.00%
EGIM:	4.00

OCCUPANCY

Occupancy at Sale:	100.00%

Seniors

FINANCIAL ANALYSIS

	Amount	Percent
Potential Gross Income:	$2,475,000

Effective Gross	$2,475,000
Operating Expenses:	$1,490,000	0.60%
Net Operating Income:	$985,000

SITE ATTRIBUTES

	Sq Ft	Acres
Total Land Area:	108,900	2.50
Net Usable Area:	108,900	2.50

Percent Usable:	100%
Ground Leased:	No

SENIOR HOUSING INFO

Number of AL Units:	53
Number of IL Units:	20
Number of Cottage Units:	0
Number of ALZ Units:	16
Total Number of Units:	89
Average Unit Size:	693
No. of Licensed Beds:	97
No. of Effective Beds:	93

Subsidized:	No

Amenities:
Common areas, dining room

VERIFICATION

Grantor: ALCO IV, LLC
Grantee: Healthcare Property Investors, Inc.
Verification Contact:
   Seller

REMARKS

This property is located 60 miles east of Sacramento in Auburn. Facility offers studio alcove units (346-568 SF), one-bedroom units (483 SF) and two-bedroom units (728 SF). This was a sale lease-back transaction where the buyer will lease the facility to Emeritus for 15 years with a 10-year option. Emeritus has managed the facility since it was completed. The lease rate is based on 11.50 percent of the purchase price with 3.0 percent annual escalations. Expense amount shown includes a 5.0 percent management fee and reserves allowance.

Improved Comparable 3

Property Name: Woodmark at Summit Property Type: Senior Housing Property Subtype: Assisted Living	5165 Summit Ridge Court Reno, NV 89523 County: Washoe Parcels and/or Legal: 66563

IMPROVEMENTS

Class:	B
Est. Gross Building Area:	77,445
Est. Net Building Area:	77,445
Exterior Walls:	Stucco
Year Built:	1998
Quality:	Good
Condition:	Good
Buildings:	1
Stories:	3

Fire Sprinklers:	Yes

TRANSACTION INFO

Sale Status: Interest: Financing:	Recorded Sale Fee Simple Cash To Seller
Sale Date:	02/21/2002

Sale Price

Reported Price:	$9,500,000
Cash Equivalent:	$8,500,000
Capital Costs:	$1,000,000
Adj. Sale Price:	$9,500,000
$ Per SqFt:	$122.67
$ Per Unit:	$103,261

Cap Rate:	12.63%
EGIM:	3.00

OCCUPANCY

Occupancy at Sale:	60.00%
Seniors

FINANCIAL ANALYSIS

	Amount	Percent
Potential Gross Income:	$3,300,000

Effective Gross	$3,300,000
Operating Expenses:	$2,100,000	0.64%
Net Operating Income:	$1,200,000

SITE ATTRIBUTES

	Sq Ft	Acres
Total Land Area:	182,299	4.19
Net Usable Area:	182,299	4.19

Percent Usable:	100%
Ground Leased:	No

SENIOR HOUSING INFO

Number of AL Units:	92
Number of IL Units:	0
Number of Cottage Units:	0
Number of ALZ Units:	0
Total Number of Units:	92
Average Unit Size:	842

Subsidized:	No

VERIFICATION

Recording Reference: 11662-0240
Grantor: Woodmark At Summit Ridge LLC
Grantee: Emeritus
Verification Contact:
   Buyer

REMARKS

Sale is an assisted living facility located in the northwest part of Reno, Nevada. The improvements are of good quality construction. Original developer was unable to attain stablized operation. Buyer is an experienced operator.

Improved Comparable 4

Property Name: Mapleridge of Laguna Property Type: Senior Housing Property Subtype: Assisted Living	6727 Laguna Park Drive Elk Grove, CA County: Sacramento

IMPROVEMENTS

Class:	B
Est. Gross Building Area:	50,476
Est. Net Building Area:	50,476
Exterior Walls:	Wood siding
Year Built:	1999
Quality:	Good
Condition:	Good
Buildings:	1
Stories:	2

Fire Sprinklers:	Yes

TRANSACTION INFO

Sale Status:	Recorded Sale
Interest:	Fee Simple
Financing:	Cash To Seller
Sale Date:	01/24/2002

Sale Price

Reported Price:	$8,055,600
Cash Equivalent:	$8,055,600

Adj. Sale Price:	$8,055,600
$ Per SqFt:	$159.59
$ Per Unit:	$95,900

Cap Rate:	10.55%
EGIM:	3.16

OCCUPANCY

Occupancy at Sale:	76.00%
Seniors

FINANCIAL ANALYSIS

	Amount	Percent
Potential Gross Income:	$2,550,000

Effective Gross	$2,550,000
Operating Expenses:	$1,700,000	0.67%
Net Operating Income:	$850,000

SITE ATTRIBUTES

	Sq Ft	Acres
Total Land Area:	186,437	4.28
Net Usable Area:	186,437	4.28

Percent Usable:	100%
Ground Leased:	No

SENIOR HOUSING INFO

Number of AL Units:	84
Number of IL Units:	0
Number of Cottage Units:	0
Number of ALZ Units:	0
Total Number of Units:	84
Average Unit Size:	601

Subsidized:	No

VERIFICATION

Grantor: Marriott Senior Living Services
Grantee: CNL Retirement Properties
Verification Contact:
  Buyer, CNL

REMARKS

This is a newer assisted living facility located in the south part of the Sacramento MSA in Elk Grove. Property was part of a five-facility joint venture transaction between CNL and Marriott. Marriott was to continue operating the property. Facility was in lease-up at time of sale. Income and expense data based on stabilized operating conditions.

Improved Comparable 5

Property Name: Atria Redding Property Type: Senior Housing Property Subtype: Assisted Living	101 Quartz Hill Road Redding, CA 96003 County: Shasta Parcels and/or Legal: 112-090-18-00

IMPROVEMENTS

Est. Gross Building Area:	44,328
Est. Net Building Area:	44,328

Year Built:	1997
Quality:	Poor
Condition:	Good

Stories:	2

TRANSACTION INFO

Sale Status: Interest: Financing:	Recorded Sale Fee Simple Cash To Seller
Sale Date:	07/01/2001

Sale Price

Reported Price:	$5,000,000
Cash Equivalent:	$5,000,000

Adj. Sale Price:	$5,000,000
$ Per SqFt:	$112.80
$ Per Unit:	$83,333

Cap Rate:	12.50%
EGIM:	3.00

OCCUPANCY

Occupancy at Sale:	95.00%

FINANCIAL ANALYSIS

	Amount	Percent
Potential Gross Income:	$1,950,000

Effective Gross	$1,950,000
Operating Expenses:	$1,325,000	0.68%
Net Operating Income:	$625,000

SITE ATTRIBUTES

	Sq Ft	Acres
Total Land Area:	133,294	3.06
Net Usable Area:	133,294	3.06

Percent Usable:	100%

SENIOR HOUSING INFO

Number of AL Units:	60

Total Number of Units:	60
Average Unit Size:	739

VERIFICATION

Recording Reference:  N/A
Grantor: Atria Communities
Grantee: AMI Senior Living

REMARKS

This is the sale of a smaller assisted living facility located in northern California in Redding. The improvements are of above average quality construction. There are a total of 60 living units, consisting of 36 studio units, 20 one-bedroom units and four two-bedroom units. The property was not actively marketed and was purchased by a local senior housing provider. The income and expense data based on actuals at time of sale. The seller was motivated to sell and the price paid is considered below actual market value.

Improved Comparable 6

Property Name: Aegis of Napa Property Type: Senior Housing Property Subtype: Assisted Living	2100 Redwood Road Napa, CA 94558 County: Napa Parcels and/or Legal: 007-321-009

IMPROVEMENTS

Class:	A
Est. Gross Building Area:	34,030
Est. Net Building Area:	34,030
Exterior Walls:	Composite siding
Year Built:	1999
Quality:	Good
Condition:	Good

Parking Spaces:	15
Fire Sprinklers:	Yes

TRANSACTION INFO

Sale Status:	Recorded Sale
Interest:	Fee Simple

Sale Date:	06/01/2001

Sale Price

Reported Price:	$7,200,000
Cash Equivalent:	$7,200,000

Adj. Sale Price:	$7,200,000
$ Per SqFt:	$211.58
$ Per Unit:	$167,442
$ Per Eff Bed:	$150,000
Cap Rate:	10.76%
EGIM:	3.43

OCCUPANCY

Seniors

FINANCIAL ANALYSIS

	Amount	Percent
Potential Gross Income:	$2,100,000

Effective Gross	$2,100,000
Operating Expenses:	$1,325,000	63.10%
Net Operating Income:	$775,000

SITE ATTRIBUTES

	Sq Ft	Acres
Total Land Area:	48,590	1.12
Net Usable Area:	48,590	1.12

Percent Usable:	100%
Ground Leased:	No

SENIOR HOUSING INFO

Number of AL Units:	34
Number of IL Units:	0
Number of Cottage Units:	0
Number of ALZ Units:	9
Total Number of Units:	43
Average Unit Size:	791
No. of Licensed Beds:	48
No. of Effective Beds:	48

Subsidized:	No

VERIFICATION

Grantor: Aegis Assisted Living Properties LLC
Grantee: Francis & Shannon Connelly
Verification Contact:
  Jeff Owen, Aegis Assisted Living

REMARKS

This is a smaller assisted living facility located in Napa. Contains 34 assisted living units and nine dementia units. Unit mix includes 20 studio units with 386 SF, 5 companion suites with 640 SF and 18 One-bedroom units with 640 SF. Facility opened in 9/1999 and acheived stabilized occupancy in 13 months. Aegis will continue to manage the property. Income and expense data based on actuals at time of sale.

ADDENDUM H: Qualifications of the Appraiser

QUALIFICATIONS OF SALLY U. HAFT, MAI

EMPLOYMENT

Cushman & Wakefield – 2002 To Present
Los Angeles, California (Healthcare Valuation Advisory Services – Senior Housing/Healthcare Industry Group)
Director

PricewaterhouseCoopers LLP – 1999 to 2002
Los Angeles, California (Healthcare & Retirement Valuation, Market Studies, and Feasibility Reports)
Senior Valuation Consultant

Valuation Counselors – 1991 To 1999
Century City, California (National multi-disciplined appraisal company specializing in the valuation of health care facilities)
Vice President and Manager of the Real Estate Appraisal Department

First Nationwide Bank – 1987 To 1991
Los Angeles, California (National lending institution)
District Appraisal Manager of the Major Commercial Loan Division

Marshall & Stevens, Inc. – 1981 to 1986
Los Angeles, California (National multi-disciplined appraisal company)
Income Property Staff Appraiser

EDUCATION

McMaster University, Ontario, Canada, Bachelor of Social Work/Sociology Appraisal courses:

Standards of Professional Practice
Ad Valorem Tax Assessment Appeal
Appraising Single Family Residences
Applied Residential Property Valuation
Income Property Appraisals
Appraising Income Property Valuations
Techniques in Capitalization
Market Extractions
Developments in Income Property Valuation
Analyzing Cash Flows
Report Writing

QUALIFICATIONS OF SALLY U. HAFT, MAI

SPECIAL QUALIFICATIONS & AFFILIATIONS

Member Appraisal Institute: MAI Certificate #10267

Certified General Real Estate Appraiser, License 30995 (AZ)
Certified General Real Estate Appraiser, License AG003509 (CA)
Certified General Real Estate Appraiser, License CG01327505 (CO)
Certified General Real Estate Appraiser, License 03532 (NV)
Certified General Real Estate Appraiser, License 523 (WY)

SPECIALIZED EXPERTISE & EXPERIENCE

Ms. Haft is a real estate valuation appraiser with 18 years of experience, specializing in the appraisal of health care facilities for the last ten years. A diversified background has enabled Ms. Haft to serve both public and private sector clients. She has appraised most property interests and property types and has performed appraisal assignments in over 30 states. Ms. Haft’s appraisals have been performed for audit, development, financing, insurance, liquidation, sale/purchase, ad valorem tax, and leasing purposes. Complex property types she has valued include numerous assisted living and congregate care facilities, acute-care and psychiatric hospitals, hotels/motels, medical and commercial office buildings, retail centers, industrial development and unique properties such as the Great Western Forum sports complex and the Santa Anita Race Track.

QUALIFICATIONS OF SALLY U. HAFT, MAI

SENIOR HOUSING/HEALTHCARE VALUATION ASSIGNMENTS

Senior Housing/Assisted Living Facilities/Alzheimer Facilities

The Regency on Morganton, Southern Pines, NC
Port City Plantation, Wilmington, NC
Sunrise of La Jolla, La Jolla, CA
Alterra Wynwood of Pueblo, Pueblo, CO
Clare Bridge of Oro Valley, AZ
Sunrise of Hermosa Beach, Hermosa Beach, CA
Sunrise of Pacific Palisades, Pacific Palisades, CA
Sunrise of La Palma, La Palma, CA
Sunrise of Huntington Beach, Huntington Beach, CA
Sunrise of Seal Beach, Seal Beach, CA
Sunrise of Studio City, Studio City, CA
Sunrise of Newtown Square, Newtown, PA
Sunrise of Wilmington, Wilmington, DE
Sunrise of Dix Hills, Huntington, NY
Sterling House & Clare Bridge Cottage, Bakersfield, CA
Brighton Gardens of Carlsbad, Carlsbad, CA
Brighton Gardens, San Juan Capistrano, CA
Brighton Gardens of San Dimas, San Dimas, CA
Brighton Gardens of Carmel Valley, Carmel Valley, CA
Orchard Park ALF, Clovis, CA
Alterra Wynwood and Clare Bridge Cottage, Fresno, CA
Plaza at Mill Pond, Park Ridge, NJ
Plaza at the Windrows, Princeton, NJ
The Heritage, Las Cruces, NM
Alterra Clare Bridge at Lake Park, Oceanside, CA
11 Alterra facilities in Michigan/1 Alterra facility in Ohio
Silverado Senior Living, Costa Mesa, CA
Alterra Wynwood and Clare Bridge, Greensboro, NC
Alterra Wynwood and Clare Bridge, Charlotte, NC
Clare Bridge, Mt. Pleasant, SC
Golden Creek Inn, Irvine, CA
Hillcrest Inn, Thousand Oaks, CA
Pomona Vista ALZ, Pomona, CA
Redwood Town Court, Escondido, CA
Windsor Assisted Living, Santa Rosa, CA
Sherwood Place, Odessa, TX
Alhambra Lodge, El Paso, TX
Sheltering Pines, Millbrae, CA
Rosewood Retirement, Bakersfield, CA
Margaret Rose Residential Care, Las Vegas, NV
La Casa Grande, New Porte Richey, FL
River Oaks, Englewood, FL
Golden Creek Inn, Irvine, CA
West Hills Retirement Center, West Hills, CA
Hoyt House, Sweetwater, TX
Potter House, Amarillo, TX
The Hearthstone, Moses Lake, WA
Mathis Ferry Plantation, Mt. Pleasant, SC
Cypress Pointe, Virginia Beach, VA
Alterra Wynwood of Colorado Springs, CO
Clare Bridge of Tempe, Tempe, AZ
Sunrise of Claremont, Claremont, CA
Sterling House & Clare Bridge Cottage, Bakersfield, CA
Alterra Wynwood and Clare Bridge Cottage, Fresno, CA
Chatfield Place, Denver, CO
Sunrise of Sunnyvale, Sunnyvale, CA
Atria San Marcos, San Marcos, CA
Sunrise of Boulder, Boulder, CO
Grandview Terrace, Sun City West, AZ
Brighton Gardens, Colorado Springs, CO
Sunrise of Bonita, San Diego, CA
Garden Villas of Escondido, Escondido, CA
Sabine House, Orange, TX
Lucas House, Beaumont, TX
Wheeler House, Gainesville, TX
Hickory House, Levelland, TX
Conner House, Canyon, TX
Millican House, Bryan, TX
Austin House, Nacogdoches, TX
Country Villa, Los Angeles, CA
Atria San Marcos, San Marcos, CA
Grandview Terrace, Sun City West, AZ
Aegis of Fremont, Fremont, CA
Aegis of Napa, Napa Valley, CA
Evergreen Valley Retirement Center, Spokane, CA
Seashell Communities, Morro Bay, CA
Huntington Terrace, Huntington Beach, CA
Montego Heights Lodge, Walnut Creek, CA
Retirement Inn of Fullerton, Fullerton, CA
Valley View Lodge, Walnut Creek, Ca
Retirement Inn of Daly City, Daly City, CA
Rosewood Court, Fullerton, CA
North Bay Retirement, Fairfield, CA
Oak Knoll, Paradise, CA
Country Villa, Los Angeles, CA
San Joaquin Gardens, Fresno, CA
Country Villa West, Culver City, CA
Stanford Center, Altamonte Springs, Fl
Juniper Meadows, Lewiston, ID
Woodbridge Health Care, Evansville, IN
Mesa Senior Village, Mesa, AZ
Sunrise of Alta Loma, Alta Loma, CA
Brighton Gardens of Lakewood, Lakewood, CO
Polo Ridge, Winston-Salem, NC

QUALIFICATIONS OF SALLY U. HAFT, MAI

Gardens of Kentlands, Kentlands, MD

Skilled Nursing Facilities

Plaza Regency at Mill Pond, Park Ridge, NJ
Plaza Regency at the Windrows, Princeton, NJ
Mercy Retirement & Care Center, Oakland, CA
Our Lady of Fatima Villa, Saratoga, CA
Siena Care Center, Auburn, CA
Westlake Village Healthcare Center, Thousand Oaks, CA
Canoga Care Center, Canoga Park, CA
Harbor Care Center, Torrance, CA
Mountain Shadows, Las Cruces, NM
Rose Convalescent Hospital, Baldwin Park, CA
Glendale Care Center, Glendale, AZ
Grancare, 28 SNF’s, USA
Mission de la Casa, Santa Cruz, CA
Coast Care Convalescent Center, Baldwin Park, CA
7 SNF’s, MA & FL
South Coast Senior Villa, Houston, TX
Port Bay Convalescent. Hospital, Costa Mesa, CA
Country Villa Wilshire, Los Angeles, CA
HCPI - 8 SNF’s, MO
Highland HCC, Highland, IL
Pine Lane HCC, Mountain Home, AK
Huntington Beach Convalescent., Huntington Beach, CA
Paramount Chateau, Paramount, CA
Emmanuel Convalescent Hospital, Bakersfield, CA
Riverside Nursing Home, Oconto, WI
Chilton Health & Rehab, Chilton, WI
Arbor East, Columbus, OH
West Valley Convalescent Hospital, West Hills, CA
Oceanview Convalescent Center, Santa Monica, CA
Lakewood Manor, Hendersonville, NC
Willowbrook Manor, Flint, MI
Frontier Extended Healthcare, Longview, WA
American Health & Rehab. Longview, WA
Silverbrook Manor, Niles, MI
Life Care Center of San Gabriel, San Gabriel, CA
Willow Wood, Salt Lake City, UT
Glenwood Care Center, Oxnard, CA
Citrus Nursing & Rehab. Ctr., Fontana, CA
Nationwide Properties - 23 SNF’s, USA
Franklin Care Center, Detroit, MI
Lincoln Care Center, Detroit, MI
Life Care Center, San Gabriel, CA
Rio Rancho Nursing Ctr., Rio Rancho, NM
Las Palomas Healthcare Center, Albuquerque, NM
Ladera Nursing & Rehab, Albuquerque, NM
Omega HC -32 Nursing Homes, USA
Ogden Care Center, Ogden, UT
Rosewood Terrace, Salt Lake City, UT
Foothill HCC & Rehab., Sylmar, CA
Westlake Convalescent Center., Los Angeles, CA
Glenoaks Convalescent Center., Glendale, CA
San Joaquin CC, Bakersfield, CA
Crestwood Manor, Stockton, CA
Crestwood Manor, Sacramento, CA
Crestwood Rehab Center, Sacramento, CA
West Mesa HCC, Albuquerque, NM
Belen Healthcare Ctr., Belen, NM
Community Care of America, Saratoga, WY
Western Village, Green Bay, WI
Highland Health Care, Green Bay, WI
Glendale Health & Rehab., Sheboygan, WI
Auburn Manor, Washington Ct., OH
Driftwood Healthcare, Hayward, CA
Almaden Health & Rehab, San Jose, CA
Driftwood Healthcare, Santa Cruz, CA
Centralia Convalescent Center, Centralia, WA
Evergreen Manor, Longview, WA
Fay Case, Salt Lake City, UT

Hospitals

Parkview Community Hospital, Riverside, CA
Queen Of Angels Hospital, Los Angeles, CA
Long Beach Doctors Hospital, Long Beach, CA
Malvern Institute, Malvern, PA
NW Institute Psychiatric Hospital, Ft. Washington, PA
Community Psychiatric Hospitals, 24 facilities
Washington Medical Center, Culver City, CA
Good Samaritan Medical Center, Phoenix, AZ
Warrack Medical Center, Santa Rosa, CA
Davis Hospital & MC, Layton, UT
Pioneer Valley Hosp., West Valley, UT
Pacifica Hospital, Huntington Beach, CA
Woodland Memorial Hospital, Woodland, CA
Parkview Regional Hospital, Mexia, TX
North Star Hospital, Anchorage, AK
Fountain Valley Hospital, Fountain Valley, CA
Central Calif. Rehab. Hosp., Modesto, Ca
Oak Crest Hospital, Shawnee, OK

QUALIFICATIONS OF SALLY U. HAFT, MAI

General Hospital, Eureka, CA
St. Luke’s Medical Center, Phoenix, AZ
Temple Hospital, Los Angeles, CA
Central Valley Gen. Hospital, Hanford, CA
Tenet Healthcare - 37 Hospitals, USA
Straub Hospital, Honolulu, HI
Sunrise Hospital & Medical Center, Bullhead City, AZ
Covina Valley Hospital, West Covina, CA
Newhall Community Hospital, Newhall, CA
French Hospital, San Luis Obispo, CA
Bay View Medical Center, San Diego, CA
Queen of Angeles, Los Angles, CA
Pacifica Hospital of Valley, Sun Valley, CA
Willow Crest Hospital, Miami, OK
Southwind Hospital, Oklahoma City, OK
Charter Hospital, Mission Viejo, CA
Lakeside Hospital, Perris, CA
Jo Ellen Smith Medical Center, New Orleans, LA
Hawthorne Hospital, Hawthorne, CA
Halstead Hospital, Halstead, KS
Baldwin Park Hospital, Baldwin Park, CA
Washington Medical Center, Culver City, CA
Pacifica Hospital of Long Beach, Long Beach, CA

Medical Office Buildings

Vista Community Clinic, Vista, CA
Mesquite Medical Office Building, Lake Havasu, AZ
Friendly Hills Medical Building, Los Angeles, CA
Westchester Medical Plaza, Los Angeles, CA
Sharp Mission Park, Vista, CA
St. John’s Medical Plaza, Santa Monica, CA
Wilshire Metro Medical Building, Los Angeles, CA